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As filed with the Securities and Exchange Commission on November 8, 2006

Registration No. 333-136861

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ALDABRA ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	20-1918691 (I.R.S. Employer Identification Number)

c/o Terrapin Partners LLC
540 Madison Avenue, 17th Floor
New York, New York 10022
(212) 710-4100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nathan D. Leight, Chairman of the Board
Aldabra Acquisition Corporation
c/o Terrapin Partners LLC
540 Madison Avenue, 17th Floor
New York, New York 10022
(212) 710-4100
(Name, address, including zip code and telephone number, including area code, of agent for service)

GREAT LAKES DREDGE & DOCK HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1600 (Primary Standard Industrial Classification Code Number)	20-5336063 (I.R.S. Employer Identification Number)
c/o Terrapin Partners LLC 540 Madison Avenue, 17th Floor New York, New York 10022 (212) 710-4100	Nathan D. Leight, Chairman of the Board Aldabra Acquisition Corporation c/o Terrapin Partners LLC 540 Madison Avenue, 17th Floor New York, New York 10022 (212) 710-4100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jack I. Kantrowitz Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300	Carol Anne Huff Kirkland & Ellis LLP 200 E. Randolph Drive Chicago, IL 60601 (312) 861-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Aldabra Acquisition Corporation and Great Lakes Dredge & Dock Holdings Corp. may not distribute and issue the shares of common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and Aldabra Acquisition Corporation and Great Lakes Dredge & Dock Holdings Corp. are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2006

ALDABRA ACQUISITION CORPORATION
c/o TERRAPIN PARTNERS LLC
540 MADISON AVENUE, 17TH FLOOR
NEW YORK, NY 10022

[    •    ], 2006

        Dear Aldabra Stockholder:

        You are cordially invited to attend a special meeting of the stockholders of Aldabra Acquisition Corporation ("Aldabra"), relating to the proposed merger of GLDD Acquisitions Corp. ("Great Lakes"), the parent company of Great Lakes Dredge & Dock Corporation, with and into Aldabra Merger Sub, L.L.C., a wholly-owned subsidiary of Aldabra ("Merger Sub"), to be held at 10:00 a.m., Eastern Standard time, on December 14, 2006, at Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019.

        At the special meeting, you will be asked to consider and vote upon the following proposals:

1.
to adopt the Agreement and Plan of Merger, dated as of June 20, 2006, by and among Great Lakes, Aldabra, Merger Sub, and certain of their respective stockholders as representatives of the parties to the merger agreement (the "merger agreement"), and to approve the transactions contemplated by the merger agreement, including the merger of Great Lakes with and into Merger Sub (the "Great Lakes merger");

2.
to amend and restate Aldabra's certificate of incorporation to increase the number of authorized shares of common stock of Aldabra, par value $0.0001 per share, to a number sufficient to satisfy Aldabra's obligations under the merger agreement with respect to the issuance of Aldabra common stock, but in no event to exceed an additional 40,000,000 shares;

3.
to elect eight members of the Board of Directors of Aldabra from the completion of the Great Lakes merger until their successors are duly elected and qualified;

4.
to adopt the Agreement and Plan of Merger, dated as of August 21, 2006, by and among Aldabra, Great Lakes Dredge & Dock Holdings Corp. ("Great Lakes Holdings") and GLH Merger Sub, L.L.C. (the "holding company merger agreement"), and to approve the transactions contemplated thereby, including the merger of Aldabra with and into GLH Merger Sub, L.L.C. (the "holding company merger"). The holding company merger will occur not more than one business day following the Great Lakes merger and is being effected for the purpose of adopting new transfer restrictions to regulate the ownership of Great Lakes Holdings common stock by persons that are not citizens of the United States for purposes of maritime law; and

5.
to consider and act upon any other matters that may properly be brought before the special meeting or at any adjournments or postponements thereof.

        The adoption of any of these proposals is conditioned upon the adoption of all of the other proposals.

        All shares of Great Lakes capital stock issued and outstanding immediately prior to the effective time of the Great Lakes merger (other than shares held in the treasury of Great Lakes, shares owned by Aldabra or by any wholly-owned subsidiary of Great Lakes or by dissenting stockholders who perfect their appraisal rights) shall be cancelled and exchanged for the merger consideration. Such merger consideration will consist of a base consideration of $160,000,000 in shares of Aldabra common stock (but will not in any event be less than 27,273,000 shares) and an incremental consideration (positive or negative, not to exceed 7,500,000 shares) based on the amounts, as of the end of the day before the closing, by which (i) Great Lakes' net indebtedness is greater or less than $250,000,000, (ii) Great

Lakes' net working capital is greater or less than $47,097,000, and (iii) Aldabra's net working capital is less than $50,000,000. The exchange ratio will be based on the average closing price of Aldabra common stock for the ten trading days ending three trading days prior to the consummation of the Great Lakes merger. The exact number of shares to be delivered in the Great Lakes merger is not determinable at this time, since the exchange ratio used to calculate the number of shares of Aldabra common stock to be delivered is not yet known and since the number of shares of Aldabra common stock that will be issued will vary based on working capital and indebtedness adjustments, but in no event will the aggregate number of shares of Aldabra common stock issuable to Great Lakes stockholders exceed 40,000,000 shares. Only by way of example, if the closing of the Great Lakes merger had occurred on August 31, 2006, the average trading price would have been $5.36 per share, and based on Great Lakes' net indebtedness and working capital and Aldabra's working capital, in each case as of August 31, 2006, the merger consideration would have been 29,570,968 shares of Aldabra common stock.

        Each holder of shares of preferred stock of Great Lakes outstanding immediately prior to the effective time of the Great Lakes merger will be entitled to receive, from the merger consideration, a number of shares of Aldabra common stock which, when multiplied by the ten days average trading price of Aldabra common stock ending three trading days prior to the consummation of the Great Lakes merger, equals the sum of the liquidation value of such shares plus the aggregate accumulated dividends and all other accrued but unpaid dividends on such shares. Each holder of shares of common stock of Great Lakes outstanding immediately prior to the effective time of the Great Lakes merger will be entitled to receive a pro rata share of the remaining merger consideration.

        Through the Great Lakes merger, Aldabra will acquire Great Lakes, the parent company of Great Lakes Dredge & Dock Corporation. Then, pursuant to the holding company merger, Aldabra will merge with a subsidiary of Great Lakes Holdings and, after a series of parent-subsidiary mergers, Great Lakes Holdings will be the sole surviving company and will be renamed Great Lakes Dredge & Dock Corporation.

        The affirmative vote of holders of a majority of the shares issued in Aldabra's initial public offering (the "IPO Shares") voting in person or by proxy at the special meeting, and the affirmative vote of holders of a majority of the outstanding shares on the record date (including the holders of shares issued prior to Aldabra's IPO who have agreed to vote all their shares in accordance with the majority of the votes cast by holders of IPO Shares), are required to approve the merger agreement and the transactions contemplated thereby. The affirmative vote of holders of a majority of the outstanding shares of Aldabra common stock outstanding on the record date is required to approve the amendment proposal. The affirmative vote of holders of a majority of the outstanding shares of Aldabra common stock outstanding on the record date is required to approve the holding company merger proposal. The eight directors to be elected at the special meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote.

        Each Aldabra stockholder that holds IPO Shares has the right to vote against the Great Lakes merger proposal and at the same time demand that Aldabra convert such stockholder's shares into an amount of cash equal to the pro rata portion of the trust account in which a substantial portion of the net proceeds of Aldabra's initial public offering, plus interest thereon, are deposited. These shares will be converted into cash only if the merger is completed. However, if the holders of 20% or more of the IPO Shares vote against the merger proposal and demand conversion of their shares into a pro rata portion of the trust account, Aldabra will not consummate the merger. If this were to occur, the Board of Directors of Aldabra will meet to decide to call a meeting of Aldabra's stockholders and to recommend Aldabra's dissolution and liquidation, which will require the filing of appropriate documentation with the SEC. Once this documentation is final, an Aldabra stockholders' meeting would be held to decide to dissolve and liquidate Aldabra. The funds in the trust account would be distributed to the stockholders of Aldabra only after that vote to dissolve and liquidate, which would probably be a considerable time after the negative vote on this transaction.

        Assuming an exchange ratio of $5.70 per share, immediately after completion of the merger Aldabra stockholders will own approximately 28.5% of the combined company's issued and outstanding common stock and approximately 19.4% of the combined company's fully diluted common stock. If holders of less than 20% of the IPO Shares vote against the merger and demand at or prior to the special meeting that Aldabra convert their shares into a pro rata portion of the trust account, then Aldabra stockholders will own a lesser percentage of the combined company's issued and outstanding shares of common stock after completion of the merger and a lesser percentage of the combined company's fully diluted common stock. These percentages do not take into account the working capital and assumed indebtedness adjustments to be made in connection with the Great Lakes merger.

        Aldabra shares of common stock, warrants and units are quoted on the Over-the-Counter Bulletin Board under the symbols ALBA.OB, ALBAW.OB and ALBAU.OB, respectively. On November 2, 2006, the closing sale price of Aldabra common stock, warrants and units was $5.70, $0.83 and $7.32, respectively. Great Lakes capital stock is not listed or quoted on any national securities exchange, The Nasdaq Stock Market, or the Over-the-Counter Bulletin Board. However, Great Lakes has an aggregate principal amount of $175,000,000 of publicly tradable bonds.

        SEE "RISK FACTORS" BEGINNING ON PAGE 28 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE PROPOSALS DESCRIBED HEREIN AND THE SECURITIES OFFERED HEREBY.

        AFTER CAREFUL CONSIDERATION OF THE TERMS AND CONDITIONS OF THE GREAT LAKES MERGER PROPOSAL, THE AMENDMENT PROPOSAL, THE HOLDING COMPANY MERGER PROPOSAL AND THE ELECTION OF DIRECTOR NOMINEES, THE BOARD OF DIRECTORS OF ALDABRA BELIEVES THAT THE GREAT LAKES MERGER PROPOSAL, THE AMENDMENT PROPOSAL, THE HOLDING COMPANY MERGER PROPOSAL AND THE ELECTION OF DIRECTOR NOMINEES, ARE FAIR TO, AND IN THE BEST INTERESTS OF, ALDABRA AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE GREAT LAKES MERGER PROPOSAL, THE AMENDMENT PROPOSAL AND THE HOLDING COMPANY MERGER PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR EACH OF THE OTHER PROPOSALS LISTED ABOVE.

        The accompanying proxy statement/prospectus provides detailed information concerning the Great Lakes merger proposal, the amendment proposal, the holding company merger proposal, the election of directors nominees, and certain additional information, including, without limitation, the information set forth under the heading "Risk Factors," all of which you are urged to read carefully. It is important that your Aldabra common stock be represented at the special meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the special meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,
Nathan D. Leight Chairman of the Board

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus or the offer of the shares of common stock described in this proxy statement/prospectus to be issued in connection with the mergers or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated November 10, 2006 and is first being mailed to Aldabra stockholders on or about November 10, 2006.

        In connection with this offering, no person is authorized to give any information or to make any representations not contained in this proxy statement/prospectus. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by Aldabra. This proxy statement/prospectus is neither an offer to sell nor a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not assume from delivery of this proxy statement/prospectus, or from a sale made under this proxy statement/prospectus, that Aldabra's affairs are unchanged since the date of this proxy statement/prospectus or that the information contained in this proxy statement/prospectus is correct as of any time after the date of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates important business and financial information about Aldabra that is not included in or delivered with the document. This information is available without charge to stockholders upon written or oral request. The request should be sent to:

Nathan D. Leight
Aldabra Acquisition Corporation
c/o Terrapin Partners LLC
540 Madison Avenue, 17th Floor
New York, NY 10022

        To obtain timely delivery of requested materials, stockholders must request the information no later than five days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is December 8, 2006.

NOTICE OF MEETING

ALDABRA ACQUISITION CORPORATION
c/o Terrapin Partners LLC
540 Madison Avenue, 17th Floor
New York, New York 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 14, 2006

        You are cordially invited to attend the special meeting of the stockholders of Aldabra Acquisition Corporation ("Aldabra"), relating to the proposed merger of GLDD Acquisitions Corp. ("Great Lakes"), the parent company of Great Lakes Dredge & Dock Corporation, with and into Aldabra Merger Sub, L.L.C., a wholly-owned subsidiary of Aldabra ("Merger Sub"), to be held on December 14, 2006, at 10:00 a.m., Eastern Standard time at Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019 for the following purposes:

  1.
  to adopt the Agreement and Plan of Merger, dated as of June 20, 2006, by and among Great Lakes, Aldabra, Merger Sub, and certain of their respective stockholders as representatives of the parties to the merger agreement (the "merger agreement"), and to approve the transactions contemplated by the merger agreement, including the merger of Great Lakes with and into Merger Sub (the "Great Lakes merger");

  2.
  to amend and restate Aldabra's certificate of incorporation to increase the number of authorized shares of common stock of Aldabra, par value $0.0001 per share, to a number sufficient to satisfy Aldabra's obligations under the merger agreement with respect to the issuance of Aldabra common stock, but in no event to exceed an additional 40,000,000 shares;

  3.
  to elect eight members of the Board of Directors of Aldabra from the completion of the Great Lakes merger until their successors are duly elected and qualified;

  4.
  to adopt the Agreement and Plan of Merger, dated as of August 21, 2006, by and among Aldabra, Great Lakes Dredge & Dock Holdings Corp. ("Great Lakes Holdings") and GLH Merger Sub, L.L.C. (the "holding company merger agreement"), and to approve the transactions contemplated thereby, including the merger of Aldabra with and into GLH Merger Sub, L.L.C. (the "holding company merger"). The holding company merger will occur not more than one business day following the Great Lakes merger and is being effected for the purpose of adopting new transfer restrictions to regulate the ownership of Great Lakes Holdings common stock by persons that are not citizens of the United States for purposes of maritime law; and

  5.
  to consider and act upon any other matters that may properly be brought before the special meeting or at any adjournments or postponements thereof.

        The adoption of any of these proposals is conditioned upon the adoption of all of the other proposals.

        Through the Great Lakes merger, Aldabra will acquire Great Lakes, the parent company of Great Lakes Dredge & Dock Corporation. Then, pursuant to the holding company merger, Aldabra will merge with a subsidiary of Great Lakes Holdings and, after a series of parent-subsidiary mergers, Great Lakes Holdings will be the sole surviving company and will be renamed Great Lakes Dredge & Dock Corporation.

        The Board of Directors of Aldabra fixed the close of business on November 10, 2006 (the "Record Date"), as the date for which Aldabra stockholders are entitled to receive notice of, and to vote at, the special meeting. Only the holders of record of Aldabra common stock on the Record Date are entitled to have their votes counted at the special meeting and any adjournments or postponements of it.

        On the Record Date, there were 11,200,000 outstanding shares of Aldabra common stock, of which 9,200,000 were issued to the public in its initial public offering and 2,000,000 were issued to its initial stockholders prior to its IPO, each of which is entitled to one vote per share at the special meeting. The holders of the shares issued prior to Aldabra's IPO, which are referred to as the "Private Shares," are held by its directors, each of whom has agreed to vote all of his shares with respect to the merger proposal in accordance with the majority of the votes cast by the holders of the shares issued in the IPO, which we refer to as the "IPO Shares." If holders of a majority of the IPO Shares voting in person or by proxy at the special meeting vote against, or abstain with respect to, the Great Lakes merger proposal, such proposal will not be approved. Record holders of Aldabra warrants do not have voting rights.

        Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Aldabra common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against each of the proposals listed above.

        Any proxy may be revoked at any time prior to its exercise by delivery of a later dated proxy, using the toll free telephone number or by voting in person at the special meeting. By authorizing your proxy promptly, you can help us avoid the expense of further proxy solicitations.

        After careful consideration of the terms and conditions of the Great Lakes merger proposal, the amendment proposal, the holding company merger proposal and the election of the director nominees, the Board of Directors of Aldabra believes that the Great Lakes merger proposal, the amendment proposal, the holding company merger proposal and the election of the director nominees are fair to, and in the best interests of, Aldabra and its stockholders. The Board of Directors of Aldabra has unanimously approved the Great Lakes merger proposal, the amendment proposal and the holding company merger and unanimously recommends that you vote FOR the adoption of the merger agreement and the transactions contemplated thereby and for each of the other proposals listed above.

        Your attention is directed to the proxy statement/prospectus accompanying this notice (including the exhibits thereto) for a more complete statement regarding the matters proposed to be acted on at the special meeting. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc. at 1-800-322-2885 or email our proxy solicitor at proxy@mackenziepartners.com.

BY ORDER OF THE BOARD OF DIRECTORS
Jason G. Weiss Chief Executive Officer and Secretary

[    •    ], 2006

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
ALDABRA ACQUISITION CORPORATION
TO BE HELD ON DECEMBER 14, 2006

PROSPECTUS FOR UP TO
40,000,000 SHARES OF COMMON STOCK OF
ALDABRA ACQUISITION CORPORATION

PROSPECTUS FOR UP TO
51,200,000 SHARES OF COMMON STOCK OF
GREAT LAKES DREDGE & DOCK HOLDINGS CORP.
AND 18,400,000 SHARES OF COMMON STOCK OF
GREAT LAKES DREDGE & DOCK HOLDINGS CORP.
ISSUABLE UPON EXERCISE OF THE WARRANTS

        A special meeting of stockholders of Aldabra Acquisition Corporation ("Aldabra") will be held at 10:00 a.m., Eastern Standard time, on December 14, 2006, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019. At this important meeting, Aldabra stockholders will be asked to consider and vote upon the proposals described in the Notice of Meeting and on page 47 of this proxy statement/prospectus.

        The merger consideration, which is the number of shares of Aldabra common stock to be issued to the stockholders of GLDD Acquisitions Corp. ("Great Lakes") in the merger (the "Great Lakes merger") of Great Lakes, the parent company of Great Lakes Dredge & Dock Corporation, with and into Aldabra Merger Sub, L.L.C. ("Merger Sub") , will consist of a base consideration of $160,000,000 in shares of Aldabra common stock (but will not in any event be less than 27,273,000 shares) and an incremental consideration (positive or negative, not to exceed 7,500,000 shares) based on the amounts, as of the end of the day before the closing, by which (i) Great Lakes' net indebtedness is greater or less than $250,000,000, (ii) Great Lakes' net working capital is greater or less than $47,097,000, and (iii) Aldabra's net working capital is less than $50,000,000. The exchange ratio will be based on the average closing price of Aldabra common stock for the ten trading days ending three trading days prior to the consummation of the Great Lakes merger. The exact number of shares to be delivered in the Great Lakes merger is not determinable at this time, since the exchange ratio used to calculate the number of shares of Aldabra common stock to be delivered is not yet known and since the number of shares of Aldabra common stock that will be issued will vary based on working capital and indebtedness adjustments, but in no event will the aggregate number of shares of Aldabra common stock issuable to Great Lakes stockholders exceed 40,000,000 shares. Only by way of example, if the closing of the Great Lakes merger had occurred on August 31, 2006, the average trading price would have been $5.36 per share, and based on Great Lakes' net indebtedness and working capital and Aldabra's working capital, in each case as of August 31, 2006, the merger consideration would have been 29,570,968 shares of Aldabra common stock.

        Through the Great Lakes merger, Aldabra will acquire Great Lakes, the parent company of Great Lakes Dredge & Dock Corporation. Then, pursuant to the holding company merger, Aldabra will merge with a subsidiary of Great Lakes Holdings and, after a series of parent-subsidiary mergers, Great Lakes Holdings will be the sole surviving company and will be renamed Great Lakes Dredge & Dock Corporation.

        The Aldabra units, shares of common stock and warrants are quoted on the Over-the-Counter Bulletin Board under the symbols ALBAU.OB, ALBA.OB, and ALBAW.OB, respectively. Great Lakes capital stock is not listed or quoted on any national securities exchange, The Nasdaq Stock Market, or the Over-the-Counter Bulletin Board. However, Great Lakes has an aggregate principal amount of $175,000,000 of publicly tradable bonds. Great Lakes Dredge & Dock Holdings Corp. ("Great Lakes Holdings") intends to apply to list the common stock of Great Lakes Holdings on the Nasdaq Capital Market or the Nasdaq Global Market following the merger (the "holding company merger") of Aldabra with and into GLH Merger Sub, L.L.C., a subsidiary of Great Lakes Holdings.

        This proxy statement/prospectus contains important information about the special meeting and the proposals. Please read it, including the "Risk Factors" beginning on page 26, carefully, and, if you are an Aldabra stockholder, vote your shares.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This proxy statement/prospectus is dated November 10, 2006 and is first being mailed to stockholders on or about that date. Subject to completion, dated November 8, 2006

i

SUMMARY

        This summary highlights selected information contained elsewhere in this proxy statement/prospectus relating to the Great Lakes merger and the holding company merger and may not contain all of the information that is important to you. To understand the Great Lakes merger and the holding company merger and the related transactions fully and for a more complete description of the Great Lakes merger and other transactions contemplated by the merger agreement, you should carefully read this entire proxy statement/prospectus as well as the additional documents to which it refers, including the merger agreement attached to this proxy statement/prospectus as Exhibit A and the holding company merger agreement attached as Exhibit E. For instructions on obtaining more information, see "Who Can Answer Other Questions".

The Special Meeting

        This proxy statement/prospectus is being furnished to holders of Aldabra common stock for use at the special meeting, and at any adjournments or postponements of that meeting. At the special meeting, Aldabra stockholders will be asked to consider and vote upon proposals (1) to adopt the Agreement and Plan of Merger, dated as of June 20, 2006 (the "merger agreement"), by and among Great Lakes, Aldabra, Merger Sub, and certain of their respective stockholders as representatives of the parties to the merger agreement and to approve the transactions contemplated thereby, including the Great Lakes merger; (2) to amend and restate Aldabra's certificate of incorporation to increase the number of authorized shares of common stock of Aldabra, par value $0.0001 per share, to a number sufficient to satisfy Aldabra's obligations under the merger agreement with respect to the issuance of Aldabra common stock, but in no event to exceed an additional 40,000,000 shares; (3) to elect eight members of the board of directors of Aldabra from the completion of the Great Lakes merger until their successors are duly elected and qualified; (4) to adopt the Agreement and Plan of Merger, dated as of August 21, 2006 (the "holding company merger agreement"), by and among Aldabra, Great Lakes Holdings and GLH Merger Sub, L.L.C. and to approve the transactions contemplated thereby, including the holding company merger; and (5) to consider and act upon any other matters that may properly be brought before the special meeting or at any adjournments or postponements thereof. The special meeting will be held on December 14, 2006, at Sidley Austin LLP, located at 787 Seventh Avenue, New York, NY 10019 at 10:00 a.m. Eastern Standard time.

Parties to the Great Lakes Merger and the Holding Company Merger

        GLDD Acquisitions Corp.    GLDD Acquisitions Corp., a Delaware corporation, is the parent company of Great Lakes Dredge & Dock Corporation, the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. International operations averaged 16% of its revenues over the last three years. The U.S. dredging market consists of three primary types of work: capital, beach nourishment and maintenance. Over the last five fiscal years, Great Lakes has achieved a 45% average share of the U.S. dredging bid market. Great Lakes also owns an 85% interest in North American Site Developers, Inc., a large U.S. provider of commercial and industrial demolition services. Additionally, Great Lakes owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate used for road and building construction. Great Lakes has a 116-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels. Great Lakes' executive offices are located at 2122 York Road, Oak Brook, Illinois 60523. Great Lakes files reports with the SEC, which are available free of charge at www.sec.gov. GLDD Acquisitions Corp. is sometimes referred to in this proxy statement/prospectus as "Great Lakes."

        Aldabra Acquisition Corporation.    Aldabra Acquisition Corporation is a blank check company formed on November 22, 2004 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On February 24, 2005, Aldabra consummated its initial public offering of 8,000,000 units with each unit consisting of one share of common stock and two warrants; each warrant holder has the right to purchase one share of common stock at an exercise price of $5.00 per share. On February 25, 2005, Aldabra consummated the closing of an additional 1,200,000 units subject to the over-allotment option. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $55,200,000. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds from the offering were approximately $50,835,000, of which approximately $49,336,000 were deposited into a trust fund and the remaining proceeds were available to be used to provide for business, legal and accounting due diligence on prospective business combinations, general and administrative expenses and corporate income and franchise taxes. The net proceeds deposited into the trust fund remain on deposit in the trust fund earning interest and will not be released until the earlier of the consummation of a business combination or the liquidation of Aldabra. As of October 1, 2006, the value of the trust fund amounted to approximately $52,020,834, and such funds were invested in Federated 825 NY Muni Cash Trust, earning approximately 3.48%. Aldabra is not presently engaged in, and will not engage in, any substantive commercial business until the consummation of a business combination. The units, common stock and warrants of Aldabra are traded on the Over-the-Counter Bulletin Board under the symbols ALBAU.OB, ALBA.OB and ALBAW.OB, respectively. If the proposals are not approved, and the Great Lakes merger and the holding company merger are not consummated by February 24, 2007, Aldabra will not have the ability to complete a different business combination by February 24, 2007, and Aldabra's Board of Directors will recommend to the Aldabra stockholders the dissolution of Aldabra and the distribution to all holders of IPO Shares, in proportion to the number of such shares held by them, an aggregate sum equal to the amount in the trust fund, inclusive of any interest. Aldabra's executive offices are located at c/o Terrapin Partners LLC, 540 Madison Avenue, 17th Floor, New York, NY 10022. Aldabra files reports with the SEC, which are available free of charge at www.sec.gov. Aldabra Acquisition Corporation is sometimes referred to in this proxy statement/prospectus as "Aldabra." See "Information about Aldabra Acquisition Corporation."

        Aldabra Merger Sub, L.L.C.    Aldabra Merger Sub, L.L.C. is a newly-formed Delaware limited liability company into which Great Lakes will merge pursuant to the terms of the merger agreement, with Aldabra Merger Sub, L.L.C. being the surviving company. Aldabra Merger Sub, L.L.C. is a direct, wholly-owned subsidiary of Aldabra. Aldabra Merger Sub, L.L.C. is sometimes referred to in this proxy statement/prospectus as "Merger Sub."

        Great Lakes Dredge & Dock Holdings Corp.    Great Lakes Dredge & Dock Holdings Corp. is a newly-formed Delaware corporation and the parent of GLH Merger Sub, L.L.C., a Delaware limited liability company into which Aldabra will merge pursuant to the holding company merger. Great Lakes Dredge & Dock Holdings Corp. is presently a direct, wholly-owned subsidiary of Aldabra. Great Lakes Dredge & Dock Holdings Corp. is sometimes referred to in this proxy statement/prospectus as "Great Lakes Holdings."

        GLH Merger Sub, L.L.C.    GLH Merger Sub, L.L.C. is a newly-formed Delaware limited liability company into which Aldabra will merge pursuant to the holding company merger. GLH Merger Sub, L.L.C. is the subsidiary of Great Lakes Dredge & Dock Holdings Corp.

        The following chart shows the current corporate structure of the parties to the Great Lakes merger and the holding company merger:

The Great Lakes merger

        At the special meeting, Aldabra's stockholders will be asked to approve the merger of Great Lakes with and into Merger Sub, with Merger Sub surviving the merger and Great Lakes stockholders receiving shares of common stock of Aldabra, pursuant to the terms of the merger agreement.

        The following chart shows the resulting corporate structure after the Great Lakes merger:

(1)
Pursuant to the Great Lakes merger, GLDD Acquisitions Corp. merges with and into Aldabra Merger Sub, L.L.C.

(2)
In consideration for the Great Lakes merger, Aldabra Acquisition Corporation issues shares of common stock to the stockholders of GLDD Acquisitions Corp.

        The merger consideration, which is the number of shares of Aldabra common stock to be issued to the Great Lakes stockholders in the Great Lakes merger, will consist of a base consideration of $160,000,000 in shares of Aldabra common stock (but will not in any event be less than 27,273,000 shares) and an incremental consideration (positive or negative, not to exceed 7,500,000 shares) based on the amounts, as of the end of the day before the closing, by which (i) Great Lakes' net indebtedness is greater or less than $250,000,000, (ii) Great Lakes' net working capital is greater or less than $47,097,000, and (iii) Aldabra's net working capital is less than $50,000,000. The exchange ratio will be based on the average closing price of Aldabra common stock for the ten trading days ending three trading days prior to the consummation of the Great Lakes merger. The exact number of shares to be delivered in the Great Lakes merger is not determinable at this time, since the exchange ratio used to calculate the number of shares of Aldabra common stock to be delivered is not yet known and since the number of shares of Aldabra common stock that will be issued will vary based on working capital and indebtedness adjustments, but in no event will the aggregate number of shares of Aldabra common stock issuable to Great Lakes stockholders exceed 40,000,000 shares.

        The following chart sets forth the percentages of Great Lakes Holdings common stock that will be owned by Aldabra stockholders and Great Lakes stockholders, respectively, following consummation of the mergers based on a range of average trading prices of Aldabra common stock. These percentages assume that no Aldabra stockholders exercise their conversion rights, that no outstanding warrants are exercised and that no working capital or indebtedness adjustment is made.

	Average Trading Price
	$5.10(1)	$5.20	$5.30	$5.40	$5.50	$5.60	$5.70	$5.80	$5.87(2) or higher
Aldabra stockholders	26.3%	26.7%	27.1%	27.4%	27.8%	28.2%	28.5%	28.9%	29.1%
Great Lakes stockholders	73.7%	73.3%	72.9%	72.6%	72.2%	71.8%	71.5%	71.1%	70.9%

(1)
Represents the lowest price at which shares of Aldabra common stock have traded since Aldabra's initial public offering.

(2)
Represents the trading price of Aldabra common stock at which the minimum amount of shares required to be issued under the merger agreement would be issued to Great Lakes' stockholders.

        Only by way of example, if the closing of the Great Lakes merger had occurred on August 31, 2006, the average trading price would have been $5.36 per share, and based on Great Lakes' net indebtedness and working capital and Aldabra's working capital, in each case as of August 31, 2006, the merger consideration would have been calculated as follows:

Base consideration		$160,000,000
Target net indebtedness	$250,000,000
Great Lakes' net indebtedness	$-256,123,320

Adjustment	$(6,123,320)
Great Lakes' net working capital	$51,720,708
Target net working capital	$-47,097,000

Adjustment	$4,623,708
Aldabra's net working capital	$51,492,613
Target net working capital	$50,000,000
Adjustment	N/A
Net adjustment		$(1,499,612)

Adjusted base consideration		$158,500,388
Average trading price		÷5.36

Merger consideration (Aldabra shares issued)		29,570,968

        The actual number of shares of Aldabra common stock is not determinable at this time and may differ from this example. The exchange ratio will be determined as soon as practicable after the special meeting of Aldabra shareholders. Such determination is expected to occur no later than the day after such special meeting is held.

Amended and Restated Certificate of Incorporation

        In connection with the Great Lakes merger, Aldabra stockholders are also being asked to approve the amendment and restatement of the certificate of incorporation of Aldabra, which involves increasing the number of authorized shares of Aldabra common stock to a number sufficient to satisfy Aldabra's obligations under the Great Lakes merger agreement to issue common stock, but in no event to exceed an additional 40,000,000 shares.

Election of Directors

        In connection with the Great Lakes merger, Aldabra stockholders are also being asked to elect the following persons to serve as directors of Aldabra: Thomas S. Souleles, Douglas S. Grissom, Douglas B. Mackie, Nathan D. Leight, Jason G. Weiss, Jonathan W. Berger, Peter R. Deutsch and Bruce J. Biemeck (see "Directors and Executive Officers Following the Mergers—Directors and Executive Officers of Great Lakes Holdings" for information regarding these persons).

        Aldabra's board of directors is divided into three classes, designated Class A, Class B and Class C. The members of the three classes that are proposed to be elected in this proxy statement/prospectus will have initial terms beginning upon completion of the Great Lakes merger and terminating, in the case of Class A directors, on the date of the 2007 annual meeting, in the case of Class B directors, on the date of the 2008 annual meeting and, in the case of Class C directors, on the date of the 2009 annual meeting. At each annual meeting of stockholders of Aldabra, the successors to the class of directors whose terms expire at the meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified.

        Effective upon completion of the Great Lakes merger, the current directors of Aldabra will resign and the new directors elected will be allocated to the three different classes as follows:

  •
  the Class A directors will be Douglas S. Grissom and Jonathan W. Berger;

  •
  the Class B directors will be Nathan D. Leight, Douglas B. Mackie and Peter R. Deutsch; and

  •
  the Class C directors will be Thomas S. Souleles, Jason G. Weiss and Bruce J. Biemeck.

The Holding Company Merger

        Aldabra stockholders are also being asked to approve a subsequent merger that will occur not more than one business day following the Great Lakes merger in which Aldabra will merge with and into GLH Merger Sub, L.L.C., an indirect wholly-owned subsidiary of Aldabra. In connection with the holding company merger, Aldabra stockholders (including the former Great Lakes stockholders) will receive common stock of Great Lakes Holdings, a newly formed direct subsidiary of Aldabra. The holding company merger is being effected for the purpose of adopting new transfer restrictions to regulate the ownership of Great Lakes Holdings common stock by persons that are not citizens of the United States for purposes of maritime law. These restrictions are intended to ensure compliance with certain maritime laws that are applicable to Great Lakes' business. See "Description of Great Lakes Dredge & Dock Holdings Corp.'s Capital Stock—Restrictions on Transfer and Ownership."

        The following chart shows the resulting corporate structure after the holding company merger:

(1)
Pursuant to the holding company merger, Aldabra Acquisition Corporation merges with and into GLH Merger Sub, L.L.C.

(2)
In consideration for the holding company merger, Great Lakes Dredge & Dock Holdings Corp. issues shares of common stock to stockholders of Aldabra Acquisition Corporation.

        Following the mergers, Great Lakes Holdings intends to merge each of GLH Merger Sub, L.L.C., Aldabra Merger Sub, L.L.C. and Great Lakes Dredge & Dock Corporation into Great Lakes Dredge & Dock Holdings Corp. and to change the name of Great Lakes Dredge & Dock Holdings Corp. to Great Lakes Dredge & Dock Corporation.

Recommendation of Aldabra's Board of Directors

        Aldabra's board of directors:

  •
  has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the Great Lakes merger and the holding company merger), the election of directors and the amendment proposal are fair to and in the best interests of Aldabra and its stockholders;

  •
  has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the Great Lakes merger and the holding company merger), the election of directors and the amendment proposal;

  •
  unanimously recommends that Aldabra common stockholders vote FOR the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, including the Great Lakes merger;

  •
  unanimously recommends that Aldabra common stockholders vote FOR the election of the director nominees;

  •
  unanimously recommends that Aldabra common stockholders vote FOR the proposal to amend and restate Aldabra's certificate of incorporation; and

  •
  unanimously recommends that Aldabra common stockholders vote FOR the proposal to adopt the holding company merger agreement and to approve the holding company merger.

Reasons for the Recommendation

        Aldabra was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On June 20, 2006, Aldabra entered into an agreement and plan of merger pursuant to which Great Lakes will merge into a wholly-owned subsidiary of Aldabra. Great Lakes, through its operating subsidiary, is the largest provider of dredging services in the United States, approximately 85% of the equity of which is owned by affiliates of Madison Dearborn. Aldabra's proposed acquisition of Great Lakes is intended to be a qualifying "business combination" under Aldabra's certificate of incorporation.

        Aldabra's board considered many factors in connection with its evaluation of the proposed merger with Great Lakes. These factors included an extensive evaluation of numerous positive and negative factors, and strengths and weaknesses of Great Lakes' business and the dredging industry.

        In considering the Great Lakes merger and reaching its recommendations, the Aldabra board consulted with Aldabra's management and its legal and financial advisors, and gave considerable weight to the following factors, with respect to business, financial, structural and certain other factors:

  Business Factors

  •
  The fact that Great Lakes is the leading company by revenues in the U.S. dredging industry;

  •
  the size, quality and age of Great Lakes' fleet and its more than $1 billion replacement value;

  •
  the competitive position of Great Lakes. By having the largest dredging fleet in the U.S., Great Lakes can bid more competitively on a greater number of projects by matching equipment to specific job requirements;

  •
  the fact that Great Lakes benefits from a dredging revenue base that is broadly diversified across the three dredging sectors, which have different demand drivers. Capital projects primarily consist of port expansion work, which is driven by growth in U.S. trade and commerce, as well as the need of ports to maintain competitiveness. Beach nourishment and maintenance projects are more heavily influenced by weather and recurring natural sedimentation and erosion. Revenue within each of the Great Lakes' dredging sectors comes from a portfolio of separate contracts, which helps to mitigate project-specific risk;

  •
  the barriers-to-entry by competitors due to the large capital investment required by the dredging business. Entrance by new competitors would require a significant upfront capital commitment (all ships must be built in the United States) and would take a significant amount of time due to long ship construction lead times;

  •
  the fact that the Jones Act and related laws prevent (1) companies controlled by non-U.S. citizens, (2) non-U.S. built ships and (3) ships manned by non-U.S. citizens, from competing with Great Lakes and other U.S. companies in the United States;

  •
  the fact that Great Lakes has proprietary and proven project costing methodologies. Over the course of its 116-year operating history, Great Lakes has developed an extensive proprietary database of publicly-available dredging production records from its own and its competitors' activities and past bidding results, which gives it a significant competitive advantage in estimating and bidding on dredging contracts;

  •
  the fact that as international trade is growing so is international shipping. Historically, in order to become more efficient, shippers have built larger vessels that require deeper drafts. Consequently, over time, ports will need to allow for deeper drafts and more dock space, which should increase demand for dredging. In fact, the ten largest U.S. ports currently have an average controlling depth of 45 feet, as measured by annual container volume, compared to over 50 feet for the ten largest non-U.S. ports. The major U.S. ports risk becoming uncompetitive if they are unable to efficiently accommodate the larger ships that are increasingly being used throughout the world;

  •
  the fact that liquified natural gas terminals are now being developed on the United States' coasts. This is a new market opportunity for Great Lakes as many of such terminals require dredging activity;

  •
  the fact that silt build-up in waterways is naturally occurring. Consequently, to properly maintain channels and ports, they must undergo a continuous maintenance dredging program. If maintenance dredging is not performed, silt will accumulate and grow in volume, eventually making navigation less safe. Thus, revenues from maintenance dredging are not significantly affected by general economic cycles;

  •
  the fact that erosion is naturally occurring in many coastal communities. If beach nourishment work is postponed for too long, waterfront assets such as recreational communities become jeopardized. As a result, state and local governments are increasingly supplementing or replacing federal funding for beach nourishment;

  •
  the expectation that the high value of coastal real estate will continue to generate demand for beach nourishment and beach protection services;

  •
  the fact that if the incidence of hurricanes or other severe coastal storms were to increase, this could potentially increase demand for Great Lakes' services. Such storms have historically caused beach erosion, creating additional demand for beach nourishment and dredging services;

  •
  the fact that Great Lakes currently anticipates that there will be significant dredging opportunities related to projects to contain the erosion of wetlands and coastal marshes, particularly in Louisiana;

  •
  the fact that public "infrastructure" companies are currently experiencing good market conditions, possibly due to the market's perception that federal, state and local government authorities have been under-investing in infrastructure projects and the expectation that, if this is corrected, demand for their services (including Great Lakes' services) will increase in the future;

  •
  the fact that by deleveraging Great Lakes through this merger, Great Lakes will potentially have the opportunity to pursue potential acquisition opportunities;

  •
  the fact that federal and state environmental regulations of dredging services is increasing, which makes dredging more complicated. Because we believe that Great Lakes is the largest and most sophisticated U.S. operator, it is better positioned to comply with such regulations than its competitors;

  •
  the fact that Great Lakes has a very experienced management team—the 12 top managers have an average tenure of 25 years and all management team members are stockholders;

  •
  the fact that Great Lakes has good relationships with its unions and has not experienced any major labor disputes in the past five years; and

  •
  the fact that Great Lakes has never experienced difficulty in obtaining bonding for any of its projects.

  Financial Factors

  •
  The financial analyses and presentation of BearingPoint Capital LLC (the issuer of the fairness opinion to Aldabra's board of directors), and its written opinion that, as of June 19, 2006, and based upon and subject to the factors and assumptions set forth in such opinion, the Great Lakes merger was fair, from a financial point of view, to Aldabra's stockholders;

  •
  the financial condition and results of operations of Great Lakes;

  •
  the current cash flow and cash flow potential of Great Lakes;

  •
  the growth potential of Great Lakes;

  •
  the fact that Great Lakes' recent financial performance has shown strong quarter-to-quarter comparisons, thereby demonstrating that the company is performing well;

  •
  the increased financial flexibility of Great Lakes post merger because it will use Aldabra's cash to reduce outstanding debt;

  •
  the fact that Great Lakes has the contractual right between 2007 and 2008 to buy-out the lease obligations on several vessels for an aggregate purchase price of approximately $13.7 million. If exercised, Great Lakes' free cash flow would increase by approximately $4.3 million per year (for an effective purchase price to cash flow multiple of 3.19x);

  •
  the financial ratios associated with the valuation being placed on Great Lakes in the merger transaction were attractive when compared with the universe of public comparables selected by Aldabra's fairness opinion advisor, BearingPoint Capital LLC;

  •
  the discounted cash flow analysis prepared by BearingPoint Capital LLC showed the expected value of GLDD's future cash flows to be significantly higher than the enterprise valuation being placed on GLDD in the proposed merger; and

  •
  the comparable transactions analysis prepared by BearingPoint Capital LLC showed that the enterprise valuation being placed on GLDD in the proposed merger was favorable when compared to such selected transactions.

  Structural Factors

  •
  The exchange ratio and the financial terms of the merger agreement;

  •
  the provisions of the merger agreement relating to the adjustment of the exchange ratio;

  •
  the presentations by and discussions with Aldabra's management and legal advisors indicating that the terms and conditions contained in the merger agreement are customary for transactions similar to the Great Lakes merger;

  •
  the fact that the Great Lakes merger will be a reorganization for U.S. federal income tax purposes;

  •
  the risk that some of the current public stockholders of Aldabra would vote against the Great Lakes merger and demand to redeem their shares for cash upon consummation of the Great Lakes merger, thereby depleting the amount of cash available to the combined company following the Great Lakes merger; and

  •
  the interests that executive officers and directors of Aldabra may have with respect to the Great Lakes merger in addition to their interests as stockholders of Aldabra generally. See "The Merger—Interests of Certain Persons in the Merger."

  Other Factors

  •
  The fact that Great Lakes has certain material non-core real estate assets which may be sold following the Great Lakes merger;

  •
  the fact that MDCP has not requested to sell any shares as part of this transaction;

  •
  the fact that Great Lakes and its joint venture partner A. A. Nass Contracting entered into a contract for over $400 million with the Diyaar Al Muharraq W.L.L. in June 2006, to perform dredging, reclamation and shore protection works off the north coast of the Kingdom of Bahrain, with expected revenues to Great Lakes of approximately $150 million for Phase I and, if awarded, approximately $150 million additional revenue for Phase II. Phase I of the work will commence in September 2006, and the total work, including Phase II if awarded to Great Lakes, is scheduled to be completed in the fourth quarter of 2011;

  •
  the fact that Great Lakes was already expending the necessary corporate resources to be compliant with the rules and procedures mandated by the Sarbanes-Oxley legislation, including with regards to Section 404 (verification of internal controls), and therefore failure to meet Sarbanes-Oxley requirements was not considered to be a material risk; and

  •
  the fact that Great Lakes has already achieved a level of institutional familiarity due to the issuance of its outstanding aggregate principal amount of $175,000,000 of publicly tradable debt. Lehman Brothers Inc. currently publishes research coverage on this issuance. This should be useful in generating further institutional interest for Great Lakes from potential equity investors, which should help in building liquidity for the trading of Great Lakes' common stock once the Great Lakes merger is completed.

        In view of the wide variety of factors considered in connection with its evaluation of the Great Lakes merger and the complexity of these matters, the Aldabra board of directors did not find it useful to, and did not attempt to quantify, rank or otherwise assign relative weights to these factors.

        In addition, the Aldabra board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Aldabra board of directors conducted an overall analysis of the factors described above, including discussions with Aldabra's management and outside legal and financial advisors. In considering the factors described above, individual members of the Aldabra board of directors may have given different weight to different factors.

        There is no assurance that any of these factors will in fact result in an increase in stockholder value for Aldabra stockholders after the consummation of the Great Lakes merger.

        Additionally, there are certain risks relating to the transactions that could materially adversely affect stockholder value. Some of the risks involved include:

  •
  the fact that stock ownership of Great Lakes Holdings after the mergers will be highly concentrated and, as a result, MDCP, as the principal stockholder, will influence Great Lakes Holdings' affairs significantly;

  •
  the fact that there will be a substantial number of Great Lakes Holdings' shares available for sale after consummation of the merger, which may result in a decline in the market price of Great Lakes Holdings' securities. A minimum of 27,273,000 additional shares of Aldabra common stock will be issued, all of which, together with the 11,200,000 shares currently outstanding, will be exchanged for shares of Great Lakes Holdings common stock; such additional shares would constitute a minimum of approximately 70.9% of the outstanding shares of Great Lakes Holdings following the mergers, assuming that no Aldabra stockholders exercise their conversion rights, the warrants are not exercised and no working capital or indebtedness adjustment is made;

  •
  the fact that Aldabra's stockholders will have substantially different rights with respect to their stockholdings after the mergers than before the mergers;

  •
  the fact that if Aldabra's 18,400,000 outstanding warrants (which will become exercisable for Great Lakes Holdings common stock) are exercised, the 18,400,000 underlying shares will be eligible for future resale in the public market, which could result in dilution and may have an adverse effect on the market price of Great Lakes Holdings' common stock;

  •
  the fact that the registration rights held by MDCP, Great Lakes' management and Aldabra's initial stockholders who purchased shares prior to the IPO may have an adverse effect on the market price of Great Lakes Holdings' common stock (assuming an average trading price of $5.70 per share, which is the closing price of Aldabra's common stock on November 3, 2006, and assuming no working capital or net indebtedness adjustments, approximately 32 million shares would be entitled to registration rights, or approximately 55% of the outstanding shares assuming no exercise of conversion rights);

  •
  the fact that Great Lakes Holdings' charter will limit the ownership of its common stock by individuals or entities that are not U.S. citizens, which could limit the liquidity of its common stock;

  •
  the fact that stockholders of Great Lakes Holding may not receive dividends because of restrictions in Great Lakes' debt agreements, Delaware law and state regulatory requirements; and

  •
  the fact that Great Lakes may incur increased costs as a result of having publicly traded equity securities following the merger.

        See "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" for a description of these as well as additional material risks related to Great Lakes' business and the Great Lakes merger.

Certain Financial Projections

        Although Great Lakes periodically may issue limited guidance to investors concerning its expected financial performance, Great Lakes does not as a matter of course publicly disclose detailed financial projections. However, in connection with its confirmatory due diligence, Aldabra requested, and Great Lakes' management provided Aldabra and its financial advisors with, non-public, financial projections prepared by Great Lakes' management in May 2006. A summary of Great Lakes' financial projections is set forth below.

        While the financial projections set forth below were prepared in good faith by Great Lakes' management, no assurance can be given regarding future events. The financial projections are not historical fact and should not be relied upon as being necessarily indicative of future results. The financial projections in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements. In light of the foregoing, and considering that the Aldabra stockholder meeting will be held at least six months after the date the financial projections included below were prepared, as well as the uncertainties inherent in any financial projections, stockholders are cautioned to keep these facts in mind and to understand that the information contained in this Proxy Statement/Prospectus under the header "Cautionary Statement Concerning Forward-Looking Statements" apply particularly to these financial projections. These projections are not included in this document in order to induce any Aldabra stockholder to vote in favor of authorizing the issuance of shares required to be issued to GLDD stockholders pursuant to the merger agreement, or any Aldabra stockholder to vote to approve the merger agreement, or to impact any investment decision with respect to Aldabra common stock. For a description of the assumptions underlying these projections, the methodology used and the limitations involved with projections, see "The Merger—Certain Financial Projections." Great Lakes has not updated and does not intend to update or otherwise revise these projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error.

Great Lakes' Summary Financial Projections
(all amounts are approximate)

	Forecast	Projected
Valuation Method
	2006	2007	2008
	($s in millions)
EBITDA(1)	$50	$57	$58
Adjusted EBITDA(2)	52.5	57.9	62.4
Interest Expense	18.6	16.6	16.6
Capital Expenditures	14.5	14.5	14.5
Operating Lease Buyouts	3.8	13.1	0.6

(1)
Defined as net income (loss) before net interest expense, income taxes, depreciation and amortization expense.

(2)
EBITDA is adjusted in 2006 to add back $0.5 million of expenses related to Great Lakes' response to a federal subpoena relating to an investigation of the dredging industry (see "Information about GLDD Acquisitions Corp.—Legal Proceedings") and $2.0 million of expense relating to Great Lakes' increase in its self-insurance reserve for personal injury claims (see footnote 11 to Great Lakes' unaudited financial statements included in this proxy statement/prospectus). Adjusted EBITDA for each of 2007 and 2008 is further adjusted to add back lease expense assuming an anticipated exercise of early buy-out options related to certain operating equipment currently under long-term operating lease arrangements of $0.9 million and $4.4 million, respectively. See "Information about GLDD Acquisitions Corp.—Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Opinion of Financial Advisor

        BearingPoint Capital LLC rendered its oral opinion, which was subsequently confirmed in writing to Aldabra's Board of Directors to the effect that, as of June 19, 2006, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the merger consideration is fair, from a financial point of view, to Aldabra's stockholders, and (ii) the fair market value of Great Lakes is at least equal to 80% of Aldabra's net assets.

        The full text of BearingPoint Capital LLC's written opinion, dated June 19, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Exhibit C to this proxy statement/prospectus.

Conditions to the Great Lakes Merger

        The Great Lakes merger will be completed only if the conditions specified in the merger agreement are either satisfied or waived (to the extent permissible). Some of the most significant conditions specified in the merger agreement include:

  Conditions to Aldabra's, Merger Sub's and Great Lakes' obligations to consummate the Great Lakes merger:

  •
  Expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of all foreign antitrust or similar approvals required for consummation of the transactions contemplated by the merger agreement;

  •
  Receipt of the Aldabra stockholder approval necessary to approve the merger agreement, election of Aldabra's post-closing directors and effectiveness of Aldabra's amended and restated certificate of incorporation;

  •
  Receipt of Great Lakes' stockholder approval;

  •
  Holders of less than twenty percent (20%) of the shares of Aldabra common stock issued in Aldabra's IPO and outstanding immediately before the closing shall have exercised their rights to convert their shares into a pro rata share of the trust fund;

  •
  Receipt by Great Lakes of required consents, amendments and/or waivers under certain material agreements;

  •
  Effectiveness of the registration statement of which this prospectus is a part and the absence of any stop order or proceeding by the SEC;

  •
  Quotation or listing for trading on the Nasdaq National Market (now known as Nasdaq Global Market) of Great Lakes Holdings common stock and no action or proceeding pending or threatened against Great Lakes Holdings or Aldabra to prohibit or terminate listing on the Nasdaq National Market (now known as Nasdaq Global Market);

  •
  No injunction or order of any court or administrative agency of competent jurisdiction restraining or prohibiting the consummation of the Great Lakes merger;

  •
  Receipt by Great Lakes of an opinion of maritime counsel that the participants in the Great Lakes merger, the holding company merger and the other subsequent mergers contemplated by the merger agreement will meet, immediately after the Great Lakes merger, the holding company merger or the subsequent mergers are consummated, the citizenship requirements for coastwise trading and dredging in the navigable waters of the United States and with respect to such other maritime matters as Great Lakes reasonably requests; and

  •
  The merger agreement has not been terminated.

  Conditions to Aldabra's and Merger Sub's obligations to consummate the Great Lakes merger:

  •
  Each of Great Lakes' representations and warranties that are qualified as to material adverse effect must be true and correct as of the date of completion of the Great Lakes merger, and those that are not so qualified must also be true and correct as of such date except for failures that do not, and would not reasonably be expected to, have in the aggregate a material adverse effect. To the extent such representations and warranties expressly relate to a date earlier than the completion of the Great Lakes merger, they must be true and correct as of such earlier date. Great Lakes must have delivered to Aldabra and Merger Sub a certificate dated the closing date and signed by a senior executive officer of Great Lakes confirming the foregoing matters;

  •
  Each of Great Lakes' covenants and agreements to be performed as of or prior to the completion of the Great Lakes merger must have been performed in all material respects, and Great Lakes must have delivered to Aldabra and Merger Sub a certificate dated the closing date and signed by a senior executive officer of Great Lakes to that effect;

  •
  Great Lakes must have delivered to Aldabra and Merger Sub certified copies of the resolutions or consents of Great Lakes' board of directors and stockholders approving the Great Lakes merger;

  •
  Aldabra must have received a written opinion, dated as of the date of closing of the Great Lakes merger, from Sidley Austin LLP or other counsel reasonably satisfactory to Aldabra, to the effect that the Great Lakes merger, the holding company merger and the other subsequent mergers contemplated by the merger agreement will be treated for U.S. federal income tax purposes as "reorganizations" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") (or, in the case of the merger of Great Lakes Dredge & Dock Corporation with and into Great Lakes Holdings (the "GLDD Merger"), the opinion may be to the effect that such GLDD Merger will instead be treated as a liquidation of Great Lakes Dredge & Dock Corporation within the meaning of Section 332 of the Code) and other additional tax matters;

  •
  The receipt of executed counterparts to the adjustment escrow agreement, the voting agreement and the investor rights agreement (see below "The Merger Agreement—Adjustment Escrow Agreement," "The Merger Agreement—Voting Agreement" and "The Merger Agreement—Investor Rights Agreement");

  •
  There must not have been a material adverse effect with regards to Great Lakes since December 31, 2005; and

  •
  Aldabra and Merger Sub must have received from Great Lakes, prior to the date of the closing of the Great Lakes merger, a certificate (as described in Treasury Regulation Section 1.1445-2(c)), affirming that Great Lakes is not a United States real property holding company, within the meaning of Section 897 of the Code.

  Conditions to Great Lakes' obligations to consummate the Great Lakes merger:

  •
  Each of Aldabra's and Merger Sub's representations and warranties that are qualified as to material adverse effect and the one relating to capital structure must be true and correct as of the date of completion of the Great Lakes merger, and those that are not so qualified must also be true and correct as of such date except for failures that do not, and would not reasonably be expected to, have in the aggregate a material adverse effect. To the extent such representations and warranties expressly relate to a date earlier than the completion of the Great Lakes merger, they must be true and correct as of such earlier date. Aldabra and Merger Sub must have delivered to Great Lakes a certificate dated the closing date and signed by a senior executive officer of Aldabra and Merger Sub, respectively, confirming the foregoing matters;

  •
  Each of Aldabra's and Merger Sub's covenants and agreements to be performed as of or prior to the completion of the Great Lakes merger must have been performed in all material respects, and Aldabra and Merger Sub must have delivered to Great Lakes a certificate dated the closing date and signed by a senior executive officer of Aldabra and Merger Sub, respectively, to that effect;

  •
  Aldabra and Merger Sub must have delivered to Great Lakes certified copies of the resolutions or consents of Aldabra's and Merger Sub's board of directors and stockholders approving the Great Lakes merger;

  •
  Great Lakes must have received a written opinion, dated as of the date of closing of the Great Lakes merger, from Kirkland & Ellis LLP or other counsel reasonably satisfactory to Great Lakes, to the effect that the Great Lakes merger, the holding company merger and the other subsequent mergers contemplated by the merger agreement will be treated for U.S. federal income tax purposes as "reorganizations" within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, the opinion may be to the effect that such GLDD Merger will instead be treated as a liquidation of Great Lakes Dredge & Dock Corporation within the meaning of Section 332 of the Code) and other additional tax matters;

  •
  There must be no action or proceeding pending or threatened with respect to or against the trust fund other than claims by holders of shares of Aldabra common stock solely arising from the exercise of their conversion rights. Aldabra must have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the trust fund disbursed to the surviving company of the Great Lakes merger immediately upon closing of the Great Lakes merger and not less than $40,000,000 of such cash released from the trust fund shall be available for repayment of debt of the surviving company of the Great Lakes merger and its subsidiaries and payment of fees and expenses related to the transactions contemplated by the merger agreement (which expenses shall not include any amount to be paid to holders of shares of Aldabra common stock that exercise their conversion rights);

  •
  Aldabra's arrangements to pay Terrapin Partners LLC $7,500 per month or any other fee or expense must be terminated as of the effective time of the Great Lakes merger without further liability to Aldabra or any of its affiliates;

  •
  The period for delivery of notice of intent to exercise appraisal rights with respect to the holding company merger must have expired, and holders of less than 1% of Aldabra common stock must have properly exercised, and not properly withdrawn, their appraisal rights under Section 262 of the Delaware Corporation Law with respect to such holding company merger;

  •
  The organizational documents of Great Lakes Holdings must be in full force and effect under the laws of the State of Delaware in the form attached to the merger agreement; and

  •
  The receipt of executed counterparts to the adjustment escrow agreement, the voting agreement and the investor rights agreement (see below "The Merger Agreement—Adjustment Escrow Agreement," "The Merger Agreement—Voting Agreement" and "The Merger Agreement—Investor Rights Agreement").

        We cannot assure you that all of the conditions above will be satisfied or waived or that the Great Lakes merger or the holding company merger will occur.

        If the requisite holders of Aldabra common stock approve the Great Lakes merger and the other conditions to the Great Lakes merger are satisfied or waived (to the extent permissible), then the parties intend to consummate the Great Lakes merger and the holding company merger as soon as practicable following the special meeting. We currently anticipate closing the Great Lakes merger in December of 2006.

Interests of Great Lakes' and Aldabra's Directors and Executive Officers in the Merger

        In considering the recommendation of the board of directors of Aldabra to vote in favor of (i) the adoption of the merger agreement and the Great Lakes merger, (ii) the increase in the authorized number of shares of Aldabra common stock, and (iii) the adoption of the subsequent merger agreement and the approval of the holding company merger, stockholders of Aldabra should be aware that members of the Aldabra board of directors and certain of Aldabra's executive officers have arrangements that provide them with interests in the Great Lakes merger that differ from, or are in addition to, those of Aldabra's stockholders generally. During its deliberations in determining to recommend to the stockholders of Aldabra that they vote in favor of the matters described above, the Aldabra board of directors was aware of all such interests.

        Prior to Aldabra's initial public offering, Aldabra's officers and directors (or certain of their affiliates or designees) purchased the following shares of Aldabra common stock at a purchase price of $0.0125 per share:

Nathan D. Leight	944,000 shares
Jason G. Weiss	944,000 shares
Jonathan W. Berger	20,000 shares
Peter R. Deutsch	20,000 shares
Stewart K.P. Gross	20,000 shares
Lyla H. Oyakawa	0 shares
Robert C. Plotkin	0 shares

        As well, at such time, 52,000 shares of common stock were purchased by the Terrapin Partners Employee Partnership at a purchase price of $0.0125 per share. Such partnership is managed by Terrapin Partners LLC (of which Mr. Leight and Mr. Weiss are its General Partners and of which Mr. Leight and Mr. Weiss and their affiliates are the sole owner) and the economic interests associated with these shares are owned by a number of different Terrapin Partners LLC employees.

        All shares purchased prior to Aldabra's initial public offering are subject to an escrow agreement, and will not be released until the earlier of (i) February 17, 2008, (ii) Aldabra's liquidation, or (iii) the consummation of a liquidation, merger, stock exchange or other similar transaction subsequent to a business combination such as the Great Lakes merger. During the escrow period, the holders of the shares purchased prior to Aldabra's initial public offering are not able to sell their securities, but retain all other rights as stockholders.

        If the Great Lakes merger is not consummated, Aldabra is required by the terms of its certificate of incorporation to liquidate and distribute the proceeds held in trust to holders of the IPO Shares. In such event:

  •
  the shares held in escrow will not receive any portion of the liquidation proceeds; and

  •
  Nathan Leight and Jason Weiss will indemnify Aldabra against certain claims by vendors for services rendered or products sold to Aldabra.

        Additionally, subsequent to Aldabra's initial public offering, between August 23, 2006 (the date the preliminary proxy statement/prospectus was filed) and November 3, 2006, Mr. Leight, Mr. Weiss, Mr. Berger, Mr. Deutsch, Mr. Gross, Ms. Oyakawa and Mr. Plotkin (and/or their respective family trusts or IRAs) purchased in the open market the following number of shares of Aldabra common stock and units at the following average purchase prices:

	Number of Shares/ Units	Average Price per Share/Unit
Nathan D. Leight	16,000 shares	$5.55
	7,000 units	$6.44
Jason G. Weiss	22,900 shares	$5.52
Jonathan W. Berger	400 shares	$5.76
Peter R. Deutsch	1,800 shares	$5.70
Steward K.P. Gross	4,000 shares	$5.70
Lyla H. Oyawaka	500 shares	$5.61
Robert C. Plotkin	200 shares	$5.55

        Regulation M does not apply to these purchases. Mr. Leight, Mr. Weiss and the other directors and officers of Aldabra and their affiliates will be entitled to vote any shares acquired by them subsequent to Aldabra's initial public offering as they see fit.

        If the Great Lakes merger and the holding company merger are consummated, Aldabra's officers and directors will receive one share of Great Lakes Holdings for each share of Aldabra that they own.

        Additionally, Terrapin Partners LLC purchased 1,572,000 warrants in the open market (at an average purchase price of $0.65 per warrant) and Mr. Leight (or his affiliates) acquired 14,000 warrants as part of the 7,000 units purchased by him in the open market (as previously disclosed). Such warrants will become exercisable upon completion of the Great Lakes merger and each of them will entitle its holder to purchase one share of Great Lakes Holdings common stock at a price of $5.00 per share. However, if the Great Lakes merger is not consummated, the warrants will never become exercisable since Aldabra will be required to liquidate.

        The shares (other than those purchased after Aldabra's initial public offering) and warrants owned by Aldabra's officers and directors will be worthless if Aldabra does not consummate the Great Lakes merger. However, if the mergers are consummated, Aldabra's officers and directors will be entitled to receive shares of the entity resulting from the mergers.

        Only by way of example, below is a table showing the value of the holdings in the entity resulting from the mergers that Aldabra's directors and officers (and affiliates) would have if the mergers are consummated. Such value is calculated assuming three different prices at which the stock of the entity resulting from the mergers trades and is based on the number of Aldabra shares and warrants acquired by Aldabra's directors and officers as described above.

		Assumed Trading Price Per Share
	Number of Shares or Warrants(1)
		$5.10	$5.70	$5.87
Nathan D. Leight	967,000 shares 14,000 warrants	$4,931,700 1,400	$5,511,900 9,800	$5,676,290 12,180
Jason G. Weiss	966,900 shares	4,931,190	5,511,330	5,675,703
Jonathan W. Berger	20,400 shares	104,040	116,280	119,748
Peter R. Deutsch	21,800 shares	111,180	124,260	127,966
Stewart K.P. Gross	24,000 shares	122,400	136,800	140,880
Lyla H. Oyakawa	500 shares	2,550	2,850	2,935
Robert C. Plotkin	200 shares	1,020	1,140	1,174
Terrapin Partners Employee Partnership	52,000 shares	265,200	296,400	305,240
Terrapin Partners LLC	1,572,000 warrants	157,200	1,100,400	1,367,640

(1)
The value of the warrants stated above only includes the intrinsic value (taking into account the $5.00 exercise price that the holder of the warrants would have to pay for each share of the entity resulting from the mergers) and does not include the so-called "option value" of the warrants (as is commonly referred to when valuing warrants).

        For a discussion of the ownership of Aldabra common stock and warrants by its directors and executive officers, see "Information About Aldabra Acquisition Corporation".

        The merger agreement provides that Nathan Leight, Jason Weiss, Jonathan Berger and Peter Deutsch, who are all current directors of Aldabra, will be directors of Great Lakes Holdings. Following the mergers, directors that are neither employees of Great Lakes Holdings or GLDD investors prior to the mergers may receive fees. Aldabra has not established a formal policy for compensating directors. However, the founders of Terrapin Partners LLC and Madison Dearborn have agreed to not be paid for as long as Madison Dearborn controls Aldabra. Aldabra's directors and executive officers will also have the right to continued indemnification and insurance coverage by the surviving corporation for acts or omissions occurring before the Great Lakes merger.

        Nathan Leight and Jason Weiss hold interests in MDCP of approximately 0.0125% and 0.025%, respectively, which give them indirect holdings in Great Lakes. Such interests stem from Nathan Leight's $500,000 capital commitment in MDCP and Jason Weiss' $1,000,000 capital commitment in MDCP. Based on MDCP's investment in Great Lakes, and Mr. Leight's and Mr. Weiss' pro rata ownership level in MDCP, Mr. Leight and Mr. Weiss collectively have an indirect investment in Great Lakes of approximately $38,000, prior to giving effect to the Great Lakes merger.

        These personal and financial interests of Aldabra's officers and directors may have influenced their motivation in identifying and selecting Great Lakes as a merger partner and entering into the merger agreement. Consequently, Aldabra's officers and directors may have had a conflict of interest when determining whether the terms, conditions and timing of the merger combination are appropriate and in Aldabra's stockholders' best interests.

U.S. Federal Income Tax Consequences of the Great Lakes Merger and the Holding Company Merger

        Sidley Austin LLP, legal counsel to Aldabra, has delivered its opinion which provides that (a) the Great Lakes merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368 of the Code and, with respect to the Great Lakes merger, that each of Aldabra and Great Lakes will be a "party to a reorganization" within the meaning of Section 368 of the Code, (b) the holding company merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368 of the Code and, with respect to the holding company merger, each of Aldabra and Great Lakes Holdings will be a "party to a reorganization" within the meaning of Section 368 of the Code, (c) the subsequent mergers of Merger Sub and GLH Merger Sub, L.L.C. with and into Great Lakes Holdings will not constitute transactions and will be disregarded for U.S. federal income tax purposes, and (d) the GLDD Merger will either be treated as a complete liquidation to which Section 332 of the Code applies or as a "reorganization" within the meaning of Section 368 of the Code and, with respect to the GLDD Merger and to the extent the GLDD Merger is treated as a "reorganization" (and not a complete liquidation to which Section 332 of the Code applies), each of Great Lakes Dredge & Dock Corporation and Great Lakes Holdings will be a "party to a reorganization" within the meaning of Section 368 of the Code.

        Based on the foregoing opinions, a holder of shares of Great Lakes stock will not recognize any gain or loss upon the exchange of the holder's shares of Great Lakes stock for Aldabra common stock pursuant to the Great Lakes merger, except that gain or loss will be recognized on the receipt of cash in lieu of a fractional share of Aldabra common stock. In addition, assuming that the foregoing opinions are correct, a holder of shares of Aldabra common stock (including a holder of shares of Aldabra common stock who received such shares in exchange for shares of Great Lakes stock in the Great Lakes merger) will not recognize any gain or loss upon the exchange of the holder's shares of Aldabra common stock for shares of Great Lakes Holdings common stock pursuant to the holding company merger.

        You should read carefully the discussion under the heading "U.S. Federal Income Tax Considerations" beginning on page 86 of this proxy statement/prospectus. The U.S. federal income tax consequences described above may not apply to some holders of shares of Great Lakes stock or Aldabra common stock, including some types of holders specifically referred to on page 86 of this proxy statement/prospectus.

Accounting Consideration

        The merger of Great Lakes and Aldabra will be accounted for as a recapitalization of Great Lakes. Because Aldabra is not an operating company and Great Lakes will have control of the merger entity, the Great Lakes merger is treated as the issuance of shares of Great Lakes for the net tangible assets of Aldabra (consisting principally of cash) and no goodwill will be recorded in connection with the Great Lakes merger. After the merger, the financial statements of Great Lakes will be presented for all periods and the financials of Aldabra will no longer be presented.

Fees and Expenses

        Aldabra estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $1.9 million assuming the mergers and the other transactions contemplated by the merger agreement are completed.

Regulatory Approvals

        Completion of the Great Lakes merger requires that we submit filings under Hart-Scott-Rodino Antitrust Improvements Act of 1976 and satisfy certain waiting periods.

Who Can Answer Other Questions

        If you have any questions about the mergers or the other transactions contemplated by the merger agreement or, if you are an Aldabra stockholder, how to submit your proxy or would like additional copies of this proxy statement/prospectus, you should contact Aldabra's proxy solicitor:

105 Madison Avenue
New York, New York 10010
 proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q:    Why is the Special Meeting of Stockholders being held?

A:
The special stockholders meeting is being held in connection with the proposed acquisition of Great Lakes by Aldabra. This acquisition will be accomplished through the Great Lakes merger through which Aldabra will acquire Great Lakes, the parent company of Great Lakes Dredge & Dock Corporation. In connection with this merger, Aldabra stockholders are being asked to approve an amendment to Aldabra's charter to increase the number of authorized shares of common stock to a number sufficient to satisfy Aldabra's obligations under the merger agreement (but not to exceed an additional 40,000,000 shares) and to approve the appointment of eight new directors. Aldabra stockholders are also being asked to approve the holding company merger, which will occur promptly following the Great Lakes merger in which Aldabra will merge with a subsidiary of Great Lakes Holdings and, after as a series of parent-subsidiary mergers, Great Lakes Holding will be the sole surviving company and will be renamed Great Lakes Dredge & Dock Corporation. In connection with the holding company merger, Aldabra stockholders (including the former Great Lakes stockholders) will receive common stock of Great Lakes Holdings.

Q:    Why is Aldabra proposing the merger with Great Lakes?

A:
Aldabra was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On June 20, 2006, Aldabra entered into an agreement and plan of merger pursuant to which Great Lakes will merge into a wholly-owned subsidiary of Aldabra. Great Lakes, through its operating subsidiary, is the largest provider of dredging services in the United States, approximately 85% of the common equity of which is owned by affiliates of Madison Dearborn.

  Aldabra's proposed acquisition of Great Lakes is intended to be a qualifying "business combination" under Aldabra's certificate of incorporation. If the proposed acquisition of Great Lakes is not approved by Aldabra stockholders and completed by February 24, 2007 or in the event that holders of 20% or more of Aldabra common stock elect to exercise their conversion rights in accordance with Aldabra's certificate of incorporation, Aldabra will be required to be liquidated and its net assets returned to stockholders.

Q:    What are Great Lakes stockholders being asked to vote upon?

A:
Great Lakes stockholders are not being asked to vote upon the proposals. Delaware law allows stockholders to act by written consent instead of holding a meeting. Great Lakes stockholders owning a majority of the outstanding Great Lakes common stock have signed a written consent adopting and approving the merger agreement and the proposed Great Lakes merger. Therefore, no further vote is required on the part of the Great Lakes stockholders. We are not asking for a proxy from the Great Lakes stockholders, and the Great Lakes stockholders are requested not to send us a proxy.

Q:    How do Aldabra's directors and officers intend to vote their shares?

A:
All Aldabra insiders who purchased shares of Aldabra common stock prior to Aldabra's initial public offering, consisting of Aldabra's entire Board of Directors, have agreed to vote their shares of common stock owned by them immediately prior to the initial public offering (the "Private Shares") in accordance with the majority of the votes cast by holders of shares issued in Aldabra's initial public offering (the "IPO Shares"). If holders of a majority of the IPO Shares voting in person or by proxy at the meeting vote for or against, or abstain with respect to, the Great Lakes merger proposal, the holders of the Private Shares will cast all their Private Shares in the same manner as the holders of a majority of the IPO Shares vote on the Great Lakes merger proposal. In addition, Mr. Leight, Mr. Weiss, Mr. Berger, Ms. Oyakawa and Mr. Plotkin hold 19,000, 22,500, 200, 500 and 200 IPO shares, respectively, which collectively represent less than 1% of Aldabra outstanding common stock. Mr. Leight, Mr. Weiss, Mr. Berger, Ms. Oyakawa and Mr. Plotkin intend to vote all such shares (and any additional IPO Shares that they acquire) in favor of the Great Lakes merger and the holding company merger.

Q:    What vote of Aldabra stockholders is required to approve the Great Lakes merger?

A:
Approval of the Great Lakes merger requires the affirmative vote of holders of a majority of the outstanding shares of Aldabra common stock on the record date, including the holders of Private Shares who have agreed to vote all their shares in accordance with the majority of the votes cast by holders of IPO Shares. Therefore, the affirmative vote of holders of a majority of the IPO Shares voting in person or by proxy at the meeting will be required to approve the Great Lakes merger. Additionally, if the holders of 20% or more of the total IPO Shares vote against the Great Lakes merger and demand that Aldabra convert their IPO Shares into pro rata portions of the trust account established at the time the IPO was consummated, the Great Lakes merger will not be consummated. Because the approval of the Great Lakes merger is a condition to the approval of the other proposals, if the Great Lakes merger is not approved, the charter amendment, election of directors and holding company merger will likewise not be approved.

Q:    What vote of Aldabra stockholders is required to approve the charter amendment?

A:
Approval of the charter amendment requires the affirmative vote of a majority of the shares of Aldabra common stock outstanding on the record date.

Q:    What vote of Aldabra stockholders is required to elect the eight new directors?

A:
The eight directors to be elected at the special meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. This means that the eight nominees with the most votes will be elected. Votes may be cast for or withheld from each nominee, but a withheld vote or a broker non-vote will have no effect on the outcome of the election.

Q:    What vote is required to approve the holding company merger?

A:
Approval of the holding company merger requires the affirmative vote of a majority of the shares of Aldabra common stock outstanding on the record date.

Q:
What will Aldabra stockholders (including the former Great Lakes stockholders) receive in the holding company merger?

A:
Aldabra stockholders (including the former Great Lakes stockholders) will receive one share of Great Lakes Holdings common stock for each share of Aldabra common stock owned. The holding company merger will not affect the relative ownership interests of the stockholders.

Q:
What will holders of Aldabra warrants receive in the Great Lakes merger and the holding company merger?

A:
Upon completion of the mergers, each Aldabra warrant will remain outstanding and will become exercisable for one share of common stock of Great Lakes Holdings.

Q:    Who will Great Lakes Holdings' officers and directors be following the mergers?

A:
Upon completion of the transaction, Great Lakes Holdings will be led by the senior management of Great Lakes. Mr. Douglas B. Mackie will serve as President and Chief Executive Officer, Richard M. Lowry will serve as Executive Vice President and Chief Operating Officer, and Deborah A. Wensel will serve as Senior Vice President and Chief Financial Officer. Mr. Mackie, Mr. Lowry and Ms. Wensel have been with Great Lakes Dredge & Dock Corporation since 1978, 1978 and 1987, respectively.

  Following the mergers, Great Lakes Holdings' board of directors will consist of Mr. Mackie, Douglas S. Grissom and Thomas S. Souleles, both of whom are principals at Madison Dearborn, and four members of Aldabra's current board of directors—Jason Weiss, Nathan Leight, Jonathan Berger, Peter Deutsch. An additional independent director, Bruce J. Biemeck, will also serve on the board of directors.

Q:    Do Aldabra's stockholders have conversion rights?

A:
If you hold IPO Shares and vote against the Great Lakes merger, you will have the right to demand that Aldabra convert your shares into a pro rata portion of the trust account. If the holders of 20% or more of the total IPO Shares vote against the Great Lakes merger and demand Aldabra convert their IPO Shares into pro rata portions of the trust account established at the time the IPO was consummated, the Great Lakes merger will not be consummated and Aldabra will be required to be dissolved and liquidated.

Q:    If I have conversion rights, how do I exercise them?

A:
If you wish to exercise your conversion rights, you must vote against the Great Lakes merger and at the same time demand that Aldabra convert your IPO Shares into cash. If, notwithstanding your vote, the Great Lakes merger is completed, you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon through the record date. As of July 1, 2006, that pro rata portion of the trust account was approximately $5.61 per share. Funds in the trust account are currently invested in Federated 825 NY Muni Cash Trust, bearing interest at approximately a 3.48% rate. You will be entitled to receive this cash only if you continue to hold your shares through the closing of the Great Lakes merger and then tender your stock certificate(s). Upon conversion of your shares, you will no longer own them. Do not send your stock certificates with your proxy. You will receive instructions on how to return your stock certificates if you elect conversion. Prior to exercising conversion rights, Aldabra stockholders should verify the market price of Aldabra common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the amount of cash that they would receive upon exercise of their conversion rights.

Q:    Do Aldabra stockholders have dissenter or appraisal rights under Delaware law?

A:
No appraisal or dissenter rights are available under Delaware law for Aldabra stockholders in connection with the Great Lakes merger. However, Aldabra stockholders who do not exercise their conversion rights in the Great Lakes merger, and who vote against the holding company merger, may seek appraisal rights in the holding company merger. Stockholders desiring to exercise such appraisal rights will have the rights and duties and must follow the procedures set forth in Section 262 of the Delaware General Corporation Law (the "DGCL"). The full text of Section 262 of the DGCL is attached hereto as Exhibit B. Stockholders who wish to exercise appraisal rights must carefully follow the procedures required by law and are urged to read Exhibit B in its entirety. See "Appraisal Rights" and Exhibit B.

Q:    What happens post-acquisition to the funds deposited in the trust account?

A:
Aldabra stockholders who exercise their conversion rights will receive their pro rata portions of the trust account. The balance of the funds in the account will be retained by Aldabra for operating capital subsequent to the closing of the mergers and will be used to pay Aldabra's transaction expenses for the mergers. It is anticipated that the balance of these funds will be used to repay Great Lakes' indebtedness assumed in the Great Lakes merger.

Q:    What happens if the Great Lakes merger is not completed?

A:
As provided in its charter, Aldabra would have to be dissolved and liquidated if by August 24, 2006 Aldabra does not consummate a business combination or enter into a letter of intent, agreement in principle or definitive agreement relating to one, in which case Aldabra would be allowed an additional six months to complete it. By entering into the merger agreement with Great Lakes, the period in which Aldabra could complete the Great Lakes merger was extended to February 24, 2007. If the Great Lakes merger is not consummated by February 24, 2007, the Board of Directors of Aldabra will meet to decide to call a meeting of Aldabra's stockholders and to recommend Aldabra's dissolution and liquidation, which will require the filing of appropriate documentation with the SEC. Once this documentation is final, an Aldabra stockholders' meeting would be held to decide to dissolve and liquidate Aldabra. The funds in the trust account would be distributed pro rata to the Aldabra stockholders (other than holders of Private Shares, who have waived any right to any liquidating distribution with respect to the Private Shares) only after that vote to dissolve and liquidate. A considerable time after the negative vote on the Great Lakes merger could pass before Aldabra is dissolved and the amount in the trust account is distributed to its public stockholders. Following dissolution, Aldabra would no longer exist as a corporation.

Q:    When do you expect the mergers to be completed?

A:
If the Great Lakes merger and the holding company merger are approved at the special meeting, we intend to consummate the transactions as soon as possible thereafter and prior to February 24, 2007; however, it is expected that the mergers will be completed in December 2006.

Q:    What is the location, date and time of the Aldabra special meeting?

A:
The special meeting will be held on December 14, 2006 at Sidley Austin LLP located at 787 Seventh Avenue, New York, NY 10019, at 10:00 a.m. Eastern Standard time.

Q:    What is the record date for the special meeting and who is entitled to vote at the Special Meeting?

A:
The record date for the special meeting is November 10, 2006. Record holders of Aldabra common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 11,200,000 outstanding shares of Aldabra common stock, which includes 9,200,000 IPO Shares.

  Each share of Aldabra common stock is entitled to one vote per share at the special meeting. Record holders of Aldabra warrants do not have voting rights.

Q:
What happens if I am an Aldabra stockholder and I sell my Aldabra common stock before the special meeting?

A:
The record date for the special meeting, November 10, 2006, is earlier than the date of the special meeting. If you held your Aldabra common stock on the record date but transfer your common stock before the special meeting, you will retain your right to vote at the special meeting.

Q:    What constitutes a quorum for the Special Meeting?

A:
The holders of a majority of the capital stock of Aldabra issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum at the special meeting

Q:
Can additional matters aside from the proposals noted in this proxy statement/prospectus be presented by stockholders at the meeting?

A:
The special meeting has been called only to consider the adoption of the Great Lakes merger proposal, the election of the directors, the amendment proposal, the holding company merger proposal and any other matters that may be properly brought before the special meeting or at any adjournments or postponements thereof. Under Aldabra's by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Q:    If I am an Aldabra stockholder, how do I vote?

A:
Each share of Aldabra common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Aldabra common stock that you own. There are three ways to vote your shares of Aldabra common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your "proxy", whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Aldabra board of directors FOR the adoption of the Great Lakes merger proposal, the election of the directors, the holding company merger proposal and the amendment proposal.

•
You can vote by telephone by following the telephone voting instructions that are included with your proxy card. If you vote by telephone, you should not return your proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Standard time, on December 13, 2006.

•
You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

  IF YOU DO NOT VOTE YOUR SHARES OF ALDABRA COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE GREAT LAKES MERGER PROPOSAL, THE AMENDMENT PROPOSAL AND THE HOLDING COMPANY MERGER PROPOSAL, BUT WILL NOT HAVE THE EFFECT OF A DEMAND OF CONVERSION OF YOUR SHARES INTO CASH.

Q:
If my shares of Aldabra common stock are held for me by my broker, will my broker vote my shares for me?

A:
If you hold your shares of Aldabra common stock in "street name" through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your common stock by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your shares will not be voted and this will have the same effect as a vote against the Great Lakes merger proposal, the amendment proposal and the holding company merger proposal. A broker non-vote or withheld vote will have no effect on the election of directors. Because the approval of the Great Lakes merger is a condition to the approval of the other proposals, if the Great Lakes merger is not approved, the charter amendment, election of directors and holding company merger will not take place. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares.

Q:
How can I revoke my proxy after I have given a proxy?

A:
If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following: (i) you may send another proxy card with a later date; (ii) you may notify Jason Weiss, Aldabra's secretary, in writing before the special meeting that you have revoked your proxy; or (iii) you may attend the special meeting, revoke your proxy, and vote in person. The powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and so request; your attendance at the special meeting, however, will not, by itself, revoke your proxy.

Q:
If I am an Aldabra stockholder, how can I change my vote after I have voted by telephone?

A:
If you are a registered holder of shares of Aldabra common stock and have voted by telephone, you may change your vote by (i) delivering to Aldabra's Secretary, before the special meeting, a later dated, signed proxy card, or by using the toll free telephone number or (ii) attending the special meeting and voting in person.

Q:    Should I send my Aldabra common stock certificates now?

A:
No. After the holding company merger is completed, an exchange agent will send you a letter of transmittal describing how you may exchange your stock certificates for certificates of Great Lakes Holdings. At that time, you must send in your stock certificates or execute an appropriate instrument of transfer of your common stock with your completed letter of transmittal to the exchange agent to receive certificates for the Great Lakes Holdings common stock issued in the holding company merger. If you do not hold physical certificates, we expect that your broker or nominee will surrender your common stock following completion of the holding company merger.

Q:    Should I send my Aldabra unit certificates now?

A:
No. After the holding company merger is completed, an exchange agent will send you a letter of transmittal describing how you may exchange your unit certificates for common stock certificates and warrant certificates of Great Lakes Holdings. At that time, you must send in your unit certificates or execute an appropriate instrument of transfer of your units, as applicable, with your completed letter of transmittal to the exchange agent to receive certificates for the Great Lakes Holdings common stock and the warrants. If you do not hold physical certificates, we expect that your broker or nominee will surrender your units following completion of the holding company merger.

Q:    Where can I find more information about Great Lakes?

A:
Great Lakes' operating subsidiary, Great Lakes Dredge & Dock Corporation, files annual and periodic reports and other information with the Securities and Exchange Commission, sometimes referred to in this proxy statement/prospectus as the "SEC," under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC's public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the internet site the SEC maintains at www.sec.gov and on Great Lakes' website at www.gldd.com. Information contained on Great Lakes' website is not part of, or incorporated in, this proxy statement/prospectus.

Q:    Where can I find more information about Aldabra?

A:
Aldabra files reports, proxy statements and other information with the SEC as required by the Securities and Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by Aldabra with the SEC at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Aldabra's SEC filings are also available to the public from the SEC's website at www.sec.gov.

Q:    Whom can I call with questions?

A:
We have selected MacKenzie Partners, Inc. as our proxy solicitor. If you have questions, require assistance voting your shares or need additional copies of proxy materials, you may call toll-free 1-800-322-2885 or email at proxy@mackenziepartners.com

Q:    Who will solicit and pay the cost of soliciting proxies?

A:
Aldabra will bear the cost of soliciting proxies. In addition to solicitation by mail and, without additional compensation for such services, proxies may be solicited personally, or by telephone or telecopy, by Aldabra's officers or employees. Aldabra will pay approximately $5,000 (plus reimbursement of out-of-pocket expenses) to MacKenzie Partners, Inc., its proxy solicitor. Aldabra will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common stock held of record by such persons, and Aldabra will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

  If you have further questions, you may contact Aldabra's proxy solicitor at the address or telephone number indicated on page 18 of this proxy statement/prospectus.

RISK FACTORS

        You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the mergers. If any actually occur, the business, financial condition or results of operations of Great Lakes could be materially adversely affected, the value of Great Lakes Holdings' common stock could decline and stockholders could lose all or part of their investment.

Risks Related to Great Lakes' Business

Great Lakes depends on its ability to continue to obtain federal government dredging contracts, and is therefore greatly impacted by the amount of government funding for dredging projects. A reduction in government funding for dredging contracts can materially reduce Great Lakes' revenues and profits.

        A substantial portion of Great Lakes' revenue is derived from federal government dredging contracts. Revenues related to contracts with federal agencies or with companies operating under contracts with federal agencies and its percentage as a total of dredging revenue for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003 were as follows:

		Year ended
	Six months ended June 30, 2006
		2005	2004	2003
Federal government dredging revenue (in US $1,000)	$86,229	$297,101	$235,622	$260,433
Percent of dredging revenue from federal government	43%	79%	75%	72%

        Great Lakes' dredging operations depend on project funding by various government agencies and are adversely affected by decreased levels of, or delays in, government funding. Beginning in the second half of 2003 and into the first half of 2004, the domestic dredging bid activity declined. Although the Army Corps of Engineers' (the "Corps") fiscal year 2003 and 2004 budgets were approved at similar levels to the preceding years, it appeared that funds were not being distributed to the Corps' districts. Based on conversations with Corps' representatives and others in the industry, Great Lakes' management attributed the decline to budgetary pressures given the state of the deficit and the diversion of funds to support the nation's efforts in Iraq. Additionally, during this time period the Corps underwent a reorganization of certain of its administration functions which also delayed its ability to request and receive funding.

        As a result of these funding issues, Great Lakes' dredging fleet was underutilized through much of 2004, leading to intense competition and pricing pressures for work that was bid during this period. Although the bidding market improved in 2005, pricing remained competitive and is likely to remain competitive until industry participants regain confidence in the market. As a result of this competitive bidding, Great Lakes' share of work awarded in 2005 was 31%, which is below its historical average annual market share of the last five years of 41%.

If Great Lakes is unable, in the future, to obtain bonding for its dredging contracts, Great Lakes' ability to obtain future dredging contracts would be limited, thereby adversely affecting Great Lakes' business.

        Great Lakes, like all dredging service providers, is generally required to post bonds in connection with its domestic dredging contracts to ensure job completion upon failure of Great Lakes to finish a project. Great Lakes has entered into a bonding agreement with Travelers Casualty and Surety Company of America ("Travelers") pursuant to which Travelers acts as surety, issues bid bonds, performance bonds and payment bonds, and obligates itself upon other contracts of guaranty required by Great Lakes in the day-to-day operations of Great Lakes' dredging and marine construction business. However, Travelers is not obligated under the bonding agreement to issue future bonds for Great Lakes. Therefore, if Great Lakes were unable to obtain additional bonds, its ability to take on future work would be severely limited.

Great Lakes' business is subject to significant operating risks and hazards that could result in damage or destruction to persons or property, which could result in losses or liabilities to Great Lakes.

        The dredging and demolition businesses are generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, encountering unusual or unexpected geological formations, cave-ins below water levels, collisions with fixed objects, disruption of transportation services and flooding. These risks could result in damage to, or destruction of, dredges, transportation vessels, other maritime structures and buildings, and could also result in personal injury, environmental damage, performance delays, monetary losses or legal liability.

Great Lakes is subject to risks related to its international operations.

        Revenue from foreign contracts and its percentage as a total of dredging revenue for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003 were as follows:

		Year ended
	Six months ended June 30, 2006
		2005	2004	2003
Foreign revenue (in US $1,000)	34,180	47,402	62,862	60,922
Percent of revenue from foreign contracts	17%	13%	20%	17%

        International operations subject Great Lakes to additional risks, including:

  •
  uncertainties concerning import and export license requirements, tariffs and other trade barriers;

  •
  restrictions on repatriating foreign profits back to the United States;

  •
  changes in foreign policies and regulatory requirements;

  •
  difficulties in staffing and managing international operations;

  •
  taxation issues;

  •
  greater difficulty in accounts receivable collection and longer collection periods;

  •
  currency fluctuations; and

  •
  political, cultural and economic uncertainties.

The amount of Great Lakes' estimated backlog is subject to change and not necessarily indicative of future revenues.

        Great Lakes' dredging contract backlog represents its estimate of the revenues that Great Lakes will realize under contracts remaining to be performed based upon estimates relating to, among other things, the time required to mobilize the necessary assets at the project site, the amount of material to be dredged and the time necessary to demobilize the project assets. However, these estimates are necessarily subject to fluctuations based upon the amount of material that actually must be dredged, as well as factors affecting the time required to complete each job. Consequently, backlog is not necessarily indicative of future revenues or profitability. In addition, because a majority of Great Lakes' dredging backlog relates to government contracts, it can be canceled at any time without penalty, subject to Great Lakes' right, in some cases, to recover its actual committed costs and profit on work performed up to the date of cancellation.

        Below is Great Lakes' dredging backlog from federal government contracts as of June 30, 2006 and December 31, 2005, 2004 and 2003 and the percentage of total backlog it represents as of the same date.

		December 31,
	June 30, 2006
		2005	2004	2003
Government contracts backlog	$66,927	$99,630	$233,482	$148,786
Percent of government contracts in backlog	23%	38%	83%	78%

Great Lakes' profitability is subject to inherent risks because of the fixed-price nature of most of its contracts.

        Substantially all of Great Lakes' contracts with its customers are fixed-price contracts. Under a fixed-price contract, the customer agrees to pay a specified price for Great Lakes' performance of the entire contract. Fixed-price contracts carry inherent risks, including risks of losses from underestimating costs, operational difficulties and other changes that may occur over the contract period. One of the most significant factors affecting the profitability of a dredging project is the weather at the project site. Inclement or hazardous weather conditions can result in substantial delays in dredging and additional contract expenses. Due to these factors, it is possible that Great Lakes will not be able to perform its obligations under fixed-price contracts without incurring additional expenses. If Great Lakes were to significantly underestimate the cost of one or more significant contracts, the resulting losses could have a material adverse effect on Great Lakes.

Great Lakes' business could suffer in the event of a work stoppage by Great Lakes' unionized labor force.

        Great Lakes is a party to numerous collective bargaining agreements in the U.S. that govern its relationships with its unionized hourly workforce. However, four primary agreements apply to approximately 84% of such employees. The inability to successfully renegotiate contracts with these unions as they expire, any future strikes, employee slowdowns or similar actions by one or more unions could have a material adverse effect on Great Lakes' ability to operate Great Lakes' business.

Great Lakes' business would be adversely affected if it failed to comply with the Jones Act provisions on coastwise trade, or if those provisions were modified or repealed.

        Great Lakes is subject to the Jones Act and other federal laws that restrict dredging in U.S. waters and maritime transportation between points in the United States to vessels operating under the U.S. flag, built in the United States, at least 75% owned and operated by U.S. citizens and manned by U.S. crews. Compliance with these laws increases Great Lakes' operating costs in comparison to non-U.S. dredging operations. Great Lakes Holdings will be responsible for monitoring the ownership of its common stock to ensure its compliance with these laws. If Great Lakes Holdings does not comply with these restrictions, it would be prohibited from operating its vessels in the U.S. market, and under certain circumstances it would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. dredging rights for its vessels, fines or forfeiture of the vessels.

        In the past, interest groups have lobbied Congress to modify or repeal the Jones Act to facilitate foreign flag competition for trades and cargoes currently reserved for U.S. flag vessels under the Jones Act. Foreign vessels generally have lower construction costs and generally operate at significantly lower costs than Great Lakes does in the U.S. markets, which would likely result in reduced pricing for dredging work. Great Lakes believes that continued efforts may be made to modify or repeal the Jones Act laws currently benefiting U.S. flag vessels. If these efforts are successful, it could result in significantly increased competition and have a material adverse effect on Great Lakes' business, results of operations and financial condition.

Great Lakes has a significant amount of indebtedness, which makes Great Lakes more vulnerable to adverse economic and competitive conditions.

        Great Lakes has a significant amount of indebtedness. As of June 30, 2006, on a pro forma basis, Great Lakes would have outstanding long-term indebtedness of approximately $203.4 million and stockholders' equity of approximately $119.4 million (in each case assuming the exercise of conversion rights by holders of 19.99% of the IPO Shares). See "Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statement of Operations." Great Lakes' substantial debt could:

  •
  require Great Lakes to dedicate a substantial portion of Great Lakes' cash flow from operations to payments on Great Lakes' indebtedness, thereby reducing the availability of Great Lakes' cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit Great Lakes' flexibility in planning for, or reacting to, changes in Great Lakes' business and the industry in which Great Lakes operates;

  •
  place Great Lakes at a competitive disadvantage compared to Great Lakes' less leveraged competitors; or

  •
  increase Great Lakes' vulnerability to both general and industry-specific adverse economic conditions; and limit, among other things, Great Lakes' ability to borrow additional funds.

        For example, due to the reduction in Great Lakes' earnings in 2004, Great Lakes needed to seek an amendment from its senior lenders of the covenants in its Senior Credit Agreement to provide greater flexibility. In exchange, Great Lakes' capital spending limits were reduced and Great Lakes' borrowing availability under its Senior Credit Agreement was reduced. In addition, in the third quarter 2006, Great Lakes entered into amendments of its Credit Agreement with its senior secured lenders and its equipment loan, respectively to give Great Lakes more flexibility to borrow under its revolver. This flexibility was needed because Great Lakes third quarter of 2006 was being impacted by significant mobilization for domestic and foreign projects, required dry-dockings on certain vessels and the deferral of a large beach project due to typical environmental window restrictions. See "Information Concerning Great Lakes—Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        The financial covenants required by Great Lakes' Senior Credit Agreement and Bonding Agreement are restrictive. If there is a future violation of any of the financial covenants and Great Lakes is not successful in obtaining additional amendments or waivers, a default would occur under Great Lakes' Senior Credit Agreement and Bonding Agreement, which could result in a material adverse effect on Great Lakes' financial condition.

Capital expenditures and other costs necessary to operate and maintain Great Lakes' vessels tend to increase with the age of the vessel and may also increase due to changes in governmental regulations, safety or other equipment standards.

        Capital expenditures and other costs necessary to operate and maintain Great Lakes' vessels tend to increase with the age of the vessel. Accordingly, it is likely that the operating costs of its older vessels will increase.

        The average age of Great Lakes' more significant vessels, by equipment type, is as follows:

Type of Equipment	Quantity	Weighted Average Age In Years
Hydraulic Dredges	12	39
Hopper Dredges	8	24
Mechanical Dredges	6	33
Unloaders	2	22
Drillboats	2	30
Material and Other Barges	86	27

Total	116	28

        Remaining economic life has not been presented because it is difficult to quantify. To the extent that market conditions warrant the expenditures, Great Lakes can prolong its vessels' lives indefinitely. Great Lakes operates in an industry where a significant portion of competitors' equipment is of a similar age. It is common in the dredging industry to invest maintenance and capital expenditures into equipment to extend the economic life of such equipment.

        In addition, changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require Great Lakes to make additional expenditures. For example, if the U.S. Coast Guard enacts new standards, Great Lakes may be required to make significant expenditures for alterations or the addition of new equipment. In order to satisfy any such requirement, Great Lakes may be required to take its vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable Great Lakes to operate its older vessels profitably during the remainder of their economic lives.

Great Lakes' employees are covered by federal laws that may provide seagoing employees remedies for job-related claims in addition to those provided by state laws.

        All of Great Lakes' seagoing employees are covered by provisions of the Jones Act and general maritime law. These laws typically operate to make liability limits established by state workers' compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because Great Lakes is not generally protected by the limits imposed by state workers' compensation statutes, Great Lakes has greater exposure for claims made by these employees as compared to employers whose employees are not covered by these provisions.

        For example, in the normal course of business, Great Lakes is a party to various personal injury lawsuits. Great Lakes maintains insurance to cover claims that arise from injuries to its hourly workforce subject to a deductible. Recently there has been an increase in suits filed in Texas. Two Texas law firms are aggressively pursuing personal injury claims on behalf of dredging workers resident in certain areas of Texas. An unprecedented number of lawsuits are being filed for incidents that would not have likely escalated to claims in the past. However, aggressive legal representation and medical advice is increasing the seriousness of claimed injuries and the amount demanded in settlement. In the first quarter of this year, a $2.0 million charge was recorded to increase Great Lakes' reserves for its self-insured portion of these liabilities. In the second quarter, Great Lakes recorded another $1.3 million charge related primarily to new lawsuits filed during the quarter. Great Lakes' recorded self-insurance reserves represent its best estimate of the outcomes of these claims. Should these trends persist, Great Lakes could continue to be impacted negatively in the future. See Note 11 to Great Lakes' unaudited financial statements.

Environmental regulations could force Great Lakes to incur significant capital and operational costs.

        Great Lakes' operations and facilities are subject to various environmental laws and regulations relating to, among other things: dredging operations; the disposal of dredged material; protection of wetlands; storm water and waste water discharges; demolition activities; asbestos removal; transportation and disposal of other hazardous substances and materials; and air emissions. Great Lakes is also subject to laws designed to protect certain marine species and habitats. Compliance with these statutes and regulations can delay performance of particular projects and increase related project costs. These delays and increased costs could have a material adverse effect on Great Lakes' results of operations.

        Great Lakes' projects may involve demolition, excavation, transportation, management and disposal of hazardous waste and other hazardous substances and materials. Various laws strictly regulate the removal, treatment and transportation of hazardous waste and other hazardous substances and materials and impose liability for human health effects and environmental contamination caused by these materials. Great Lakes' demolition business, for example, requires Great Lakes to transport and dispose of hazardous substances and materials, such as asbestos. Great Lakes takes steps to limit Great Lakes' potential liability by hiring qualified asbestos abatement subcontractors to remove these materials from Great Lakes' projects, and some project contracts require the client to retain liability for hazardous waste generation. The failure of certain contractual protections, including any indemnification from Great Lakes' clients or subcontractors, to protect Great Lakes from incurring such liability could have a material adverse effect on Great Lakes' business, financial condition or results of operations.

Great Lakes' demolition business depends on key customer relationships and its reputation in the Boston, Massachusetts contract market developed and maintained by its key operations manager. Loss of any of these elements would materially reduce Great Lakes' demolition revenues and profits.

        Great Lakes conducts its demolition operations through North American Site Developers, Inc. ("NASDI"). Great Lakes acquired an 80% interest in NASDI in 2001 and subsequently increased its ownership percentage to 85%. Because demolition contracts are entered into on a project by project basis, Great Lakes does not have continuing contractual commitments with its demolition customers.

        NASDI benefits from key relationships with certain general and construction contractors in the Boston market. NASDI also benefits from its reputation in the Boston market developed over years of successfully performing on projects. Both of these aspects of the business were developed and are maintained through the demolition business' key manager. The inability to maintain relationships with these customers or obtain new customers based on Great Lakes' reputation would reduce the revenue and profitability from demolition contracts. The inability of Great Lakes to retain its key demolition manager would have a material adverse affect on Great Lakes' current customer relationships and reputation.

Risks Relating to the Great Lakes Merger and the Holding Company Merger

Stock ownership of Great Lakes Holdings after the mergers will be highly concentrated and, as a result, the principal stockholder will influence Great Lakes Holdings' affairs significantly.

        MDCP will, immediately after the holding company merger, own approximately 67% of Great Lakes Holdings' outstanding common stock (assuming an average trading price of $5.70 per share, that no Aldabra stockholders exercise their conversion rights, that the warrants are not exercised and no working capital or indebtedness adjustment is made). As a result, MDCP will have the voting power to significantly influence Great Lakes Holdings' policies, business and affairs, and the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all, or substantially all, of its assets. This concentration in control may have the effect of delaying, deterring or preventing a change in control that otherwise could result in a premium in the price of Great Lakes Holdings' common stock.

        In addition, as long as MDCP owns capital stock of Great Lakes Holdings with 50% or more of the voting power of Great Lakes Holdings' capital stock, MDCP will have the power to designate up to two directors of Great Lakes Holdings that would be entitled to four votes in each matter submitted to directors of Great Lakes Holdings for vote. As a result of this provision, MDCP will be able to determine the outcome of matters submitted to a vote of the Board, notwithstanding that representatives of MDCP do not at the time constitute a majority of the Board.

If Great Lakes loses its key management and technical personnel, its business may suffer.

        After the merger, Great Lakes will rely upon a relatively small group of key management which has extensive experience in the dredging business. Great Lakes does not expect to maintain any key man insurance. An unexpected partial or total loss of key management may harm Great Lakes' business.

There will be a substantial number of Great Lakes Holdings' shares available for sale after consummation of the merger, which may result in a decline in its market price.

        In connection with the transaction, a minimum of 27,273,000 additional shares of Aldabra common stock will be issued, all of which will be exchanged for shares of Great Lakes Holdings common stock, which additional shares would constitute a minimum of approximately 70.9% of the outstanding shares of Great Lakes Holdings following the mergers (assuming that no Aldabra stockholders exercise their conversion rights, that the warrants are not exercised and no working capital or indebtedness adjustment is made). As a result, a substantial number of additional shares will become eligible for resale on the public market, sales of which could adversely affect the market price of Great Lakes Holdings common stock. See "Shares Eligible For Future Sale."

Members of Aldabra's Board of Directors have interests in the Great Lakes merger that are different from the interests of Aldabra common stockholders, because if the Great Lakes merger is not approved, their shares will in all probability become worthless.

        In considering the recommendation of Aldabra's Board of Directors to vote to approve the Great Lakes merger, you should be aware that its members have arrangements that provide them with interests in the Great Lakes merger that differ from, or are in addition to, those of Aldabra's stockholders generally. Aldabra's directors, its original pre-IPO stockholders, have waived their respective rights to participate in any liquidation distribution with respect to shares acquired by them prior to Aldabra's IPO offering. Therefore, if the Great Lakes merger is not approved, the pre-IPO shares held by them will in all probability be worthless. Their personal and financial interests may have influenced their motivation in identifying and selecting a target business and completing a business combination in the time frame required by Aldabra's charter. Consequently, their discretion in identifying and selecting a suitable target business may have resulted in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination were appropriate and in Aldabra's stockholders' best interests. See "Interests of Directors and Officers in the Mergers."

The amount of funds available to repay indebtedness of Great Lakes Holdings following the mergers will be reduced, and Aldabra's stockholders could own as little as 25.0% of Great Lakes Holdings' shares, if Aldabra's stockholders exercise their right to convert their shares into cash.

        Pursuant to the mergers, the stockholders of Great Lakes will become the owners of approximately 75.0% of Great Lakes Holdings' outstanding common stock post-closing, or approximately 49.7% on a fully-diluted basis, assuming that 19.99% of Aldabra stockholders exercise conversion rights and assuming an average trading price of $5.70 per share.

        Pursuant to Aldabra's charter, holders of IPO Shares may vote against the merger and demand that Aldabra convert their IPO Shares into pro-rata portions of the trust fund, as of the record date. Aldabra and Great Lakes will not consummate the transaction if holders of 20% or more of the IPO Shares exercise these conversion rights. To the extent that the merger is consummated and holders demand to convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the merger. As of September 30, 2006, assuming the merger is approved, the maximum amount of funds that could be dispersed to Aldabra stockholders upon the exercise of their conversion rights is approximately $10,396,000 plus interest to the date of the Great Lakes merger, or approximately 20% of the funds then held in the trust fund, based on a per share conversion price of $5.65 plus interest. In addition, the exercise of such conversion rights might increase MDCP's influence in the company.

The merger consideration is subject to change, and the exact consideration is not determinable at this time.

        The merger consideration, which is the number of shares of Aldabra common stock to be issued to the Great Lakes stockholders in the Great Lakes merger, will consist of a base consideration of $160,000,000 in shares of Aldabra common stock (which will not be less than 27,273,000 shares) and an incremental consideration (positive or negative, not to exceed 7,500,000 shares) based on the amounts, as of the end of the day before the closing, by which (i) Great Lakes' net indebtedness is greater or less than $250,000,000, (ii) Great Lakes' net working capital is greater or less than $47,097,000, and (iii) Aldabra's net working capital is less than $50,000,000. The exchange ratio will be based on the average closing price of Aldabra's common stock for the ten trading days ending three trading days prior to the consummation of the merger. The exact number of shares to be delivered in the Great Lakes merger is not determinable at this time, since the exchange ratio used to calculate the number of shares of Aldabra common stock to be delivered is not yet known, and since the number of shares of Aldabra common stock that will be issued will vary based on working capital and indebtedness adjustments, but in no event will the aggregate number of shares of Aldabra common stock issuable to Great Lakes stockholders exceed 40,000,000 shares. Only by way of example, if the closing of the Great Lakes merger had occurred on August 31, 2006, the average trading price would have been $5.36 per share, and based on Great Lakes' net indebtedness and working capital and Aldabra's working capital, in each case as of August 31, 2006, the merger consideration would have been calculated as follows:

Base consideration		$160,000,000
Target net indebtedness	$250,000,000
Great Lakes' net indebtedness	$-256,123,320

Adjustment	$(6,123,320)
Great Lakes' net working capital	$51,720,708
Target net working capital	$-47,097,000

Adjustment	$4,623,708
Aldabra's net working capital	$51,492,613
Target net working capital	$50,000,000
Adjustment	N/A
Net adjustment		$(1,499,612)

Adjusted base consideration		$158,500,388
Average trading price		÷5.36

Merger consideration (Aldabra shares issued)		29,570,968

        The exchange ratio will be determined as soon as practicable after the special meeting of Aldabra stockholders. Such determination is expected to occur no later than the day after such special meeting is held.

If Aldabra's outstanding warrants (which will become exercisable for Great Lakes Holdings common stock) are exercised, the underlying shares will be eligible for future resale in the public market. "Market overhang" from the warrants results in dilution and may have an adverse effect on the market price of Great Lakes Holdings common stock.

        Outstanding warrants to purchase an aggregate of 18,400,000 shares of common stock issued in connection with Aldabra's IPO will become exercisable after the consummation of the mergers. If they are exercised, up to 18,400,000 shares of Great Lakes Holdings common stock shares will be eligible for resale in the public market, which could adversely affect the market price.

If Aldabra fails to maintain an effective registration statement and a prospectus were not available for use relating to the common stock underlying our warrants, Aldabra's warrants could be deprived of value and the market for the warrants may be limited.

        None of Aldabra's outstanding warrants will be exercisable and Aldabra (or, after the mergers, Great Lakes Holdings) will not be obligated to issue shares of common stock unless at the time of exercise a registration statement relating to shares of common stock issuable upon exercise of the warrants is effective and a prospectus relating to shares of common stock issuable upon exercise of the warrants is available for use and those shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Holders of the warrants are not entitled to net cash settlement and the warrants may only be settled by delivery of shares of common stock and not cash. Under the terms of a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Aldabra, Aldabra has agreed to use its reasonable best efforts to maintain an effective registration statement and prospectus available for use relating to common stock issuable upon exercise of the warrants until the expiration of the warrants, or until all of the warrants have been exercised, and to take such action as is necessary to qualify the common stock issuable upon exercise of the warrants for sale in those states in which the initial offering of the units including the warrants was initially qualified. However, Aldabra cannot assure you that it will be able to do so. Aldabra has no obligation, and the warrant holders are not entitled, to settle the warrants for cash in any event, and the warrants may not be exercised and Aldabra (or Great Lakes Holdings) will not deliver securities therefore in the absence of an effective registration statement or a prospectus available for use. The shares of common stock for which the warrants are exercisable are covered by this registration statement. However, if Aldabra does not comply with these registration requirements or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may be deprived of value and the market for the warrants may be limited.

Registration rights held by MDCP, Great Lakes' Management and Aldabra's initial stockholders who purchased shares prior to the IPO may have an adverse effect on the market price of Great Lakes Holdings common stock.

        An investor rights agreement to be entered into as a condition for the completion of the Great Lakes merger will provide for certain registration rights with respect to shares held by the Aldabra stockholders who are party to the investor rights agreements (the "Aldabra Registrable Securities") and with respect to shares of common stock issued pursuant to the Great Lakes merger or the holding company merger to MDCP or any other shares of common stock acquired by MDCP (the "MDCP Registrable Securities") and to certain other Great Lakes stockholders party to the investor rights agreement (the "Other Registrable Securities"). Assuming an average trading price of $5.70 per share and assuming no working capital or net indebtedness adjustments, approximately 32 million shares would be entitled to registration rights, or approximately 55% of the outstanding shares assuming no exercise of conversion rights. Holders of at least a majority of MDCP Registrable Securities, or Aldabra Registrable Securities after February 17, 2008, will have the right to demand registration under the Securities Act of all or any portion of their registrable securities subject to certain amount and time limitations. Holders of MDCP Registrable Securities may demand three long-form registrations and an unlimited number of short-form registrations, while holders of Aldabra Registrable Securities may only demand one long-form registration and one short-form registration. Additionally, whenever Aldabra (or, after the holding company merger, Great Lakes Holdings) proposes to register any of its securities under the Securities Act and the registration form used for the registration of registrable securities, holders of Aldabra Registrable Securities, MDCP Registrable Securities or Other Registrable Securities will have the right to request the inclusion of their registrable securities in such registration. The resale of these shares in the public market upon exercise of those registration rights could adversely affect the market price of Great Lakes Holdings common stock.

Aldabra's stockholders will have substantially different rights with respect to their stockholdings after the mergers.

        There are material differences between the rights of stockholders under Aldabra's current charter and the rights of stockholders under the Great Lakes Holdings' charter following the holding company merger. After the mergers, stockholders of Great Lakes Holdings will be subject to limitations with respect to transfers of shares to ensure compliance with maritime laws. Maritime law prohibits non-citizens of the United States from owning more than 25% of Great Lakes Holdings. Great Lakes Holdings' charter following the merger will prohibit non-citizens from owning greater than 22.5% of the total outstanding stock of Great Lakes Holdings, or 90% of the stock permitted under maritime laws, whichever is less. Additionally, the Great Lakes Holdings' charter following the holding company merger will provide that MDCP has the authority to designate up to two directors, each of whom has four votes in each matter submitted to the board of directors. See "Comparison of Stockholders Rights" and "Description of Great Lakes Dredge & Dock Holdings Corp.'s Capital Stock."

Great Lakes Holdings' charter will limit the ownership of its common stock by individuals or entities that are not U.S. citizens. This restriction could limit the liquidity of its common stock.

        In order to ensure compliance with maritime laws, Great Lakes Holdings' charter will prohibit persons who are not U.S. citizens for purposes of maritime laws from owning greater than 22.5% of the total outstanding stock of Great Lakes Holdings or 90% of the stock permitted under maritime laws, whichever is less. This requirement may have an adverse impact on the liquidity or market value of its common stock, because holders may be unable to sell stock to non-U.S. citizens. Any purported transfer of common stock in violation of these provisions will be ineffective to transfer the common stock or any voting, dividend or other rights in respect of the common stock. See "Description of Great Lakes Dredge & Dock Holdings Corp.'s Capital Stock."

Delaware law and Great Lakes Holdings' charter documents may impede or discourage a takeover that you may consider favorable.

        The provisions of Great Lakes Holdings' certificate of incorporation and bylaws may also deter, delay or prevent a third-party from acquiring us. These provisions include:

  •
  limitations on the ability of stockholders to amend our charter documents, including stockholder supermajority voting requirements;

  •
  the inability of stockholders to act by written consent or to call special meetings after such time as the existing stockholders own less than 25% of our common stock;

  •
  a classified board of directors with staggered three-year terms;

  •
  advance notice requirements for nominations for election to the board of directors and for stockholder proposals;

  •
  ability of MDCP to elect directors that have the majority of the voting power of the board of directors; and

  •
  the authority of our board of directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with such terms as the board of directors may determine and to issue additional shares of our common stock.

        We will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which will prevent us from engaging in a business combination with a person who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or stockholder approval were obtained. See "Description of Great Lakes Dredge & Dock Holdings Corp.'s Capital Stock."

        These provisions could have the effect of delaying, deferring or preventing a change in control of our company, discourage others from making tender offers for our shares, lower the market price of our stock or impede the ability of our stockholders to change our management, even if such changes would be beneficial to our stockholders.

Stockholders of Great Lakes Holdings may not receive dividends because of restrictions in Great Lakes' debt agreements, Delaware law and state regulatory requirements.

        Great Lakes Holdings' ability to pay dividends will be restricted by Great Lakes' current and future agreements governing its debt, including its senior credit facilities and the indenture governing its senior subordinated notes, as well as Delaware law and state regulatory authorities. In addition, Great Lakes Holdings and its subsidiaries will be permitted under the terms of their debt agreements to incur additional indebtedness that may restrict or prohibit the payment of dividends. Under Delaware law, Great Lakes Holdings' board of directors may not authorize payment of a dividend unless it is either paid out of its surplus, as calculated in accordance with the Delaware General Corporation Law, or, if it does not have a surplus, it is paid out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. To the extent Great Lakes Holdings does not have adequate surplus or net profits, it will be prohibited from paying dividends.

If Great Lakes Holdings' common stock is listed on the Nasdaq Capital Market or the Nasdaq Global Market, it intends to elect to be a "controlled company" within the meaning of the Nasdaq rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

        Following the completion of the mergers, Great Lakes Holdings will be deemed to be a "controlled company" under the rules of the Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by a group is a "controlled company" and may elect not to comply with certain Nasdaq corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the nominating committee be composed entirely of independent directors, (3) the requirement that the compensation committee be composed entirely of independent directors and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. Great Lakes Holdings intends to rely on this exemption as long as it is available to it, and therefore it does not intend to have a majority of independent directors or nominating and compensation committees consisting entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq's corporate governance requirements.

Great Lakes may incur increased costs as a result of having publicly traded equity securities following the mergers.

        Great Lakes Holdings will have publicly traded equity securities following the mergers and as such Great Lakes will incur significant legal, accounting and other expenses that Great Lakes did not incur as a private company with public debt. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and The Nasdaq Stock Market, has required changes in corporate governance practices of public companies. These new rules and regulations have increased legal and financial compliance costs and made activities more time-consuming and costly. For example, as a result of having publicly traded equity securities, Great Lakes Holdings will be required to have three independent directors and create additional board committees. These new rules and regulations make it more difficult and more expensive for the company to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for Great Lakes to attract and retain qualified persons to serve on its board of directors or as executive officers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains, and oral statements made from time to time by representatives of Great Lakes and Aldabra may contain, statements about future events and expectations, or forward-looking statements. We have based those statements on current expectations and projections about future results. When we use words or expressions such as "project," "believe," "anticipate," "plan," "expect," "estimate," or "intend," we do so to identify forward-looking statements. Examples of forward-looking statements include statements we make regarding future prospects of growth in the dredging industry, the level of future expenditures by companies and other trends in those markets, the ability to maintain or increase Great Lakes Holdings' market share, future operating results, future capital expenditure levels and plans to fund future liquidity needs.

        You should keep in mind that forward-looking statements speak only as of the dates we make them. New risks and uncertainties arise from time to time, and it is impossible to predict these events or how they may affect us. These and other factors may cause our actual results to differ materially from those expressed in our forward-looking statements. We have no duty and do not intend to update or revise our forward-looking statements except as required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any of our forward-looking statements might not occur.

SELECTED HISTORICAL FINANCIAL INFORMATION

Selected Financial Information of GLDD Acquisitions Corp.

        The selected financial data presented below for the years ended December 31, 2001, 2002 and 2003 is derived from the audited financial statements of Great Lakes Dredge & Dock Corporation. Great Lakes Dredge & Dock Corporation was acquired by GLDD Acquisitions Corp. on December 22, 2003. GLDD Acquisitions Corp. is owned by MDCP and Great Lakes' management. The selected financial data for the years ended December 31, 2004 and 2005 have been derived from GLDD Acquisitions Corp.'s audited financial statements. The selected financial data for the six months ended June 30, 2005 and 2006 have been derived from GLDD Acquisitions Corp.'s unaudited financial statements. The selected financial data below should be read in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of GLDD Acquisitions Corp. included in this proxy statement/prospectus.

	Successor Company(6)				Predecessor Company(6)
	June 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001
	($ in millions)
Income Statement Data(1):
Contract revenues	$222.5	$193.3	$423.4	$350.9	$398.8	$362.6	$318.8
Costs of contract revenues	(193.3)	(174.9)	(372.0)	(315.0)	(328.2)	(294.6)	(260.5)

Gross profit	29.2	18.4	51.4	35.9	70.6	68.0	58.3
Gross profit as a percentage of revenues	13.1%	9.6%	12.1%	10.2%	17.7%	18.8%	18.3%
General and administrative expenses	(14.5)	(13.7)	(29.3)	(26.7)	(27.9)	(29.8)	(25.2)
Amortization of intangible assets	(0.2)	(0.4)	(0.8)	(4.2)	—	—	—
Subpoena-related expenses	(0.4)	(1.8)	(2.9)	(2.3)	—	—	—
Impairment of intangible	—	—	(5.7)	—	—	—	—
Sale-related expenses	—	—	—	(0.3)	(10.6)	—	—

Operating income	14.1	2.5	12.7	2.4	32.1	38.2	33.1
Operating income as a percentage of revenues	6.4%	1.3%	3.0%	0.6%	8.0%	10.5%	10.4%
Interest expense, net	(12.3)	(10.9)	(23.1)	(20.3)	(20.7)	(21.1)	(20.9)
Sale-related financing costs	—	—	—	—	(13.1)	—	—
Equity in earnings (loss) of joint ventures	0.6	0.8	2.3	2.3	1.4	(0.1)	0.8
Minority interests	(0.1)	(0.2)	(0.2)	0.1	—	0.4	(1.0)

Income (loss) before income taxes	2.3	(7.8)	(8.3)	(15.5)	(0.3)	17.4	12.0
Income tax benefit (provision)	(0.9)	2.6	1.4	4.4	(1.3)	(4.4)	(5.5)

Net income (loss)	$1.4	$(5.2)	$(6.9)	$(11.1)	$(1.6)	$13.0	$6.5

Redeemable preferred stock dividends	(4.0)	(3.7)	(7.7)	(7.3)	—	—	—
Net income available to common shareholders	$(2.6)	$(8.9)	$(14.6)	$(18.4)	$(1.6)	$13.0	$6.5

Basic and diluted earnings per share	$(2.60)	$(8.92)	$(14.64)	$(18.37)	$(31.92)	$260.00	$129.62
Basic and diluted weighted average shares(1)	999	1,000	1,000	1,000	50	50	50
Unaudited pro forma basic and diluted earnings per share(2)	$0.05	$(0.18)	$(0.24)
Unaudited pro forma basic and diluted weighted average shares(2)	28,219	28,219	28,219
Other Data:
EBITDA(4)	$27.1	$15.4	$39.4	$31.7	$49.8	$54.4	$48.2
Net cash flows from operating activities	17.4	(2.7)	10.3	17.5	19.7	28.4	20.1
Net cash flows from investing activities	(10.7)	(2.4)	(7.2)	(11.4)	(183.3)	(17.2)	(42.9)
Net cash flows from financing activities	(6.7)	3.5	(4.5)	(6.8)	164.9	(12.3)	24.2
Depreciation and amortization	12.5	12.3	24.7	26.9	16.3	15.9	15.3
Maintenance expense	16.0	16.2	29.7	22.7	27.9	25.9	19.3
Capital expenditures(5)	11.6	7.1	12.7	23.1	37.7	18.3	13.8

(1)
Includes the results of NASDI since its acquisition in April, 2001.

(2)
Refer to Note 14 to the GLDD Acquisitions Corp. and Subsidiaries Condensed Consolidated Unaudited Financial Statements for the Six Months ended June 31, 2006 and June 30, 2005 and Note 21 to the GLDD Acquisition Corp. and Subsidiaries Consolidated Financial Statements for the years ended December 31, 2005, 2004 and 2003 for additional details regarding these calculations.

(3)
EBITDA in 2005 includes the impact of a non cash write down of goodwill and intangibles for $5.7 million for the demolition business. In 2003 it includes the impact of sale-related expenses totaling $10.6 million, related to the sale of Great Lakes Dredge & Dock Corporation to Madison Dearborn Partners.

(4)
Capital expenditures in 2003 includes approximately $15.0 million used to buy out certain operating equipment previously under operating lease, $3.6 million related to a barge being constructed as part of a like-kind exchange, and a $0.8 million deposit on construction of two new rock barges. Capital expenditures in 2004 includes spending of approximately $12.7 million on equipment that has been or will be funded by sale-leaseback under an operating lease or escrow funds relating to the 2003 like-kind exchange.

(5)
The formation of GLDD Acquisitions Corp. and the acquisition of Great Lakes Dredge & Dock Corporation by MDCP was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), Business Combinations, resulting in a new basis of accounting subsequent to the Transaction. For presentation herein, the financial statements up to the date of the purchase are denoted as Predecessor Company and are the financial statements of Great Lakes Dredge & Dock Corporation, while the financial statements prepared subsequent to the acquisition by MDCP are denoted as Successor Company and are the financial statements of GLDD Acquisitions Corp. Due to the new basis of accounting, the amounts reported for GLDD Acquisitions Corp. are not comparable to the amounts shown for Great Lakes Dredge & Dock Corporation.

	Successor Company				Predecessor Company
	June 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001
	($ in millions)
Balance Sheet Data (as of end of period):
Cash and equivalents	$0.6	$0.4	$0.6	$2.0	$2.8	$1.5	$2.6
Working capital	45.0	46.3	49.1	39.2	50.5	14.6	14.1
Total assets	503.0	513.5	507.5	508.6	522.9	287.5	282.2
Total debt	244.8	258.3	250.8	254.3	258.7	172.8	184.7
Redeemable preferred stock	106.0	98.0	102.0	94.3	—	—	—
Total stockholders' equity (deficit)	(25.4)	(16.5)	(23.2)	(8.4)	97.0	(12.4)	(26.0)

        EBITDA, as presented herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense. Great Lakes presents EBITDA as an additional measure by which to evaluate its operating trends. Great Lakes believes that EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that all of its primary stakeholders (i.e. its bondholders, banks and investors) use EBITDA to evaluate its period to period performance. Additionally, Great Lakes' management believes that EBITDA provides a transparent measure of Great Lakes' recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, EBITDA is the measure Great Lakes uses to assess performance for purposes of determining compensation under its incentive plan. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, Great Lakes' use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain Great Lakes' business. For these reasons, Great Lakes uses operating income to measure its operating performance and uses EBITDA only as a supplement. EBITDA is reconciled to net income (loss) in the table of financial results.

	Successor Company				Predecessor Company
	June 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001
	($ in millions)
Net income (loss)	$1.4	$(5.2)	$(6.9)	$(11.1)	$(1.6)	$13.0	$6.5
Adjusted for:
Interest expense, net	12.3	10.9	23.1	20.3	20.7	21.1	20.9
Sale-related financing costs	—	—	—	—	13.1	—	—
Income tax expense (benefit)	0.9	(2.6)	(1.4)	(4.4)	1.3	4.4	5.5
Depreciation and amortization	12.5	12.3	24.6	$26.9	16.3	15.9	15.3

EBITDA	$27.1	$15.4	$39.4	$31.7	$49.8	$54.4	$48.2

Selected Financial Information of Aldabra

        The selected financial data presented below for the years ended December 31, 2004 and 2005 is derived from Aldabra's audited financial statements and the selected financial data for the six months ended June 30, 2005 and 2006 have been derived from Aldabra's unaudited financial statements. The selected financial data below should be read in conjunction with the consolidated financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Aldabra included in this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004(2)
	($ in thousands, except per share information)
Statement of Operations Data:
Interest Income	$725.1	$405.0	$1,120.1	$—
Expenses	(652.2)	(129.2)	(520.7)	(1.1)

Income (loss) before income taxes	72.9	275.8	599.4	(1.1)
Provision for income taxes	103.9	121.2	267.8	—

Net income (loss)	$(31.0)	$154.6	$331.6	$(1.1)

Net income (loss) per share basic and diluted	..00	..02	..03	..00
Weighted average shares outstanding	11,200,000	8,758,011	9,989,041	2,000,000

	June 30,		December 31,
	2006	2005	2005	2004
	($ in thousands)
Balance Sheet Data (as of end of period):
Cash and equivalents	$100.5	$1,395.0	$735.4	$11.1
Working capital (deficiency)(1)	50,873.7	51,013.4	50,984.8	(60.0)
Total assets	52,030.8	51,295.7	51,664.1	95.0
Total liabilities	834.6	282.3	473.6	71.1
Common stock subject to possible conversion	9,862.3	9,862.3	9,862.3	—
Total stockholders' equity	41,333.9	41,151.2	41,328.2	23.9

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004(2)
	($ in thousands)
Other Data:
Net cash flows from operating activities	(671.6)	(159.9)	(788.6)	—
Net cash flows from investing activities	(0.0)	(49,336.0)	(49,336.0)	—
Net cash flows from financing activities	36.7	50,879.8	50,848.9	11.1

(1)
Working capital is presented herein in accordance with GAAP and differs from the working capital as determined pursuant to the Great Lakes merger agreement, which was approximately $51,324,800 at June 30, 2006.

(2)
Includes information from November 22, 2004 (inception) to December 31, 2004.

COMPARATIVE PER SHARE INFORMATION

        The following table sets forth selected unaudited historical per share information of Aldabra and Great Lakes, as well as selected pro forma per share information after giving effect to the Great Lakes merger, which will be treated for accounting purposes as a recapitalization of Great Lakes. You should read this information in conjunction with the selected financial information, included elsewhere in this proxy statement/prospectus, and the financial statements of Aldabra and Great Lakes and related notes that are included elsewhere in this proxy statement/prospectus. Aldabra's unaudited pro forma per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Financial Statements and related notes included elsewhere in this proxy statement/prospectus. The historical per share information for Great Lakes is derived from Great Lakes' financial statements as of and for the six months ended June 30, 2006 and for the year ended December 31, 2005. The historical per share information for Aldabra is derived from Aldabra's financial statements as of and for the six months ended June 30, 2006 and for the year ended December 31, 2005.

        The unaudited pro forma financial data is not necessarily indicative of the financial position or the results of operations that may occur in the future or what the financial position or results of operations would have been had the Great Lakes merger been consummated for the periods or as of the dates for which such information is presented.

	Historical		Pro Forma
	Great Lakes	Aldabra	Minimum Approval	Maximum Approval
	(in thousands, except per share information)
Basic net income (loss) per common share:
Year ended December 31, 2005	$(14.64)	$0.03	$(0.13)	$(0.11)
Six Months ended June 30, 2006	$(2.60)	$(0.00)	$0.06	$0.07
Shares used in computation of basic net income (loss) per share:
Year ended December 31, 2005	1,000	9,989	38,057	39,896
Six Months ended June 30, 2006	999	11,200	39,268	41,107
Diluted net income (loss) per share:
Year ended December 31, 2005	$(14.64)	$0.03	$(0.13)	$(0.11)
Six Months ended June 30, 2006	$(2.60)	$(0.00)	$0.06	$0.07
Shares used in computation of diluted net income (loss) per share:
Year ended December 31, 2005	1,000	9,989	38,057	39,896
Six Months ended June 30, 2006	999	11,200	40,440	42,279
Book value per common share:
As of June 30, 2006	$(25.40)	$4.41 (1)	$3.04	$3.14
Shares used in computation of book value per common share as of June 30, 2006	999	9,367	39,268	41,107

(1)
Historical book value is calculated based on the minimum approval to record refund of funds ($9,862,266 plus interest) to shareholders exercising their conversion rights.

PER SHARE MARKET PRICE INFORMATION

        The closing price for the common stock and warrants of Aldabra on Monday, June 19, 2006 was $5.53 and $0.45, respectively. The closing price for the units of Aldabra on Friday, June 2, 2006 (the last trading day on which the units traded prior to the execution of the merger agreement) was $6.30. The units, common stock and warrants of Aldabra are traded on the Over-the-Counter Bulletin Board under the symbols ALBAU.OB, ALBA.OB and ALBAW.OB, respectively.

        In connection with the mergers, application will be made for the quotation of Great Lakes Holdings' common stock and warrants on the Nasdaq Capital Market or the Nasdaq Global Market.

        The capital stock of Great Lakes is not publicly traded, and no market information related to its capital stock is available.

        The following table sets forth the range of high and low closing bid prices for Aldabra units, common stock and warrants as reported on the Over-the-Counter Bulletin for the periods indicated since such units commenced public trading on February 18, 2005 and since such common stock and warrants commenced public trading on March 7, 2005. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2006:
Fourth Quarter through November 3	$7.45	$7.20	$5.71	$5.53	$0.85	$0.72
Third Quarter	7.48	6.01	5.70	5.26	0.92	0.35
Second Quarter	7.05	6.10	5.62	5.35	0.77	0.36
First Quarter	7.25	6.24	5.77	5.29	0.72	0.44
2005:
Fourth Quarter	$6.48	$6.01	$5.45	$5.20	$0.59	$0.40
Third Quarter	6.30	6.05	5.25	5.19	0.60	0.47
Second Quarter	6.75	6.16	5.30	5.14	0.66	0.52
First Quarter	6.85	6.00	5.25	5.10	0.73	0.57

Holders

        As of October 11, 2006, there was one holder of record of Aldabra units, nine holders of record of Aldabra common stock and one holder of record of Aldabra warrants. Aldabra has been informed that, as of October 11, 2006, there were, in the aggregate, 281 beneficial holders of Aldabra common stock and Aldabra units.

Dividends

        Aldabra has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Great Lakes merger. The payment of dividends in the future will be contingent upon Great Lakes Holdings' revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Great Lakes merger. The payment of any dividends subsequent to the Great Lakes merger will be within the discretion of Aldabra's then board of directors. See "Risk Factors—Risks Relating to the Great Lakes Merger and the Holding Company Merger—Stockholders of Great Lakes Holdings may not receive dividends because of restrictions in Great Lakes' debt agreements, Delaware law and state regulatory requirements."

THE SPECIAL MEETING

General

        This proxy statement/prospectus is being furnished to stockholders of Aldabra as part of the solicitation of proxies by the Aldabra board of directors for use at the special meeting in connection with the proposed merger of Great Lakes into a wholly-owned subsidiary of Aldabra. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

        Aldabra will hold the special meeting at 10:00 a.m., Eastern Standard time, on December 14, 2006, at Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019, to vote on the Great Lakes merger proposal, the amendment proposal, the election of directors, and the holding company merger proposal.

Purpose of the Special Meeting

        At the special meeting, we are asking holders of Aldabra common stock to:

  •
  to adopt the Agreement and Plan of Merger, dated as of June 20, 2006, by and among Great Lakes, Aldabra, Merger Sub, and certain of their respective stockholders as representatives of the parties to the merger agreement, and to approve the transactions contemplated by the merger agreement, including the merger of Great Lakes with and into Merger Sub;

  •
  to amend and restate Aldabra's certificate of incorporation to increase the number of authorized shares of common stock of Aldabra, par value $0.0001 per share, to a number sufficient to satisfy Aldabra's obligations under the merger agreement with respect to the issuance of Aldabra common stock, but in no event to exceed an additional 40,000,000 shares;

  •
  to elect eight members of the Board of Directors of Aldabra from the completion of the Great Lakes merger until their successors are elected and qualified;

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  to adopt the Agreement and Plan of Merger, dated as of August 21, 2006, by and among Aldabra, Great Lakes Holdings and GLH Merger Sub, L.L.C., and to approve the transactions contemplated thereby, including the merger of Aldabra with and into GLH Merger Sub, L.L.C.; and

  •
  to consider and act upon any other matters that may properly be brought before the special meeting or at any adjournments or postponements thereof.

Recommendation of Aldabra's Board of Directors

        The Aldabra board of directors:

  •
  has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the Great Lakes merger and the holding company merger), the election of directors and the amendment proposal are fair to and in the best interests of Aldabra and its stockholders;

  •
  has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the Great Lakes merger and the holding company merger), the election of directors and the amendment proposal;

  •
  unanimously recommends that Aldabra common stockholders vote FOR the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, including the Great Lakes merger;

  •
  unanimously recommends that Aldabra common stockholders vote FOR the election of the director nominees;

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  unanimously recommends that Aldabra common stockholders vote FOR the proposal to amend and restate Aldabra's certificate of incorporation; and

  •
  unanimously recommends that Aldabra common stockholders vote FOR the proposal to adopt the holding company merger agreement and to approve the holding company merger.

Record Date; Who is Entitled to Vote

        The record date for the special meeting is November 10, 2006. Record holders of Aldabra common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 11,200,000 outstanding shares of Aldabra common stock, which includes 9,200,000 IPO Shares.

        Each share of Aldabra common stock is entitled to one vote per share at the special meeting. Aldabra's issued and outstanding warrants do not have voting rights, and record holders of Aldabra warrants will not be entitled to vote at the special meeting.

Quorum

        The holders of a majority of the common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum at the special meeting.

Voting Your Shares

        Each share of Aldabra common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Aldabra common stock that you own. There are three ways to vote your shares of Aldabra common stock at the special meeting:

  •
  You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your "proxy", whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Aldabra board of directors FOR the adoption of the Great Lakes merger proposal, the election of the directors, the amendment proposal and the holding company merger proposal.

  •
  You can vote by telephone by following the telephone voting instructions that are included with your proxy card. If you vote by telephone, you should not return your proxy card. The deadline for voting by telephone is 11:59 p.m. Eastern Standard time, on December 13, 2006.

  •
  You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

        IF YOU DO NOT VOTE YOUR SHARES OF ALDABRA COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE GREAT LAKES MERGER PROPOSAL, THE AMENDMENT PROPOSAL AND THE HOLDING COMPANY MERGER PROPOSAL, BUT WILL NOT HAVE THE EFFECT OF A DEMAND OF CONVERSION OF YOUR SHARES INTO CASH.

Who Can Answer Your Questions About Voting Your Shares

        If you have any questions about how to vote or direct a vote in respect of your Aldabra common stock, you may call MacKenzie Partners, Inc. at 1-800-322-2885 or email at proxy@mackenziepartners.com.

No Additional Matters May Be Presented at the Special Meeting

        The special meeting has been called only to consider the adoption of the merger proposals, the election of the directors, the amendment proposal and any other matters that may be properly brought before the special meeting or at any adjournments or postponements thereof. Under Aldabra's by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Revoking Your Proxy

        If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

  •
  You may send another proxy card with a later date;

  •
  You may notify Jason Weiss, Aldabra's secretary, in writing before the special meeting that you have revoked your proxy; or

  •
  You may attend the special meeting, revoke your proxy, and vote in person.

Vote Required of Aldabra stockholders

        The affirmative vote of holders of a majority of the IPO Shares voting in person or by proxy at the special meeting, and the affirmative vote of holders of a majority of the outstanding shares on the record date (including the holders of Private Shares who have agreed to vote all their shares in accordance with the majority of the votes cast by holders of IPO Shares), are required to approve the merger agreement and the transactions contemplated thereby. The affirmative vote of holders of a majority of the shares of Aldabra common stock outstanding on the record date is required to approve the amendment proposal. The affirmative vote of holders of a majority of the shares of Aldabra common stock outstanding on the record date is required to approve the holding company merger proposal. The eight directors to be elected at the special meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Because the approval of the Great Lakes merger is a condition to the approval of the other proposals, if the Great Lakes merger is not approved, the charter amendment, the election of directors and the holding company merger will not take place.

Abstentions and Broker Non-Votes

        If you hold your shares of Aldabra common stock in "street name" through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your common stock by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee under the rules of the NASD, your broker may not vote your shares. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a "broker non-vote." Abstentions and broker non-votes will have the same effect as a vote against the Great Lakes merger proposal, the amendment proposal and the holding company merger proposal. Abstentions, broker non-votes or withheld votes will have no effect on the election of directors. Because the approval of the Great Lakes merger is a condition to the approval of the other proposals, if the Great Lakes merger is not approved, the charter amendment, the election of directors and the holding company merger will not take place.

Conversion Rights

        Any stockholder of Aldabra holding shares of common stock issued in Aldabra's initial public offering who vote against the approval of the Great Lakes merger may, prior to such vote, demand that Aldabra convert such stockholder's shares into a pro rata portion of the trust account holding a substantial portion of the net proceeds of Aldabra's initial public offering. If so demanded, Aldabra will convert these shares into a pro rata portion of the funds held in the trust account, which consist of $49,336,000 of the net proceeds from the initial public offering deposited into the account plus interest earned thereon, if the Great Lakes merger is consummated. After the Great Lakes merger is completed, an Aldabra stockholder who exercises conversion rights may not revoke his decision to convert his shares of Aldabra common stock into a pro rata portion of the trust account and will not have appraisal rights in connection with the holding company merger. If the holders of 20% or more of the shares of common stock issued in Aldabra's initial public offering vote against the Great Lakes merger and demand conversion of their shares into a pro rata portion of the trust account, Aldabra will not be able to consummate the Great Lakes merger. If you exercise your conversion rights, then you will be exchanging your shares of Aldabra common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the effective time of the Great Lakes merger and then tender your stock certificate to the combined company. The closing price of Aldabra common stock on September 30, 2006 was $5.64 and the amount of cash held in the trust account on that date was approximately $52,020,834. If a Aldabra stockholder would have elected to exercise such stockholder's conversion rights on such date, then such stockholder would have been entitled to receive approximately $5.65 per share, or $0.35 less than the per-unit offering price of $6.00 for which the Aldabra stockholder purchased units (comprised of one share and two warrants each) of the initial public offering. Prior to exercising conversion rights, Aldabra stockholders should verify the market price of Aldabra common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

Solicitation Costs

        Aldabra is soliciting proxies on behalf of the Aldabra board of directors. This solicitation is being made by mail, but also may be made by telephone or in person. Aldabra and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for doing this. Aldabra has hired MacKenzie Partners, Inc. to assist in the proxy solicitation process. Aldabra will pay all fees and expenses related to the retention of such proxy solicitation firm.

        Aldabra will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Aldabra will reimburse them for their reasonable expenses.

Stock Ownership

        At the close of business on the record date, the officers and directors of Aldabra and their affiliates beneficially owned and were entitled to vote approximately 3,546,650 shares of Aldabra common stock (including warrants to purchase shares of Aldabra common stock that are not currently exercisable), or approximately 27.73% of the then outstanding shares of Aldabra common stock. See "Information about Aldabra Acquisition Corporation—Beneficial Ownership." These persons, who were stockholders of Aldabra prior to its initial public offering, have agreed pursuant to letter agreements with Aldabra and Morgan Joseph & Co. to vote their shares of Aldabra common stock purchased prior to the initial public offering in the same manner as how a majority of the shares of common stock held by all other Aldabra stockholders are voted on the Great Lakes merger proposal. Mr. Leight, Mr. Weiss and the other directors and officers of Aldabra and their affiliates will be entitled to vote any shares acquired by them subsequent to the initial public offering as they see fit and have indicated that they will vote any shares acquired by them subsequent to the initial public offering in favor of the Great Lakes merger proposal. See "Management—Certain Relationships and Transactions—Aldabra."

        Based solely upon information contained in public filings, as of November 3, 2006, the following stockholders beneficially owned greater than five percent of Aldabra's issued and outstanding common stock:

  •
  Hound Partners, LLC, Hound Performance LLC and Jonathan Auerbach beneficially owned 5,146,150 shares of Aldabra common stock (including warrants to purchase shares of Aldabra common stock that are not currently exercisable) representing approximately 33.31% of Aldabra common stock outstanding on the record date.

  •
  Nathan D. Leight and his affiliates beneficially owned 2,605,000 shares of Aldabra common stock (including warrants to purchase shares of Aldabra common stock that are not currently exercisable), of which 1,572,000 shares issuable upon exercise of warrants are owned by Terrapin Partners LLC of which Mr. Leight is an affiliate, representing approximately 20.37% of the Aldabra common stock outstanding on the record date.

  •
  Jason G. Weiss and his affiliates (excluding certain trusts, as explained in page 152 of this proxy statement/prospectus) beneficially owned 2,498,750 shares of Aldabra common stock (including warrants to purchase shares of Aldabra common stock that are not currently exercisable), of which 1,572,000 shares issuable upon excercise of warrants are owned by Terrapin Partners LLC of which Mr. Weiss is an affiliate, representing approximately 19.56% of the Aldabra common stock outstanding on the record date.

  •
  Sapling, LLC and Fir Tree Recovery Master Fund, L.P. beneficially owned 794,000 shares of Aldabra common stock, representing approximately 7.1% of the Aldabra common stock outstanding on the record date.

  •
  Roger Feldman and Harvey Hanerfeld (through various funds and accounts managed by West Creek Capital, Inc.) beneficially owned 682,500 shares of Aldabra common stock, representing approximately 6.1% of the Aldabra common stock outstanding on the record date.

        AFTER CAREFUL CONSIDERATION OF THE TERMS AND CONDITIONS OF THE GREAT LAKES MERGER PROPOSAL, THE AMENDMENT PROPOSAL, THE HOLDING COMPANY MERGER PROPOSAL AND THE ELECTION OF DIRECTOR NOMINEES, THE BOARD OF DIRECTORS OF ALDABRA BELIEVES THAT THE GREAT LAKES MERGER PROPOSAL, THE AMENDMENT PROPOSAL, THE HOLDING COMPANY MERGER PROPOSAL AND THE ELECTION OF DIRECTOR NOMINEES ARE FAIR TO, AND IN THE BEST INTERESTS OF, ALDABRA AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE GREAT LAKES MERGER PROPOSAL, THE AMENDMENT PROPOSAL, AND THE HOLDING COMPANY MERGER PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR EACH OF THE OTHER PROPOSALS LISTED ABOVE. SEE "THE MERGER—ALDABRA'S BOARD OF DIRECTORS' REASONS FOR THE RECOMMENDATION."

THE MERGER

        The discussion in this document of the Great Lakes merger and the principal terms of the merger agreement by and among Great Lakes, Aldabra, Merger Sub, MDCP, in its sole capacity as representative of Great Lakes, and Terrapin Partners LLC, in its sole capacity as representative of Aldabra, is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement, as amended, is attached as Exhibit A to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read the merger agreement in its entirety.

Background

        Aldabra is a blank check company formed on November 22, 2004 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Aldabra stated in its prospectus relating to its initial public offering that it intended to focus its efforts on seeking a business combination with a portfolio company currently held by a private equity firm specializing in either leveraged buyouts or venture capital.

        On February 24, 2005, Aldabra consummated its initial public offering of 8,000,000 units with each unit consisting of one share of common stock and two warrants, each warrant representing the right to purchase one share of common stock at an exercise price of $5.00 per share. On February 25, 2005, Aldabra consummated the closing of an additional 1,200,000 units subject to the over-allotment option. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $55,200,000. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds from the offering were approximately $50,835,000, of which approximately $49,336,000 was deposited into a trust fund and the remaining proceeds (approximately $1,499,000) were available to be used to provide for business, legal and accounting due diligence on prospective business combinations, general and administrative expenses and corporate income and franchise taxes. Through June 30, 2006, Aldabra has used approximately $1,398,500 of the net proceeds that were not deposited into the trust fund to pay such expenses. The net proceeds deposited into the trust fund remain on deposit in the trust fund earning interest and will not be released until the earlier of the consummation of a business combination or the liquidation of Aldabra. As of October 1, 2006, the value of the trust fund amounted to approximately $52,020,834 and such funds were invested in Federated 825 NY Muni Cash Trust, earning approximately 3.48%. Aldabra must liquidate promptly after the later of (1) August 24, 2006, if, prior to such date Aldabra has not completed a business combination or entered into a letter of intent, an agreement in principle or a definitive agreement to complete a business combination, or (2) February 24, 2007, if Aldabra has entered into a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to August 24, 2006, but is unable to complete the business combination prior to February 24, 2007.

        Subsequent to its initial public offering, Aldabra's officers and directors commenced an active search for a prospective operating business. Morgan Joseph acted as Aldabra's financial advisor in this search. During the search process, Aldabra reviewed more than 150 acquisition or merger opportunities, entered into confidentiality agreements with approximately 95 possible target candidates (or their representatives), and conducted early stage due diligence reviews of approximately 30 such operating businesses. During the period from the closing of the initial public offering through April 2006, Aldabra made 12 non-binding written proposals to acquire or merge with 12 of these businesses. While varying levels of discussion ensued with each of the operating businesses with respect to which Aldabra issued a proposal, two proposals were affirmatively accepted and substantial due diligence was conducted by Aldabra. In each such case, the potential transactions were abandoned by Aldabra as a result of information obtained during Aldabra's later stage due diligence review of the business.

        During such time Jason Weiss, Aldabra's Chief Executive Officer, contacted Tom Souleles, a managing director of Madison Dearborn, on several occasions (including, following the abandonment of the second proposed transactions in early March 2006 and on April 19, 2006) to inquire as to whether Madison Dearborn owned any portfolio companies which would be a good fit with Aldabra. Mr. Weiss was personally acquainted with Mr. Souleles, with whom he went to Harvard Law School. Mr. Weiss and Nathan Leight, Chairman of the Board of Aldabra, were both familiar with MDP, having previously made capital contributions of $1,000,000 and $500,000, respectively, in Madison Dearborn Capital Partners IV, L.P. See "The Merger—Interests of Certain Persons in the Merger." Mr. Weiss and Mr. Leight were therefore generally familiar with the types of industries in which MDP has invested and with some of its portfolio companies.

        On April 24, 2006, Mr. Souleles called Mr. Weiss and expressed a potential interest in engaging in a transaction between Great Lakes and Aldabra. Mr. Weiss, Mr. Leight and Morgan Joseph then commenced a review of Great Lakes Dredge & Dock Corporation's public SEC filings which included its historical financial statements, an overview of its business and the dredging and beach nourishment industry. On April 26, 2006, Aldabra expressed preliminary interest to Mr. Souleles in pursuing a transaction with Great Lakes. After consulting with Douglas Mackie, the CEO of Great Lakes, and Samuel Mencoff, the co-president of Madison Dearborn, on April 27, 2006, Mr. Souleles had further discussions with Mr. Weiss regarding a transaction involving Great Lakes and Aldabra. On May 1, 2006, Mr. Souleles discussed the idea of merging Great Lakes and Aldabra at a Madison Dearborn partner meeting.

        Following the May 1, 2006 meeting, the parties exchanged more financial information, discussed Great Lakes in more detail, and compared Great Lakes to certain public companies. On May 3, 2006, Mr. Weiss met with Mr. Souleles and a Madison Dearborn analyst in Chicago. At this meeting, Mr. Weiss proposed a merger transaction valuing Great Lakes at approximately $400 million, taking into account approximately $250 million of Great Lakes debt, and valuing Aldabra shares at market price. The Madison Dearborn representatives rejected the proposal.

        The following day, May 4, 2006, Aldabra delivered a draft letter of intent to Madison Dearborn, proposing a merger transaction valuing Great Lakes at $410 million, providing that the Aldabra common stock issued in the transaction would be valued at no less than $5.50 per share for purposes of determining the number of shares to be issued to Great Lakes' stockholders. At the time the draft letter was delivered, Mr. Weiss reserved the right to incorporate into Aldabra's offer a reduction in the number of shares that Madison Dearborn would receive in the event that Aldabra traded extremely well after the announcement of the merger (the "Cap"). The following day, May 5, 2006, Aldabra delivered a letter of intent to Madison Dearborn that incorporated these points, including the Cap.

        On May 8, 2006, Great Lakes held a board meeting at which they considered Aldabra's proposal. Following the meeting, Mr. Souleles told Mr. Weiss that Madison Dearborn and management could not accept the Cap and proposed that Great Lakes be valued at $415 million. After further discussions, Mr. Weiss and Mr. Souleles agreed to exclude the Cap and value Great Lakes at $410 million. On May 9, 2006, Aldabra issued a letter of intent to Madison Dearborn that incorporated the elimination of the Cap, and the parties tentatively agreed, subject to the completion of due diligence reviews by Aldabra, Madison Dearborn and Great Lakes, the approval of the board of directors of each company and the negotiation of a mutually agreed upon definitive merger agreement and related documentation, to a merger transaction valuing Great Lakes at $410 million on an enterprise valuation basis (assuming $250,000,000 of outstanding debt at Great Lakes which implied an equity value for Great Lakes of $160,000,000). Under the proposed terms of the agreement, which terms were included in the merger agreement executed on June 20, 2006, Great Lakes' stockholders would receive shares of Aldabra common stock equal to the greater of (i) 27,273,000 shares or (ii) $160,000,000 divided by the average trading price of Aldabra shares over the ten day period ending three trading days prior to the effective date of the merger (subject to a working capital adjustment and an adjustment based on Great Lakes'

actual debt at closing), but in no event will the aggregate number of shares of Aldabra common stock issuable to Great Lakes' stockholders exceed 40,000,000 shares.

        On May 11, 2006, Aldabra executed a confidentiality agreement with Great Lakes and intensified its review of Great Lakes' business. On May 18, 2006, representatives of Aldabra met with Great Lakes in Oak Brook, Illinois. Present at that meeting were Douglas B. Mackie and Deborah A. Wensel from Great Lakes, Thomas S. Souleles from MDP, and Nathan Leight and Jason Weiss from Aldabra.

        While management of Aldabra had been keeping Aldabra's board members informed about the progress of the transaction on an informal basis (including through the distribution of drafts of the transaction documents and certain background information on Great Lakes) shortly after discussions with Madison Dearborn began, on May 22, 2006, the entire board of directors of Aldabra met telephonically to discuss the proposed transaction with Great Lakes. The discussions involved a summary of the proposed terms of the transaction, the status of Aldabra's due diligence review of Great Lakes, possible market reaction to the proposed transaction, and the timing of the transaction.

        On June 12, 2006, another telephonic meeting of the entire Aldabra board of directors was held to discuss the Great Lakes transaction, at which the status of the proposed transaction was reviewed by Mr. Weiss and Mr. Leight and BearingPoint Capital LLC ("BearingPoint Capital"), and at which BearingPoint Capital reviewed a draft of its preliminary fairness opinion analysis (see "The Merger—Fairness Opinion"). The board of directors instructed Aldabra's management to continue to negotiate the terms of definitive documentation. On June 19, 2006, the entire Aldabra board of directors met telephonically again to consider the proposed merger. At that meeting, the Aldabra board of directors reviewed the form of merger agreement and ancillary documents presented to them. BearingPoint Capital also delivered to the Aldabra board of directors its oral opinion, subsequently confirmed in writing, with respect to the fairness of the Great Lakes merger to Aldabra's stockholders as of June 19, 2006. Such oral opinion updated the preliminary fairness opinion reviewed by BearingPoint Capital on June 12, 2006 with respect to market changes that had occurred in the previous week. BearingPoint Capital noted that no material changes in its valuation analyses had occurred during the five-trading day period between its preliminary and final fairness opinion presentations. At that meeting, the Aldabra board of directors approved the Great Lakes merger and the form of merger agreement and ancillary documents presented to them and authorized the officers of Aldabra to complete the merger agreement. On June 19th and 20th, representatives of Aldabra and Great Lakes negotiated the final terms of the merger agreement and the ancillary documents.

        On June 20, 2006, the members of Great Lakes' board of directors entered into a unanimous written consent to pursue the transaction.

        On June 20, 2006, the parties executed the merger agreement.

Recommendation of Aldabra's Board of Directors

        At a meeting on June 19, 2006, Aldabra's board of directors unanimously (1) determined that the Great Lakes merger and the merger agreement are advisable and in the best interests of Aldabra and its stockholders, (2) approved the Great Lakes merger and the merger agreement, (3) approved and declared the advisability of the amendments to the Aldabra certificate of incorporation, (4) approved the holding company merger and (5) determined to recommend that the holders of Aldabra common stock vote for (i) the adoption of the merger agreement and the Great Lakes merger, (ii) the increase in the authorized number of shares of Aldabra common stock, and (iii) the adoption of the holding company merger agreement and the approval of the holding company merger.

Aldabra's Board of Directors' Reasons for the Recommendation

        In seeking out a candidate for a business combination, Aldabra's board of directors and management developed a set of general criteria in order to attempt to systematically narrow the universe of prospective candidates. Aldabra's board of directors felt that the following considerations (not listed in any particular order) with respect to any acquisition candidate should be of primary importance:

  •
  financial condition and results of operations;

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  cash flow potential;

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  growth potential;

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  experience and skill of management and availability of additional personnel;

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  capital requirements;

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  competitive position;

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  barriers-to-entry by competitors;

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  stage of development of the products, processes or services;

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  degree of current or potential market acceptance of the products, processes or services;

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  proprietary features and degree of intellectual property or other protection of the products, processes or services;

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  sensitivity of the business to the U.S. and global economy;

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  stability of the business;

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  technology risk;

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  business plan execution risk;

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  regulatory environment of the industry; and

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  costs associated with effecting the business combination.

        Aldabra's board of directors considered many factors in connection with its evaluation of the proposed merger with Great Lakes. These factors included an extensive evaluation of numerous positive and negative factors, and strengths and weaknesses of Great Lakes' business and the dredging industry.

        In considering the Great Lakes merger and reaching its recommendations, the Aldabra board consulted with Aldabra's management and its legal and financial advisors, and gave considerable weight to the following factors, with respect to business, financial, structural and certain other factors:

  Business Factors

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  The fact that Great Lakes is the leading company by revenues in the U.S. dredging industry;

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  the size, quality and age of Great Lakes' fleet and its more than $1 billion replacement value;

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  the competitive position of Great Lakes. By having the largest dredging fleet in the U.S., Great Lakes can bid more competitively on a greater number of projects by matching equipment to specific job requirements;

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  the fact that Great Lakes benefits from a dredging revenue base that is broadly diversified across the three dredging sectors, which have different demand drivers. Capital projects primarily consist of port expansion work, which is driven by growth in U.S. trade and commerce, as well as the need of ports to maintain competitiveness. Beach nourishment and maintenance projects are more heavily influenced by weather and recurring natural sedimentation and erosion. Revenue within each of the Great Lakes' dredging sectors comes from a portfolio of separate contracts, which helps to mitigate project-specific risk;

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  the barriers-to-entry by competitors due to the large capital investment required by the dredging business. Entrance by new competitors would require a significant upfront capital commitment (all ships must be built in the United States) and would take a significant amount of time due to long ship construction lead times;

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  the fact that the Jones Act and related laws prevent (1) companies controlled by non-U.S. citizens, (2) non-U.S. built ships and (3) ships manned by non-U.S. citizens, from competing with Great Lakes and other U.S. companies in the United States;

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  the fact that Great Lakes has proprietary and proven project costing methodologies. Over the course of its 116-year operating history, Great Lakes has developed an extensive proprietary database of publicly-available dredging production records from its own and its competitors' activities and past bidding results, which gives it a significant competitive advantage in estimating and bidding on dredging contracts;

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  the fact that as international trade is growing so is international shipping. Historically, in order to become more efficient, shippers have built larger vessels that require deeper drafts. Consequently, over time, ports will need to allow for deeper drafts and more dock space, which should increase demand for dredging. In fact, the ten largest U.S. ports currently have an average controlling depth of 45 feet, as measured by annual container volume, compared to over 50 feet for the ten largest non-U.S. ports. The major U.S. ports risk becoming uncompetitive if they are unable to efficiently accommodate the larger ships that are increasingly being used throughout the world;

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  the fact that liquified natural gas terminals are now being developed on the United States' coasts. This is a new market opportunity for Great Lakes as many of such terminals require dredging activity;

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  the fact that silt build-up in waterways is naturally occurring. Consequently, to properly maintain channels and ports, they must undergo a continuous maintenance dredging program. If maintenance dredging is not performed, silt will accumulate and grow in volume, eventually making navigation less safe. Thus, revenues from maintenance dredging are not significantly affected by general economic cycles;

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  the fact that erosion is naturally occurring in many coastal communities. If beach nourishment work is postponed for too long, waterfront assets such as recreational communities become jeopardized. As a result, state and local governments are increasingly supplementing or replacing federal funding for beach nourishment;

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  the expectation that the high value of coastal real estate will continue to generate demand for beach nourishment and beach protection services;

  •
  the fact that if the incidence of hurricanes or other severe coastal storms were to increase, this could potentially increase demand for Great Lakes' services. Such storms have historically caused beach erosion, creating additional demand for beach nourishment and dredging services;

  •
  the fact that Great Lakes currently anticipates that there will be significant dredging opportunities related to projects to contain the erosion of wetlands and coastal marshes, particularly in Louisiana;

  •
  the fact that public "infrastructure" companies are currently experiencing good market conditions, possibly due to the market's perception that federal, state and local government authorities have been under-investing in infrastructure projects and the expectation that, if this is corrected, demand for their services (including Great Lakes' services) will increase in the future;

  •
  the fact that by deleveraging Great Lakes through this merger, Great Lakes will potentially have the opportunity to pursue potential acquisition opportunities;

  •
  the fact that federal and state environmental regulations of dredging services is increasing, which makes dredging more complicated. Because we believe that Great Lakes is the largest and most sophisticated U.S. operator, it is better positioned to comply with such regulations than its competitors;

  •
  the fact that Great Lakes has a very experienced management team—the 12 top managers have an average tenure of 25 years and all management team members are stockholders;

  •
  the fact that Great Lakes has good relationships with its unions and has not experienced any major labor disputes in the past five years; and

  •
  the fact that Great Lakes has never experienced difficulty in obtaining bonding for any of its projects.

  Financial Factors

  •
  The financial analyses and presentation of BearingPoint Capital (the issuer of the fairness opinion to Aldabra's board of directors), and its written opinion that, as of June 19, 2006, and based upon and subject to the factors and assumptions set forth in such opinion, the Great Lakes merger was fair, from a financial point of view, to Aldabra's stockholders;

  •
  the financial condition and results of operations of Great Lakes;

  •
  the current cash flow and cash flow potential of Great Lakes;

  •
  the growth potential of Great Lakes;

  •
  the fact that Great Lakes' recent financial performance has shown strong quarter-to-quarter comparisons, thereby demonstrating that the company is performing well;

  •
  the increased financial flexibility of Great Lakes post merger because it will use Aldabra's cash to reduce outstanding debt;

  •
  the fact that Great Lakes has the contractual right between 2007 and 2008 to buy-out the lease obligations on several vessels for an aggregate purchase price of approximately $13.7 million. If exercised, Great Lakes' free cash flow would increase by approximately $4.3 million per year (for an effective purchase price to cash flow multiple of 3.19x);

  •
  the financial ratios associated with the valuation being placed on Great Lakes in the merger transaction were attractive when compared with the universe of public comparables selected by Aldabra's fairness opinion advisor, BearingPoint Capital;

  •
  the discounted cash flow analysis prepared by BearingPoint Capital showed the expected value of GLDD's future cash flows to be significantly higher than the enterprise valuation being placed on GLDD in the proposed merger; and

  •
  the comparable transactions analysis prepared by BearingPoint Capital showed that the enterprise valuation being placed on GLDD in the proposed merger was favorable when compared to such selected transactions.

  Structural Factors

  •
  The exchange ratio and the financial terms of the merger agreement;

  •
  the provisions of the merger agreement relating to the adjustment of the exchange ratio;

  •
  the presentations by and discussions with Aldabra's management and legal advisors indicating that the terms and conditions contained in the merger agreement are customary for transactions similar to the Great Lakes merger;

  •
  the fact that the Great Lakes merger will be a reorganization for U.S. federal income tax purposes;

  •
  the risk that some of the current public stockholders of Aldabra would vote against the Great Lakes merger and demand to redeem their shares for cash upon consummation of the Great Lakes merger, thereby depleting the amount of cash available to the combined company following the Great Lakes merger; and

  •
  the interests that executive officers and directors of Aldabra may have with respect to the Great Lakes merger in addition to their interests as stockholders of Aldabra generally. See "The Merger—Interests of Certain Persons in the Merger."

  Other Factors

  •
  The fact that Great Lakes has certain material non-core real estate assets which may be sold following the Great Lakes merger;

  •
  the fact that MDCP has not requested to sell any shares as part of this transaction;

  •
  the fact that Great Lakes and its joint venture partner A. A. Nass Contracting entered into a contract for over $400 million with the Diyaar Al Muharraq W.L.L. in June 2006, to perform dredging, reclamation and shore protection works off the north coast of the Kingdom of Bahrain, with expected revenues to Great Lakes of approximately $150 million for Phase I and, if awarded, approximately $150 million additional revenue for Phase II. Phase I of the work will commence in September 2006, and the total work, including Phase II if awarded to Great Lakes, is scheduled to be completed in the fourth quarter of 2011;

  •
  the fact that Great Lakes was already expending the necessary corporate resources to be compliant with the rules and procedures mandated by the Sarbanes-Oxley legislation, including with regards to Section 404 (verification of internal controls), and therefore failure to meet Sarbanes-Oxley requirements was not considered to be a material risk; and

  •
  the fact that Great Lakes has already achieved a level of institutional familiarity due to the issuance of its outstanding aggregate principal amount of $175,000,000 of publicly tradable debt. Lehman Brothers Inc. currently publishes research coverage on this issuance. This should be useful in generating further institutional interest for Great Lakes from potential equity investors, which should help in building liquidity for the trading of Great Lakes' common stock once the Great Lakes merger is completed.

        In considering the recommendation of Aldabra's Board to vote to approve the Great Lakes merger, you should be aware that its members have arrangements that provide them with interests in the Great Lakes merger that differ from, or are in addition to, those of Aldabra's stockholders generally. Aldabra's directors, its original pre-IPO stockholders, have waived their respective rights to participate in any liquidation distribution with respect to shares acquired by them prior to Aldabra's IPO offering. Therefore, if the Great Lakes merger is not approved, the pre-IPO shares held by them will in all probability be worthless. Their personal and financial interests may have influenced their motivation in identifying and selecting a target business and completing a business combination in the time frame required by Aldabra's charter. Consequently, their discretion in identifying and selecting a suitable target business may have resulted in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination were appropriate and in Aldabra's stockholders' best interests. See "Interests of Directors and Officers in the Mergers."

        In view of the wide variety of factors considered in connection with its evaluation of the Great Lakes merger and the complexity of these matters, the Aldabra board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors.

        In addition, the Aldabra board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Aldabra board of directors conducted an overall analysis of the factors described above, including discussions with Aldabra's management and outside legal and financial advisors. In considering the factors described above, individual members of the Aldabra board of directors may have given different weight to different factors.

        There is no assurance that any of these factors will in fact result in an increase in stockholder value for Aldabra stockholders after the consummation of the Great Lakes merger.

        Additionally, there are certain risks relating to the transactions that could materially adversely affect stockholder value. Some of the risks involved include:

  •
  the fact that stock ownership of Great Lakes Holdings after the mergers will be highly concentrated and, as a result, MDCP, as the principal stockholder, will influence Great Lakes Holdings' affairs significantly;

  •
  the fact that there will be a substantial number of Great Lakes Holdings' shares available for sale after consummation of the merger, which may result in a decline in the market price of Great Lakes Holdings' securities. A minimum of 27,273,000 additional shares of Aldabra common stock will be issued, all of which, together with the 11,200,000 shares currently outstanding, will be exchanged for shares of Great Lakes Holdings common stock; such additional shares would constitute a minimum of approximately 70.9% of the outstanding shares of Great Lakes Holdings following the mergers, assuming that no Aldabra stockholders exercise their conversion rights, that the warrants are not exercised and no working capital or indebtedness adjustment is made;

  •
  the fact that Aldabra's stockholders will have substantially different rights with respect to their stockholdings after the mergers than before the mergers;

  •
  the fact that if Aldabra's 18,400,000 outstanding warrants (which will become exercisable for Great Lakes Holdings common stock) are exercised, the 18,400,000 underlying shares will be eligible for future resale in the public market, which could result in dilution and may have an adverse effect on the market price of Great Lakes Holdings' common stock;

  •
  the fact that the registration rights held by MDCP, Great Lakes' management and Aldabra's initial stockholders who purchased shares prior to the IPO may have an adverse effect on the market price of Great Lakes Holdings' common stock (assuming an average trading price of $5.70 per share, which is the closing price of Aldabra's common stock on November 3, 2006, and assuming no working capital or net indebtedness adjustments, approximately 32 million shares would be entitled to registration rights, or approximately 55% of the outstanding shares assuming no exercise of conversion rights);

  •
  the fact that Great Lakes Holdings' charter will limit the ownership of its common stock by individuals or entities that are not U.S. citizens, which could limit the liquidity of its common stock;

  •
  the fact that stockholders of Great Lakes Holding may not receive dividends because of restrictions in Great Lakes' debt agreements, Delaware law and state regulatory requirements; and

  •
  the fact that Great Lakes may incur increased costs as a result of having publicly traded equity securities following the merger.

        See "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" for a description of these as well as additional material risks related to Great Lakes' business and the Great Lakes merger.

Certain Financial Projections

        Although Great Lakes periodically may issue limited guidance to investors concerning its expected financial performance, Great Lakes does not as a matter of course publicly disclose detailed financial projections. However, in connection with its confirmatory due diligence, Aldabra requested, and Great Lakes' management provided Aldabra and its financial advisors with, non-public, financial projections prepared by Great Lakes' management in May 2006. A summary of Great Lakes' financial projections is set forth at the end of this section.

        While the financial projections set forth below were prepared in good faith by Great Lakes' management, no assurance can be given regarding future events. Therefore, such financial projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such. The financial projections in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements. The financial projections are not historical fact and should not be relied upon as being necessarily indicative of future results. In light of the foregoing, and considering that the Aldabra stockholder meeting will be held at least six months after the date the financial projections included below were prepared, as well as the uncertainties inherent in any financial projections, stockholders are cautioned to keep these facts in mind and to understand that the information contained in this proxy statement/prospectus under the header "Cautionary Statement Concerning Forward-Looking Statements" apply particularly to these financial projections.

        The prospective financial information of Great Lakes included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Great Lakes' management. Neither Great Lakes' independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information

        The financial projections were prepared using the same methodologies, to the extent applicable, as those used to prepare its historical financial statements. Significant assumptions underlying Great Lakes' financial projections included that the mergers have been completed and that Aldabra's cash reserves are used to repay existing indebtedness as described under "Unaudited Pro Forma Financial Statements." The estimates and assumptions underlying the financial projections of Great Lakes involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. In any event, these estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Great Lakes and will be beyond the control of Great Lakes Holdings after the mergers. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial projections. The inclusion of these financial projections should not be interpreted as an indication that Great Lakes considers this information a reliable prediction of future results, and this information should not be relied on for that purpose.

        Aldabra and its management did not participate in preparing, and they do not express any view on, the Great Lakes' financial projections summarized below, or the assumptions underlying such financial projections. These projections are not included in this document in order to induce any Aldabra stockholder to vote in favor of authorizing the issuance of shares required to be issued to GLDD stockholders pursuant to the merger agreement, or any Aldabra stockholder to vote to approve the merger agreement, or to impact any investment decision with respect to Aldabra common stock. See "Cautionary Statement Concerning Forward-Looking Statements."

        GREAT LAKES HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. FURTHERMORE, GREAT LAKES HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR REVISE THESE PROJECTIONS TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

Great Lakes' Summary Financial Projections
(all amounts are approximate)

	Forecast	Projected
Valuation Method
	2006	2007	2008
	($s in millions)
EBITDA(1)	$50	$57	$58
Adjusted EBITDA(2)	52.5	57.9	62.4
Interest Expense	18.6	16.6	16.6
Capital Expenditures	14.5	14.5	14.5
Operating Lease Buyouts	$3.8	$13.1	$0.6

(1)
Defined as net income (loss) before net interest expense, income taxes, depreciation and amortization expense.

(2)
EBITDA is adjusted in 2006 to add back $0.5 million of expenses related to Great Lakes' response to a federal subpoena relating to an investigation of the dredging industry (see "Information about GLDD Acquisitions Corp.—Legal Proceedings") and $2.0 million of expense relating to Great Lakes' increase in its self-insurance reserve for personal injury claims (see footnote 11 to Great Lakes' unaudited financial statements included in this proxy statement/prospectus). Adjusted EBITDA for each of 2007 and 2008 is further adjusted to add back lease expense assuming an anticipated exercise of early buy-out options related to certain operating equipment currently under long-term operating lease arrangements of $0.9 million and $4.4 million, respectively. See "Information about GLDD Acquisitions Corp.—Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Fairness Opinion

        In connection with its consideration of the Great Lakes merger, Aldabra's board of directors engaged BearingPoint Capital to provide it with BearingPoint Capital's opinion as to whether the merger consideration to be paid by Aldabra in the Great Lakes merger is fair, from a financial point of view, to Aldabra's stockholders. BearingPoint Capital was established as a subsidiary of BearingPoint, Inc. in 2005 into which the valuation practice of BearingPoint, Inc. was transferred. BearingPoint, Inc. was spun off from KPMG LLP in 1997. BearingPoint, Inc. has its headquarters in McLean, Virginia and offices throughout the United States, the Americas, Europe and Asia and is a publicly-traded firm. The senior officers and other employees of BearingPoint Capital have extensive experience in the evaluation of companies and certain other elements of finance and financial transactions. The board selected BearingPoint Capital on the basis of BearingPoint Capital's experience, its ability to do the research and provide the fairness opinion within the required timeframe and the competitiveness of its fee, which was specified by BearingPoint Capital in its proposal to the board.

        BearingPoint Capital made presentations to our board of directors on June 12, 2006 and June 19, 2006, and subsequently delivered its written opinion to our board of directors, which stated that, as of June 19, 2006, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the merger consideration is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of Great Lakes is at least equal to 80% of our net assets. BearingPoint Capital has consented to the use of its opinion in this proxy statement. The amount of the merger consideration was determined pursuant to negotiations between us and Great Lakes and not pursuant to recommendations of BearingPoint Capital. The full text of BearingPoint Capital's opinion is attached as Exhibit C. You are urged to read BearingPoint Capital's opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by BearingPoint Capital in rendering its opinion. The summary of BearingPoint Capital's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        BearingPoint Capital's opinion was provided for the use and benefit of Aldabra's board of directors in connection with its consideration of the Great Lakes merger. BearingPoint Capital's opinion is not intended to be and does not constitute a recommendation to any stockholder of Aldabra as to how such stockholder should vote in connection with the Great Lakes merger.

        BearingPoint Capital was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the Great Lakes merger as compared to any alternative business strategy that might exist for Aldabra, its underlying business decision to proceed with or effect the Great Lakes merger, and other alternatives to the Great Lakes merger that might exist for Aldabra.

        In arriving at its opinion, BearingPoint Capital took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, BearingPoint Capital:

  •
  reviewed the merger agreement;

  •
  reviewed publicly available financial information and other data with respect to Aldabra, including the Annual Report on Form 10-KSB for the fiscal years ended December 31, 2004 and December 31, 2005, the Quarterly Report on Form 10-QSB for the three months ended March 31, 2006 and the Registration Statement on Form S-1 filed on February 17, 2005;

  •
  reviewed financial and other information with respect to Great Lakes, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which included the audited financial statements for the years ended December 31, 2003, 2004 and 2005, the Quarterly Report on Form 10-Q for the three months ended March 31, 2006 and other financial information and projections prepared by Great Lakes' management;

  •
  considered the historical financial results and present financial condition of both Aldabra and Great Lakes;

  •
  reviewed and analyzed the indicated value range of the merger consideration;

  •
  reviewed and analyzed the historical and projected cash flows of Great Lakes;

  •
  prepared a discounted cash flow analysis;

  •
  reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to Great Lakes;

  •
  reviewed and analyzed certain financial characteristics of target companies in transactions where such target companies were deemed to have characteristics comparable to Great Lakes;

  •
  reviewed and compared the net asset value of Aldabra to the indicated fair market value of Great Lakes; and

  •
  reviewed and discussed with representatives of the Company and Great Lakes' management financial and operating information furnished with respect to their respective business and operations.

        BearingPoint Capital also performed such other analyses and examinations as it deemed appropriate and held discussions with Aldabra's and Great Lakes' senior management in relation to certain financial and operating information furnished to BearingPoint Capital, including financial analyses with respect to their respective businesses and operations.

        In arriving at its opinion, BearingPoint Capital relied upon and assumed the accuracy and completeness of all of the financial and other information that was made available to BearingPoint Capital without assuming any responsibility for any independent verification of any such information. Further, BearingPoint Capital relied upon the representations and assurances of Aldabra's and Great

Lakes' management that they were not aware of any facts or circumstances, or omitted information, that would make any such information provided by them inaccurate or misleading. With respect to the financial information and projections provided by Great Lakes' management, BearingPoint Capital assumed that such information had been reasonably prepared on a basis reflecting the best currently available estimates and judgments. BearingPoint Capital did not make a physical inspection of the properties and facilities of Aldabra and Great Lakes and did not make or obtain any evaluations or appraisals of either company's assets or liabilities (contingent or otherwise). In addition, BearingPoint Capital did not attempt to confirm whether Aldabra and Great Lakes had good title to their respective assets. BearingPoint Capital assumed that the Great Lakes merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. BearingPoint Capital assumes that the Great Lakes merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to our stockholders. In addition, based on discussion with Aldabra's management, BearingPoint Capital assumed that the Great Lakes merger will qualify as a reorganization under Section 368 of the Internal Revenue Code.

        BearingPoint Capital's opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, June 19, 2006. Accordingly, although subsequent developments may affect its opinion, BearingPoint Capital has not assumed any obligation to update, review or reaffirm its opinion.

        In connection with rendering its opinion, BearingPoint Capital performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by BearingPoint Capital was carried out to provide a different perspective on the Great Lakes merger, and to enhance the total mix of information available. BearingPoint Capital did not express any conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger consideration to our stockholders. The description of BearingPoint Capital's analyses below is a summary of the material analyses underlying BearingPoint Capital's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, BearingPoint Capital made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, BearingPoint Capital may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be BearingPoint Capital's view of the value of Great Lakes' assets. The estimates contained in BearingPoint Capital's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, BearingPoint Capital's analyses and estimates are inherently subject to substantial uncertainty, and cannot anticipate future events. BearingPoint Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by BearingPoint Capital in connection with the preparation of its opinion.

        The analyses performed were prepared solely as part of BearingPoint Capital's analysis of the fairness, from a financial point of view, of the merger consideration to our stockholders, and were provided to our board of directors in connection with the delivery of BearingPoint Capital's opinion. The opinion of BearingPoint Capital was just one of the many factors taken into account by our board of directors in making its determination to approve the Great Lakes merger, including those described elsewhere in this proxy statement.

  Valuation Overview

        Based upon a review of the historical and projected financial data and certain other qualitative data for Great Lakes, BearingPoint Capital utilized several valuation methodologies and analyses to estimate ranges of values. BearingPoint Capital utilized the comparable company, discounted cash flow and the comparable transactions analyses (all of which are discussed in more detail below) for the valuation of Great Lakes.

        BearingPoint Capital weighted the three approaches as follows: comparable company analysis 40%, discounted cash flow analysis 40% and comparable transactions analysis 20%, and arrived at an indicated equity value range for Great Lakes of approximately $164 million to approximately $242 million. The comparable transactions analysis methodology was given a lesser weighting because (i) such methodology gives the widest range of value due to the varying importance of an acquisition to a buyer (e.g., a strategic buyer might be willing to pay more than a financial buyer) in addition due to the potential differences in the transaction process (e.g., the competitiveness at the time among potential buyers), and (ii) relatively few comparable transactions (i.e. announced since the first quarter of 2005 involving target companies in the heavy construction industry and comparable to Great Lakes in transaction value, geographic focus and involvement in the transportation, water and other infrastructure sector) were available for analysis.

	Equity Valuation Range(3)		Enterprise Valuation Range
Valuation Method
	Low	High	Low	High
	($ in millions)		($ in millions)
Comparable Company Analysis(1)	$166	$320	$419	$572
Discounted Cash Flow Analysis	182	184	435	436
Transactions Analysis(2)	124	205	377	458
Weighted Average of Analyses	$164	$242	$417	$495
Aldabra/Great Lakes Transaction Value	$160	$160	$410	$410
Surplus Transaction Value	$4	$82	$7	$85

*
The above analysis assumes approximately $253 million of Great Lakes' net indebtedness outstanding at the close of the Great Lakes merger with Aldabra, and assumes purchase price adjustments as described in the merger agreement. If net indebtedness is above or below $250 million, the merger agreement provides that the amount of Aldabra equity issued will be adjusted.

(1)
Values shown in the "Enterprise Valuation Range" columns represent the high and low values of the "Mean (excluding high and low)" column of the "Implied Enterprise Value" table included on page 58 of this proxy statement/prospectus.

(2)
Values shown in the "Enterprise Valuation Range" columns represent the high and low values of the "Implied Great Lakes Enterprise Value" table included on page 63 of this proxy statement/prospectus.

(3)
Values shown in the "Equity Valuation Range" columns are derived by deducting net indebtedness from the values shown in the "Enterprise Valuation Range" columns.

        BearingPoint Capital noted that the proposed merger consideration of approximately $160,000,000, consisting of the greater of $160,000,000 divided by the Average Price and 27,273,000 shares, for Great Lakes was below the indicated equity value range for Great Lakes of approximately $164 million to approximately $242 million. BearingPoint Capital also noted that the enterprise valuation of $410 million implied by the proposed merger consideration was below the indicated enterprise value range for Great Lakes of approximately $417 million to $495 million.

  Comparable Company Analysis

        BearingPoint Capital utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling guidelines for comparable company statistics and developing valuation metrics based on prices at which stocks of similar companies are trading in a public market.

        The selected comparable company analysis is based on a review and comparison of the trading multiples of publicly traded companies that are similar with respect to business model, operating sector, size and target market. BearingPoint Capital identified nine companies in the heavy construction industry that it viewed as generally comparable to Great Lakes with respect to their industry sector, geographic location of projects, and operating model (the "Comparable Companies"). All of the comparable companies engage in providing heavy construction services related primarily to transportation, water and other infrastructure to government, industrial and commercial customers worldwide. BearingPoint Capital reviewed the trading multiples of the following nine selected publicly-held companies:

  •
  Chicago Bridge & Iron Co. NV (Hoofddorp, Netherlands)

  •
  Global Industries Ltd. (Carlyss, Louisiana)

  •
  Granite Construction Inc. (Watsonville, California)

  •
  Jacobs Engineering Group Inc. (Pasadena, California)

  •
  McDermott International Inc. (Houston, Texas)

  •
  Royal Boskalis Westminster NV (Amsterdam, Netherlands)

  •
  Sterling Construction Co. Inc. (Houston, Texas)

  •
  Tetra Tech Inc. (Pasadena, California)

  •
  Willbros Group Inc. (Panama City, Panama)

        The financial information included market capitalization (defined as a company's closing stock price as of June 16, 2006, multiplied by its total shares outstanding); total enterprise value ("TEV") (defined as the sum of market capitalization, outstanding funded indebtedness, preferred stock and minority interests less cash and cash equivalents), revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings per share ("EPS"). The trading multiples utilized included TEV/EBITDA and price/earnings.

Multiples for Selected Companies
	High	Low	Mean	Mean (excluding High & Low)
Total Enterprise Value as Multiple of:
EBITDA LTM (Latest Twelve Months)	14.9x	7.6x	11.4x	11.4x
EBITDA Estimate CY 2006	12.9x	6.3x	9.3x	9.2x
EBITDA Estimate CY 2007	11.0x	5.3x	7.6x	7.5x
Price to Earnings Multiple:
Estimate CY 2007	21.4x	12.6x	16.8x	16.8x
	Implied Enterprise Value
	High	Low	Mean	Mean (excluding High & Low)
	($ in millions)
Total Enterprise Value as Multiple of:
EBITDA LTM (Latest Twelve Months)	$749	$384	$570	$572
EBITDA Estimate CY 2006	746	367	536	530
EBITDA Estimate CY 2007	685	331	475	466
Price to Earnings Multiple:
Estimate CY 2007	$464	$378	$419	$419

        2006 and 2007 reported financial industry estimates were utilized as the most comparable based on Great Lakes' business, growth prospects, and changing valuations in the heavy construction sector.

        No companies that were identified as meeting the selection criteria were excluded from the Comparable Company Analysis. None of the Comparable Companies have characteristics identical to Great Lakes. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and qualitative judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

  Discounted Cash Flow Analysis

        BearingPoint Capital utilized a discounted cash flow analysis, an income valuation approach, for the purpose of calculating the present value of projected future cash flows.

        A discounted cash flow, or DCF, analysis estimates present value based upon a company's projected future unlevered free cash flow, typically for a period of five to seven years, discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments as well as for growth capital investments after providing for ongoing business operations. To account for the value of the enterprise at the end of the projection period and beyond, a terminal value is calculated and discounted to the present and then added to the value of the discounted unlevered free cash flows derived from the projections.

        While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

        Utilizing projections provided by Great Lakes' management, BearingPoint Capital estimated the present value of unlevered free cash flows for fiscal years 2006-2011. To arrive at a present value, BearingPoint Capital utilized a discount rate of 10.3% based on the estimated weighted average cost of capital ("WACC") for Great Lakes, which in turn was based upon an estimated weighted average cost of debt of 8.13% and a 15.24% estimated cost of equity (weighted at a 50%/50% target debt/equity ratio).

        To determine a terminal value, BearingPoint Capital utilized two methodologies: (1) the long-term perpetual growth method and (2) the exit value method based on a multiple of EBITDA in the terminal year as outlined below:

  •
  Terminal Value Method (1) Long Term Perpetual Growth. BearingPoint Capital calculated the terminal value based on the assumption that free cash flows after 2011 are expected to decline to an estimated long-term GDP growth in the United States of 3%. (For comparison purposes, Great Lakes' historic revenue growth rate was 4.5% over the last five years and 6.4% over the last ten years). When added to the value of projected unlevered free cash flows during the projection period, this resulted in a DCF enterprise valuation for Great Lakes of $435.2 million.

  •
  Terminal Value Method (2) Exit Value Based on EBITDA Multiple. BearingPoint Capital calculated the terminal value based on projected EBITDA at the end of 2011 of $67.4 million and a terminal multiple of 7.6x (representing the mean, excluding high and low, EBITDA multiple produced by BearingPoint Capital's comparable transactions analysis discussed below). When added to the value of the projected unlevered free cash flows during the projection period, this resulted in a DCF enterprise valuation for Great Lakes of $436.5 million.

        The total enterprise values were then decreased by Great Lakes' net debt of approximately $253 million to derive an indicated equity value range of approximately $182 million to $184 million.

  Comparable Transactions Analysis

        BearingPoint Capital's comparable transactions analysis is based on a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Great Lakes. The comparable transactions analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (e.g., a strategic buyer might be willing to pay more than a financial buyer) in addition due to the potential differences in the transaction process (e.g., the competitiveness at the time among potential buyers).

        BearingPoint Capital identified three transactions announced since the first quarter of 2005 involving target companies in the heavy construction industry that it viewed as generally comparable to Great Lakes with respect to their total transaction value, geographic focus and involvement in the transportation, water and other infrastructure sector (the "Comparable Transactions") and for which detailed financial information was available.

        The Comparable Transactions identified by BearingPoint Capital were the following:

Date	Target	Acquirer	Amount ($M)
8/31/2005	CEDA International Corporation	Ontario Municipal Empl. Retirement Sys.	$231
4/14/2005	Keith Companies, Inc.	Stantec Inc.	$186
6/29/2005	Reynolds, Inc.	Layne Christensen Co.	$105

        BearingPoint Capital noted the following with respect to the Comparable Transactions:

  •
  BearingPoint Capital reviewed reported mergers and acquisitions activity in the heavy construction industry, during 2005 and through June 12, 2006, and transactions having a total transaction equity value between $100 million and $300 million.

  •
  BearingPoint Capital reviewed the three transactions identified in order to compare the total transaction value to the EBITDA based on latest twelve months of operations ("LTM EBITDA") of the respective acquired companies. The multiples were applied to Great Lakes' LTM EBITDA. BearingPoint Capital also examined the price-to-earnings ratios on an LTM basis for the three transactions and determined this method was inappropriate given Great Lakes' net loss during its latest twelve months of operations.

  •
  BearingPoint Capital concluded that the ratio of the total transaction values to EBITDA from the latest twelve months of operations from the three transactions from 2005 better reflected the trend of the mergers and acquisitions market in the heavy construction industry in general and in the transportation and water and other infrastructure sector specifically.

        The range of valuations for the Comparable Transactions analysis was between $377 million to $458 million with a mean valuation of $405 million.

Multiples for Comparable Transactions
	High	Low	Mean
Total Enterprise Value as Multiple of:
EBITDA LTM (Latest Twelve Months)	9.1x	7.5x	8.1x
	Implied Great Lakes Enterprise Value Based on Comparable Transactions Valuation Analysis
	High	Low	Mean
	($ in millions)
Total Enterprise Value as Multiple of:
EBITDA (Latest Twelve Months Results)	$458	$377	$405

        No transactions that were identified as meeting the selection criteria were excluded from the Comparable Transaction Analysis. None of the target companies in the Comparable Transactions have characteristics identical to Great Lakes. Accordingly, an analysis of comparable transactions is not mathematical; rather it involves complex consideration and qualitative judgments concerning differences in financial and operating characteristics of the target companies in the Comparable Transactions and other factors that could affect the respective acquisition values.

  80% Test

        As required in Aldabra's Articles of Incorporation, Aldabra's initial business combination must be with a target business whose fair market value is at least equal to 80% of Aldabra's net assets at the time of such acquisition.

        BearingPoint Capital reviewed and estimated Aldabra's net assets at the close of the Great Lakes merger in comparison to Great Lakes' indicated range of fair market value. As of March 31, 2006, Aldabra's Total Assets were approximately $52 million and its Total Liabilities were approximately $10 million (which predominantly represents the portion of the trust fund that could be converted into cash), resulting in Net Assets of approximately $42 million. BearingPoint Capital noted that 80% of this amount was equal to approximately $33 million. BearingPoint Capital noted that the fair market value of Great Lakes exceeds 80% of Aldabra's net asset value. For the purposes of this analysis, BearingPoint assumed that fair market value is equivalent to equity value.

        For the purposes of the 80% test, BearingPoint Capital calculated the net assets of Aldabra as of March 31, 2006 and expects that there will be no increase in this figure until the close of the Great Lakes merger. BearingPoint Capital noted that Aldabra is obligated to have a minimum of $40,000,000 in its trust fund in order to complete the Great Lakes merger.

  BearingPoint Capital Opinion

        Based on the information and analyses set forth above, BearingPoint Capital delivered its written opinion to Aldabra's board of directors, which stated that, as of June 19, 2006, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the merger consideration is fair, from a financial point of view, to Aldabra's stockholders, and (ii) the fair market value of Great Lakes is at least equal to 80% of Aldabra's net assets. BearingPoint Capital received a fee of $75,000 in connection with the preparation and issuance of its opinion, and Aldabra will reimburse BearingPoint for its reasonable out-of-pocket expenses, including attorneys' fees not related to the negotiation of BearingPoint Capital's engagement letter. BearingPoint Capital will not be paid any fee upon completion of the transaction. In addition, Aldabra has agreed to indemnify and hold BearingPoint Capital harmless from and against any losses, claims, damages or liabilities (or actions, including securityholder actions, in respect thereof) related to or arising out of BearingPoint Capital's engagement to provide its opinion and will reimburse BearingPoint Capital for all expenses (including disbursements and reasonable legal fees) as incurred by BearingPoint Capital in connection with investigating, preparing for or defending any such action or claim. Aldabra will not be responsible, however, for any claims, liabilities, losses, damages or expenses that are finally judicially determined to have resulted primarily from the bad faith or gross negligence of BearingPoint Capital. Aldabra has also agreed that BearingPoint Capital will not have any liability to Aldabra for or in connection with such engagement except for losses, claims, damages, liabilities or expenses incurred by Aldabra that result primarily from the bad faith or gross negligence of BearingPoint Capital. BearingPoint Capital does not beneficially own any interest in either Aldabra or Great Lakes and has not provided either company with any other services.

Interests of Certain Persons in the Merger

        In considering the recommendation of the board of directors of Aldabra to vote in favor of (i) the adoption of the merger agreement and the Great Lakes merger, (ii) the increase in the authorized number of shares of Aldabra common stock, and (iii) the adoption of the holding company merger agreement and the approval of the holding company merger, stockholders of Aldabra should be aware that members of Aldabra's board of directors and certain of Aldabra's executive officers have arrangements that provide them with interests in the Great Lakes merger that differ from, or are in addition to, those of Aldabra's stockholders generally. During its deliberations in determining to recommend to the stockholders of Aldabra that they vote in favor of the matters described above, Aldabra's board of directors was aware of all such interests.

        Prior to Aldabra's initial public offering, Aldabra's officers and directors (or certain of their affiliates or designees) purchased the following shares of Aldabra common stock at a purchase price of $0.0125 per share:

Nathan D. Leight	944,000 shares
Jason G. Weiss	944,000 shares
Jonathan W. Berger	20,000 shares
Peter R. Deutsch	20,000 shares
Stewart K.P. Gross	20,000 shares
Lyla H. Oyakawa	0 shares
Robert C. Plotkin	0 shares

        As well, at such time, 52,000 shares of common stock were purchased by the Terrapin Partners Employee Partnership at a purchase price of $0.0125 per share. Such partnership is managed by Terrapin Partners LLC (of which Mr. Leight and Mr. Weiss are its General Partners and of which Mr. Leight and Mr. Weiss and their affiliates are the sole owner) and the economic interests associated with these shares are owned by a number of different Terrapin Partners LLC employees.

        All shares purchased prior to Aldabra's initial public offering are subject to an escrow agreement, and will not be released until the earlier of (i) February 17, 2008, (ii) Aldabra's liquidation, or (iii) the consummation of a liquidation, merger, stock exchange or other similar transaction subsequent to a business combination such as the Great Lakes merger. During the escrow period, the holders of the shares purchased prior to Aldabra's initial public offering are not able to sell their securities, but retain all other rights as stockholders.

        If the Great Lakes merger is not consummated, Aldabra is required by the terms of its certificate of incorporation to liquidate and distribute the proceeds held in trust to holders of the IPO Shares. In such event:

  •
  the shares held in escrow will not receive any portion of the liquidation proceeds; and

  •
  Nathan Leight and Jason Weiss will indemnify Aldabra against certain claims by vendors for services rendered or products sold to Aldabra.

        Additionally, subsequent to Aldabra's initial public offering, between August 23, 2006 (the date the preliminary proxy statement/prospectus was filed) and November 3, 2006, Mr. Leight, Mr. Weiss, Mr. Berger, Mr. Deutsch, Mr. Gross, Ms. Oyakawa and Mr. Plotkin (and/or their respective family trusts or IRAs) purchased in the open market the following number of shares of Aldabra common stock and units at the following average purchase prices:

	Number of Shares/Units	Average Price per Share/Unit
Nathan D. Leight	16,000 shares 7,000 units	$ $	5.55 6.44
Jason G. Weiss	22,900 shares		$5.52
Jonathan W. Berger	400 shares		$5.76
Peter R. Deutsch	1,800 shares		$5.70
Stewart K.P. Gross	4,000 shares		$5.70
Lyla H. Oyawaka	500 shares		$5.61
Robert C. Plotkin	200 shares		$5.55

        In addition, Bruce Biemeck, a nominee for director, purchased 2,500 shares in the open market at $5.74 per share and the wife of Mr. Douglas Mackie, the CEO of Great Lakes, purchased 6,000 shares in the open market at $5.67 per share and 6,000 warrants in the open market at $.078 per warrant.

        Regulation M does not apply to these purchases. Mr. Leight, Mr. Weiss and the other directors and officers of Aldabra and their affiliates will be entitled to vote any shares acquired by them subsequent to Aldabra's initial public offering as they see fit.

        If the Great Lakes merger and the holding company merger are consummated, Aldabra's officers and directors will receive one share of Great Lakes Holdings for each share of Aldabra that they own.

        Additionally, Terrapin Partners LLC purchased 1,572,000 warrants in the open market (at an average purchase price of $0.65 per warrant) and Mr. Leight (or his affiliates) acquired 14,000 warrants as part of the 7,000 units purchased by him in the open market (as previously disclosed). Such warrants will become exercisable upon completion of the Great Lakes merger and each of them will entitle its holder to purchase one share of Great Lakes Holdings common stock at a price of $5.00 per share.

However, if the Great Lakes merger is not consummated, the warrants will never become exercisable since Aldabra will be required to liquidate.

        The shares (other than those purchased after Aldabra's initial public offering) and warrants owned by Aldabra's officers and directors would be worthless if Aldabra does not consummate the Great Lakes merger. However, if the mergers are consummated, Aldabra's officers and directors would be entitled to receive shares of the entity resulting from the mergers.

        Only by way of example, below is a table showing the value of the holdings in the entity resulting from the mergers that Aldabra's directors and officers (and affiliates) would have if the mergers are consummated. Such value is calculated assuming three different prices at which the stock of the entity resulting from the mergers trades and is based on the number of Aldabra shares and warrants acquired by Aldabra's directors and officers as described above.

		Assumed Trading Price Per Share
	Number of Shares or Warrants(1)
		$5.10	$5.70	$5.87
Nathan D. Leight	967,000 shares 14,000 warrants	$4,931,700 1,400	$5,511,900 9,800	$5,676,290 12,180
Jason G. Weiss	966,900 shares	4,931,190	5,511,330	5,675,703
Jonathan W. Berger	20,400 shares	104,040	116,280	119,748
Peter R. Deutsch	21,800 shares	111,180	124,260	127,966
Stewart K.P. Gross	24,000 shares	122,400	136,800	140,880
Lyla H. Oyakawa	500 shares	2,550	2,850	2,935
Robert C. Plotkin	200 shares	1,020	1,140	1,174
Terrapin Partners Employee Partnership	52,000 shares	265,200	296,400	305,240
Terrapin Partners LLC	1,572,000 warrants	$157,200	$1,100,400	$1,367,640

(1)
The value of the warrants stated above only includes the intrinsic value (taking into account the $5.00 exercise price that the holder of the warrants would have to pay for each share of the entity resulting from the mergers), and does not include the so-called "option value" of the warrants (as is commonly referred to when valuing warrants).

        For a discussion of the ownership of Aldabra common stock and warrants by its directors and executive officers, see "Information About Aldabra Acquisition Corporation".

        The merger agreement provides that Nathan Leight, Jason Weiss, Jonathan Berger and Peter Deutsch, who are all current directors of Aldabra, will be directors of Great Lakes Holdings. Following the mergers, directors that are neither employees of Great Lakes Holdings or GLDD investors prior to the mergers may receive fees. Aldabra has not established a formal policy for compensating directors. However, the founders of Terrapin Partners LLC and Madison Dearborn have agreed to not be paid for as long as Madison Dearborn controls Aldabra. Aldabra's directors and executive officers will also have the right to continued indemnification and insurance coverage by the surviving corporation for acts or omissions occurring before the Great Lakes merger.

        Nathan Leight and Jason Weiss hold interests in MDCP of approximately 0.0125% and 0.025%, respectively, which give them indirect holdings in Great Lakes. Such interests stem from Nathan Leight's $500,000 capital commitment in MDCP and Jason Weiss' $1,000,000 capital commitment in MDCP. Based on MDCP's investment in Great Lakes, and Mr. Leight's and Mr. Weiss' pro rata ownership level in MDCP, Mr. Leight and Mr. Weiss collectively have an indirect investment in Great Lakes of approximately $38,000, prior to giving effect to the Great Lakes merger.

        These personal and financial interests of Aldabra's officers and directors may have influenced their motivation in identifying and selecting Great Lakes as a merger partner and entering into the merger agreement. Consequently, Aldabra's officers' and directors' may have had a conflict of interest when determining whether the terms, conditions and timing of the merger combination are appropriate and in Aldabra's stockholders' best interests.

THE MERGER AGREEMENT

        The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, as amended, a copy of which is attached as Exhibit A to this proxy statement/prospectus. The merger agreement was executed on June 20, 2006. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the Great Lakes merger.

Structure of the Great Lakes Merger, the Holding Company Merger and Other Subsequent Mergers

        At the effective time of the Great Lakes merger, Great Lakes, which is the parent company of Great Lakes Dredge & Dock Corporation, will be merged with and into Merger Sub. Merger Sub will continue as the surviving company and a wholly-owned subsidiary of Aldabra.

        In addition, the merger agreement contemplates a subsequent merger that will occur not more than one business day following the Great Lakes merger in which Aldabra will merge with and into GLH Merger Sub, L.L.C., an indirect wholly-owned subsidiary of Aldabra. In connection with this holding company merger, Aldabra stockholders (including the former Great Lakes stockholders) will receive common stock of Great Lakes Holdings, a newly formed direct subsidiary of Aldabra. The holding company merger is being effected for the purpose of adopting new transfer restrictions to regulate the ownership of Great Lakes Holdings common stock by persons that are not citizens of the United States for purposes of maritime law. These restrictions are intended to ensure compliance with certain maritime laws that are applicable to Great Lakes' business. See "Description of Great Lakes Dredge & Dock Holdings Corp.'s Capital Stock—Restrictions on Transfer and Ownership."

        In addition, the merger agreement contemplates subsequent mergers among Great Lakes Holdings and certain of its wholly-owned subsidiaries. In connection with these subsequent mergers, each of Great Lakes Dredge & Dock Corporation, Merger Sub and the surviving entity of the holding company merger will merge with and into Great Lakes Holdings, which will after such mergers be renamed Great Lakes Dredge & Dock Corporation.

Closing and Effective Time of the Merger

        The closing of the Great Lakes merger is scheduled to take place on the second business day following the satisfaction or waiver of the conditions described below under "The Merger Agreement—Conditions to the Completion of the Great Lakes Merger" (other than conditions which by their terms are to be, or can be, performed at the closing, which conditions shall be satisfied at the closing). The Great Lakes merger will be effective at the time the certificate of merger is duly filed with the Secretary of State for the State of Delaware.

Amendment and Restatement of Aldabra's Certificate of Incorporation

        As a condition to the consummation of the Great Lakes merger, Aldabra's certificate of incorporation will be amended to increase the number of authorized shares of Aldabra common stock to a number sufficient to satisfy Aldabra's obligations under the merger agreement to issue common stock, but in no event to exceed an additional 40,000,000 shares of Aldabra common stock. See below "The Amendment Proposal."

Merger Consideration

        Pursuant to the merger agreement, all shares of Great Lakes' capital stock issued and outstanding immediately prior to the effective time of the Great Lakes merger (other than shares held in the treasury of Aldabra and shares owned by Aldabra, Great Lakes or any other wholly-owned subsidiary of Great Lakes) will be cancelled and exchanged for shares of Aldabra common stock constituting the merger consideration. Such merger consideration will consist, in the aggregate, of a base consideration of $160,000,000 in shares of Aldabra common stock (which will not be less than 27,273,000 shares) and an incremental consideration (positive or negative, not to exceed 7,500,000 shares) based on the amounts, as of the end of the day before the closing, by which (i) Great Lakes' net indebtedness is greater or less than $250,000,000, (ii) Great Lakes' net working capital is greater or less than $47,097,000, and (iii) Aldabra's net working capital is less than $50,000,000. The exchange ratio will be based on the average closing price of Aldabra's common stock for the ten trading days ending three trading days prior to the consummation of the Great Lakes merger.

Base consideration		$160,000,000
Target net indebtedness	$250,000,000
Great Lakes' net indebtedness	$-256,123,320

Adjustment	$(6,123,320)
Great Lakes' net working capital	$51,720,708
Target net working capital	$-47,097,000

Adjustment	$4,623,708
Aldabra's net working capital	$51,492,613
Target net working capital	$50,000,000
Adjustment	N/A
Net adjustment		$(1,499,612)

Adjusted base consideration		$158,500,388
Average trading price		÷5.36

Merger consideration (Aldabra shares issued)		29,570,968

        Only by way of example, if the closing of the Great Lakes merger had occurred on August 31, 2006, the average trading price would have been $5.36 per share, and based on Great Lakes' net indebtedness and working capital and Aldabra's working capital, in each case as of August 31, 2006, the merger consideration would have been 29,570,968 shares of Aldabra common stock. The actual number of shares of Aldabra common stock is not determinable at this time and may differ from this example. The exchange ratio will be determined as soon as practicable after the special meeting of Aldabra shareholders. Such determination is expected to occur no later than the day after such special meeting is held.

        The merger consideration will be allocated among the holders of issued and outstanding preferred stock and common stock of Great Lakes (other than treasury shares and dissenting shares) as follows:

  (i)
  holders of shares of Great Lakes preferred stock will be entitled to receive an amount of shares of Aldabra common stock equivalent to the sum of the liquidation value of all shares of Great Lakes' preferred stock that they own plus the aggregate accumulated dividends and all other accrued but unpaid dividends on such shares; and

  (ii)
  holders of shares of Great Lakes' common stock will be entitled to receive their pro rata portion of the remaining merger consideration.

Closing Distributions

        At or after the effective time of the Great Lakes merger, Aldabra will distribute the merger consideration to the holders of shares of Great Lakes capital stock issued and outstanding immediately prior to the effective time of the Great Lakes merger upon the delivery of executed and completed letters of transmittal and surrender of share certificates.

        No fractional shares of Aldabra common stock resulting from the allocation of the merger consideration among the holders of shares of Great Lakes capital stock will be distributed. Whole shares of Aldabra common stock resulting from the aggregation of all such fractional share interests will be sold by Aldabra at then prevailing prices, and the proceeds from such sale will be distributed to the holders of shares of Great Lakes capital stock in lieu of such fractional shares of Aldabra common stock.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made between Great Lakes, on the one hand, and Aldabra and Merger Sub, on the other hand, subject to certain exceptions set forth in the disclosure letters (see below "—Disclosure Letters").

        The representations and warranties that are reciprocal relate to:

  •
  organization, good standing and corporate power;

  •
  capital structure;

  •
  subsidiaries and equity interests;

  •
  execution, delivery and enforceability of the merger agreement;

  •
  absence of conflict, material breach or default; third party termination, amendment, cancellation or acceleration rights; creation of lien, security interest, charge or encumbrance; required filings, consents or approvals;

  •
  filings with the SEC and the accuracy and completeness of the information contained in such filings, including the financial statements;

  •
  absence of undisclosed liabilities;

  •
  absence of certain developments since December 31, 2005;

  •
  material contracts;

  •
  legal proceedings;

  •
  absence of brokers; and

  •
  compliance with applicable laws.

        Great Lakes also made representations to Aldabra and Merger Sub regarding:

  •
  real property;

  •
  taxes;

  •
  intellectual property;

  •
  employee benefit plans;

  •
  insurance;

  •
  permits;

  •
  environmental liability; and

  •
  labor matters.

        Aldabra and Merger Sub also made representations to Great Lakes regarding:

  •
  board approvals in connection with the Great Lakes merger;

  •
  amount of funds contained in the trust account and no status as an investment company; and

  •
  director and officer insurance policy.

Materiality and Material Adverse Effect

        Many of the representations and warranties made by either Great Lakes, on the one hand, or Aldabra and Merger Sub, on the other hand, are qualified by materiality or material adverse effect. For purposes of the representations and warranties made by Great Lakes, a material adverse effect means an effect, change or condition affecting Great Lakes and its subsidiaries that is materially adverse to the business, financial condition or operating results of Great Lakes and its subsidiaries taken as a whole or the ability of Great Lakes to consummate the Great Lakes merger. An effect, change or condition will not be considered a material adverse effect if it is related to or results from:

  •
  general business or economic conditions affecting the industry in which Great Lakes and its subsidiaries operate;

  •
  national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States;

  •
  financial, banking or securities markets (including any disruption of any such markets and any decline in the price of any security or any market index);

  •
  changes in GAAP;

  •
  changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity:

  •
  the taking of any action contemplated by the merger agreement and the other agreements contemplated by the merger agreement;

  •
  any existing event, occurrence or circumstance with respect to which Aldabra has knowledge as of the date of the merger agreement;

  •
  any adverse change in or effect on the business of Great Lakes and its subsidiaries that is cured by or on behalf of Great Lakes before the earlier of the date on which the closing occurs and the date on which the merger agreement is terminated; or

  •
  Aldabra's failure to consent to certain actions of Great Lakes that are restricted under the merger agreement as described below in "—Interim Operations of Aldabra, Merger Sub and Great Lakes."

Interim Operations of Aldabra, Merger Sub and Great Lakes

        Interim covenants relating to Aldabra, Merger Sub and Great Lakes.    Under the merger agreement, each of Aldabra, Merger Sub and Great Lakes has agreed not to, and has agreed to cause each of its subsidiaries not to, subject to certain exceptions, prior to completion of the Great Lakes merger:

  •
  make any material change in the conduct of its business, except for changes that are in the ordinary course or not inconsistent in material respects with past practice;

  •
  declare or pay any dividends on or make any distributions in respect of any of its capital stock, except, in the case of Great Lakes, for dividends by a wholly-owned subsidiary or amounts that would reduce the amounts that would otherwise be included in the computation of Great Lakes' net indebtedness;

  •
  issue, sell, split, combine or reclassify any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or any options, warrants or other rights to purchase its capital stock or equity securities, or enter into any agreement regarding the foregoing;

  •
  subject to any material lien any portion of its material properties or assets;

  •
  incur any indebtedness for borrowed money or any capitalized lease obligations, or guarantee any such indebtedness or capitalized lease obligations, or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or the debt securities of any of its subsidiaries, or guarantee any debt securities of others, except, in the case of Great Lakes, in the ordinary course of business consistent with past practice, or pursuant to certain agreements, or amounts that will be included in the computation of net indebtedness, and except, in the case of Aldabra, amounts that will be included in the computation of net working capital;

  •
  enter into material contracts or amend in a material manner any material contracts, other than in the ordinary course of business consistent in material respects with past practice or as otherwise necessary for the maintenance of property relating to their respective businesses or, in the case of Great Lakes, as otherwise necessary to permit the consummation of the Great Lakes merger, the subsequent mergers and the other transactions and actions contemplated by the merger agreement;

  •
  amend its organizational documents;

  •
  acquire or agree to acquire by merging or consolidating with, or purchasing a substantial equity interest in, or substantially all the assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof;

  •
  prepare or file any tax return inconsistent in any material respect with past practice or, on any such tax return, take any position, make an election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods; or

  •
  except in the ordinary course of business or as required by law or contractual obligations or other agreements existing on the date hereof, increase in any manner the compensation of, or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with, any of its officers or employees.

        Interim covenants relating to Great Lakes.    In addition, under the merger agreement, Great Lakes has agreed not to, and has agreed to cause each of its subsidiaries not to, subject to certain exceptions, prior to completion of the Great Lakes merger:

  •
  except in the ordinary course of business consistent with past practice, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the material properties, assets or equipment owned, or enter into any agreement regarding the foregoing; or

  •
  repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of its capital stock or of the capital stock of any of its subsidiaries, except for repurchases, redemptions and acquisitions from employees upon termination of employment.

        Interim covenants relating to Aldabra and Merger Sub.    In addition, under the merger agreement, each of Aldabra and Merger Sub has agreed not to, and has agreed to cause each of its subsidiaries not to, prior to completion of the Great Lakes merger:

  •
  spend any cash in the trust fund or spend any other cash other than for payment of liabilities incurred in the ordinary course of business;

  •
  make any loans or advances to, or guarantees for the benefit of, any persons, except to employees in the ordinary course of business;

  •
  incur any material tax liability that is not paid prior to closing; or

  •
  approve or enter into any employee plans, programs, practices or arrangements.

        Additionally, in no event will the aggregate amount of indebtedness and capitalized lease obligations incurred and/or guaranteed by Aldabra and/or any of its subsidiaries exceed $1,000,000 in the aggregate (disregarding for this purpose any obligations of Aldabra to pay for shares of Aldabra common stock pursuant to the exercise of conversion rights).

Exclusive Transaction

        Under the merger agreement, Great Lakes has agreed that prior to the consummation of the Great Lakes merger it will not enter into negotiations or any agreement regarding the terms of any sale of all or more than 20% of Great Lakes' capital stock or Great Lakes' assets with any person other than Aldabra, its affiliates and their respective representatives. Additionally, Aldabra has agreed that prior to the consummation of the Great Lakes merger it will not enter into any negotiations or any agreement regarding a "business combination" (as defined in its certificate of incorporation).

        However, if it is advised by outside counsel to either Great Lakes or Aldabra that failure to enter into negotiations would cause its board of directors to violate its fiduciary duties, then such party may enter into such negotiations as long as it does not take any other action prohibited as described above.

Aldabra Stockholders' Meeting

        Aldabra has agreed to call and hold a meeting of its stockholders as soon as practicable in accordance with applicable law for the purpose of seeking the approval of stockholders with respect to:

  •
  the Great Lakes merger proposal and the transactions contemplated by the merger agreement,

  •
  the appointment of the following individuals as directors of Aldabra from the completion of the Great Lakes merger until their successors are elected and qualified: Thomas Souleles, Douglas Grissom, Douglas Mackie, Nathan Leight, Jason Weiss, Jonathan Berger, Peter Deutsch and Bruce J. Biemeck,

  •
  the amendment and restatement of Aldabra's certificate of incorporation, and

  •
  the holding company merger.

        Aldabra has also agreed that (1) it will, through its board of directors, recommend to its stockholders that they give such approval, (2) it will not, subject to applicable law and the exercise of fiduciary duties, withdraw or modify its recommendation and (3) it will use its reasonable efforts to obtain such approval.

Access to Information; Confidentiality

        Until the consummation of the Great Lakes merger, each of Aldabra and Great Lakes will grant to the other and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the other to the extent reasonably necessary for consummation of the transactions contemplated by the merger agreement. Such obligation is not applicable when such access or disclosure:

  •
  would unreasonably interfere with the normal operations of any party;

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  would cause significant competitive harm to such party if the transactions contemplated by the merger agreement are not consummated; or

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  would be in violation of applicable laws or regulations of any governmental entity (including any anti-competition laws) or the provisions of any agreement to which such party is a party.

        Other than the designated contacts, Aldabra is not authorized to (and will cause its employees, agents, representatives and affiliates not to) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of Great Lakes or any of its subsidiaries prior to the closing of the Great Lakes merger without the prior written consent of Great Lakes.

        All information furnished to either Great Lakes or Aldabra (or any of its affiliates, agents or representatives) by the other party (or any of its affiliates, agents or representatives) is subject to the terms of a confidentiality agreement dated May 11, 2006 between Great Lakes and Aldabra.

Tax Treatment

        The parties to the merger agreement have agreed to cooperate with each other and use their respective reasonable efforts to cause the Great Lakes merger, the holding company merger and the other subsequent mergers contemplated by the merger agreement to qualify as "reorganizations" within the meaning of Section 368 of the Code and will not take any action or fail to take any action that would be reasonably likely to prevent the Great Lakes merger, the holding company merger and the other subsequent mergers contemplated by the merger agreement from receiving such tax treatment.

Reasonable Best Efforts to Close

        Each of Aldabra and Great Lakes has agreed to use its reasonable best efforts to cause the conditions to closing to be satisfied and for the closing to occur. This obligation does not require any party or any of its subsidiaries, affiliates or representatives to expend any material amounts of money to:

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  remedy any breach of any representation or warranty under the merger agreement;

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  obtain any consent required for consummation of the transactions contemplated by the merger agreement (other than any approval required from such party's stockholders); or

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  provide financing to any party for consummation of the transactions contemplated by the merger agreement.

Disclosure Letters

        On the date of the merger agreement, Great Lakes delivered a disclosure letter containing certain information required, or exceptions to, the representations and warranties made by Great Lakes. Such letter may be supplemented, modified or updated by Great Lakes prior to the closing of the Great Lakes merger with respect to matters first arising after the date of the merger agreement. In addition, prior to the closing of the merger agreement Aldabra may provide to Great Lakes any updates or changes with respect to the representations and warranties made by Aldabra and Merger Sub for matters first arising after the date of the merger agreement.

Fees and Expenses

        Except as specifically provided in the merger agreement, if the merger agreement is terminated prior to the consummation of the Great Lakes merger, all fees and expenses incurred in connection with the Great Lakes merger and the other transactions contemplated by the merger agreement or otherwise required by applicable law will be paid by the party incurring such expenses. However, if the Great Lakes merger is consummated, Aldabra and the surviving corporation of the Great Lakes merger will pay all such fees and expenses, as well as all property, transfer or similar taxes imposed on Great Lakes or its subsidiaries and any transfer or similar tax imposed on any holder of shares of Great Lakes capital stock or Aldabra common stock resulting from the transactions contemplated by the merger agreement.

Press Release and Announcements

        Aldabra and Great Lakes have agreed that, prior to the closing of the Great Lakes merger, no public release or announcement concerning the transactions contemplated by the merger agreement will be issued or made by or on behalf of any party without the prior consent of the other, except that:

  •
  each of Great Lakes and its subsidiaries may make announcements from time to time to their respective employees; and

  •
  each party may make such releases or announcements as required by law, rule or regulation of the SEC, having had the other party the opportunity to review and comment upon such release or announcement before it is made.

Quotation or Listing

        Aldabra's outstanding common stock, warrants and units are currently quoted on the Over-the-Counter Bulletin Board. It is a condition to the obligations of the parties under the merger agreement that the common stock of Great Lakes Holdings is quoted or listed for trading on the Nasdaq National Market (now known as Nasdaq Global Market).

Conditions to the Completion of the Great Lakes merger

  Conditions to Aldabra's, Merger Sub's and Great Lakes' obligations to consummate the Great Lakes merger

        Each of Aldabra's, Merger Sub's and Great Lakes' obligations to consummate the Great Lakes merger are subject to the satisfaction or waiver of specified conditions before completion of the Great Lakes merger, including the following:

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  Expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of all foreign antitrust or similar approvals required for consummation of the transactions contemplated by the merger agreement;

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  Receipt of the Aldabra stockholder approval necessary to approve the merger agreement, election of Aldabra's post-closing directors and effectiveness of Aldabra's amended and restated certificate of incorporation;

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  Receipt of Great Lakes' stockholder approval;

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  Holders of less than twenty percent (20%) of the shares of Aldabra common stock issued in Aldabra's initial public offering and outstanding immediately before the closing shall have exercised their rights to convert their shares into a pro rata share of the trust fund;

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  Receipt by Great Lakes of required consents, amendments and/or waivers under certain material agreements;

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  Effectiveness of this registration statement of which this prospectus is a part and the absence of any stop order or proceeding by the Securities Exchange Commission;

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  Quotation or listing for trading on the Nasdaq National Market (now known as Nasdaq Global Market) of Great Lakes Holdings common stock and no action or proceeding pending or threatened against Great Lakes Holdings or Aldabra to prohibit or terminate listing on the Nasdaq National Market (now known as Nasdaq Global Market);

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  No injunction or order of any court or administrative agency of competent jurisdiction restraining or prohibiting the consummation of the Great Lakes merger;

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  Receipt by Great Lakes of an opinion of maritime counsel that the participants in the Great Lakes merger, the holding company merger and the other subsequent mergers contemplated by the merger agreement will meet, immediately after the Great Lakes merger, the holding company merger, or the subsequent mergers are consummated, the citizenship requirements for coastwise trading and dredging in the navigable waters of the United States and with respect to such other maritime matters as Great Lakes reasonably requests; and

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  The merger agreement has not been terminated.

  Conditions to Aldabra's and Merger Sub's obligations to consummate the Great Lakes merger

        Each of Aldabra's and Merger Sub's obligations to consummate the Great Lakes merger are subject to the satisfaction or waiver of specified conditions before completion of the Great Lakes merger, including the following:

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  Each of Great Lakes' representations and warranties that are qualified as to material adverse effect must be true and correct as of the date of completion of the Great Lakes merger, and those that are not so qualified must also be true and correct as of such date except for failures that do not, and would not reasonably be expected to, have in the aggregate a material adverse effect. To the extent such representations and warranties expressly relate to a date earlier than the completion of the Great Lakes merger, they must be true and correct as of such earlier date. Great Lakes must have delivered to Aldabra and Merger Sub a certificate dated the closing date and signed by a senior executive officer of Great Lakes confirming the foregoing matters;

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  Each of Great Lakes' covenants and agreements to be performed as of or prior to the completion of the Great Lakes merger must have been performed in all material respects, and Great Lakes must have delivered to Aldabra and Merger Sub a certificate dated the closing date and signed by a senior executive officer of Great Lakes to that effect;

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  Great Lakes must have delivered to Aldabra and Merger Sub certified copies of the resolutions or consents of Great Lakes' board of directors and stockholders approving the Great Lakes merger;

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  Aldabra must have received a written opinion, dated as of the date of closing of the Great Lakes merger, from Sidley Austin LLP or other counsel reasonably satisfactory to Aldabra, to the effect that the Great Lakes merger, the holding company merger and the other subsequent mergers contemplated by the merger agreement will be treated for U.S. federal income tax purposes as "reorganizations" within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, the opinion may be to the effect that such GLDD Merger will instead be treated as a liquidation of Great Lakes Dredge & Dock Corporation within the meaning of Section 332 of the Code) and other additional tax matters;

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  The receipt of executed counterparts to the adjustment escrow agreement, the voting agreement and the investor rights agreement (see below "The Merger Agreement—Adjustment Escrow Agreement," "The Merger Agreement—Voting Agreement" and "The Merger Agreement—Investor Rights Agreement");

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  There must not have been a material adverse effect with regard to Great Lakes since December 31, 2005; and

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  Aldabra and Merger Sub must have received from Great Lakes, prior to the date of the closing of the Great Lakes merger, a certificate (as described in Treasury Regulation Section 1.1445-2(c)), affirming that Great Lakes is not a United States real property holding company, within the meaning of Section 897 of the Code.

  Conditions to Great Lakes' obligation to consummate the Great Lakes merger

        Great Lakes' obligations to consummate the Great Lakes merger are subject to the satisfaction or waiver of specified conditions before completion of the Great Lakes merger, including the following:

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  Each of Aldabra's and Merger Sub's representations and warranties that are qualified as to material adverse effect and the one relating to capital structure must be true and correct as of the date of completion of the Great Lakes merger, and those that are not so qualified must also be true and correct as of such date except for failures that do not, and would not reasonably be expected to, have in the aggregate a material adverse effect. To the extent such representations and warranties expressly relate to a date earlier than the completion of the Great Lakes merger, they must be true and correct as of such earlier date. Aldabra and Merger Sub must have delivered to Great Lakes a certificate dated the closing date and signed by a senior executive officer of Aldabra and Merger Sub, respectively, confirming the foregoing matters;

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  Each of Aldabra's and Merger Sub's covenants and agreements to be performed as of or prior to the completion of the Great Lakes merger must have been performed in all material respects, and Aldabra and Merger Sub must have delivered to Great Lakes a certificate dated the closing date and signed by a senior executive officer of Aldabra and Merger Sub, respectively, to that effect;

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  Aldabra and Merger Sub must have delivered to Great Lakes certified copies of the resolutions or consents of Aldabra's and Merger Sub's board of directors and stockholders approving the Great Lakes merger;

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  Great Lakes must have received a written opinion, dated as of the date of closing of the Great Lakes merger, from Kirkland & Ellis LLP or other counsel reasonably satisfactory to Great Lakes, to the effect that the Great Lakes merger, the holding company merger and the other subsequent mergers contemplated by the merger agreement will be treated for U.S. federal income tax purposes as "reorganizations" within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, the opinion may be to the effect that such GLDD Merger will instead be treated as a liquidation of Great Lakes Dredge & Dock Corporation within the meaning of Section 332 of the Code) and other additional tax matters;

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  There must be no action or proceeding pending or threatened with respect to or against the trust fund other than claims by holders of shares of Aldabra common stock solely arising from the exercise of their conversion rights. Aldabra must have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the trust fund disbursed to the surviving company of the Great Lakes merger immediately upon closing of the Great Lakes merger, and not less than $40,000,000 of such cash released from the trust fund shall be available for repayment of debt of the surviving company of the Great Lakes merger and its subsidiaries and payment of fees and expenses related to the transactions contemplated by the merger agreement

    (which expenses shall not include any amount to be paid to holders of shares of Aldabra common stock that exercise their conversion rights);

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  Aldabra's arrangements to pay Terrapin Partners LLC $7,500 per month or any other fee or expense must be terminated as of the effective time of the Great Lakes merger without further liability to Aldabra or any of its affiliates;

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  The period for delivery of notice of intent to exercise appraisal rights with respect to the holding company merger must have expired, and holders of less than 1% of Aldabra common stock must have properly exercised, and not properly withdrawn, their appraisal rights under Section 262 of the Delaware Corporation Law with respect to such holding company merger;

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  The organizational documents of Great Lakes Holdings must be in full force and effect under the laws of the State of Delaware in the form attached to the merger agreement; and

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  The receipt of executed counterparts to the adjustment escrow agreement, the voting agreement and the investor rights agreement (see below "The Merger Agreement—Adjustment Escrow Agreement," "The Merger Agreement—Voting Agreement" and "The Merger Agreement—Investor Rights Agreement").

        We cannot assure you that all of the conditions above will be satisfied or waived or that the Great Lakes merger or the holding company merger will occur.

Termination

  Causes of Termination

        The merger agreement may be terminated at any time prior to the consummation of the Great Lakes merger by mutual written consent of Aldabra and Great Lakes.

        In addition, either Aldabra or Great Lakes may terminate the merger agreement if:

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  Aldabra's stockholder approval is not obtained or holders of 20% or more of the shares of Aldabra common stock issued in Aldabra's initial public offering exercise their conversion rights; or

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  the transactions contemplated by the merger agreement have not been consummated prior to February 24, 2007, but the party whose willful breach has prevented the consummation of such transactions will not be entitled to so terminate the merger agreement.

        Aldabra may terminate the merger agreement if there has been a violation or breach by Great Lakes of any covenant, representation or warranty contained in the merger agreement, or any other events or circumstances have occurred, such that any of Aldabra's or Merger Sub's conditions to closing cannot be satisfied prior to February 24, 2007, and such violation or breach has not been waived by Aldabra or, in the case of a covenant breach, cured by Great Lakes within 30 days after written notice of such breach from Aldabra.

        Great Lakes may terminate the merger agreement if:

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  there has been a violation or breach by Aldabra or Merger Sub of any covenant, representation or warranty contained in the merger agreement, or any other events or circumstances have occurred, such that any of Great Lakes' conditions to closing cannot be satisfied prior to February 24, 2007, and such violation or breach is not waived by Great Lakes or, in the case of a covenant breach, cured by Aldabra and Merger Sub within thirty days after written notice of such breach from Great Lakes;

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  this proxy statement/prospectus is not filed with the Securities Exchange Commission before October 31, 2006, unless the failure to file prior to such date results from Great Lakes' failure to provide information;

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  this proxy statement/prospectus has not been declared effective by the Securities Exchange Commission and mailed to Aldabra's stockholders before January 15, 2007 unless the failure to be declared effective or be mailed prior to such date resulted from Great Lakes' failure to provide information; or

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  any governmental body or other entity institutes any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by the merger agreement.

  Effect of Termination and Remedies

        In the event of termination of the merger agreement by either Aldabra or Great Lakes, the merger agreement will become void and of no further force or effect, except in connection with:

  •
  the provisions related to effect of termination and limitation on remedy;

  •
  the provisions related to confidentiality;

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  the provisions described under "The Merger Agreement—Fees and Expenses"; and

  •
  the general provisions of the merger agreement.

        In addition, in the event of any such termination, there will be no liability or obligation on the part of Aldabra, Great Lakes, MDCP or Terrapin Partners LLC to any other party to the merger agreement, except for:

  •
  liabilities or obligations arising from the provisions listed in the above paragraph, which will survive termination;

  •
  willful breaches of the merger agreement prior to the time of such termination; and

  •
  in the case of Aldabra, any failure to have sufficient immediately available funds for the consummation of the transactions contemplated by the merger agreement.

        In the event that the merger agreement is terminated and there is liability of a party, the aggregate amount which the other party will be entitled to collect will not exceed $1,000,000.

Amendment and Waiver

        The merger agreement may be amended or any provision of the merger agreement may be waived. However, such amendment or waiver will only be binding if it is in writing and executed by the party against whom enforcement is sought. Additionally, any amendments or waivers following the consummation of the merger will require the prior written consent of MDCP.

Assignment

        The merger agreement may not be assigned by any party without the prior written consent of the other parties to the merger agreement.

Survival Period

        All of the representations and warranties and covenants requiring performance prior to the date of closing of the Great Lakes merger will not survive the Great Lakes merger, and no claim for breach of any such representation, warranty or covenant, detrimental reliance or other right or remedy (other than for common law actual fraud) may be brought after the closing of the Great Lakes merger.

Indemnification of Directors and Officers

        Aldabra and its subsidiaries shall maintain in effect for six years from the date of closing of the Great Lakes merger directors' and officers' liability insurance covering those persons who are covered by Great Lakes' and Aldabra's current directors' and officers' liability insurance policy on terms not less favorable than such existing insurance coverage.

Stockholders' Representatives

        The parties to the merger agreement have designated MDCP as Great Lakes' representative and Terrapin Partners LLC as Aldabra's representative. Both representatives have the power and authority to take all actions (including giving notices and making communications) and to make all determinations required or permitted under the merger agreement on behalf of Great Lakes' and Aldabra's stockholders, respectively.

Adjustment Escrow Agreement

        At the time of the consummation of the Great Lakes merger, Aldabra will deposit with a mutually acceptable escrow agent an amount of shares of Aldabra common stock equal to $3,000,000 divided by the average closing price of Aldabra common stock for the ten trading days ending three trading days prior to the consummation of the Great Lakes merger.

        Once the final consideration for the Great Lakes merger has been determined (either by agreement of the parties or, in the case of dispute, by an accounting firm) based on Aldabra's and Great Lakes' net working capital and Great Lakes' net indebtedness on the day before the closing, then the escrow agent will either return all or part of the escrowed shares to Aldabra for cancellation or deliver, as additional merger consideration, all or part of the escrowed shares to holders of Great Lakes' common stock as of immediately prior to the consummation of the Great Lakes merger.

Voting Agreement

        On June 20, 2006, Aldabra and MDCP entered into a voting agreement pursuant to which MDCP agreed to vote its shares of Great Lakes' capital stock, which represent more than 80% of the voting power of Great Lakes, in favor of the Great Lakes merger. Additionally, pursuant to the voting agreement, MDCP waived certain rights it has in its capacity as a holder of shares of Great Lakes preferred stock, such as redemption or conversion rights.

Investor Rights Agreement

        In connection with the Great Lakes merger and as a condition for its completion, Aldabra, Great Lakes Holdings, MDCP, certain Aldabra stockholders (including Jonathan Berger, Stewart Gross, Peter Deutsch, Jason Weiss (or affiliated entities), Nathan Leight, Leight Family 1998 Irrevocable Trust (an affiliate of Nathan Leight), Terrapin Partners Employee Partnership (an affiliate of Nathan Leight and Jason Weiss), JGW Trust dated August 18, 2000 (whose beneficiaries are Mr. Weiss' family members)) and certain Great Lakes stockholders will enter into an investor rights agreement.

        Such investor rights agreement will provide for certain registration rights with respect to shares held by the Aldabra stockholders who are party to the investor rights agreements (the "Aldabra Registrable Securities") and with respect to shares of common stock issued pursuant to the Great Lakes merger or the holding company merger to MDCP or any other shares of common stock acquired by MDCP (the "MDCP Registrable Securities") and to certain other Great Lakes stockholders party to the investor rights agreement (the "Other Registrable Securities"). Holders of at least a majority of MDCP Registrable Securities, or Aldabra Registrable Securities after February 17, 2008, will have the right to demand registration under the Securities Act of all or any portion of their registrable securities subject to certain amount and time limitations. Holders of MDCP Registrable Securities may demand three long-form registrations and an unlimited number of short-form registrations, while holders of Aldabra Registrable Securities may only demand one long-form registration and one short-form registration. Additionally, whenever Aldabra (or, after the holding company merger, Great Lakes Holdings) proposes to register any of its securities under the Securities Act and the registration form to be used may be used for the registration of registrable securities, holders of Aldabra Registrable Securities, MDCP Registrable Securities or Other Registrable Securities will have the right to request the inclusion of their registrable securities in such registration.

        Pursuant to the investor rights agreement, from and after the time that MDCP is no longer entitled to designate directors with multiple votes (as determined by Great Lakes Holdings' certificate of incorporation), MDCP will also have the right to designate a number of directors to Aldabra's board (or, after the holding company merger, Great Lakes Holdings' board) proportional to the voting power represented by the shares of Aldabra capital stock (or, after the holding company merger, Great Lakes Holdings' capital stock) that MDCP owns until such time as MDCP owns less than 5% of the voting power of all of the outstanding capital stock of Great Lakes Holdings. Holders of more than 25% of MDCP Registrable Securities will have certain information and inspection rights with respect to Aldabra or Great Lakes Holdings. Additionally, the investor rights agreement sets forth affirmative and negative covenants to which Aldabra (or, after the holding company merger, Great Lakes Holdings) will be subject to as long as MDCP owns more than 25% of the voting power of Great Lakes Holdings. The negative covenants restrict Great Lakes Holdings and/or its subsidiaries from conducting certain activities or taking certain actions, including, without limitation, making distributions on its capital stock, redemptions, purchase or acquisitions of its equity securities, issuance of debt or convertible or exchangeable debt securities, mergers and acquisitions, asset sales, liquidations, recapitalizations, non-ordinary business activities, change of organizational documents, and change of arrangements with its officers, directors, employees and other related persons. Pursuant to the affirmative covenants, without the prior written consent of MDCP, Great Lakes Holdings and/or its subsidiaries is required to perform certain activities, including, without limitation, preservation of its corporate existence and material licenses, authorizations and permits necessary to the conduct of its business, maintenance of its material properties, discharge of certain statutory liens, performance under material contracts, compliance with applicable laws and regulations, preservation of adequate insurance coverage, and maintenance of proper books of record and account.

THE AMENDMENT PROPOSAL

General Description of the Amendment and Restatement of Aldabra's Certificate of Incorporation

        The amendment and restatement of Aldabra's certificate of incorporation involves increasing the number of authorized shares of Aldabra common stock to a number sufficient to satisfy Aldabra's obligations under the merger agreement to issue common stock, but in no event to exceed an additional 40,000,000 shares.

Aldabra's Reasons for the Amendment and Restatement of the Certificate of Incorporation and Recommendation of Aldabra Board of Directors

        Aldabra's board of directors has concluded that the amendment and restatement of its certificate of incorporation is in the best interests of Aldabra's stockholders. The amendment and restatement of the certificate of incorporation is a necessary precondition that must be accomplished to consummate the Great Lakes merger.

Consequences if the Amendment Proposal is Not Approved

        If the amendment proposal is not approved by the stockholders, Aldabra will not amend and restate its certificate of incorporation, and the Great Lakes merger and the other transactions contemplated by the merger agreement will not be consummated.

Vote Required to Adopt the Amendment Proposal

        The adoption of the amendment proposal will require the affirmative vote of a majority of the outstanding shares of Aldabra common stock on the record date. The adoption of the amendment proposal is conditioned upon the adoption of the merger proposals and the adoption of the merger proposals is conditioned on the adoption of the amendment proposal.

Aldabra's Board of Directors' Recommendation

        After careful consideration, Aldabra's board of directors has determined unanimously that the amendment proposal is in the best interests of Aldabra and its stockholders. Aldabra's board of directors has approved and declared advisable the amendment proposal and unanimously recommends that you vote or instruct your vote to be cast "FOR" the amendment proposal.

APPRAISAL RIGHTS

        Under Section 262 of the Delaware General Corporation Law (the "DGCL"), an Aldabra stockholder who does not exercise conversion rights in the Great Lakes merger, and who does not wish to accept the payment provided for in holding company merger agreement has the right to dissent from the holding company merger and to receive payment in cash for the fair value of such stockholder's Aldabra's common stock, exclusive of any element of value arising from the accomplishment or expectation of the holding company merger. No appraisal or dissenter rights are available under the DGCL for Aldabra stockholders in connection with the Great Lakes merger. Additionally, no appraisal or dissenter rights with respect to the holding company merger will be available to Aldabra stockholders who demand conversion of their shares of Aldabra common stock into a pro rata portion of their trust account.

        Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the holding company merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which is set forth in Exhibit B to this proxy statement/prospectus.

        Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days prior to the meeting at which the proposed merger is submitted for approval. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes notice to the Aldabra stockholders of the availability of appraisal rights in connection with the holding company merger in compliance with the requirements of Section 262. A stockholder considering whether to exercise appraisal rights should carefully review the text of Section 262 contained in Exhibit B to this proxy statement/prospectus, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

        A stockholder who elects to demand appraisal of such stockholder's Aldabra common stock must deliver to Aldabra a written demand for appraisal before the taking of the vote on the holding company merger. This written demand for appraisal must be in addition to and separate from any vote against, or abstention from voting for, the adoption of the holding company merger agreement. Voting against, or abstaining from voting for, the adoption of the holding company merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. If a stockholder fails to comply with either of these conditions and the holding company merger is completed, such stockholder will have no appraisal rights with respect to such Aldabra common stock.

        All demands for appraisal should be addressed to Jason Weiss, Aldabra Acquisition Corporation, c/o Terrapin Partners LLC, 540 Madison Avenue, 17th Floor, New York, NY 10022 within 20 days after the date of this proxy statement/prospectus, and should be executed by, or on behalf of, the record holder of the Aldabra common stock.

        The demand must reasonably inform Aldabra of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder's Aldabra common stock.

        To be effective, a demand for appraisal by a holder of Aldabra common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on such stockholder's stock certificates and cannot be made by the beneficial holder if such beneficial holder does not also hold the Aldabra common stock of record. The beneficial holder must, in such cases, have the registered holder submit the required demand in respect of that Aldabra common stock.

        If Aldabra common stock is held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the Aldabra common stock is held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint holders. An authorized agent, including an authorized agent for two or more joint holders, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder or holders. A record holder, such as a broker, who holds Aldabra common stock as a nominee for others, may exercise rights of appraisal with respect to the Aldabra common stock held for one or more beneficial holders, while not exercising this right for other beneficial holders. In that case, the written demand should state the number of Aldabra common stock as to which appraisal is sought. Where no number of Aldabra common stock is expressly mentioned, the demand will be presumed to cover all Aldabra common stock held in the name of the record holder.

        Stockholders who hold Aldabra common stock in a brokerage account or in other nominee form who wish to exercise appraisal rights should consult with their broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        On or within 10 days after the effective date of the holding company merger, Aldabra must give written notice that the holding company merger has become effective to all of Aldabra stockholders who have delivered to Aldabra, before the taking of the vote on the adoption of the holding company merger agreement, a written demand for appraisal in accordance with Section 262 and who have not voted in favor of adoption of the holding company merger agreement. At any time within 60 days after the effective date of the holding company merger, any stockholder that has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the holding company merger agreement for such stockholder's Aldabra common stock. Within 120 days after the effective date of the holding company merger, either Aldabra or any stockholder that complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Aldabra common stock held by all stockholders entitled to appraisal. Aldabra has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously made written demands for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Aldabra, we will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their Aldabra common stock. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their Aldabra common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their Aldabra common stock, the Delaware Court of Chancery will appraise the Aldabra common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the holding company merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the stock certificates.

        In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. Stockholders should be aware that the fair value of their Aldabra common stock as determined under Section 262 could be more, the same or less than the value that stockholders are entitled to receive under the terms of the merger agreement.

        Costs of the appraisal proceeding may be imposed upon Aldabra and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all Aldabra common stock entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the holding company merger, be entitled to grant a consent in respect of or vote Aldabra common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to that Aldabra common stock, other than with respect to payment as of a record date prior to the effective date of the holding company merger. However, if no petition for appraisal is filed within 120 days after the effective date of the holding company merger, or if the stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the holding company merger within 60 days after the effective date of the holding company merger, then the right of that stockholder to appraisal will cease. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the holding company merger may only be made with the written approval of the surviving corporation of the holding company merger and must, to be effective, be made within 120 days after the effective date of the holding company merger.

        In view of the complexity of Section 262, stockholders who may wish to dissent from the holding company merger and pursue appraisal rights should consult their legal advisors.

        STOCKHOLDERS WHO WISH TO EXERCISE APPRAISAL RIGHTS MUST NOT VOTE IN FAVOR OF THE ADOPTION OF THE HOLDING COMPANY MERGER AGREEMENT AND MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW. FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS WILL RESULT IN THE TERMINATION OR WAIVER OF THESE RIGHTS.

        Aldabra believes that this proxy statement/prospectus, together with the other filings made by Aldabra with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to appraisal rights.

SUMMARY OF THE HOLDING COMPANY MERGER

        Aldabra, Great Lakes Holdings and GLH Merger Sub, L.L.C. entered into an Agreement and Plan of Merger, dated as of August 21, 2006 (the "holding company merger agreement"), to provide for the merger of Aldabra with and into GLH Merger Sub, L.L.C. The holding company merger agreement will be conditioned only on the Great Lakes merger occurring and will terminate when the Great Lakes merger agreement terminates. The shares of Aldabra common stock will be converted into shares of common stock of Great Lakes Holdings on a one-for-one basis. The Aldabra warrants will by their terms become exercisable for shares of common stock of Great Lakes Holdings. The Aldabra units will each be converted into one share of common stock, and the attached warrants will become exercisable for shares of common stock of Great Lakes Holdings.

        The holding company merger is being effected for the purpose of adopting new transfer restrictions to regulate the ownership of Great Lakes Holdings common stock by persons that are not citizens of the United States for purposes of maritime law. These restrictions are intended to ensure compliance with certain maritime laws that are applicable to Great Lakes' business. After the mergers, stockholders of Great Lakes Holdings will be subject to limitations with respect to transfers of shares to ensure compliance with maritime laws. Maritime law prohibits non-citizens of the United States from owning more than 25% of Great Lakes Holdings. Great Lakes Holdings' charter following the merger will prohibit non-citizens from owning greater than 22.5% of the total outstanding stock of Great Lakes Holdings, or 90% of the stock permitted under maritime laws, whichever is less.

        In addition to the transfer restrictions, there are material differences between the rights of stockholders under Aldabra's current charter and the rights of stockholders under the Great Lakes Holdings' charter following the holding company merger, which will provide that MDCP has the authority to designate up to two directors, each of whom has four votes in each matter submitted to the board of directors. See "Comparison of Stockholders Rights" and "Description of Great Lakes Dredge & Dock Holdings Corp.'s Capital Stock."

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

        The following discussion addresses the material U.S. federal income tax consequences of the exchange of shares of Great Lakes stock for shares of Aldabra common stock pursuant to the Great Lakes merger and the subsequent exchange of shares of Aldabra common stock for shares of common stock of Great Lakes Holdings pursuant to the holding company merger. This discussion represents the opinion of Sidley Austin LLP, legal counsel to Aldabra.

        The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. The tax consequences under foreign laws, state and local laws and U.S. federal laws other than U.S. federal income tax laws are not addressed.

        This discussion addresses only those stockholders of Great Lakes or Aldabra that hold shares of Great Lakes stock or Aldabra common stock, as the case may be, as a capital asset and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of shares of Great Lakes stock or Aldabra common stock in light of that holder's particular circumstances or to a holder subject to special rules, such as:

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  a stockholder that is not a citizen or resident of the United States;

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  a financial institution or insurance company;

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  a mutual fund;

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  a tax-exempt organization;

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  a broker or dealer in securities or foreign currencies;

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  a trader in securities that elects to apply a mark-to-market method of accounting;

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  a stockholder that holds its shares of Great Lakes stock or Aldabra common stock, as the case may be, as part of a hedge, appreciated financial position, straddle or conversion transaction; or

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  a stockholder that acquired its shares of Great Lakes stock or Aldabra common stock, as the case may be, pursuant to the exercise of options or otherwise as compensation.

        Holders of shares of Great Lakes stock and holders of shares of Aldabra common stock are urged to consult their tax advisors as to the specific tax consequences to them of the Great Lakes merger, the holding company merger and the other subsequent mergers contemplated by the merger agreement, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in light of their particular circumstances.

U.S. Federal Income Tax Consequences of the Great Lakes Merger and the Holding Company Merger

        Sidley Austin LLP, legal counsel to Aldabra, has delivered its opinion which provides that (a) the Great Lakes merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368 of the Code and, with respect to the Great Lakes merger, that each of Aldabra and Great Lakes will be a "party to a reorganization" within the meaning of Section 368 of the Code, (b) the holding company merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368 of the Code and, with respect to the holding company merger, each of Aldabra and Great Lakes Holdings will be a "party to a reorganization"

within the meaning of Section 368 of the Code, (c) the subsequent mergers of Merger Sub and GLH Merger Sub, L.L.C. with and into Great Lakes Holdings will not constitute transactions and will be disregarded for U.S. federal income tax purposes, and (d) the GLDD Merger will either be treated as a complete liquidation to which Section 332 of the Code applies or as a "reorganization" within the meaning of Section 368 of the Code and, with respect to the GLDD Merger and to the extent the GLDD Merger is treated as a "reorganization" (and not a complete liquidation to which Section 332 of the Code applies), each of Great Lakes Dredge & Dock Corporation and Great Lakes Holdings will be a "party to a reorganization" within the meaning of Section 368 of the Code.

        Based on the opinions described above, the following are the material U.S. federal income tax consequences of the Great Lakes merger, the holding company merger and the subsequent mergers contemplated by the merger agreement:

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  No gain or loss will be recognized by Aldabra, Great Lakes, Great Lakes Holdings or Great Lakes Dredge & Dock Corporation as a result of the Great Lakes merger, the holding company merger or the subsequent mergers contemplated by the merger agreement;

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  A holder of shares of Great Lakes stock will not recognize any gain or loss upon the exchange of the holder's shares of Great Lakes stock for shares of Aldabra common stock pursuant to the Great Lakes merger, except that gain or loss will be recognized on the receipt of cash in lieu of a fractional share of Aldabra common stock. In addition, holders of shares of Aldabra common stock (including holders of shares of Great Lakes stock who have received shares of Aldabra common stock in exchange for their shares of Great Lakes stock in the Great Lakes merger) will not recognize any gain or loss upon the exchange of such holder's shares of Aldabra common stock for shares of Great Lakes Holdings' common stock pursuant to the holding company merger;

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  A holder of shares of Great Lakes stock and a holder of shares of Aldabra common stock will have a tax basis in the shares of common stock of Great Lakes Holdings received equal to the tax basis of the shares of Great Lakes stock or, in the case of a holder of shares of Aldabra common stock, the shares of Aldabra common stock surrendered by such holder pursuant to the holding company merger, reduced, in the case of a holder of shares of Great Lakes stock, by any tax basis of the shares of Great Lakes stock surrendered by such holder pursuant to the Great Lakes merger that is allocable to a fractional share of Aldabra common stock for which cash is received.

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  The holding period for shares of common stock of Great Lakes Holdings received in exchange for shares of Great Lakes stock or shares of Aldabra common stock, as the case may be, pursuant to the Great Lakes merger or the holding company merger will include the holding period for the shares of Great Lakes stock or shares of Aldabra common stock, as the case may be, surrendered pursuant to the Great Lakes merger or the holding company merger; and

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  To the extent that a holder of shares of Great Lakes stock receives cash in lieu of a fractional share of Aldabra common stock, the stockholder will be required to recognize gain or loss equal to the difference between (1) the amount of cash received and (2) the tax basis of the shares of Great Lakes stock surrendered pursuant to the Great Lakes merger that is allocable to the fractional shares of Aldabra common stock for which cash is received. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the shares of Great Lakes stock exchanged for the fractional share of Aldabra common stock is more than one year at the time of the completion of the Great Lakes merger.

        It is a condition to the obligation of Aldabra to complete the Great Lakes merger that, at the closing of the Great Lakes merger, it receives an opinion of Sidley Austin LLP, and it is a condition to the obligation of Great Lakes to complete the Great Lakes merger that, at the closing of the Great Lakes merger, it receives an opinion from Kirkland & Ellis LLP, in each case, to the effect that the Great Lakes merger, the holding company merger and the other subsequent mergers contemplated by the merger agreement will be treated for U.S. federal income tax purposes as "reorganizations" within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, the opinion may be to the effect that such GLDD Merger will instead be treated as a liquidation of Great Lakes Dredge & Dock Corporation within the meaning of Section 332 of the Code). Sidley Austin LLP's opinion is set forth as Exhibit 8.1 to the registration statement. Kirkland & Ellis LLP's opinion to Great Lakes is set forth as Exhibit 99.2 to the registration statement.

        Each of the opinions described above is or will be based, in part, on customary factual assumptions and written factual representations that have been received from Aldabra and Great Lakes, including those contained in the merger agreement and in certificates of officers of Aldabra and Great Lakes, each of which must be accurate as of the effective time of the Great Lakes merger, the holding company merger and the subsequent mergers contemplated by the merger agreement. If any of those assumptions or representations is inaccurate as of the effective time of the Great Lakes merger, the holding company merger and the subsequent mergers contemplated by the merger agreement, the tax consequences of the Great Lakes merger, the holding company merger and the subsequent mergers contemplated by the merger agreement could differ from those described in this proxy statement/prospectus. Opinions of counsel neither bind the IRS or any court, nor preclude the IRS from adopting a contrary position. No ruling has been or is expected to be sought from the IRS on the tax consequences of the Great Lakes merger, the holding company merger or the subsequent mergers contemplated by the merger agreement.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the Great Lakes merger, the holding company merger and the subsequent mergers contemplated by the merger agreement. Accordingly, Aldabra and Great Lakes urge each holder of Great Lakes stock or Aldabra common stock to consult the holder's tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the Great Lakes merger, the holding company merger or the subsequent mergers contemplated by the merger agreement.

DESCRIPTION OF GREAT LAKES DREDGE & DOCK HOLDINGS CORP.'S
CAPITAL STOCK AND WARRANTS

        The following description of the material terms of Great Lakes Dredge & Dock Holdings Corp.'s common stock and warrants is a summary of specified provisions of the charter and bylaws of Great Lakes Holdings that will be in effect upon completion of the mergers. This description is subject to relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL") and reference to the actual charter and bylaws of Great Lakes Holdings. The current charter and bylaws of Great Lakes Holdings are filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. Such documents will be amended upon completion of the holding company merger. Forms of the charter and bylaws of Great Lakes Holdings, as will be amended upon completion of the holding company merger, are attached as Exhibit D to this proxy statement/prospectus.

  Capital Stock

        General.    Great Lakes Holdings is authorized to issue 90,000,000 shares of common stock and 1,000,000 shares of preferred stock. The par value of each share of common stock and preferred stock is $0.0001.

        Common Stock.    Subject to prior rights of the holders, if any, of the shares of preferred stock, the holders of shares of common stock are entitled to share ratably in any distribution of Great Lakes Holdings' assets upon dissolution, liquidation or winding up, after the satisfaction of all debts and other liabilities. In general, holders of Great Lakes Holdings' common stock are entitled to one vote for each share of common stock they own and do not have cumulative voting rights. Common stock, however, may not vote on any amendment to Great Lakes Holdings' charter that relates solely to the terms of a series of preferred stock if the holders of the series are entitled to vote separately or with the holders of one or more other series. No holder of common stock will have any preemptive rights with respect to the common stock or any other securities of Great Lakes Holdings, or to any obligations convertible (directly or indirectly) into securities of Great Lakes Holdings.

        Preferred Stock.    Great Lakes Holdings' board of directors is authorized to issue shares of preferred stock in one or more series, to establish the number of shares to be included in each series, and to fix the voting powers, if any, and other rights of the shares of each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Great Lakes Holdings' common stock. As of the date of this proxy statement/prospectus, there are no outstanding shares of preferred stock.

        Election and Removal of Directors.    The directors of Great Lakes Holdings will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of Great Lakes Holdings are entitled to elect one or more directors, such directors will be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors.

        The directors will be divided into three classes, designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes at the time such classification becomes effective by resolution of the Board. The term of the initial Class I directors will terminate on the date of the 2007 annual meeting; the term of the initial Class II directors will terminate on the date of the 2008 annual meeting; and the term of the initial Class III directors will terminate on the date of the 2009 annual meeting. At each succeeding annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

        Subject to the rights of the holders of any series of Preferred Stock then outstanding, (a) as long as MDCP owns capital stock of Great Lakes Holdings that possesses 25% or more of the voting power of all capital stock of Great Lakes Holdings entitled to vote generally in the election of directors (voting together as a single class), any director may be removed at any time for any reason upon the election of holders of a majority of the voting power of the capital stock of Great Lakes Holdings entitled to vote generally in the election of directors, and (b) from and after the date that MDCP owns capital stock of Great Lakes Holdings that possesses less than 25% of the voting power of all capital stock of Great Lakes Holdings entitled to vote generally in the election of directors (voting together as a single class), any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of common stock entitled to vote at an election of directors, voting together as a single class. Vacancies and newly created directorships resulting from any increase in the authorized number of directors and vacancies created from the death, disqualification, resignation or removal of any director will be filled by directors possessing a majority of the voting power of all directors.

        Directors with More than One Vote.    As long as MDCP owns capital stock of Great Lakes Holdings that possesses 50% or more of the voting power of all capital stock of Great Lakes Holdings entitled to vote generally in the election of directors (voting together as a single class), MDCP may, by written notice to Great Lakes Holdings made within 20 business days after election of any director to the Board (including, without limitation, any director elected as a replacement of a director that previously had more than one vote in matters submitted to directors), designate up to two directors of Great Lakes Holdings, each of whom must be a U.S. citizen under Maritime Laws (as defined below), to have four (4) votes in each matter submitted to directors of Great Lakes Holdings for vote and each such director so designated by MDCP will thereafter have four votes in matters submitted to Great Lakes Holdings for vote until such director's removal or resignation from the Board. Notwithstanding the foregoing, in the event any director is so designated, such director will continue to retain the right to four votes in each matter submitted to directors of Great Lakes Holdings upon re-election unless and until MDCP will have notified Great Lakes Holdings to the contrary in writing. Any director designated as having four votes in each matter submitted to the directors will have four votes in each matter submitted to any committee on which such director serves.

  Anti-Takeover Effects of Unissued Shares.

        Common Stock.    After the mergers, Great Lakes Holdings will have a maximum of 51,200,000 shares of common stock outstanding, assuming no warrants are exercised. The remaining shares of authorized but unissued common stock will be available for future issuance. While the additional shares are not designed to deter or prevent a change of control, under some circumstances, Great Lakes Holdings could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing shares in private placements to purchasers who might side with Great Lakes Holdings' board of directors opposing a hostile takeover bid.

        Preferred Stock.    The existence of authorized but unissued shares of preferred stock could reduce Great Lakes Holdings attractiveness as a target for an unsolicited takeover bid, since it could, for example, issue preferred stock to parties who might oppose such a takeover bid or contain terms that a potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, discourage bids for the common stock at a premium over market and adversely affect the market price of, and the voting and other rights of the holders of, common stock.

        Warrants.    As of the date of this proxy statement/prospectus, there were 18,400,000 warrants to purchase Aldabra common stock outstanding, each of which entitles the registered holder to purchase one share of Aldabra common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing after the completion of the Great Lakes merger. Subsequent to the holding company merger, each of these warrants will entitle its registered holder to purchase one share of common stock of Great Lakes Holdings' common stock. The warrants will expire at 5:00 p.m., Eastern Standard time on February 17, 2009, or earlier upon redemption. Great Lakes Holdings may call the warrants for redemption in whole and not in part, at a price of $0.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days' prior written notice of redemption to each warrant holder if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders. The warrants have been issued in registered form under a warrant agreement dated February 17, 2005 (the "Warrant Agreement") between Continental Stock Transfer & Trust Company, as warrant agent, and Aldabra, as amended by a warrant clarification agreement, dated September 12, 2006 (the "Warrant Clarification Agreement") between the same two parties.

        The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization or consolidation of the company. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, including any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each common stock share held of record on all matters to be voted on by stockholders.

        The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. If Great Lakes Holdings is unable to deliver shares of common stock pursuant to the exercise of the warrants because a registration statement with respect to the common stock is not effective or for any other reason, in no event would Great Lakes Holdings be obligated to pay cash or other consideration to the holders of the warrants or otherwise net-cash settle any warrant exercise. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Great Lakes Holdings will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

        Restrictions on Transfer and Ownership.    Great Lakes Holdings' charter contains restrictions on transfer and ownership to ensure its compliance with the Merchant Marine Act, 1920, as amended, the Shipping Act, 1916, as amended, the Foreign Dredge Act of 1906 (46 U.S.C. app. §292) and other statutes regulating or authorizing dredging in the navigable waters of the United States and any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time (collectively, "Maritime Laws"). Specifically, Great Lakes Holdings' charter provides that any person other than a citizen of the United States within the meaning of the Maritime Laws (a "Non-U.S. Citizen") may not beneficially own, individually or in the aggregate, with respect to any class or series of capital stock of Great Lakes Holdings, more than the lesser of (1) 22.5% of the shares of such class or series of capital stock of Great Lakes Holdings from time to time issued and outstanding, and (2) 90% of the maximum percentage of the issued and outstanding shares of such class or series of capital stock of Great Lakes Holdings permitted to be beneficially owned, individually or in the aggregate, by Non-U.S. Citizens under the Maritime Laws so that Great Lakes Holdings does not cease to be qualified under the Maritime Laws to own and operate vessels that may engage in dredging in the navigable waters of the United States and to transport dredged material between points in the United States. We refer to this percentage as the "Permitted Percentage."

        A person will be deemed to be the "beneficial owner" of, or to "beneficially own", or to have "beneficial ownership" of, shares or interests in an entity to the extent such person would be deemed to be the "beneficial owner" thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor rule to such rule, and such terms will apply to and include the holder of record of any such shares or interests.

        To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of Great Lakes Holdings, and to enable Great Lakes Holdings to submit any proof that it is a U.S. citizen as required by any applicable law or by any contract with the United States government (or any agency thereof) or any other person, Great Lakes Holdings' charter contains the following provisions:

        Stock Certificates.    Great Lakes Holdings will institute a dual stock certificate system such that each certificate representing shares of each class or series of capital stock of Great Lakes Holdings that are beneficially owned by a U.S. Citizen will be marked "U.S. Citizen" and each certificate representing shares of each class or series of capital stock of Great Lakes Holdings that are beneficially owned by a Non-U.S. Citizen will be marked "Non-U.S. Citizen." All stock certificates will be identical in all other respects. An application to transfer shares will be set forth on the back of each certificate, in which a person seeking to take title to the shares represented by such certificate will apply to Great Lakes Holdings to transfer the number of shares indicated therein and will certify as to its citizenship and the citizenship of any beneficial owner for whom or for whose account such person will hold such shares. A statement will be set forth on the face or back of each certificate representing shares of each class or series of capital stock of Great Lakes Holdings to the effect that: (1) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in the Certificate of Incorporation; and (2) Great Lakes Holdings will furnish without charge to each stockholder of Great Lakes Holdings who so requests a copy of the Certificate of Incorporation.

        Transfers.    Any purported transfer of beneficial ownership of any shares of any class or series of capital stock of Great Lakes Holdings (excluding, for the avoidance of doubt, the original issuance of such shares by Great Lakes Holdings), the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of Great Lakes Holdings in excess of the Permitted Percentage for such class or series, will be void and ineffective. A citizenship certification and certain other documentation may be required by Great Lakes Holdings or its transfer agent from all transferees (and from any recipient upon original issuance) of shares of capital stock of Great Lakes Holdings. If such transferee (or recipient) is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner, the registration of transfer (or the closing of such original issue) will be denied upon refusal to furnish such certificate.

        Excess Shares.    If on any date (including, without limitation, any record date) (each, an "Excess Share Date") the number of shares of a class or series of capital stock of Great Lakes Holdings beneficially owned by Non-U.S. Citizens exceeds the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to Great Lakes Holdings (such shares in excess of the Permitted Percentage, the "Excess Shares"), then the shares of such class or series of capital stock of Great Lakes Holdings that constitute "Excess Shares" will be those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such Permitted Percentage to be exceeded. Great Lakes Holdings will have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares and may, in its reasonable discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date of their acquisition of beneficial ownership of Excess Shares. If the acquisition of beneficial ownership of more than one Excess Share occurs on the same date, then the order in which such acquisitions will be deemed to have occurred on such date will be determined by lot or such shares will be treated as Excess Shares on a pro rata basis as Great Lakes Holdings may, in its reasonable discretion, deem appropriate. Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen will be deemed to have been acquired as of the date that such beneficial owner ceased to be a U.S. Citizen. Great Lakes Holdings may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares.

        Additional Remedies for Exceeding Permitted Percentage.    In the event that (i) the transfer restrictions would not be effective for any reason to prevent the transfer (a "Proposed Transfer") of beneficial ownership of any Excess Share of any class or series of the capital stock of Great Lakes Holdings to a Non-U.S. Citizen (a "Proposed Transferee"), (ii) a change in the status (a "Status Change") of a U.S. Citizen to a Non-U.S. Citizen (a "Disqualified person") causes a share of any class or series of capital stock of Great Lakes Holdings of which such U.S. Citizen is the beneficial owner immediately prior to such change to constitute an Excess Share, or (iii) the original issuance by Great Lakes Holdings of a share of any class or series of capital stock of Great Lakes Holdings to a Non-U.S. Citizen (a "Disqualified Recipient") results in such share constituting an Excess Share, then, effective as of immediately before the consummation of such Proposed Transfer (in the case of such Proposed Transferee) or such Status Change (in the case of such Disqualified person), and as of the time of issuance of such Excess Share (in the case of such Disqualified Recipient), such Excess Share will to the fullest extent permitted by law be eligible for redemption by Great Lakes Holdings, and such Non-U.S. Citizen (each, a "Restricted person") will neither acquire nor have any rights or interests in such Excess Share subject to redemption.

        Redemption.    Great Lakes Holdings, by action of the Board, in its sole discretion, will have the power to redeem Excess Shares, unless such redemption is not permitted under the DGCL or other provisions of applicable law, but Great Lakes Holdings will not have any obligation under its charter to redeem any Excess Shares. Until such time as any Excess Shares subject to redemption by Great Lakes Holdings are redeemed, the holders of such Excess Shares will to the fullest extent permitted by law not be entitled to any voting rights with respect to such Excess Shares, and Great Lakes Holdings will pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares. Full voting rights will be restored, and any dividends or distributions with respect thereto that have been previously paid into an escrow account will be due and paid promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares. The terms and conditions of redemptions by Great Lakes Holdings of Excess Shares will be as follows:

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  The per share redemption price (the "Redemption Price") to be paid for each Excess Share will be the Fair Market Value of such Excess Share as of the date of redemption plus the amount of any dividend or any other distribution paid into an escrow account by Great Lakes Holdings. For purposes of determining Fair Market Value:

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  The "Fair Market Value" of one share of a particular class or series of the capital stock of Great Lakes Holdings as of any date will mean the average of the daily "Market Price" (as defined below) of one share of such capital stock for the 20 consecutive "Trading Days" (as defined below) immediately preceding such date, or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, the fair value of a share of such class or series of capital stock on such date as determined in good faith by the Board;

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  The "Market Price" of a share of a class or series of capital stock of Great Lakes Holdings for a particular day will mean: (A) the last reported sales price on such day, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for unlisted trading privileges on the principal National Securities Exchange on which such class or series of capital stock is then listed or admitted for unlisted trading privileges; or (B) if such class or series of capital stock is not then listed or admitted for unlisted trading privileges on any National Securities Exchange, the last quoted price on such day, or, if not so quoted, the average of the closing bid and asked prices on such day in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use; or (C) if on any such day such class or series of capital stock is not quoted by any such organization, the average of the bid and asked prices on such day as furnished by a professional market maker making a market in such capital stock selected by Great Lakes Holdings; or (D) if on any such day no market maker is making a market in such capital stock, the fair value of a share of such class or series of capital stock on such day as determined in good faith by the Board (or a duly authorized committee thereof);

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  "Trading Day" will mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of Great Lakes Holdings are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open; and

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  "National Securities Exchange" will mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute, or The Nasdaq Stock Market or any successor thereto.

        The Redemption Price will be paid in cash (by wire transfer or bank or cashier's check) or by the issuance of Redemption Notes, as determined by the Board in its sole discretion. "Redemption Notes" will mean interest-bearing promissory notes of Great Lakes Holdings with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such promissory notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory notes.

        Written notice of the date on which the Excess Shares will be redeemed (the "Redemption Date"), together with a letter of transmittal to accompany certificates representing the Excess Shares that are surrendered for redemption (if any), will be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder's last known address as the same appears on the stock register of Great Lakes Holdings (unless such notice is waived in writing by any such holders) (the "Redemption Notice").

        If a Redemption Notice has been duly sent to the record holders of the Excess Shares to be redeemed and Great Lakes Holdings has irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares, then dividends will cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares will no longer be deemed outstanding and all right, title and interest in respect of such Excess Shares will forthwith cease and terminate, except only the right of the record holders thereof to receive the Redemption Price, without interest;

        Requirement to Provide Citizenship Information.    Great Lakes Holdings may, to the fullest extent permitted by law, require the beneficial owners of shares of any class or series of Great Lakes Holdings' capital stock to confirm their citizenship status from time to time, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of Great Lakes Holdings, every beneficial owner of any such shares must comply with the following provisions:

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  promptly upon a beneficial owner's acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of Great Lakes Holdings, and at such other times as Great Lakes Holdings may determine by written notice to such beneficial owner, such beneficial owner must provide to Great Lakes Holdings a written statement or an affidavit, as specified by Great Lakes Holdings, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of Great Lakes Holdings beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information required by 46 C.F.R. part 355;

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  promptly upon request by Great Lakes Holdings, any beneficial owner must provide to Great Lakes Holdings a written statement or an affidavit, as specified by Great Lakes Holdings, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of Great Lakes Holdings beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information required by 46 C.F.R. part 355;

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  promptly upon request by Great Lakes Holdings, any beneficial owner must provide to Great Lakes Holdings a written statement or an affidavit, as specified by Great Lakes Holdings, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner's acquisition of beneficial ownership of the shares of any class or series of capital stock of Great Lakes Holdings specified by Great Lakes Holdings in its request;

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  every beneficial owner must provide, or authorize such beneficial owner's broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of Great Lakes Holdings' capital stock beneficially owned by such beneficial owner to provide, to Great Lakes Holdings such beneficial owner's address; and

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  every beneficial owner must provide to Great Lakes Holdings, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event more than two business days after the date such beneficial owner ceases to be a U.S. Citizen, a written statement, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of Great Lakes Holdings beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

        Great Lakes Holdings may at any time require reasonable proof, in addition to the citizenship certifications and the written statements and affidavits required under the charter, of the citizenship of the beneficial owner or the proposed transferee or, in the case of original issuance, the recipient (and, if such transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of shares of any class or series of Great Lakes Holdings' capital stock. If not provided by the date set forth in a written request, then the voting rights of such beneficial owner's shares of capital stock will, to the fullest extent permitted by law, be suspended, and any dividends or other distributions with respect to such shares will be paid into an escrow account, until such requested documentation is submitted in form and substance reasonably satisfactory to Great Lakes Holdings. Great Lakes Holdings, acting through its Board, will have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of these provisions in any particular instance.

        Transfer Agent and Registrar.    The transfer agent and registrar for Great Lakes Holdings common stock and warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

COMPARISON OF STOCKHOLDERS RIGHTS

        Great Lakes Holdings and Aldabra are both incorporated under the laws of the State of Delaware. If the holding company merger is completed, Aldabra stockholders, whose rights are currently governed by the General Corporation Law of the State of Delaware (the "DGCL"), Aldabra's charter and the Aldabra bylaws, will become stockholders of Great Lakes Holdings, and their rights as such will be governed by the DGCL, Great Lakes Holdings' charter and bylaws. The material differences between the rights of holders of Aldabra common stock and the rights of holders of Great Lakes Holdings common stock, resulting from the differences in their governing documents, are summarized below.

        This summary does not purport to be a complete statement of the rights of holders of Great Lakes Holdings' common stock under the restated charter of Great Lakes Holdings, or the amended bylaws of Great Lakes Holdings. This summary does not purport to be a complete description of the specific provisions referred to herein and is qualified entirely by reference to the governing corporate documents of Aldabra and Great Lakes Holdings. We urge you to read those documents carefully in their entirety. Copies of Great Lakes Holdings charter and bylaws as will be amended upon completion of the holding company merger are attached as Exhibit D to this proxy statement/prospectus.

	Rights of Aldabra's Stockholders	Rights of Great Lakes Holdings' Stockholders
Capitalization:	Aldabra's charter authorizes Aldabra to issue 35,000,000 shares of common stock and 1,000,000 shares of preferred stock. Aldabra's board of directors is expressly granted the power to issue shares of the preferred stock in one or more series and to fix rights and preferences, including voting powers, of each series of preferred stock.	Great Lakes Holdings' charter authorizes it to issue 90,000,000 shares of common stock and 1,000,000 shares of preferred stock. Great Lakes Holdings' board of directors is expressly granted the power to issue shares of the preferred stock in one or more series and to fix rights and preferences, including voting powers, of each series of preferred stock.
Voting Rights:	Aldabra common stock is entitled to one vote per share. The Aldabra charter does not provide for cumulative voting rights.
Great Lakes Holdings' charter provides that each holder of common stock is entitled to one vote per share, except that shares of common stock have no vote with respect to any amendments to the charter that relate solely to the terms of a series of preferred stock if the holders of the series are entitled to vote separately or with the holders of one or more other series. The charter does not provide for cumulative voting rights.

Conversion Rights:
	In the event that a majority of the shares issued in Aldabra's initial public offering approve a business combination, any Aldabra stockholder holding shares of common stock issued at the IPO who votes against the business combination, may at the same time demand that the corporation convert his IPO shares to cash.	Shares of Great Lakes Holdings are not subject to conversion rights.
Number of Directors:	Pursuant to Aldabra's bylaws, Aldabra may have no fewer than 1 and no greater than 9 board members at any time. Aldabra's board of directors currently has 5 members.	Pursuant to Great Lakes Holdings' charter, the board of directors initially will consist of 8 members.
Removal of Directors:
The entire board of directors or any individual director may be removed without cause at any time by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors.
If MDCP owns at least 25% of all the capital stock of Great Lakes Holdings entitled to vote in an election of directors, any director may be removed at any time for any reason by a majority of the voting power of such capital stock.

If MDCP owns less than 25% of the capital stock entitled to vote generally in the election of officers, any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all such outstanding shares.

Filling Vacancies on the Board of Directors:
Aldabra's bylaws provide that vacancies on the board of directors resulting from the removal of a director or directors may be filled at the time of removal for the unexpired portion of the full term of the director or directors so removed. Vacancies on the board of directors resulting from death, disability, or otherwise may be filled by the affirmative vote of the then remaining directors.
Great Lakes Holdings' charter provides that vacancies on the board of directors resulting from death, disqualification, resignation, removal of any voting director or from an increase in the authorized number of directors will be filled by directors possessing a majority of the voting power of all directors.
Directorships with More than One Vote:	Aldabra's charter does not contain a provision whereby any director would have more than one vote in matters presented to the Board.
Great Lakes Holdings' charter contains a provision that provides that so long as MDCP owns capital stock of Great Lakes Holdings with 50% or more of the voting power of Great Lakes Holdings' capital stock, MDCP will have the power to designate up to two directors of Great Lakes Holdings each of whom will be entitled to four votes in each matter submitted to directors of Great Lakes Holdings for vote. Any director designated as having four votes in each matter submitted to the directors will have four votes in each matter submitted to any committee on which such director serves.

Amendments to Charter:
The DGCL prescribes that any amendment to Aldabra's charter must be approved by the board in a resolution recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment. The DGCL also provides that restrictions on transfers of securities may not be amended without the consent of each holder thereof.
The DGCL prescribes that any amendment to Great Lakes Holdings' charter must be approved by the board in a resolution recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the approval of a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment. The DGCL also provides that restrictions on transfers of securities may not be amended without the consent of each holder thereof.
The Aldabra amended and restated certificate of incorporation does not provide requirements to amend the Aldabra amended and restated certificate in addition to those required by law.
Great Lakes Holdings' amended and restated certificate of incorporation provides that amendments to Article Seven (Board of Directors), Article Eight (Limitation on Liability), Article Nine (Indemnification), Article Ten (Action by Written Consent; Special Meetings of Stockholders), Article Eleven (Corporate Opportunities), and Article Thirteen (Amendment) may not be amended in any form without approval from at least 66 2/3% of all shares of the corporation entitled to vote generally in the election of directors.
Any other provision may be modified with at least a majority of the voting power of all shares of the corporation entitled to vote generally in the election of directors.

Amendments to Bylaws:
Aldabra's amended and restated charter authorizes the board of directors to make, alter, amend, change, add to or repeal the bylaws of the corporation. The bylaws of Aldabra may also be amended, altered and repealed by a majority vote of Aldabra's issued and outstanding stock entitled to vote at any annual or special meeting.
The board of directors is expressly authorized to adopt, amend and repeal the bylaws, without the assent or vote of the stockholders, in any manner not inconsistent with the DGCL or the charter. The stockholders also have the power to adopt, amend, supplement or repeal the bylaws to the extent provided in the corporation's charter.
Special meetings of the Board of Directors:	Special meetings of Aldabra's board of directors may be called by the Chief Executive Officer or a majority of the entire board of directors.
Special meetings of the board of directors may be called by or at the request of the president or at least a majority of the voting power possessed by all directors, provided that each director has notice of at least 24 hours prior to the meeting.
Special Stockholders Meetings:
Special meetings of the stockholders may only be called by (1) a majority of the entire board of directors, (2) the Chief Executive Officer, or (3) by the Secretary at the written request of holders of a majority of issued and outstanding common stock.
Special meetings may be called (1) by a majority of the voting power of the entire board of directors, or (2) if MDCP owns at least 25% of the capital stock of Great Lakes Holdings, a special meeting may be called by the president upon written request of holders of not less than 25% of the common stock.

Action by Consent of the Stockholders:	Under the DGCL, unless a company's certificate of incorporation provides otherwise, stockholders may execute an action by written consent in lieu of any annual or special meeting.	Under the DGCL, unless a company's charter provides otherwise, stockholders may execute an action by written consent in lieu of any annual or special meeting.

Aldabra's bylaws provide that any action required or permitted to be taken by the Aldabra stockholders at a meeting may be effected by consent in writing by the number of shares that would be necessary to authorize such action at a meeting in which all shares entitled to vote were present.
Great Lakes Holdings' certificate of incorporation prohibits stockholders from taking any action by written consent in lieu of a meeting, and stockholders must take any actions at a duly called annual or special meeting of the stockholders and the power of the stockholders to consent in writing without a meeting is specifically denied. However, the preceding prohibition does not apply at anytime when MDCP owns at least 25% capital stock of the Great Lakes Holdings.

The bylaws of Great Lakes Holdings provide that, unless specified in the charter, any action required or permitted to be taken by Great Lakes Holdings stockholders at a meeting may be effected, without prior notice and without a vote, by consent in writing by the number of shares that would be necessary to authorize such action at a meeting which all shares entitled to vote were present.
Requirements for timely Stockholder notification:	For stockholder notification to be timely, stockholder's notice must be received by the principal executive office of Aldabra not less than 60 days nor more than 90 days prior to the meeting.	For stockholder notification to be timely, stockholder's notice must be delivered to the secretary of the corporation not less than 90 days nor more than 120 days prior to the date of the meeting.

Limitation of Personal Liability of Directors:
Aldabra's amended and restated certificate of incorporation provides that a director shall not be liable to Aldabra or its stockholders for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.
Great Lakes Holdings' amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.
Indemnification of Directors and Officers:
Aldabra's amended and restated certificate of incorporation and its bylaws provides that Aldabra shall indemnify all persons whom it may indemnify under Section 145 of the DGCL, including persons made a party, or threatened to be made a party, to any action, proceeding or suit by reason of the fact that he is or was a director or officer of Aldabra, or is or was serving at the request of Aldabra as an officer, employee, director or another entity.
Great Lakes Holdings' amended and restated certificate of incorporation provides that Great Lakes Holdings shall indemnify to the fullest extent permitted under the DGCL each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, by reason of the fact that he is or was a director or officer of Great Lakes Holdings or is or was serving at the request of Great Lakes Holdings as a director or officer of another corporation or of a partnership, limited liability company, or any such venture, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving.

Relevant Restrictions on the Transfer of Shares of Capital Stock:	The Aldabra charter does not provide for any substantive restrictions on the transfer of capital stock in addition to those provided by applicable law.	Under applicable maritime laws, no more than 25% of the shares of Great Lakes Holdings may be owned by non-citizens of the United States.

Great Lakes Holdings' restated charter prohibits non-citizens of the United States from owning more than (i) 22.5% of the total outstanding shares of Great Lakes Holdings or (ii) 90% of the shares permitted by maritime law, whichever is fewer. For a full description of these ownership and transfer restrictions see "Descriptions of Great Lakes Dredge & Dock Holdings Corp.'s Capital Stock."
Redemption of Shares:	Aldabra's charter does not provide for the redemption of equity.
In order to prevent the number of shares owned by non-citizens of the United States from exceeding the amounts permissible under Great Lakes Holdings' charter, Great Lakes Holdings, by action of the Board, in its sole discretion, shall have the power to redeem shares that might cause non-citizens to own more than the permissible percentage of Great Lakes Holdings, unless such redemption is not permitted under the DGCL or other provisions of applicable law.
Waiver of Corporate Opportunities	Aldabra's charter does not provide for a waiver of corporate opportunities.
Great Lakes Holdings' charter renounces any interests, to the maximum extent permitted under the DGCL, in business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries.

INFORMATION ABOUT GLDD ACQUISITIONS CORP.

Organization

        Great Lakes is the parent company of Great Lakes Dredge & Dock Corporation, the largest provider of dredging services in the United States. Great Lakes Dredge & Dock Corporation was founded in 1890 as Lydon & Drews Partnership and contracted its first project in Chicago, Illinois. Great Lakes Dredge & Dock Corporation changed its name to Great Lakes Dredge & Dock Company in 1905 and was involved in a number of marine construction and landfill projects along the Chicago lakefront and in the surrounding Great Lakes' region. Great Lakes Dredge & Dock Corporation was listed on the NYSE in 1971, and in 1985, purchased through a friendly stock offer by ITEL. Throughout this period, it expanded geographically, providing marine construction and dredging services throughout the U.S. and in certain international markets. In 1991, Great Lakes Dredge & Dock Corporation was purchased by an affiliate of Blackstone Capital Partners, who owned it until 1998, at which time it was sold to Vectura Holding Company LLC ("Vectura"), a portfolio company of Citigroup Venture Capital, Ltd.

        On December 22, 2003, MDCP, an affiliate of Madison Dearborn, acquired control of Great Lakes Dredge & Dock Corporation from its former owner, Vectura, for approximately $361.6 million, including fees and expenses, in a transaction accounted for as a purchase. To effectuate the acquisition of Great Lakes Dredge & Dock Corporation, MDCP established Great Lakes, through which it acquired 100% of the equity securities of Great Lakes Dredge & Dock Corporation. Certain members of Great Lakes' management currently own approximately 15% of outstanding common stock of Great Lakes and MDCP and certain of its co-investors own the remaining 85%.

        On April 24, 2001, Great Lakes Dredge & Dock Corporation purchased 80% of the capital stock of North American Site Developers, Inc. ("NASDI"), a demolition services provider located in the Boston, Massachusetts area. The purchase consideration for the acquisition included $35 million in cash payable to the stockholders of NASDI and two senior subordinated notes totaling $3 million payable to the NASDI management stockholders. In 2003, Great Lakes Dredge & Dock Corporation increased its ownership in NASDI to 85%. One NASDI management stockholder retains a 15% non-voting interest in NASDI. With the acquisition of NASDI, Great Lakes now operates in two reportable segments: dredging and demolition.

Dredging Operations

        Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of work: capital, beach nourishment and maintenance. Great Lakes' bid market is defined as the population of projects on which it bid or could have bid if not for capacity constraints ("bid market"). Great Lakes achieved a combined U.S. market share of the projects awarded within its bid market of 31%, 43% and 31% in 2005, 2004 and 2003, respectively. In addition, Great Lakes is the only U.S. dredging service provider with significant international operations, which averaged 16% of its dredging contract revenues over the last three years. Great Lakes' fleet of 26 dredges, 24 material transportation barges, two drillboats, and numerous other specialized support vessels is the largest and most diverse fleet in the U.S. Great Lakes believes its fleet would cost in excess of $1.0 billion to build in the current market.

        Domestic Dredging Operations.    Over its 116-year life, Great Lakes has grown to be a leader in each of its primary dredging activities in the U.S., including:

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  Capital (approximately 43% of 2005 dredging revenues). Capital dredging projects are primarily port expansion projects, which involve the deepening of channels to allow access by larger, deeper draft ships and the providing of land fill for building additional port facilities. Capital projects also include other land reclamations, trench digging for pipes, tunnels and cables, and other dredging related to the construction of breakwaters, jetties, canals and other marine structures. Although capital revenue can be impacted by budgetary constraints and economic conditions, these projects typically generate an immediate economic benefit to the ports and surrounding communities. Great Lakes' bid market share of total U.S. capital projects averaged 41% over the last three years.

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  The U.S. capital market includes "Deep Port" projects authorized under the 1986 Water Resource Development Act ("WRDA") as amended and supplemented, most recently in December 2000. Without significant deepening efforts, many major U.S. ports risk losing their competitive position as a result of being unable to accommodate larger cargo vessels. The WRDA legislation provides the authorization for federal funding for the deepening of these major domestic ports. Since 1997, supplemental WRDA bills have authorized Deep Port work with an aggregate value in excess of $4.0 billion. There is a significant portion of this work remaining to be completed to date and should provide continuing port deepening into the future. Deep Port work has comprised 20% of the bid market over the last three years. Great Lakes' bid market share of Deep Port projects averaged 53% over the last three years.

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  Beach Nourishment (approximately 25% of 2005 dredging revenues). Beach nourishment projects generally involve moving sand from the ocean floor to shoreline locations when erosion has progressed to a stage that threatens substantial shoreline assets. Beach nourishment is often viewed as a better response to erosion than trapping sand through the use of sea walls and jetties, or relocating buildings and other assets from the shoreline. Beach nourishment also facilitates shoreline real estate development and recreational activities. Generally, beach nourishment projects take place during the fall and winter months to minimize interference with bird and marine life migration and breeding patterns and coastal recreation activities. Great Lakes' bid market share of U.S. beach nourishment projects averaged 46% over the last three years.

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  Maintenance (approximately 19% of 2005 dredging revenues). Maintenance dredging consists of the re-dredging of previously deepened waterways and harbors to remove silt, sand and other accumulated sediments. Due to natural sedimentation, active channels generally require maintenance dredging every one to three years, thus creating a recurring source of dredging work that is typically non-deferrable if optimal navigability is to be maintained. Great Lakes' bid market share of U.S. maintenance projects averaged 24% over the last three years.

        Foreign Dredging Operations (approximately 13% of 2005 dredging revenues). Foreign capital projects typically relate to channel deepening and port infrastructure development. Beginning in the early 1990s, consolidation among foreign competitors, along with an increase in foreign governments' investments in infrastructure, created new overseas dredging opportunities for Great Lakes. Since this time, Great Lakes has targeted opportunities that are well suited to its equipment and where competition from its European competitors is reduced. While Great Lakes has only a minor share of the international dredging market, it has maintained its presence in the foreign markets to enable it to diversify, particularly at times when there is anticipation of a decrease in the domestic market. Over the last ten years, Great Lakes has worked in Europe, the Middle East, Africa, India, Mexico and South America. In recent years, the Middle East region has presented the most attractive prospects. In June 2006 Great Lakes, along with its civil construction joint venture partner AA Nass Contracting, signed a contract for over $400 million to perform the Diyaar Al Muharraq project, a large dredging reclamation off the north coast of the Kingdom of Bahrain. Phase one of the project has been awarded with revenues of approximately $150 million to Great Lakes. Phase one will require approximately three years to complete. The second phase which can be awarded by the customer any time prior to June of 2009 would also result in revenue of approximately $150 million to Great Lakes if awarded and will take an additional two years to complete. Mobilization of people and equipment is already underway and the dredging work will commence in September of this year. Because Great Lakes' assets are mobile, they may be repositioned according to project requirements. Revenues from foreign capital projects averaged 16% of Great Lakes' dredging revenues over the last three years. Great Lakes believes that this contract will increase the percentage of work it conducts overseas.

        Great Lakes believes that it benefits from a number of long-term favorable trends in the U.S. dredging market:

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  Deep Port capital projects. Historically, the average controlling depth of the 10 largest U.S. ports has been 45 feet, as measured by annual container volume, compared to over 50 feet for the ten largest non-U.S. ports worldwide. Without continuing significant deepening efforts, most major U.S. ports risk being unable to accommodate the larger cargo vessels increasingly in use throughout the world, which renders them less competitive with deeper ports. Funding for Deep Port projects has represented a significant portion of recent years' markets, and Great Lakes continues to believe that Deep Port work will provide significant opportunities for the domestic dredging industry.

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  Increasing need for beach nourishment. Beach erosion is a continuous problem and there is a growing awareness among state and local governments as to the importance of beachfront assets to the multi-billion dollar tourism industry. Beach projects are generally funded by both federal and state and local monies; therefore, a downturn in the economy can impact the amount of available funding, particularly from state and local sources. The recent annual beach bid markets, however, have grown due to the effects of severe storm activity, especially in Florida. The annual bid market over the last three years has averaged $168 million, and current bid schedules provided by project owners identify beach projects for 2006 bidding valued in excess of $100 million.

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  Additional significant long-term opportunities. Other capital projects make consistent contributions to Great Lakes' annual revenues, and, although not part of the Deep Port program, require similar technical expertise and equipment capabilities. For instance, Great Lakes in 2005 started its first project to provide ship access to a new liquefied natural gas ("LNG") terminal at Freeport, Texas. Also, Great Lakes recently signed a new $60 million contract for another LNG terminal in Texas. In addition, Great Lakes is still involved in several project solicitations with private customers for work valued at over $50 million. This private market appears to be gaining momentum as the global supply of LNG has increased and importation of the fuel becomes more cost-competitive, due to the higher prices of domestically-produced natural gas. Therefore, it is likely that this work will provide supplemental opportunities in the near term as the private contractors work to develop the infrastructure necessary for the LNG terminals. Additionally, there is anticipated to be significant capital dredging opportunities related to projects to contain the erosion of wetlands and coastal marshes particularly in Louisiana ("Louisiana Coastal Restoration"). This work has the potential to add substantial revenue to the dredging market for approximately the next eight to ten years.

        While these market trends have represented key opportunities within the domestic dredging industry over the past 10 years and are expected to represent the key opportunities for Great Lakes over at least the next 10 years, the domestic industry has experienced some negative funding developments over the past couple of years. Beginning in the second half of 2003 and into the first half of 2004, the domestic dredging bid activity declined. Although the Corps' fiscal year 2003 and 2004 budgets were approved at similar levels to preceding years, it appeared that funds were not being distributed to the Corps' districts. Based on conversations with Corps' representatives and others in the industry, Great Lakes' management attributed the decline to budgetary pressures given the state of the deficit and the diversion of funds to support the nation's efforts in Iraq. Additionally, during this time period the Corps underwent a reorganization of certain of its administration functions which also delayed its ability to request and receive funding. As a result of these funding issues, the industry's dredging fleet was underutilized through much of 2004, leading to intense competition and pricing pressures for work that was bid during this period. Although the bidding activity levels improved towards the end of 2004 and throughout 2005, the industry did not have confidence in the market, and continued to bid very aggressively to gain utilization. In the fourth quarter of 2005, as the industry's backlog improved, the pricing finally began to moderate, although pricing has not recovered to the levels seen prior to 2004.

        Another concern that has been developing with the Corps' bidding process is the issue of continuing contracts. Congress has mandated that the Corps' projects must be fully funded in the year bid. In the past, a project could be bid if appropriations were available for only the current year's spending and the contract could be continued into the next year. The remaining funding to complete the project would be taken out of the following years' appropriations. This restriction imposed by Congress has become an obstacle to the Corps in getting work out, especially on longer term projects. The Corp has postponed numerous projects until the next fiscal year to comply with this restriction. Great Lakes management believes this work will ultimately be bid; however, this does present a short term disruption in the orderly flow of the current bid market.

        In summary, the dredging market has been in a state of disorder unlike the industry has seen over the past ten years or more. And while there are a number of factors contributing to uncertainty regarding project funding and timing, one overriding positive fact remains, and that is the need for dredging work remains. At some point in the future, all the work deferred currently will need to be performed. The Deep Port projects underway are not fully functional until all parts of the channels are taken to their final depths, and other authorized projects have been proven to be necessary to accommodate the deeper draft vessels in use throughout the world. Similarly, the maintenance dredging, if not performed currently, will accumulate and grow in volume as channels continue to fill with sedimentation, eventually to the point where ships can no longer safely navigate into the ports, and beach nourishment work will reach a point of urgency as waterfront assets and recreational communities become jeopardized. Therefore, Great Lakes' management believes that the current environment represents only a deferral of work, and not a permanent downturn in the industry.

Demolition Operations

        NASDI, founded in 1976, is a major U.S. provider of commercial and industrial demolition services. The majority of NASDI's work is performed in the New England area. NASDI's core business is exterior and interior demolition. Exterior demolition involves the complete dismantling and demolition of structures and foundations. Interior demolition involves removing specific structures within a building. Other business activities include site development and asbestos and other hazardous material removal. NASDI generally contracts hazardous material removal to insured subcontractors and does not take possession of hazardous materials, which remain the property of the site owner. In a given year, NASDI performs numerous small projects (each generating revenue of $0.1 million to $0.5 million) but NASDI is one of a few providers in New England with the required licenses, operating expertise, equipment fleet and access to bonding to execute larger, complex industrial demolition projects. For instance, in recent years, NASDI has successfully performed a large demolition project involving the dismantling and disposal of an aging power generation plant, as well as large projects at Logan Airport and various Boston-area office buildings and former manufacturing facilities.

Competitive Strengths

        Great Lakes possesses a number of competitive strengths that have allowed it to develop and maintain its leading position within the dredging industry.

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  Favorable competitive dynamic. Great Lakes is the leading company by revenues in the U.S. dredging business and benefits from significant advantages relative to both existing and potential competitors, including (1) the requirements of the Foreign Dredge Act of 1906 (the "Dredging Act") and Section 27 of the Merchant Marine Act, 1920 (the "Jones Act"), which effectively prohibit foreign dredges and, to a certain extent, foreign-owned dredging companies from competing in the U.S (see "Business—Government Regulations"); (2) the relatively long lead time and high capital cost associated with the construction of a new dredge, which Great Lakes estimates to be two years and between $20 million to $60 million, depending on the type of dredge; and (3) Great Lakes' reputation for quality and customer service built up over its 116-year operating history, during which time it has never failed to complete a project.

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  Largest and most diverse dredging fleet. Great Lakes operates the largest and most diverse dredging fleet in the U.S., with over 200 pieces of equipment, including the largest hopper fleet and the largest hydraulic dredges in the U.S. Management estimates that Great Lakes' fleet has a replacement cost in excess of $1 billion. The size, versatility and technical capabilities of the fleet improves Great Lakes' competitiveness by affording Great Lakes the flexibility to select the most efficient equipment for a particular job and enabling Great Lakes to perform multiple projects at the same time. To maintain the value and effectiveness of its fleet, Great Lakes emphasizes preventative maintenance to minimize downtime, increase profitability, extend vessel life and reduce replacement capital expenditure requirements.

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  Specialized capability in capital projects. Great Lakes has also been a leader in U.S. capital dredging, which generally requires specialized engineering expertise, specific combinations of equipment and experience in executing complex projects. Great Lakes believes its extensive experience performing complex projects significantly enhances its ability to bid for and complete these contracts profitably.

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  Proprietary and proven project costing methodologies. Over the course of its 116-year operating history, Great Lakes has developed an extensive proprietary database of publicly-available dredging production records from its own and its competitors' activities and past bidding results. Great Lakes believes that its extensive proprietary database combined with its accumulated estimating and bidding expertise is a significant competitive advantage in bidding for new dredging contracts.

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  Diversified revenue base. Great Lakes benefits from a dredging revenue base that is broadly diversified across the three dredging sectors, which have different demand drivers. Capital projects primarily consist of port expansion work, which is driven by maintaining competitiveness between ports and growth in U.S. trade and commerce. Beach nourishment and maintenance projects are more heavily influenced by weather and recurring natural sedimentation and erosion. Revenue within each of Great Lakes' dredging sectors comes from a portfolio of separate contracts, which helps to mitigate project-specific risk. For the year ended December 31, 2005, Great Lakes' dredging revenues were derived from over 50 separate dredging contracts, and no one contract represented more than 10% of its revenues. Great Lakes' foreign dredging operations and demolition operations further diversify its revenue and customer base.

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  Proven, experienced management team. Great Lakes' top executive management team has an average of 25 years of experience in the dredging industry. Great Lakes believes that this experience provides it with a significant advantage over its competitors. Certain members of management own approximately 15% of Great Lakes' common stock.

Customers

        Dredging.    The dredging industry's customers include federal, state, and local governments, foreign governments, and both domestic and foreign private concerns such as utilities and oil companies. Most dredging projects are competitively bid, with the award going to the lowest qualified bidder. There are generally few economical substitutes that customers can use for dredging services. The Corps is the largest dredging customer in the U.S. and has responsibility for federally funded projects related to navigation and flood control. In addition, the U.S. Coast Guard and the U.S. Navy are responsible for awarding federal contracts with respect to their own facilities. In 2005, approximately 79% of Great Lakes' dredging revenues were earned from approximately 50 different contracts with federal government agencies or companies operating under contracts with federal government agencies.

        Foreign governments are the primary dredging customers in international markets, generally for capital projects relating to infrastructure development. Approximately 13% of Great Lakes' 2005 dredging revenues were earned from contracts with foreign governments or companies operating under contracts with foreign governments.

        Demolition.    NASDI's customers include general contractors who subcontract demolition services, corporations that commission projects, non-profit institutions such as universities and hospitals, and local government and municipal agencies. NASDI benefits from key relationships with certain customers in the general contracting and public infrastructure industries. NASDI negotiates the majority of its demolition contracts as fixed price ("lump sum") contracts with other projects negotiated on a time-and-materials ("T&M") basis. NASDI frequently receives revenues from change orders on existing contracts. The majority of the demolition services are concentrated in New England, although NASDI now has limited operations in Florida as well. In 2005, no customer contributed more than 15% to NASDI's annual revenues.

Bidding Process

        Dredging.    Substantially all of Great Lakes' dredging contracts are obtained through competitive bidding on terms specified by the party inviting the bid. The nature of the specified services dictates the types of equipment, material and labor involved, all of which affect the cost of performing the contract and the price that dredging service providers will bid.

        For contracts under its jurisdiction, the Corps typically prepares a cost estimate based on the specifications of the project. To be successful, a bidder must be determined by the Corps to be a responsible bidder (i.e., a bidder that generally has the necessary equipment and experience to successfully complete the project) and submit the lowest responsive bid that does not exceed 125% of an estimate determined by the Corps to be fair and reasonable. Contracts for projects that are not administered by the Corps are generally awarded to the lowest qualified bidder, provided the bid is no greater than the amount of funds that are available for the project.

        Substantially all of Great Lakes' dredging contracts are competitively bid. However, some government contracts are awarded by a sole source procurement process through negotiation between the contractor and the government, while other projects have been recently bid by the Corps through a "request for proposal" ("RFP") process. The RFP process allows the project award to be based on the technical capability of the contractor's equipment and methodology, as well as price, and has, therefore, been advantageous for Great Lakes since it has the technical engineering expertise and equipment versatility to comply with the project specifications.

        Demolition.    NASDI has established a network of local contacts with developers and prime contractors that act as referral sources and frequently enable NASDI to procure demolition jobs on a sole-source basis. When NASDI bids on a project, it evaluates the contract specifications and develops a cost estimate to which it adds profit for the final bid price. While there are numerous competitors in the demolition services market, NASDI benefits from its relationships and reputation. Therefore, there are occasions where NASDI is not the lowest bidder on a contract, but is still awarded the project based on its reputation and qualifications.

Bonding and Foreign Project Guarantees

        Dredging.    For most domestic projects and some foreign projects, dredging service providers are required to obtain three types of bonds, which are typically provided by large insurance companies. A bid bond is required to serve as a guarantee that if a service provider's bid is chosen, the service provider will sign the contract. The amount of the bond is typically 20% of the service provider's bid, up to a maximum bond of $3 million. After a contract is signed, the bid bond is replaced by a performance bond, the purpose of which is to guarantee that the job will be completed. A performance bond typically covers 100% of the contract value with no maximum bond amounts. If the service provider fails to complete a job, the bonding company assumes such obligation and pays to complete the job. A company's ability to obtain performance bonds with respect to a particular contract depends upon the size of the contract, as well as the size of the service provider and its financial position. A payment bond is also required to protect the service provider's suppliers and subcontractors in the event that the service provider cannot make timely payments. Payment bonds are generally written at 100% of the contract value.

        Great Lakes' projects are currently bonded by Travelers Casualty and Surety Company of America ("Travelers"). Great Lakes has never experienced difficulty in obtaining bonding for any of its projects. If Great Lakes were to default on a project, the bonding company would complete the defaulted contract and would be entitled to be paid the contract price directly by the customer. Additionally, the bonding company would be entitled to be paid by Great Lakes for any costs incurred in excess of the contract price. Travelers has been granted a security interest in a substantial portion of Great Lakes' operating equipment as collateral for its surety obligations.

        For most foreign dredging projects, letters of credit or bank guarantees issued by foreign banks, which are secured by letters of credit issued under Great Lakes' credit agreement with its senior secured lenders (the "Credit Agreement"), are required as security for the bid, performance and, if applicable, advance payment. Foreign bid guarantees are usually 2% to 5% of the service provider's bid. Foreign performance and advance payment guarantees are each typically 5% to 10% of the contract value.

        Demolition.    NASDI's contracts are primarily with private, non-government customers; thus, it often is not required to secure bonding. When NASDI does have bonding requirements, the bonds are also provided by Travelers.

Competitive Environment

        Dredging.    Competition in Great Lakes' market is determined primarily on the basis of price, and competition is often limited by the size of the job, equipment requirements, bonding requirements, certification requirements, or government regulations. Great Lakes and four other key competitors perform the majority of the work within Great Lakes' domestic dredging bid market. On average over the last three years, Great Lakes' share of the market was 36% with the other four entities obtaining a 44% share. Since the Deep Port projects are typically of significant value and there is a large volume of projects remaining in the program, some additional competitors, (primarily smaller dredging companies or marine-oriented construction companies), have made equipment investments, rationalized by the opportunities in the Deep Port market and encouraged by the Corps in an effort to increase competition. While some of these other entities have won a few major Deep Port contracts, they generally do not have the capabilities to perform well on these projects; therefore, it is unclear if they will pose the same degree of competition in the future.

        The Dredging Act and the Jones Act provide a significant barrier to entry with respect to foreign competition. Together the two regulations prohibit foreign-built, chartered or operated vessels from competing in the U.S. See "Government Regulations."

        As further discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations—Market Outlook," in connection with performing work in Bahrain, Great Lakes' has deployed to the Middle East two medium size hopper dredges and one small hopper dredge from the U.S., which should reduce capacity in the U.S. and may create positive pressure on overall pricing. However, during the second quarter a new hopper dredge that was commissioned by one of our competitors began operations on a project in the Gulf Coast and is now active in the bid market. This hopper dredge is over two-times the size of Great Lakes' most recently constructed hopper dredge, the Liberty Island, and is best suited for the maintenance rental market in the Mississippi Gulf Outlet. This dredge represents additional capacity in a market sector that is presently weak and may depress pricing.

        Demolition.    The U.S. demolition and related services industry is highly fragmented and is comprised mostly of small regional companies. Unlike many of its competitors, NASDI is able to perform both small and large projects and competes in the demolition and related services industry primarily on the basis of its experience, reputation, equipment, key client relationships and price.

Equipment

        Dredging.    Great Lakes' fleet of dredges, material barges and other specialized equipment is the largest and most diverse in the U.S. There are three principal types of dredging equipment: hopper dredges, hydraulic dredges and mechanical dredges.

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  Hopper Dredges. Hopper dredges are typically self-propelled and have the general appearance of an ocean-going vessel. The dredge has hollow hulls, or "hoppers", into which material is suctioned hydraulically through drag-arms and deposited. Once the hoppers are filled, the dredge sails to the designated disposal site and either (i) bottom dumps the material or (ii) pumps the material from the hoppers through a pipeline to the designated site. Hopper dredges can operate in rough waters, are less likely than other types of dredges to interfere with ship traffic, and can move quickly from one project to another.

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  Hydraulic Dredges. Hydraulic dredges remove material using a revolving cutterhead which cuts and churns the sediment on the ocean floor and hydraulically pumps the material by pipe to the disposal location. These dredges are very powerful and can dredge some types of rock. Certain materials can be directly pumped as far as seven miles with the aid of a booster pump. Hydraulic dredges work with an assortment of support equipment, which help with the positioning and movement of the dredge, handling of the pipelines, and the placement of the dredged material. Great Lakes operates the only large electric hydraulic dredge in the U.S., which makes Great Lakes particularly competitive in markets with stringent emissions standards, such as California and Houston.

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  Mechanical Dredges. There are two basic types of mechanical dredges operating in the U.S.: clamshell and backhoe. In both cases, the dredge uses a bucket to excavate material from the ocean floor. The dredged material is placed by the bucket into material barges, or "scows", for transport to the designated disposal area. The scows are emptied by bottom-dumping, direct pump-out or removal by a crane with a bucket. Mechanical dredges are capable of removing hard-packed sediments and debris and can work in tight areas such as along docks or terminals. Clamshell dredges with specialized buckets are ideally suited to handle material requiring controlled disposal. Great Lakes has the largest fleet of material barges in the industry, which provides cost advantages when dredged material is required to be disposed far offshore or when material requires controlled disposal. Additionally, Great Lakes recently converted one of its clamshell dredges to electric power to better compete in those markets with stringent emissions standards.

        Great Lakes' domestic dredging fleet is typically positioned on the East and Gulf Coasts, with a smaller number of vessels on the West Coast and on inland rivers. The mobility of the fleet enables Great Lakes to move equipment in response to changes in demand. Great Lakes' fleet also includes assets currently positioned internationally in the Middle East.

        Great Lakes continually assesses its need to upgrade and expand its dredging fleet to take advantage of improving technology and to address the changing needs of the dredging market. Great Lakes is also committed to preventive maintenance, which it believes is reflected in the long lives of most if its equipment and its low level of unscheduled downtime on jobs. As such, Great Lakes spent an average of $28 million on maintenance and $18 million on capital additions and enhancements, annually over the last three years. During this period, Great Lakes' capital expenditures included $15 million to buy out certain operating equipment previously under operating lease, as well as $17 million on equipment that was funded from the proceeds of sale-leasebacks under operating leases or the proceeds from the sale of certain equipment under a like-kind exchange transaction. Therefore, in a typical year, Great Lakes generally funds $13 million to $18 million of capital expenditures with cash flow from its operations.

        Demolition.    NASDI owns and operates specialized demolition equipment, including a fleet of excavators equipped with shears, pulverizers, processors, grapples, and hydraulic hammers that provide high-capacity processing of construction and demolition debris for recycling and reclamation. NASDI also owns and maintains a large number of skid-steer loaders, heavy-duty large-capacity loaders, cranes, recycling crushers, off-highway hauling units and a fleet of tractor-trailers for transporting equipment and materials to and from job sites. NASDI rents additional equipment on a project-by-project basis, which allows NASDI flexibility to adjust costs to the level of project activity.

Equipment Certification

        Certification of equipment by the U.S. Coast Guard and establishment of the permissible loading capacity by the American Bureau of Shipping ("A.B.S.") are important factors in Great Lakes' dredging business. Many projects, such as beach nourishment projects with offshore sand borrow sites, dredging projects in exposed entrance channels, and dredging projects with offshore disposal areas, are restricted by federal regulations to be performed only by dredges or scows that have U.S. Coast Guard certification and a load line established by the A.B.S. The certifications indicate that the dredge is structurally capable of operating in open waters. Great Lakes has more certified vessels than any domestic competitor and makes substantial investments to maintain these certifications.

Seasonality

        Seasonality does not currently have a significant impact on Great Lakes' dredging operations. Some east coast beach nourishment projects are limited by environmental windows, which require that certain work be performed in winter months to protect wildlife habitats. However, in recent years, this has been mitigated by the increased volume of Deep Port work in the market, which can generally be performed throughout the year. Great Lakes has been able to respond to these market factors since it has the flexibility to move its equipment around as environmental restrictions and project requirements dictate. However, in the future, seasonality may become more of a factor if the project mix changes and Great Lakes is unable to be as flexible in utilizing its equipment. Great Lakes' demolition operations are not significantly impacted by seasonality.

Backlog

        Great Lakes' contract backlog represents management's estimate of the revenues which will be realized under the portion of the contracts remaining to be performed. Such estimates are subject to fluctuations based upon the amount of material actually dredged or scope of demolition services to be provided as well as factors affecting the time required to complete the job. In addition, because a substantial portion of Great Lakes' backlog relates to government contracts, Great Lakes' backlog can be canceled at any time without penalty; however, Great Lakes can generally recover actual committed costs and profit on work performed up to the date of cancellation. Consequently, backlog is not necessarily indicative of future results. Great Lakes' backlog includes only those projects for which the customer has provided an executed contract.

Employees

        Dredging.    At December 31, 2005, Great Lakes employed approximately 270 full-time salaried personnel, with additional U.S. hourly personnel, most of whom are unionized and hired on a project-by-project basis. During 2005, Great Lakes employed an average of 500 hourly personnel to meet domestic project requirements. Crews are generally available for hire on relatively short notice. In addition, Great Lakes employs approximately 21 expatriates and foreign nationals to manage and administer its overseas operations. Great Lakes' overseas crews are generally provided through an employment agreement with a company in the Philippines.

        Demolition.    At December 31, 2005, NASDI employed approximately 25 full-time salaried administrative employees, in addition to approximately 122 unionized employees who are party to four union agreements. The unionized employees are hired on a project-by-project basis and are generally available for hire on relatively short notice.

        Great Lakes is a party to numerous collective bargaining agreements in the U.S. that govern its relationships with its unionized hourly workforce. However, four primary agreements apply to approximately 84% of such employees. Great Lakes' contracts with Local 25 Operators Union for the northern and southern regions, representing approximately 51% of its unionized workforce were renewed in September of 2006 and will expire in three years. Great Lakes' other two union agreements, Seafarers International Union and Local 3 Operating Engineers, both expire in July of 2009. Great Lakes has not experienced any major labor disputes in the past five years and believes it has good relationships with its significant unions; however, there can be no assurances that Great Lakes will not experience labor strikes or disturbances in the future.

Joint Ventures

Amboy Aggregates

        Great Lakes and a New Jersey aggregates company each own 50% of Amboy Aggregates ("Amboy"). Amboy was formed in December 1984 to mine sand from the entrance channel to the New York Harbor and to provide sand and aggregate for use in road and building construction. Great Lakes' dredging expertise and its partner's knowledge of the aggregate market formed the basis for the joint venture. Great Lakes' investment in Amboy is accounted for using the equity method.

        Amboy is the only East Coast aggregate producer to mine sand from the ocean floor. Amboy has a specially designed dredge for sand mining, de-watering and dry delivery. No other vessel of this type operates in the U.S. Amboy's ocean-based supply of sand provides a long-term competitive advantage in the Northeast as land-based sand deposits are depleted or rendered less cost competitive by escalating land values.

        Mining operations are performed pursuant to permits granted to Amboy by the federal government and the states of New York and New Jersey. In 2002, Amboy was successful in obtaining approval for a new permit allowing it to mine deeper in its sand borrow areas. Amboy's revenues have increased over the past three years due to improvement in the construction market, the primary market for Amboy's product.

Government Regulations

        Great Lakes is subject to government regulations pursuant to the Dredging Act, the Jones Act, the Shipping Act, 1916, as amended, and the vessel documentation laws set forth in Chapter 121 of Title 46 of the United States Code (the "Vessel Documentation Act"). These statutes require vessels engaged in dredging in the navigable waters of the United States to be documented with a coastwise endorsement, to be owned and controlled by U.S. citizens, to be manned by U.S. crews, and to be built in the United States. The U.S. citizen ownership and control standards require the vessel-owning entity to be at least 75% U.S.-citizen owned and prohibit the chartering of the vessel to any entity that does not meet the 75% U.S. citizen ownership test. These statutes, together with similar requirements for other sectors of the maritime industry, are collectively referred to as "cabotage" laws.

        Certain of the above requirements were made applicable to the dredging industry in 1992, when Congress amended the Dredging Act to bring it into conformity with the U.S. citizenship requirements of the rest of the nation's cabotage laws. At that time, Congress included grandfather clauses to protect certain existing dredge operations affected by the change in law. A grandfather provision exempted the hopper dredge STUYVESANT from the 75% ownership and control requirement. The STUYVESANT is chartered to Stuyvesant Dredging Company, Inc., a foreign corporation and wholly-owned subsidiary of Royal Boskalis Westminster, NV, a Dutch company, the largest dredging service provider in the world. In early 1999, the Stuyvesant Dredging Company exploited a loophole in the grandfather provision and expanded its control of additional dredging vessels through a joint-venture, Bean Stuyvesant LLC, in which it has a 50% ownership interest. As of December 31, 2005, at least seven dredges plus other ancillary vessels operating in the United States were foreign controlled under this grandfather provision.

        A coalition of U.S.-citizen dredging companies, labor unions, U.S. maritime operating companies and U.S. shipbuilders have joined together to try to close the STUYVESANT grandfather clause loophole, through a legislative solution to ensure more equitable treatment among the industry participants.

Environmental Matters

        Great Lakes' operations and facilities are subject to various environmental laws and regulations related to, among other things: dredging operations; the disposal of dredged material; protection of wetlands; storm water and waste water discharges; demolition activities; asbestos removal; transportation and disposal of other hazardous substances and materials; and air emissions. Great Lakes is also subject to laws designed to protect certain marine species and habitats. Compliance with these statutes and regulations can delay appropriation with respect to, and performance of, particular projects and increase related expenses.

        Great Lakes' projects may involve demolition, excavation, transportation, management and disposal of hazardous waste and other hazardous substances and materials. Various laws strictly regulate the removal, treatment and transportation of hazardous water and other hazardous substances and materials and impose liability for human health effects and environmental contamination caused by these materials. Great Lakes' demolition business, for example, requires it to transport and dispose of hazardous substances and materials, such as asbestos. Great Lakes takes steps to limit its potential liability by hiring qualified asbestos abatement subcontractors to remove such materials from its projects, and some project contracts require the client to retain liability for hazardous waste generation.

        Services rendered in connection with hazardous substance and material removal and site development may involve professional judgments by licensed experts about the nature of soil conditions and other physical conditions, including the extent to which hazardous substances and materials are present, and about the probable effect of procedures to mitigate problems or otherwise affect those conditions. If the judgments and the recommendations based upon those judgments are incorrect, Great Lakes may be liable for resulting damages that its clients incur, which may be material.

        Based on Great Lakes' experience, its management believes that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on its business, financial condition or results of operations. However, Great Lakes cannot predict what environmental legislation or regulations will be enacted in the future; how existing or future laws or regulations will be enforced, administered or interpreted; or the amount of future expenditures that may be required to comply with these environmental or health and safety laws or regulations or to respond to future cleanup matters or other environmental claims.

Properties

        Dredging.    Great Lakes' dredging fleet is the largest in the U.S. and one of the largest fleets in the world. The fleet consists of over 200 pieces of equipment, including the largest hopper fleet and most of the large hydraulic dredges in the U.S., and is sufficient to meet Great Lakes' project requirements.

        The following table provides a listing of Great Lakes' fleet of dredging equipment as of December 31, 2005, including equipment under long-term operating leases.

Type of Equipment	Quantity
Hydraulic Dredges	12
Hopper Dredges	8
Mechanical Dredges	6
Unloaders	2
Drillboats	2
Material Barges	24
Other Barges	62
Booster Pumps	7
Tugs	6
Launches and Survey Boats	52
Other ancillary equipment	30

Total	211

        A significant portion of Great Lakes' operating equipment is subject to liens by its senior lenders and bonding company. See Note 6, "Property and Equipment," and Note 12, "Long-term Debt," in the Notes to Great Lakes' audited financial statements.

        Great Lakes leases approximately 40,000 square feet of office facilities in Oak Brook, Illinois, which serves as its principal administrative facility. The primary lease for this property will expire in the year 2008. Great Lakes also leases waterfront properties in Baltimore, Maryland, and Green Cove Springs, Florida. These locations serve as mooring sites for idle equipment and inventory storage.

        Demolition.    NASDI rents its primary office facility in Allston, Massachusetts, and a garage and maintenance facility in Everett, Massachusetts. NASDI's primary lease expires February 13, 2007. NASDI maintains a fleet of operating equipment including excavators, loaders, trucks, and similar equipment, sufficient to meet its project requirements. Certain pieces of equipment are obtained under capital lease arrangements.

Legal Proceedings

        Although Great Lakes Dredge & Dock Corporation is subject to various claims and legal actions that arise in the ordinary course of business, except as described below, Great Lakes is not currently a party to any material legal proceedings or environmental claims.

        Great Lakes Dredge & Dock Corporation or its former subsidiary, NATCO Limited Partnership, are named as defendants in approximately 280 lawsuits, the majority of which were filed between 1989 and 2000, and 18 of which were filed in the last three years. In these lawsuits, the plaintiffs allege personal injury, primarily fibrosis or asbestosis, from exposure to asbestos on our vessels. The vast majority of these lawsuits have been filed in the Northern District of Ohio and a few in the Eastern District of Michigan. All of the cases filed against Great Lakes Dredge & Dock Corporation prior to 1996 were administratively dismissed in May 1996 and any cases filed since that time have similarly been administratively transferred to the inactive docket. Plaintiffs in these cases could seek to reinstate the cases at a future date without being barred by the statute of limitations. However, to date, no plaintiffs with claims against Great Lakes Dredge & Dock Corporation have sought reinstatement. There are therefore no active pending cases against Great Lakes Dredge & Dock Corporation. Great Lakes' management does not believe that these cases will have a material adverse impact on the business.

        On February 10, 2004, Great Lakes Dredge & Dock Corporation was served with a subpoena to produce documents in connection with a federal grand jury convened in the United States District Court for the District of South Carolina. Great Lakes Dredge & Dock Corporation believes the grand jury has been convened to investigate the United States dredging industry in connection with work performed for the U.S. Army Corp of Engineers. Great Lakes Dredge & Dock Corporation continues to comply with the United States Justice Department's requests and Great Lakes' management believes that it has provided all of the documents that have been requested to this point. In addition to the documents requested, seven employees or former employees of Great Lakes Dredge & Dock Corporation have now been interviewed or have testified before the grand jury.

        On April 24, 2006, a class action complaint was filed in the U.S.District Court for the Eastern District of Louisiana, on behalf of Louisiana citizens who allegedly suffered property damage from the floodwaters that flooded New Orleans and surrounding areas when Hurricane Katrina hit the area on August 29, 2005 (the "Katrina Claims"). Reed v. United States, et al., No. 06-2152 (E.D. La.). The Reed suit names as defendants the U.S. government, Great Lakes Dredge & Dock Company and numerous other dredging companies which completed dredging projects on behalf of the Army Corps of Engineers in the Mississippi River Gulf Outlet ("MRGO") between 1993 and 2005. The Reed complaint alleges that the dredging of MRGO caused the destruction of Louisiana wetlands, which had provided a natural barrier against some storms and hurricanes. The complaint alleges that this loss of natural barriers contributed to the failure of levees as Katrina floodwaters damaged plaintiffs' property. The Reed complaint asserts claims of negligence, warranty, concealment and violations of the Water Pollution Control Act. Other plaintiffs have filed similar class action complaints. Anderson v. U.S. et al., No. 06-5162 (E.D. La.) (filed Aug. 28, 2006); Russell v. U.S. et al., No. 06-5155 (E.D. La.) (filed on Aug. 28, 2006). In addition, plaintiffs have filed one mass tort case. Ackerson et al. v. Bean Dredging, LLC, No. 06-4066 (E.D. La. Aug. 1, 2006). All these cases raise the same claims as Reed. One dredging company has filed a cross-claim seeking contribution and indemnification. Manson Constr. Co. et al. v. Bean Dredging, LLC, No. 06-2824 (E.D. La.) (filed on July 14, 2006). The amount of claimed damages in these claims is not stated, but is presumed to be significant. On October 19, 2006, Great Lakes filed for exoneration or limitation of liability under the Limitation of Liability Act in federal district court. In re Great Lakes Dredge & Dock Company, No. 06 C 8676 (U.S. Dist. Ct., E.D. Louisiana). This limitation action stays all outstanding Katrina lawsuits against Great Lakes, including the lawsuits mentioned above, pending resolution of Great Lakes' exoneration and limitation claims. Great Lakes believes that it has meritorious claims to either exoneration from all liability or limitation of liability at not more than $55 million, which is was the value of the vessels which conducted the MRGO dredging work. These defenses include arguments for both statutory and constitutional immunity from liability for the Katrina Claims. In addition, Great Lakes maintains $150 million in insurance coverage for the Katrina Claims. Great Lakes does not believe it is reasonably possible that the Katrina Claims will have a material adverse impact on its financial condition or results of operations and cash flows.

        In the normal course of business, Great Lakes is a party to various personal injury lawsuits. Great Lakes maintains insurance to cover claims that arise from injuries to its hourly workforce subject to a deductible. Recently there has been an increase in suits filed in Texas. Two Texas law firms are aggressively pursuing personal injury claims on behalf of dredging workers resident in certain areas of Texas. An unprecedented number of lawsuits are being filed for incidents that would not have likely escalated to claims in the past. However, aggressive legal representation and medical advice is increasing the seriousness of claimed injuries and the amount demanded in settlement. Great Lakes' recorded self insurance reserves represent its best estimate of the outcome of these claims. In the first quarter of this year, a $2.0 million charge was recorded to increase Great Lakes' reserves for its self-insured portion of these liabilities. In the second quarter, Great Lakes recorded another $1.3 million related primarily to new lawsuits filed during the quarter. Great Lakes' recorded self-insurance reserves represent its best estimate of the outcomes of these claims and Great Lakes does not believe that is reasonably possible there will be a material adverse impact to the Company's financial position or results of operations or cash flows related to such claims. However, the occurrence in the future of new claims of a similar nature is not possible to predict and while the Company does not believe that additional claims would have a material impact on the Company's financial position it is possible they could be material to the results of operations and cash flows of future periods.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

        Great Lakes is the largest provider of dredging services in the United States. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of work: capital, beach nourishment and maintenance, in which sectors Great Lakes has experienced an average combined bid market share in the U.S. of 36% over the past three years. Great Lakes' largest domestic dredging customer is the U.S. Army Corps of Engineers, which has responsibility for federally funded projects related to navigation and flood control. In 2005, approximately 79% of Great Lakes' dredging revenues were earned from approximately 50 different contracts with federal government agencies, including the Corps as well as other federal entities such as the U.S. Coast Guard and U.S. Navy. Given this dependence on federal revenues, Great Lakes' operations can be influenced by the federal budget and the amount appropriated and funded for dredging in any given year. Therefore, Great Lakes tracks the annual appropriation process, to the extent that information is available, to assist it in planning for and managing its operations. Great Lakes has also continued its role as the only U.S. dredging contractor with significant international operations, which represented an average of 16% of its dredging contract revenues over the past three years. The international operations provide additional customer diversification, which can be particularly beneficial if there is a downturn in the domestic economy.

        Great Lakes also owns 85% of the capital stock of North American Site Developers, Inc. ("NASDI"), a demolition service provider located in the Boston, Massachusetts area. NASDI's principal services consist of interior and exterior demolition of commercial and industrial buildings, salvage and recycling of related materials, and removal of hazardous substances and materials. One NASDI management stockholder retains a 15% non-voting interest in NASDI, which is reflected as the minority interest in Great Lakes' consolidated financial statements. Since the acquisition of NASDI in 2001, Great Lakes has operated in two reportable segments: dredging and demolition.

Contract Revenues

        Most of Great Lakes' dredging contracts are obtained through competitive bidding on terms specified by the party inviting the bid. The nature of the specified services dictates the types of equipment, material and labor involved, all of which affect the cost of performing the contract and the price that dredging contractors will bid.

        Great Lakes recognizes contract revenues under the percentage-of-completion method, based on Great Lakes' engineering estimates of the physical percentage completed for dredging projects and using a cost-to-cost approach for demolition projects. For dredging projects, costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion of each dredging project. For demolition projects, contract revenues are adjusted to reflect the estimated gross profit percentage. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation due Great Lakes are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical progress and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Modifications may be negotiated when a change from the original contract specifications is encountered, necessitating a change in project scope or performance methodology and/or material disposal. Significant expenditures incurred incidental to major contracts are deferred and recognized as costs of contracts based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

Costs and Expenses

        The components of costs of contract revenues include labor, equipment (including depreciation, insurance, fuel, maintenance and supplies), subcontracts, rentals, lease expense, and project overhead. The hourly labor is generally hired on a project basis and laid off upon the completion of the project. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized. Generally, capital projects have the highest margins due to the complexity of the projects, while beach nourishment projects have the most volatile margins because they are most often exposed to weather conditions.

        Great Lakes' cost structure includes significant annual fixed costs, including depreciation, maintenance, insurance and long-term equipment rentals, averaging approximately 22% to 25% of total costs of contract revenues. During the year, both equipment utilization and the timing of fixed cost expenditures fluctuate significantly. Accordingly, Great Lakes allocates these fixed equipment costs to interim periods in proportion to revenues recognized over the year to better match revenues and expenses. Specifically, at each interim reporting date Great Lakes compares actual revenues earned to date on its dredging contracts to expected annual fixed equipment costs. In the fourth quarter, any over and under allocated fixed equipment costs are recognized such that the expense for the year equals actual fixed equipment costs. As a result of this methodology, the recorded expense in any interim period may be higher or lower than the actual fixed equipment costs incurred.

Critical Accounting Policies and Estimates

        Great Lakes' significant accounting policies are discussed in the notes to the financial statements. The application of certain of these policies requires significant judgments or an estimation process that can affect the results of operations, financial position and cash flows of Great Lakes, as well as the related footnote disclosures. Great Lakes bases its estimates on historical experience and other assumptions that it believes are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in Great Lakes' results of operations for the period in which the actual amounts become known. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating Great Lakes' reported financial results.

        Percentage-of-completion method of revenue recognition—Great Lakes' contract revenues are recognized under the percentage-of-completion method, which is by its nature based on an estimation process. For dredging projects, Great Lakes uses engineering estimates of the physical percentage of completion. For demolition projects, Great Lakes uses estimates of remaining costs-to-complete to determine project percent complete. In preparing its estimates, Great Lakes draws on its extensive experience in the dredging and demolition businesses and its database of historical information to assure that its estimates are as accurate as possible, given current circumstances. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation are not recognized in contract revenues until such claims are settled. It is reasonably possible that cost and profit estimates may be reviewed on a periodic basis to reflect changes in expected project performance.

        Impairment of goodwill—Goodwill is assessed for impairment annually or more frequently if impairment indicators are identified. The assessment requires various assumptions regarding estimated future cash flows to determine the fair value of the reporting units to which the goodwill relates. If these estimates or their related assumptions change the fair value of the reporting units in the future, Great Lakes may be required to record an impairment to goodwill.

        Impairment of long-lived assets—In assessing the recoverability of Great Lakes' long-lived assets, primarily operating equipment and intangible assets other than goodwill, Great Lakes makes assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. As it relates to its operating equipment, Great Lakes may estimate cash flows and make assumptions regarding useful lives based on internal historical operating data. If these estimates or their related assumptions change the fair value of these assets in the future, Great Lakes may be required to record impairment charges.

        Self-insurance reserves—Great Lakes self-insures estimated costs associated with workers' compensation claims, hull and equipment liability and general business liabilities, up to certain limits. Insurance reserves are established for estimates of the loss that Great Lakes will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. In determining its estimates, Great Lakes incorporates historical loss experience and judgments about the present and expected levels of cost per claim. Trends in actual experience are a significant factor in determination of such reserves.

        Income taxes—Great Lakes calculates its current and deferred tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed during the subsequent year. Adjustments based on filed returns are recorded when identified, which is generally in the third quarter of the subsequent year for U.S. federal and state provisions. The amount of income taxes Great Lakes pays is subject to ongoing audits by federal, state and foreign tax authorities, which may result in proposed assessments. Great Lakes' estimate for the potential outcome for any uncertain tax issue is highly judgmental. Management believes it has adequately provided for any reasonably foreseeable outcome related to these matters. However, Great Lakes' future results may include favorable or unfavorable adjustments to estimated tax liabilities in the period the assessments are made or resolved or when statutes of limitation on potential assessments expire.

Recent Developments

        On November 8, 2006, Great Lakes issued an earnings release for the quarter and nine months ended September 30, 2006. Great Lakes' revenues for the quarter ended September 30, 2006 were $81.7 million compared to third quarter 2005 revenue of $119.7 million. This decrease in 2006 third quarter activity was expected given the timing of mobilizations to Great Lakes' new project in Bahrain and several domestic projects, dry dockings on certain vessels and the inability to work on certain beach projects due to typical environmental window restrictions during this time of the year. While contract margins were better in the current period, Great Lakes' gross profit margin for the quarter ended September 30, 2006 decreased to 11.6%, compared to 13.9% for the same quarter in 2005, as a result of the decrease in utilization relative to fixed costs.

        Great Lakes achieved EBITDA (as defined on page 42) of $9.9 million for the quarter ended September 30, 2006 compared to $9.8 million for the same 2005 period. In the third quarter of each year Great Lakes performs its annual test for impairment of goodwill. In 2005, Great Lakes renegotiated its compensation arrangements with the president of its demolition segment. As a result of the increased incentive compensation to be paid in the future, Great Lakes revised future performance expectations for this segment, and wrote down the value of goodwill and certain intangible assets related to the segment by $5.7 million, which impacted EBITDA for the 2005 quarter. There is no impairment in 2006. Therefore, comparatively the 2006 third quarter EBITDA was reduced from the 2005 third quarter EBITDA. This reduction in EBITDA was due to the reduction in revenue and utilization noted above. For the quarter and nine months ended September 30, 2006 there was a net loss of $1.0 million and net income of $0.5 million, respectively. This compares to a net loss of $3.7 million and $8.9 million for the same periods of 2005.

        Interest expense for the quarter ended September 30, 2006 of $5.2 million is a decrease from $6.4 million of interest expense for the same quarter in 2005. The difference is primarily due to a $1.4 million change in the mark-to-market valuation of Great Lakes' fixed to floating interest rate swap.

        Revenues and EBITDA for the nine-month period ended September 30, 2006 were $304.2 million and $37.0 million, respectively, which compare to $313.0 million and $25.2 million for the same 2005 periods. The increase in EBITDA for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005 was due to both the negative impact on the 2005 period of the write down of the value of goodwill for the demolition segment as discussed above, as well as improvements in operations in 2006.

        Dredging backlog at September 30, 2006 totaled $350.3 million, which compares to $260.8 million at December 31, 2005 and $266.1 million at September 30, 2005. Domestic bidding activity was strong in the third quarter, with contract awards totaling $306.2 million, which resulted in a larger market than the first two quarters combined. Great Lakes won a sizable 45.3% share of the third quarter bid market bringing its year to date share of the market to 38.7%. In addition, the Great Lakes' September 30, 2006 recorded backlog does not reflect approximately $230 million of low bids pending award and other options pending on projects currently in backlog, including approximately $156 million for the second phase of the Diyaar contract in Bahrain. Demolition services backlog was $20.1 million, compared to $17.4 million at December 31, 2005 and $19.0 million at September 30, 2005.

        Results for the quarter and nine months ended September 30, 2006 and 2005 were:

	Three Months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues	$81.7	$119.7	$304.2	$313.0
Gross profit	$9.4	$16.6	$38.6	$35.0
General and administrative	(6.3)	(7.5)	(20.7)	(21.2)
Amortization of intangible assets	(0.0)	(0.2)	(0.2)	(0.6)
Impairment of intangible assets	—	(5.7)	—	(5.7)
Subpoena-related expenses	(0.2)	(0.5)	(0.6)	(2.3)

Operating income	$2.9	$2.7	$17.1	$5.2
Net income (loss)	$(1.0)	$(3.7)	$0.5	$(8.9)
Adjusted for:
Interest expense, net	5.2	6.4	17.4	17.3
Income tax expense (benefit)	(0.5)	0.9	0.4	(1.7)
Depreciation and amortization	6.2	6.2	18.7	18.5

EBITDA	$9.9	$9.8	$37.0	$25.2
Net cash flows from operating activities	$3.9	$11.8	$21.3	$8.6

Quarterly Results of Operations

        The following table sets forth the components of net income (loss) on a quarterly basis for the years ended December 31, 2005 and 2004.

	GLDD Acquisitions Corp.
	Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
	(in millions)
2005
Contract revenues	$99.9	$93.4	$119.7	$110.4
Costs of contract revenues	(92.9)	(82.0)	(103.1)	(94.0)

Gross profit	7.0	11.4	16.6	16.4
General and administrative expenses	(6.7)	(7.0)	(7.5)	(8.1)
Amortization of intangible assets	(0.2)	(0.2)	(0.2)	(0.2)
Subpoena-related expenses	(0.9)	(0.9)	(0.5)	(0.6)
Impairment of goodwill and intangible	—	—	(5.7)	—

Operating income (loss)	(0.8)	3.3	2.7	7.5
Interest expense, net	(6.3)	(4.6)	(6.4)	(5.8)
Equity in earnings of joint ventures	(0.1)	0.9	1.0	0.5
Minority interests	0.0	(0.2)	(0.1)	0.1

Income (loss) before income taxes	(7.2)	(0.6)	(2.8)	2.3
Income tax benefit (provision)	2.5	0.1	(0.9)	(0.3)

Net income (loss)	$(4.7)	$(0.5)	$(3.7)	$2.0

	GLDD Acquisitions Corp.
	Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
	(in millions)
2004
Contract revenues	$103.9	$72.1	$66.5	$108.3
Costs of contract revenues	(87.5)	(66.3)	(62.1)	(99.0)

Gross profit	16.4	5.8	4.4	9.3
General and administrative expenses	(6.9)	(5.4)	(7.0)	(7.4)
Amortization of intangible assets	(1.8)	(1.1)	(0.7)	(0.6)
Subpoena-related expenses	—	(0.8)	(0.7)	(0.8)
Sale-related expenses	(0.2)	—	(0.1)	—

Operating income (loss)	7.5	(1.5)	(4.1)	0.5
Interest expense, net	(4.6)	(7.0)	(3.4)	(5.3)
Equity in earnings of joint ventures	0.1	0.7	0.7	0.8
Minority interests	—	—	0.1	—

Income (loss) before income taxes	3.0	(7.8)	(6.7)	(4.0)
Income tax benefit (provision)	(1.3)	2.4	2.1	1.2

Net income (loss)	$1.7	$(5.4)	$(4.6)	$(2.8)

Results of Operations as a Percentage of Revenues

        The following table sets forth the components of net income (loss) as a percentage of contract revenues for each of the periods indicated:

	GLDD Acquisitions Corp.				Great Lakes Dredge & Dock Corporation December 31
	June 30		December 31
	2006	2005	2005	2004	2003
Contract revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Costs of contract revenues	(86.9)	(90.4)	(87.9)	(89.8)	(82.3)

Gross profit	13.1	9.6	12.1	10.2	17.7
General and administrative expenses	(6.5)	(7.2)	(6.9)	(7.3)	(7.0)
Amortization of intangible assets	(0.0)	(0.2)	(0.2)	(1.2)	—
Subpoena-related expenses	(0.2)	(0.9)	(0.7)	(0.7)	—
Demolition litigation expenses	—	—	—	(0.4)	—
Impairment of goodwill and intangible	—	—	(1.3)	—	—
Sale-related expenses	—	—	—	—	(2.7)

Operating income	6.4	1.3	3.0	0.6	8.0
Interest expense, net	(5.5)	(5.6)	(5.5)	(5.8)	(5.2)
Sale-related financing costs	—	—	—	—	(3.3)
Equity in earnings of joint ventures	0.3	0.4	0.5	0.7	0.4
Minority interests	(0.1)	(0.1)	—	0.1	—

Income (loss) before income taxes	1.1	(4.0)	(2.0)	(4.4)	(0.1)
Income tax benefit (provision)	(0.4)	1.3	0.3	1.2	(0.3)

Net income (loss)	0.7%	(2.7)%	(1.7)%	(3.2)%	(0.4)%

Components of Contract Revenues and Backlog

        The following table sets forth, by segment and type of work, Great Lakes' contract revenues for each of the periods indicated and backlog as of the end of the periods indicated (in thousands):

	GLDD Acquisitions Corp.
					Great Lakes Dredge & Dock Corporation December 31
	June 30		December 31
	2006	2005	2005	2004	2003
Revenues
Dredging:
Capital—U.S.	$61,105	$59,778	$161,125	$141,674	$203,699
Capital—foreign	34,180	16,231	47,402	62,862	60,922
Beach nourishment	75,204	44,850	92,746	51,289	47,858
Maintenance	28,232	48,487	72,989	57,982	48,351
Demolition	23,766	23,948	49,137	37,055	37,970

	$222,487	$193,294	$423,399	$350,862	$398,800

	GLDD Acquisitions Corp.
					Great Lakes Dredge & Dock Corporation December 31
	June 30		December 31
	2006	2005	2005	2004	2003
Backlog
Dredging:
Capital—U.S.	$52,404	$142,078	$94,504	$180,886	$101,128
Capital—foreign	173,800	115,846	90,043	42,617	30,259
Beach nourishment	44,748	31,039	61,391	23,178	40,396
Maintenance	15,890	5,970	14,883	33,075	18,412
Demolition	9,871	16,581	17,365	11,361	10,618

	$296,713	$311,514	$278,186	$291,117	$200,813

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

        Great Lakes' consolidated revenues for the first half of 2006 were $222.5 million, an increase of $29.2 million, or 15.1%, over revenues for the first half of 2005 of $193.3 million. 2006 revenues increased as Great Lakes continued to experience good utilization of its dredging fleet especially with regard to beach nourishment and foreign capital work. Great Lakes gross profit margin for the six months ended June 30, 2006 improved to 13.1%, compared to 9.6% for the same period in 2005, with the increase in utilization relative to fixed costs. In 2006, margins have been negatively impacted by increases in our self-insured reserves related to our Texas based personal injury claims.

        Capital projects include large port deepenings and other infrastructure projects. Domestic capital dredging revenue increased $1.3 million in the first half of 2006, compared to the same period of 2005. Great Lakes' domestic capital revenues of $61 million through June 2006 were substantially generated by continuing work on port deepening projects in Arthur Kill Channel, New York and in Wilmington, North Carolina, as well as the LNG terminal project in Freeport, Texas. Great Lakes also began work on an option to its Miami Harbor deepening project and an extension to its Oakland Harbor deepening project. Foreign capital revenue in the first half of 2006 increased $17.9 million, compared to the same period of 2005. The 2006 foreign revenues were substantially generated by continuing work on the Durrat land development project in Bahrain, which will continue through the first quarter of 2007.

        Beach nourishment projects include the rebuilding of shoreline areas that have been damaged by storm activity or ongoing erosion. 2006 year-to-date beach revenue was $75.2 million, a $30.4 million increase over the first half of 2005. The increase is to be expected, given that beach work contributed to 41% of the domestic bid market in 2005. And even though the beach bid market has begun to moderate in 2006, it still represented 29% of the domestic bid market in the first half of 2006. In addition, Great Lakes has won a 78% share of the beach work put out this year for bid. Great Lakes' 2006 beach revenues were substantially generated by large projects in Florida, including Collier County, Palm Beach and Destin, and two projects in South Carolina—Edisto Beach and Hunting Island.

        Maintenance projects include routine dredging of ports, rivers and channels to remove the regular build up of sediment. Maintenance revenues totaled $28.2 million for the first half of 2006, compared to $48.5 million for the same 2005 period. The majority of the maintenance revenues relate to a rental project along the Mississippi River, which was completed, as well as two clamshell projects, one in Wilmington Harbor, North Carolina and the other in Cape Henry, Virginia. 2005 revenue was favorably impacted by a large rental project in the Mississippi River Gulf Outlet.

        Great Lakes' general and administrative year-to-date expenses totaled $14.4 million compared to $13.7 million for the first half of 2005. The year-to-date increase is primarily a result of higher incentive compensation in the demolition segment. In the first half of 2006, Great Lakes incurred $0.4 million of legal expenses related to the federal subpoena matter (as discussed further in Note 11 to the Financial Statements), which is down from $1.8 million in the first half of 2005.

        Net interest expense for the first half of 2006 was $12.2 million, compared to $10.9 million in 2005. Underlying interest rates on the variable portion of debt did increase from period to period, resulting in an increase in year to date expense of $0.8 million. In addition, interest expense reflects a non-cash expense related to the valuation of Great Lakes' fixed-to-floating interest rate swap. Expense related to this swap was $0.6 million for the six months ended June 30, 2006 compared to $0.1 million for the same period in 2005.

        Income tax expense for the six months ended June 30, 2006 was $0.9 million compared to a benefit of $2.6 million for the same period in 2005. The recognition of expense in 2006 is a result of improved operating income between the two periods.

        Great Lakes generated net income of $1.4 million for the six months ended June 30, 2006, compared to a net loss of $5.2 million for the same 2005 period. The improvement in 2006 is a result of increased revenues and margins, as discussed above.

        EBITDA was $27.1 million for the six months ended June 30, 2006, compared to $15.4 million for the same period of 2005, again reflecting the improvement in operations.

        Great Lakes' Dredging revenues for the six months ended June 30, 2006 were $198.7 million, compared to $169.3 million for the same period of 2005, with the increase in 2006 driven by greater utilization of Great Lakes' dredging fleet. Operating income was $11.8 million for the six months ended June 30, 2006 compared to an operating loss of $0.3 million for the same period in 2005. The improvement in 2006 was due to the increased revenue and higher margins on the projects performed during the period.

        NASDI's demolition revenue for the six months ended June 30, 2006 totaled $23.8 million, compared to $23.9 million for the same period of 2005. Both periods' performance result from a solid market, whereby NASDI has experienced less competition on the projects bid than was experienced prior to 2005. Operating income was $2.4 million for the six months ended June 30, 2006 compared to $2.9 million for the same period in 2005. Margins were consistent period over period.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

        The year ended December 31, 2005, while still challenging for Great Lakes, was certainly an improved year. The year ended December 31, 2004 presented significant challenges to the industry including a significant reduction in work put out for bid (in the second half of 2003 and first half of 2004), postponement of projects already awarded and a general lack of certainty regarding funding. These difficulties were primarily attributed to the diversion of Corps personnel and financial resources to the reconstruction efforts in Iraq and the disruption in Corps' districts ability to request and receive funding due to the Corps' own internal administrative reorganization. In addition, the increasing federal deficit has only added to the funding constraints at the Corps. However, beginning in the second half of 2004 the bid activity accelerated and was solid throughout 2005. Unfortunately, while bidding activity has been robust over this period, pricing has not improved as competitors continued to bid aggressively to gain utilization. However, given Great Lakes' backlog levels during 2005, including a sizable portion of foreign work, Great Lakes bid the available opportunities at more reasonable margins. This resulted in a decreased market share won by Great Lakes in 2005 but, margins on work won were not as severely impacted as they were on work won in 2004. In addition, some of the work in Great Lakes' backlog that had been previously postponed by the Corps was executed in 2005. As a result, during 2005 fleet utilization improved significantly but margins were still not at the levels seen prior to 2004.

        Great Lakes' revenues for 2005 were $423.4 million, representing an increase of $72.5 million, or 20.7%, compared to 2004 revenues of $350.9 million. The increase in revenues was driven by the increase in domestic dredging revenue resulting from performing certain capital projects in backlog that the Corps had postponed in 2004, coupled with the increase in bidding activity as discussed previously, as well as an increase in activity from the demolition business. Great Lakes experienced improved equipment utilization and increased revenue throughout the year.

        Great Lakes' 2005 gross profit margin was 12.1%, which improved from the 2004 level of 10.2%. The improvement in 2005's gross profit margin was primarily attributable to the mix of projects performed during the year, including more capital work with improved margins and the decreased impact of fixed costs relative to the increased level of utilization for the year.

        Dredging revenues were $374.3 million in 2005, an increase of $60.5 million over 2004 revenue. Detail of the revenue increase is below. Dredging gross profit was 11.6% in 2005 compared to 9.4% in 2004. Again, this is due to increased fleet utilization throughout the year as more work in backlog was performed and the bid market continued to strengthen.

  •
  Domestic capital dredging revenues increased $19.5 million, or 13.7%, to $161.2 million in 2005 from $141.7 million in 2004. As mentioned above, the increase resulted in part from the Corps' funding capital projects that were in Great Lakes' backlog but had been previously postponed, including work at Great Lakes' projects in Brunswick, GA and Wilmington, NC. Great Lakes also performed work on capital projects in Miami, FL, Arthur Kill, NY and Oakland, CA.

  •
  Great Lakes' 2005 revenues from beach nourishment projects of $92.8 million were significantly greater than the 2004 level of $51.3 million. The 2005 beach bid market was $297 million, well in excess of the prior five year historical annual average of approximately $114 million. Much of the 2005 beach work was funded by an emergency supplemental bill passed in 2004 to pay for damage from the severe hurricane season experienced in 2004, particularly along the coasts of Florida.

  •
  Revenues from maintenance projects in 2005 increased $15.0 million, or 26.9%, to $73.0 million compared to $58.0 million in 2004. The 2005 maintenance market was on par with the prior five year historical annual average markets. Great Lakes' portion of revenues generated from maintenance work fluctuates depending on Great Lakes' availability of equipment for such work.

  •
  Revenues from foreign dredging operations in 2005 totaled $47.4 million, which is down $15.5 million, or 24.6% from 2004 revenues of $62.9 million, as Great Lakes completed one large project in Bahrain and mobilized onto a second sizable job in the same country.

        NASDI's 2005 demolition revenues of $49.1 million, increased $12.0 million, or 32.3%, over 2004 revenues of $37.1 million. The demolition sector had solid activity in 2005 with an increase in both the number of projects and the number of larger projects (in the range of $1 million to $5 million). The gross profit margin attributable to NASDI's demolition business stayed relatively consistent at 16.4% compared to 16.8% in 2004.

        For the year ended December 31, 2005, general and administrative expenses totaled $38.7 million, compared to $33.5 million in 2004. 2005 includes the impact of a non-cash write-down of goodwill and intangible assets of $5.7 million related to Great Lakes' demolition segment. Although NASDI has shown improvement in earnings during 2005 and is expected to continue to achieve positive cash flows in the future, Great Lakes' management does not believe it will meet the future returns contemplated when the goodwill was originally allocated through purchase accounting in 2003. These downward revised projections for the demolition business are attributable to higher anticipated incentive compensation required to retain its key manager. Included in both years' expense is amortization of intangibles, which decreased in 2005 to $0.8 million from $4.2 million in 2004 due to the relatively short term nature of the most significant intangibles, recorded in purchase accounting in 2003. In addition, both 2005 and 2004 include significant expense of $2.9 million and $2.3 million, respectively, for legal fees and other costs related to the provision of documents in response to the Department of Justice's subpoena. 2004 expense also includes $1.3 million for the settlement cost of litigation related to NASDI as further described in Item 3, "Legal Proceedings." Therefore, excluding the incremental costs in each year, Great Lakes' 2005 general and administrative expenses would have been approximately $3.9 million greater, primarily as a result of increased incentive compensation, driven by the improvement in Great Lakes' dredging segment, along with the additional incentive compensation recorded by Great Lakes' demolition segment.

        Operating income for the dredging segment was $15.2 million, up $13.7 million over 2004 operating income of $1.5 million. This is due to the increased revenue in 2005 as well as the increased utilization throughout the year. Demolition operating loss was $2.5 million in 2005 compared to operating income of $0.9 million in 2004. Although NASDI had a strong year and significantly increased revenue, the impairment of goodwill and intangibles write down of $5.7 million discussed above negatively impacted operating income.

        Great Lakes' net interest expense for the year ended December 31, 2005 totaled $23.1 million compared to $20.3 million in 2004. The increase was due to the higher underlying interest rates and larger spreads on Great Lakes' variable rate debt.

        As a result of its 2005 net operating loss, Great Lakes generated an income tax benefit of $1.3 million. In 2004, the resulting income tax benefit was $4.4 million.

        For the year ended December 31, 2005, Great Lakes incurred a net loss of $6.9 million compared to a net loss of $11.1 million for the year ended December 31, 2004. The 2005 net loss, which includes the $5.7 million non-cash write-down of goodwill and intangible assets, is improved over the 2004 net loss primarily due to the increased utilization and gross margins as described above.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Great Lakes' revenues for 2004 were $350.9 million, representing a decline of $47.9 million, or 12.0%, compared to 2003 revenues of $398.8 million. The decline in revenues was driven by the reduction in domestic capital dredging revenue resulting from the Corps' postponement of certain capital project work within Great Lakes' backlog, coupled with the reduction in bidding activity as discussed above. This impact was particularly evident in the second and third quarters of 2004, when Great Lakes was unable to perform on certain projects in backlog due to the Corps' funding constraints and was unable to take on sufficient new work to mitigate the situation due to the contraction in the domestic bid market and the intense competition for bids therein. Therefore, Great Lakes experienced a drop in equipment utilization and revenue in these quarters, particularly with respect to its hopper dredge operations.

        Great Lakes' 2004 gross profit margin was 10.2%, which declined from the 2003 level of 17.7%. The decline in 2004's gross profit margin was attributable to a number of factors, including: 1) the mix of projects performed during the year, some of which were at inherently lower margins given the competitive environment in which they were bid and some of which were negatively impacted by the hurricanes experienced primarily in the third quarter, 2) the impact of fixed costs relative to the reduced level of utilization for the year, and 3) approximately $6.0 million (or approximately 2% of 2004 revenues) of incremental depreciation expense resulting from the revaluation of Great Lakes' operating assets in connection with the sale of Great Lakes in December of 2003.

        Dredging revenues in 2004 were $313.8 million, down $47.1 million from 2003. Detail on the dredging revenue decrease is below. Dredging gross profit was 9.4% in 2004 compared with 18.3% in 2003. This decrease in margin was due to the factors noted above, including primarily lower margin work being performed and decreased utilization.

  •
  Domestic capital dredging project revenues decreased $62.0 million, or 30.4%, to $141.7 million in 2004 from $203.7 million in 2003. As mentioned above, the decrease resulted in part from the Corps' postponement of capital project work within Great Lakes' backlog. A portion of the work on Great Lakes' Brunswick and Wilmington Deep Port projects was deferred until the Corps has remaining funds available; therefore, Great Lakes was unable to perform as much of this work in 2004 as originally anticipated. Work did commence on Brunswick in 2006 and Wilmington in 2005. Additionally, because very little capital work was bid in the second half of 2003 or first half of 2004, Great Lakes did not take on new capital work which could be performed during the earlier part of 2004. As bid activity and funding increased in the second half of 2004, Great Lakes was able to perform more domestic capital project work. Therefore, Great Lakes' capital dredging revenues in the fourth quarter of 2004 actually exceeded the capital revenues in the same period of 2003, but this did not make up for the significant decline through the first nine months of 2004 resulting from the work deferrals and lack of new work.

  •
  Great Lakes' 2004 revenues from beach nourishment projects of $51.3 million were relatively consistent with the 2003 level of $47.9 million. The 2004 beach bid market remained strong at approximately $110.0 million; however, the majority of Great Lakes' 2004 beach revenues were generated by projects in Great Lakes' backlog at the end of 2003.

  •
  Revenues from maintenance projects in 2004 increased $9.6 million, or 19.9%, to $58.0 million compared to $48.4 million in 2003. The annual maintenance dredging volume can vary depending on levels of Midwest precipitation experienced during the winter months, and the active hurricane season in 2004 may have created additional shoaling as well, since the 2004 annual market was somewhat larger than in recent years.

  •
  Revenues from foreign dredging operations in 2004 totaled $62.8 million, which is consistent with 2003 revenues of $60.9 million, as Great Lakes incurred similar levels of utilization for its foreign-based fleet.

        NASDI's 2004 demolition revenues totaled $37.1 million, which was consistent with its 2003 revenues of $38.0 million. The gross profit margin attributable to NASDI's demolition business improved in 2004 to 16.8%, from 13.0% in 2003, due to the mix of projects performed and the benefit of salvage revenue realized on one of NASDI's large infrastructure take-downs.

        For the year ended December 31, 2004, general and administrative expenses totaled $33.5 million, compared to $27.9 million in 2003 (excluding $10.6 million of nonrecurring sale-related expenses). The 2004 expenses include approximately $2.3 million of incremental legal and other costs related to the provision of documents in response to the Department of Justice's subpoena and $1.3 million for the anticipated settlement cost of ongoing litigation against NASDI, as further described in Item 3, "Legal Proceedings." Additionally, in 2004, Great Lakes incurred non-cash amortization of $4.2 million relating to intangible assets established in purchase accounting with respect to Great Lakes' sale in December 2003. If not for these incremental costs, Great Lakes' savings in 2004 general and administrative expenses relative to 2003 would have been approximately $2.2 million, relating primarily to reductions in incentive pay and profit sharing expenses due to Great Lakes' reduced level of earnings in 2004.

        Operating income for the dredging segment was $1.5 million, down over 2003 operating income of $29.7 million. This is due to the decreased revenue in 2004 and the resulting decrease in utilization throughout the year. Demolition operating income was $0.9 million in 2004 down from $2.5 million in 2003. Although NASDI had a strong year and an increase in gross profit, the $1.3 million charge for ongoing litigation resulted in the decrease in operating income year over year.

        Great Lakes' net interest expense for the year ended December 31, 2004 totaled $20.3 million compared to $20.7 million in 2003. In connection with the sale of Great Lakes in December 2003, Great Lakes' debt level increased to approximately $260 million at the beginning of 2004, compared to outstanding debt of approximately $160 million prior to the sale. However, despite the increase in debt, cash interest expense has remained comparable due to the significantly lower interest rates on the new debt structure. In 2003, Great Lakes incurred additional financing costs of $13.1 million related to the early extinguishment of its former debt, including call and tender premiums to retire the old notes and the write-off of deferred financing costs related to its former debt.

        As a result of its 2004 net operating loss, Great Lakes generated an income tax benefit of $4.4 million. In 2003, as a result of the significant tax deductions for the sale-related expenses, Great Lakes had a loss for federal income tax purposes that was carried back to earlier years resulting in no 2003 federal provision; therefore, the 2003 income tax expense of $1.3 million related primarily to current state and foreign taxes.

        For the year ended December 31, 2004, Great Lakes incurred a net loss of $11.1 million compared to a net loss of $1.6 million for the year ended December 31, 2003. The 2004 net loss reflects the impact of incremental depreciation and amortization expense of approximately $10.0 million resulting from the revaluation of Great Lakes' assets and liabilities in connection with the sale of Great Lakes in December 2003, as well as the impact of reduced margins and additional general and administrative expenses, as discussed previously. The 2003 net loss was a result of the nonrecurring sale-related expenses mentioned previously.

Bidding Activity and Backlog

        Great Lakes' contract backlog represents management's current estimate of the revenues that will be realized under the portion of the contracts remaining to be performed. Such estimates are subject to fluctuations based upon the amount of material actually dredged, as well as factors affecting the time required to complete the job. In addition, because a substantial portion of Great Lakes' backlog relates to government contracts, Great Lakes' backlog can be canceled at any time without penalty. However, Great Lakes can generally recover the actual committed costs and profit on work performed up to the date of cancellation. Consequently, backlog is not necessarily indicative of future revenues. Great Lakes' backlog includes only those projects for which Great Lakes has obtained a signed contract with the customer.

Bidding Activity and Backlog for Six Months Ended June 30, 2006

        Dredging.    The domestic dredging bid market for the six months ended June 30, 2006 totaled $256 million. Great Lakes won 30.8% of the 2006 year to date bid market. Great Lakes was also the low bidder on a deep port project in New Jersey for $24 million that is expected to be awarded in the third quarter. In addition, a large capital project in Oakland, California, was bid this year and won by a joint venture of two competitors for a total bid price of $115 million. However, the award of this contract has been postponed due to certain funding issues. The issues related to this project are expected to be resolved in the fall of this year and the project subsequently awarded. Of the $73 million in beach work bid this year, Great Lakes won $57 million or 78%. The remainder of the market consisted primarily of $170 million of maintenance work and one additional deep port project, which was won by a competitor for $13 million.

        In 2005, a substantial portion of the bid market, 41%, came from the beach nourishment sector. This was the result of the active hurricane season in 2004 and the resulting special appropriations to fund this work. Previously (2002 – 2004) beach work averaged only 15% of the market. Offsetting this increase in beach work in 2005 was a decline in the amount of capital projects. Last year's capital market was just over $200 million and represented only 28% of the market. Previously (2002 – 2004) capital work averaged over 45% of the market. To date in 2006, with the addition of the two capital projects mentioned above, the mix of work in the bid market has normalized to be more in line with the average mix experienced in 2002 to 2004.

        During the second quarter a new hopper dredge that was commissioned by one of our competitors began operations on a project in the Gulf Coast and is now active in the bid market. This hopper dredge is over two-times the size of our most recently constructed hopper dredge, the Liberty Island, and is best suited for the maintenance rental market in the Mississippi Gulf Outlet. This dredge represents additional capacity in a market sector that is presently weak and may depress pricing.

        In the overseas markets, in June 2006 Great Lakes, along with its civil construction joint venture partner AA Nass Contracting, signed a contract for over $400 million to perform the Diyaar Al Muharraq project ("Diyaar"), a large dredging reclamation off the north coast of the Kingdom of Bahrain. This island reclamation will further enhance the economic development of Bahrain. Phase I of the project has been awarded with revenues of approximately $150 million to Great Lakes. Phase I will require approximately three years to complete. The second phase which can be awarded by the customer any time prior to June of 2009 would also result in revenue of approximately $150 million to Great Lakes if awarded and will take an additional two years to complete. Mobilization of people and equipment is already underway and the dredging work will commence in September of this year. This project requires the mobilization of two medium size hopper dredges and one small hopper dredge from the U.S. as well as the reconfigured Long Island rehandling barge. The uncertainty of the U.S. dredging market requires Great Lakes to look more aggressively to the strong market in the Middle East for additional opportunities to deploy potentially idle assets from the U.S. Diyaar is primarily a hopper dredge project that was targeted to employ hopper dredges from Great Lakes' U.S. fleet that could have been idled with the decline in the rental market in the Mississippi Gulf Outlet and the addition in this market of the competitor's new hopper dredge. The deployment of these dredges overseas should reduce capacity in the U.S. and may create positive pressure on overall pricing.

        Dredging backlog at June 30, 2006 was $286.8 million. This compares to $204.1 million at March 31, 2006 and $294.9 million at June 30, 2005. Consistent with prior periods, the majority of Great Lakes' June 30, 2006 dredging backlog of, $226 million, is comprised of domestic and foreign capital dredging work, including continuing domestic deepening projects in New York, New York, Brunswick, Georgia and Wilmington, North Carolina, and the two overseas land reclamation projects in Bahrain. The increase in total backlog at June 30, 2006, compared to last quarter is primarily due to the addition of the new land reclamation project in Bahrain mentioned above. Domestic capital work has still declined, which is consistent with the decrease in the amount of capital projects in the 2005 bid markets. And as noted earlier, Great Lakes' June 30, 2006 recorded backlog does not reflect approximately $24 million for an additional capital project pending award in Newark, New Jersey, as well as other options pending on projects currently in backlog. Great Lakes' June 30, 2006 beach backlog of $44.7 million continues to represent a solid level and is consistent with 2005 periods. Great Lakes' maintenance backlog totaled $15.8 million at June 30, 2006, which is an increase over last quarter.

        Demolition.    Great Lakes' demolition services backlog was $9.9 million at June 30, 2006 compared to $13.8 million at March 31, 2006 and $16.6 million at June 30, 2005.

Bidding Activity and Backlog for Year Ended 2005

        Dredging.    The 2005 bid market of $727 million was similar to the 2004 bid market of $739 million. Both years were a solid improvement over the 2003 bid market, which was lower than typical at only $425 million and both years were slightly above the five-year average of $690 million. Great Lakes was the successful bidder on projects valued at approximately $225 million, representing 31% of the domestic bid market, as compared to its historical market share of 40%. Throughout 2005, even with the increased activity in the bid market, others in the dredging industry continued to bid very aggressively to gain utilization. However, as Great Lakes chose to bid opportunities at more reasonable margins, its market share declined.

        Great Lakes' dredging backlog at December 31, 2005 totaled $260.8 million, which compares to $266.1 million at September 30, 2005 and $279.7 million at December 31, 2004.

        Approximately 36% of Great Lakes' year-end dredging backlog, or $94.5 million, consists of Deep Port or other domestic capital dredging work, which will be substantially performed in 2006. Only one Deep Port project in New York was awarded in 2005 with a total value of $79 million, which was won by a competitor. The 2005 market also included other capital projects not funded by the Deep Port program valued at approximately $121 million and Great Lakes won 45%, or $54 million, of this work.

        Foreign capital backlog increased to $90.0 million at the end of 2005 compared to $42.6 million at the end of 2004 due to the addition during the year of a large land reclamation project currently being performed in Bahrain.

        The 2005 beach nourishment bid market totaled $297 million, which is well above the average bid market over the last five years of $154 million. Great Lakes won $135 million or 45%, of this work, bringing Great Lakes' beach backlog to $61.4 million at December 31, 2005. Although greater than 2004, this was lower than Great Lakes' five-year historical average market share of 50% for beach work, given the extremely competitive pricing of the projects bid in 2004 and 2005. While the 2005 beach nourishment market has clearly benefited from the supplemental federal funding passed in 2004, there continues to be uncertainty regarding funding for beach nourishment work going forward, as the current administration does not support federal funding for this work. Near term schedules indicate beach nourishment projects valued at approximately $120 million for bidding through mid-2006. A number of these projects are sponsored by localities in Florida that have secured the funding for their projects through bond issues and taxes, recognizing the cost/benefit to performing this work. As more municipalities devise a means to fund their individual projects, this will help to sustain the beach nourishment market even if the federal government reduces its commitment to this work.

        The 2005 maintenance bid market totaled $230 million, which is on par with the average maintenance market over the last five years of $249 million. Great Lakes' share of the 2005 market was 16%, again lower than its historical average of 26%, due to the competitive environment experienced in 2005.

        At December 31, 2005, Great Lakes had dredging work pending award valued at $29.8 million. This included low bids for an $11.9 million beach nourishment project in Masonboro, North Carolina, as well as options related to projects currently in backlog at year-end. The revenue value of these low bids and options pending award will be reflected in Great Lakes' backlog upon execution of signed agreements for the work.

        Demolition.    Great Lakes' demolition backlog at December 31, 2005 totaled $17.4 million, which compares to $11.4 million at December 31, 2004. The 2005 year-end backlog includes three new projects each valued in excess of $1 million and a typical complement of mid-size projects. With an improved economy in the New England area and NASDI's limited expansion into the Florida market, NASDI anticipates opportunities to bid on number of larger projects over the next year, increasing the potential for improved volume and margins in this segment.

Changes in Financial Condition

        As discussed in the notes to the consolidated financial statements, Great Lakes accounted for the acquisition by GLDD Acquisitions Corp. as a purchase, in accordance with SFAS No. 141, "Business Combinations." This resulted in a new basis of accounting, effective December 31, 2003, at which point Great Lakes reflected its assets and liabilities at fair value. The excess of the purchase price paid over the net assets acquired was allocated primarily to property and equipment and other intangible assets, and deferred taxes related thereto, with the remaining excess recorded as goodwill. In 2005, Great Lakes performed its annual assessment for the impairment of goodwill and intangibles. As previously noted, a $5.7 million non-cash write down was recorded related to the goodwill and intangibles in the demolition business that had been established as a result of the 2003 purchase price allocation.

Market Outlook

        Through June 30, 2006, the 2006 domestic bid market generated $256 million of work awarded. However, this total does not include two sizable capital projects in Newark, New Jersey and Oakland, California, as mentioned previously totaling $139 million that are expected to be awarded this year. The annualized 2006 bid market, including these projects, would be in line with the prior two years' markets which generated over $700 million each year. The biggest hurdle to the near term market is the issue of continuing contracts. Congress has mandated that only projects that are fully funded can go forward. In the past a project could be bid if appropriations were identified for the current year only and the rest of the contract could be continued into the next year. The remaining funding would be taken out of the following years' appropriations. The restriction on the Corps' ability to utilize the continuing contracts mechanism has apparently resulted in the deferment of Corps' projects with the thought they can carry over this year's money and receive the full appropriation for their project in the next fiscal year. The Corp's opinion is that this change in policy will work its way through the system over the next two years and that during this time period appropriated money will go unspent, but will be carried forward to the next year.

        Great Lakes is currently tracking projects that are probable to come out on authorized Deep Port projects over the next six to twelve months. These projects include: another phase of the Port Jersey, New Jersey 50 foot' deepening project and two additional phases of the New York Harbor 50 foot' deepening project; deepening and land reclamation projects in Baltimore, Maryland; a port expansion project in Jacksonville Harbor, Florida; two deepening projects in Portland, Oregon; and several port expansion projects in the Tampa area. In the aggregate, these Deep Port projects could generate over $350 million of bidding opportunities to the market over that time period.

        Consistent with historical experience, funding continues to be an issue in the beach nourishment market. Although beach projects were numerous in 2005 due to hurricanes and the resulting supplemental appropriations, this year's federal funding is back to being uncertain. Fortunately, over the past few years more beach communities have developed funding sources to meet their beach nourishment needs and more local and privately funded beach work is being put out to bid. In 2006, Great Lakes has performed over $62.5 million of beach work for non-federally funded customers. Current schedules indicate potential beach projects from both federally and non-federally funded customers valued at approximately $100 million for bidding through the end of 2006.

        Dredging work related to the development of LNG terminals continues to expand, particularly along the Gulf Coast of Texas. Dredging work is near completion on Great Lakes' LNG terminal project in Freeport, Texas, and Great Lakes recently signed a new $60 million contract for another LNG terminal in Texas. Great Lakes is also still involved in several project solicitations with private customers for work valued at over $50 million that should provide work for 2007.

        With a view to the longer term, the current authorization bill under the Water Resources Development Act, or WRDA legislation did not pass before Congress recessed at the end of September, 2006. However, there is cautious optimism that it will pass when Congress returns to session in November. Positive provisions for the industry are incorporated in the current WRDA including authorization of various additional harbor deepening projects and the authorization for 12 priority projects under the Louisiana Coastal Restoration Plan. Passage of this bill will provide assurance of Congress' continuing commitment to capital dredging work in the future.

        The sizable foreign market has provided opportunities to offset the uncertainty in the domestic market. With the commencement of the new project in Bahrain in the fourth quarter of 2006, Great Lakes will be fully employing six vessels. Upon completion of the Durrat contract in the first quarter of next year, Great Lakes will have the capacity to take on more work for the two hydraulic dredges working in Durrat. Given the volume of work being generated in the Middle East region, there appears to be many potential opportunities for employing this equipment.

        In summary, the first half of 2006 has been solid from an operations standpoint. Margins at June 30, 2006 continue to show improvement despite the added expense related to self-insured claims reserves. In addition, the domestic bidding activity for the second quarter rebounded, and despite the Corps' funding issues, there is still work scheduled to come out for bid that should provide opportunities to increase backlog for the remainder of the year. However, although there is adequate backlog and contracts pending award at June 30, Great Lakes' third quarter operations will likely be impacted by significant mobilization for certain domestic and foreign projects, required dry-dockings on certain vessel and the deferral of a large beach project due to typical environmental window restrictions. In the fourth quarter, with the commencement of the Diyaar project and resumption of environmental window work Great Lakes' operations will pick up again.

Liquidity and Capital Resources

Historical

        Great Lakes' principal sources of liquidity are cash flow generated from operations and borrowings under its senior credit facility (see Note 12, "Long-term Debt" in the Notes to Great Lakes' Consolidated Financial Statements). Great Lakes' principal uses of cash are to meet debt service requirements, finance its capital expenditures, provide working capital and meet other general corporate purposes.

        Great Lakes' net cash flows from operating activities for the six months ended June 30, 2006 totaled $17.4 million, compared to a use of cash of $2.7 million for the six months ended June 30, 2005. The fluctuation between periods results primarily from the normal timing differences on the recognition and billing of revenues relative to the current level of activity, as well as an increase in operating results. Subsequent to June 30, 2006, payment was received for over $5 million from Great Lakes' Tampa project with the Corps that had remained outstanding for sometime.

        Great Lakes' net cash flows provided by operating activities for the years ended December 31, 2005 and 2004 and Great Lakes Dredge & Dock Corporation's net cash flows provided by operating activities for the year ended December 31, 2003 totaled $10.3 million, $17.5 million and $26.2 million, respectively. The fluctuation in Great Lakes' operating cash flows was primarily due to the normal timing differences on the recognition and billing of revenues, relative to the current level of activity. In 2005 and 2004, Great Lakes also received distributions from its equity joint ventures totaling $1.6 million and $1.9 million, respectively. In 2004, Great Lakes' cash flows from operations benefited from the receipt of income tax refunds.

        Great Lakes' net cash flows used in investing activities for the six months ended June 30, 2006 totaled $10.7 million, compared to $2.4 million for the six months ended June 30, 2005. The use of cash relates primarily to equipment acquisitions and capital improvements to existing equipment. Included in the year to date spending was $1.1 million for the overhaul of the hopper dredge Long Island. This dredge is being reconfigured as a material handling barge to assist with the new land reclamation project in Bahrain. In addition, $2.6 million was spent on significant enhancements to three other dredges. NASDI is also currently building a new office and garage facility and it spent $1.2 million on leasehold improvements in the quarter. Great Lakes' year-to-date capital spending included $2.6 million spent in the first quarter to purchase the dredge Victoria Island that had been operated under a long term operating lease arrangement. Great Lakes' 2005 cash flows used in investing activities included proceeds of $4.4 million for a rock barge constructed by Great Lakes and then sold and leased back under an operating lease in June of 2005.

        Great Lakes' net cash flows used in investing activities for the years ended December 31, 2005 and 2004 and Great Lakes Dredge & Dock Corporation's net cash flows used in investing activities for the year ended December 31, 2003 were $7.2 million, $11.4 million and $34.2 million, respectively. The use of cash relates primarily to equipment acquisitions, offset by proceeds on the sale of equipment. In 2005, Great Lakes incurred capital expenditures of $12.7 million. This was offset by proceeds of $5.5 million, of which $4.4 million was for a rock barge that was constructed in 2005 and then sold and leased back under an operating lease. No gain was recognized on this transaction. In 2004, Great Lakes incurred capital expenditures of $23.1 million. This was offset by proceeds of $10.3 million, which included $4.5 million for a rock barge that was constructed in 2004 and then sold and leased back under an operating lease, $4.7 million for capital improvements on Great Lakes' mechanical dredges that were reimbursed and financed by the lessor, and proceeds for other miscellaneous equipment disposals. In 2003, Great Lakes incurred capital expenditures of $37.7 million, which included $15.3 million used to purchase two dredging vessels and certain ancillary equipment that were previously under an operating lease, as well as $3.6 million spent on construction of a barge, which was funded through a like-kind exchange transaction in connection with the sale of two tugboats in 2003, for which Great Lakes received proceeds of $5.2 million. A gain of $2.2 million was recognized on this transaction. In 2003, Great Lakes also utilized $1.0 million to purchase 50% of a real estate interest related to its Amboy joint venture and received $1.2 million related to the sale of its investment in Riovia S.A., a joint venture formed to perform a dredging project in Argentina.

        Great Lakes' net cash flows used in financing activities for the six months ended June 30, 2006 totaled $6.7 million, and includes pay down of $3 million of bank term debt. This compares to $3.5 million of cash generated for the six months ended June 30, 2005 as a result of net borrowings under the revolver necessary to fund working capital needs during the 2005 period. Great Lakes had $44.3 million of borrowing availability at June 30, 2006.

        Great Lakes' net cash flows used in financing activities for the years ended December 31, 2005 and 2004 were $4.5 million and $6.8 million respectively, primarily related to scheduled payments under Great Lakes' senior Equipment Term Loan and voluntary prepayments made under Great Lakes' senior bank facility Term Loan B of $3.5 million and $2.5 million, respectively. In 2004, Great Lakes also incurred financing fees of $1.1 million to obtain an amendment to its Credit Agreement and Equipment Term Loan (collectively, the "Senior Credit Agreements"), as discussed below. For the year ended December 31, 2003, Great Lakes Dredge & Dock Corporation generated net cash flows from financing activities of $14.1 million, reflecting new borrowings of $23.4 million under the Equipment Term Loan, which was used to refinance borrowings incurred under the former revolving credit facility, including $15.0 million in borrowings that were used to purchase certain dredging equipment which had previously been under operating lease, as mentioned above, offset by payments under its former term senior debt.

        For the year ended December 31, 2003, Great Lakes Dredge & Dock Corporation's net cash flows reflected the impact of the sale of Great Lakes in December 2003. Great Lakes' net cash flow used in operations totaled $6.5 million for the payment of accrued interest on Great Lakes' former debt. Successor Basis net cash flows used in investing activities were $149.1 million, reflecting the consideration paid to Great Lakes' former equity holders and related expenses in connection with the sale. Great Lakes Dredge & Dock Corporation's net cash flows from financing activities totaled $150.8 million which represented payments to extinguish Great Lakes' former debt, offset by proceeds from the issuance of new equity and new senior subordinated notes and bank debt also in connection with the sale.

Prospective

        Great Lakes' Credit Agreement contains various restrictive covenants. The agreement prohibits Great Lakes from prepaying other indebtedness, including the senior subordinated notes, and it requires Great Lakes to satisfy certain financial condition tests and to maintain specified financial ratios, such as a maximum total leverage ratio, maximum senior leverage ratio, minimum interest coverage ratio and maximum capital expenditures. It also prohibits Great Lakes from declaring or paying any dividends and from making any payments with respect to the senior subordinated notes if it fails to perform its obligations under, or fails to meet the conditions of the Credit Agreement or if payment creates a default under the Credit Agreement. Great Lakes' bonding agreement and Equipment Term Loan contain similar restrictive covenants and financial conditions tests. Upon delivering our compliance reporting for the first quarter of this year, the financial covenant requirements under our Senior Credit Facility reverted back to the pre-2004 amendment levels.

        At June 30, 2006, Great Lakes was in compliance with all of the financial covenants under its senior credit agreements and bonding agreement. The following charts sets forth, as of June 30, 2006, the financial covenant requirements under Great Lakes' senior credit agreements and bonding agreements as compared to the actual ratios as of that date:

	Financial covenants	June 30, 2006
Total Leverage Ratio	maximum of 5.00 to 1.00	4.21
Senior Leverage Ratio	maximum of 2.00 to 1.00	1.24
Interest Coverage Ratio	minimum of 2.00 to 1.00	2.77
Current Ratio	minimum of 1.2 to 1.00	1.70
Net Worth ($000)	minimum $82,500	$86,329

        The required financial covenant levels under the senior credit agreements and the bonding agreement are restrictive but Great Lakes' management believes Great Lakes has positive relationships with its senior lenders and surety provider, should it be necessary to request an additional amendment or waiver to the financial covenants. On August 28, 2006, Great Lakes entered into an amendment of its Credit Agreement with its senior secured lenders, which increased Great Lakes' maximum total leverage ratio to 5.6 to 1.0 for the four consecutive fiscal quarters ending September 30, 2006, to give Great Lakes more flexibility to borrow under its revolver. Great Lakes entered into such amendment because the third quarter of 2006 was impacted by significant mobilization for domestic and foreign projects, required dry-dockings on certain vessels and the deferral of a large beach project due to typical environmental window restrictions. The amendment to the Credit Agreement also allowed Great Lakes to obtain a secured revolving line of credit from Wells Fargo HSBC Trade Bank pursuant to an International Letter of Credit Agreement. The additional line of credit capacity will be used for performance and advance payment guarantees on foreign contracts including the contract recently signed in Bahrain. In September 2006, Great Lakes entered into an amendment to its equipment loan to increase the maximum total leverage ratio to 5.6 to 1.0 for the four consecutive fiscal quarters ending September 30, 2006. Also, in September of 2006, Great Lakes obtained a waiver under its bonding agreement of compliance with the net worth requirement for the fiscal quarter ending September 30, 2006. However, if there is a future violation of any of the financial covenants and Great Lakes is not successful in obtaining an additional amendment or waiver, a default could occur under Great Lakes' senior credit agreements or bonding agreement, which could result in a material adverse impact on Great Lakes' financial condition.

        Great Lakes has continued to experience some timing issues on certain Corps receivables, but Great Lakes' management believes its anticipated cash flows from operations and current available credit under its revolving credit facility will be sufficient to fund Great Lakes' operations and its revised capital expenditures, and meet its current annual debt service requirements of approximately $22 million for the next 12 months.

        Beyond the next 12 months, Great Lakes' ability to fund its working capital needs, planned capital expenditures and scheduled debt payments, and to comply with all of the financial covenants under its senior credit agreements and bonding agreement, will depend on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond Great Lakes' control.

        In February 2004, Great Lakes entered into an interest rate swap arrangement to swap a notional amount of $50 million from a fixed rate of 7.75% to a floating LIBOR-based rate in order to manage the interest rate paid with respect to Great Lakes' senior subordinated notes. At December 31, 2005 and 2004, the fair value accounting for the swap resulted in $1.6 million and $0.7 million of an additional non-cash charge to interest expense, respectively. This represents the current fair value of the swap arrangement based on the anticipated future rates. Great Lakes made payments of approximately $0.2 million in 2005 on this swap arrangement and received payments of $0.5 in 2004. The swap is not accounted for as a hedge, so the fair value is recorded directly to interest expense, thereby introducing potential income volatility on a quarter-by-quarter basis. As of July 6, 2006, Great Lakes extended this interest rate swap arrangement through December 15, 2013 in order to continue to better manage the interest rate paid.

        Great Lakes has entered into operating lease agreements for certain dredging assets and office space, which require annual operating lease payments declining from $14 million to $8 million over the next five years. See Note 15, "Lease Commitments" in the Notes to Great Lakes' Consolidated Financial Statements. Additionally, Great Lakes expects to incur annual maintenance expenses of approximately $28 million. Amounts expended for operating leases and maintenance expenses are charged to operations on an annual basis. Planned capital expenditures, which primarily include support equipment and equipment upgrades, are expected to require spending of approximately $13 million to $18 million annually, to the extent permitted by Great Lakes' revised Senior Credit Agreements.

Contractual Obligations

        The following table summarizes Great Lakes' contractual cash obligations at December 31, 2005. Additional information related to these obligations can be found in Notes 12 and 15 to Great Lakes' Consolidated Financial Statements.

		Obligations coming due in year(s) ending:
	Total	2006	2007- 2009	2010- 2012	2013 and beyond
	(in millions)
Long-term bank debt(1)	$80.1	$4.3	$12.9	$62.9	$—
Equipment term debt(1)	28.7	3.4	9.3	7.9	8.0
Senior subordinated notes(2)	297.1	13.6	40.7	40.7	202.1
Operating lease commitments	114.1	14.2	37.7	24.2	38.0
Capital lease obligations	1.3	0.6	0.7	—	—

Total	$521.3	$36.1	$101.3	$135.7	$248.1

(1)
Includes cash interest calculated at weighted average borrowing rates at December 31, 2005, assuming required principal payments are made in accordance with the agreement terms.

(2)
Includes cash interest payments calculated at stated fixed rate of 7.75%.

Other Off-Balance Sheet and Contingent Obligations

        Great Lakes had outstanding letters of credit relating to foreign contract performance guarantees and insurance payment liabilities totaling $20.1 million at December 31, 2005. All were undrawn at year-end.

        Great Lakes has granted liens on certain of its operating equipment with net book values at December 31, 2005 of $80.3 million, as security for borrowings under its Credit Agreement. Great Lakes' Credit Agreement also contains provisions that require Great Lakes to maintain certain financial ratios and restrict its ability to pay dividends, incur indebtedness, create liens, and take certain other actions.

        Great Lakes finances certain key vessels used in its operations with off-balance sheet lease arrangements with unrelated lessors, requiring annual rentals of $14 million to $8 million over the next five years. These off-balance sheet leases contain default provisions, which are triggered by an acceleration of debt maturity under the terms of Great Lakes' Credit Agreement. Additionally, the leases typically contain provisions whereby Great Lakes indemnifies the lessors for the tax treatment attributable to such leases based on the tax rules in place at lease inception. The tax indemnifications do not have a contractual dollar limit. To date, no lessors have asserted any claims against Great Lakes under these tax indemnification provisions.

        Performance and bid bonds are customarily required for dredging and marine construction projects, as well as some demolition projects. Great Lakes obtains its performance and bid bonds through a bonding agreement with Travelers, which has been granted a security interest in a substantial portion of Great Lakes' operating equipment with a net book value of approximately $83.5 million at December 31, 2005. The bonding agreement also contains provisions that require Great Lakes to maintain certain financial ratios and restrict its ability to pay dividends, incur indebtedness, create liens, and take certain other actions. Bid bonds are generally obtained for a percentage of bid value and amounts outstanding typically range from $5 million to $10 million. At December 31, 2005, Great Lakes had outstanding performance bonds valued at approximately $330 million; however, the revenue value remaining in backlog related to these projects totaled approximately $155 million.

        Certain foreign projects performed by Great Lakes have warranty periods, typically spanning no more than three to five years beyond project completion, whereby Great Lakes retains responsibility to maintain the project site to certain specifications during the warranty period. Generally, any potential liability of Great Lakes is mitigated by insurance, shared responsibilities with consortium partners, and/or recourse to owner-provided specifications.

        Great Lakes considers it unlikely that it would have to perform under any of these aforementioned contingent obligations and performance has never been required in any of these circumstances in the past.

Quantitative and Qualitative Disclosures about Market Risk

        A portion of Great Lakes' current dredging operations are conducted outside of the U.S. In 2005 and 2004, 13% and 20%, respectively, of dredging contract revenues were attributable to overseas operations. It is Great Lakes' policy to hedge foreign currency exchange risk on contracts denominated in currencies other than the U.S. dollar, if available. Forward currency exchange contracts, typically with durations of less than one year, are used to minimize the impact of foreign currency fluctuations on operations. Great Lakes does not purchase forward exchange contracts for trading purposes and had no foreign currency forward contracts outstanding at December 31, 2005 or 2004.

        Great Lakes' obligations under its Senior Credit Agreements expose its earnings to changes in short-term interest rates since interest rates on this debt are variable. If the variable interest rates on Great Lakes' outstanding debt were to increase in 2006 by 10% from the rates at December 31, 2005, assuming scheduled principal payments are made, interest expense would increase by $0.6 million compared to $0.5 million for 2005, measured as of December 31, 2004.

        At December 31, 2005 and 2004, Great Lakes had long-term senior subordinated notes outstanding with a recorded book value of $175.0 million. The fair value of these notes, which bear interest at a fixed rate of 7.75%, was $157.5 million and $157.9 million at December 31, 2005 and 2004, respectively, based on quoted market prices. Assuming a 10% decrease in interest rates from the rates at December 31, 2005 and 2004, the fair value of this fixed rate debt would have increased to $167.1 million and $167.5 million, respectively.

        In February 2004, Great Lakes entered into an interest rate swap arrangement to swap a notional amount of $50.0 million from a fixed rate of 7.75% to a floating LIBOR-based rate in order to manage the interest rate paid with respect to Great Lakes' 7.75% senior subordinated notes. The fair value of the swap at December 31, 2005 and 2004 was $(1.6) million and $(0.7) million, respectively. Assuming a 10% increase in interest rates at December 31, 2005, the fair value of the swap would decline to $(2.3) million.

        A significant operating cost for Great Lakes is diesel fuel, which represents approximately 9.1% of Great Lakes' costs of contract revenues. Great Lakes uses fuel commodity forward contracts, typically with durations of less than two years, to reduce the impacts of changing fuel prices on operations. Great Lakes does not purchase fuel hedges for trading purposes. Based on Great Lakes' 2006 projected domestic fuel consumption, a ten cent increase in the average price per gallon of fuel would increase its fuel expense by approximately $0.8 million, after the effect of fuel commodity contracts in place as of December 31, 2005, compared to an estimated $0.9 million for 2005 measured as of December 31, 2004. If the fuel forward rates underlying the outstanding fuel contracts increased by 10%, the fair value of these contracts would increase by $0.7 million at December 31, 2005 and 2004, respectively. At December 31, 2005 and 2004, Great Lakes had outstanding arrangements to hedge the price of a portion of its fuel purchases related to domestic dredging work in backlog, representing approximately 24% and 76% of its anticipated domestic fuel requirements for 2006 and 2005, respectively.

New Accounting Pronouncements and Pending Accounting Standards

        In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 is an interpretation of FASB Statement No. 109, "Accounting for Income Taxes," and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 requires expanded disclosure with respect to the uncertainty in income taxes and is effective as of the beginning of our 2007 fiscal year. Great Lakes is currently evaluating the impact, if any, that FIN 48 will have on the financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Great Lakes is currently evaluating the impact of adopting SFAS 157 on the consolidated financial statements.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108). SAB 108 considers the effects of prior year misstatements when quantifying misstatements in current year financial statements. It is effective for financial statements issued after November 15, 2006. Great Lakes does not believe the adoption of SAB 108 will have a material impact on the consolidated financial statements.

Beneficial Ownership of Securities of Great Lakes

        Great Lakes was formed in connection with the acquisition of Great Lakes Dredge & Dock Corporation by MDCP and certain co-investors and members of Great Lakes' management in December 2003. The total amount of authorized capital stock of Great Lakes currently consists of 1,500,000 shares of common stock, 90,000 shares of Series A Preferred Stock and 10,000 shares of Series B Preferred Stock. As of December 31, 2005, Great Lakes had the following number of shares outstanding: 1,000,000 shares of common stock, 77,500 shares of Series A Preferred Stock and 9,500 shares of Series B Preferred Stock. As compared to the common stock, the shares of Series A Preferred Stock and Series B Preferred Stock have a preference on distributions, entitling them to the payment of any accrued preferred dividend (which accrues daily at a rate of 8% per year) plus all accumulated and unpaid dividends thereon (accumulated biannually). Additionally, each holder of Series A Preferred Stock or Series B Preferred Stock is entitled to the return of the original capital contribution made for the shares before distributions, other than tax distributions, may be made with regard to the common stock. The common stock is the only class of equity capital entitled to vote on matters submitted to a vote.

        The following table sets forth certain information with respect to the beneficial ownership of Great Lakes common stock as of December 31, 2005, by (1) each person that beneficially owns more than five percent of the outstanding shares of Great Lakes' common stock; (2) each of Great Lakes' directors and named executive officers; and (3) all of Great Lakes' directors and executive officers as a group. Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	Beneficially Owned
	Number of Shares of Common Stock	Percentage of Common Stock
Madison Dearborn Capital Partners IV, L.P.(1)	847,262	84.7%
Douglas B. Mackie(2)(3)	31,900	3.2%
Richard M. Lowry(2)	31,900	3.2%
Deborah A. Wensel(2)	17,000	1.7%
Bradley T.J. Hansen(2)	6,000	0.6%
David E. Simonelli(2)	5,400	0.5%
Samuel M. Mencoff(1)	—	—
Thomas S. Souleles(1)	—	—
Douglas C. Grissom(1)	—	—
All directors and executive officers as a group (15 persons)	121,900	12.2%

(1)
Includes: 843,045 shares directly owned by Madison Dearborn Capital Partners IV, L.P. ("MDCP") and 4,217 shares directly owned by Special Co-Invest Partners I ("Co-Invest"). Madison Dearborn Partners IV, L.P. ("MDP IV") is the general partner of MDCP. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares held by MDCP. William S. Kirsch, as the managing general partner of Co-Invest, has the power to vote or dispose of the shares held by Co-Invest. The address for each of MDP, MDP IV, Co-Invest, Mr. Kirsch and for each of the members of the limited partner committee of MDP IV is c/o Madison Dearborn Partners, LLC ("Madison Dearborn"), 70 W. Madison Street, Suite 3800, Chicago, Illinois 60602. Each of MDP, MDP IV, Co-Invest, the members of the limited partner committee of MDP IV and Mr. Kirsch disclaims beneficial ownership of the shares held directly by MDP and Co-Invest except to the extent of his or its respective pecuniary interest therein. Mr. Souleles is a Managing Director of Madison Dearborn and Mr. Grissom is a Director of Madison Dearborn. The address for Messrs. Souleles and Grissom is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 3800, Chicago, Illinois 60602.

(2)
The address for each of Messrs. Mackie, Lowry, Simonelli and Hansen and Ms. Wensel is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.

(3)
Includes 10,000 shares held by family trusts established for the benefit of the children of Mr. Mackie.

INFORMATION ABOUT ALDABRA ACQUISITION CORPORATION

Business of Aldabra

  General

        Aldabra is a blank check company formed on November 22, 2004 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Aldabra's efforts in identifying a prospective target business were not limited to a particular industry, although Aldabra focused its efforts on seeking a business combination with a portfolio company held by a private equity firm specializing in either leveraged buyouts or venture capital.

        Aldabra is not presently engaged in, and will not engage in, any substantive commercial business until the consummation of the business combination it has proposed with GLDD. Aldabra intends to utilize its cash, including the funds held in the trust fund, capital stock, debt or a combination of the foregoing in effecting a business combination.

  Offering Proceeds Held in Trust

        On February 24, 2005, Aldabra consummated its initial public offering of 8,000,000 units with each unit consisting of one share of common stock and two warrants, each to purchase one share of common stock at an exercise price of $5.00 per share. On February 25, 2005, Aldabra consummated the closing of an additional 1,200,000 units subject to the over-allotment option. The units were sold at an offering price of $6.00 per unit, generating total gross proceeds of $55,200,000. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds from the offering were approximately $50,835,000, of which approximately $49,336,000 was deposited into a trust fund and the remaining proceeds (approximately $1,499,000) were available to be used to provide for business, legal and accounting due diligence on prospective business combinations, general and administrative expenses and corporate income and franchise taxes. Through June 30, 2006, Aldabra used approximately $1,398,500 of the net proceeds that were not deposited into the trust fund to pay such expenses. The net proceeds deposited into the trust fund remain on deposit in the trust fund earning interest. As of October 1, 2006, the value of the trust fund amounted to approximately $52,020,834, and such funds were invested in Federated 825 NY Muni Cash Trust, earning approximately 3.48%.

        The trust account will not be released until the earlier of the consummation of the business combination with Great Lakes or the liquidation of Aldabra. If the Great Lakes merger is consummated, the trust account will be released to Aldabra, less amounts paid to stockholders of Aldabra who do not approve the Great Lakes merger and elect to convert their shares of common stock into their pro rata share of the trust account.

  Fair Market Value of Target Business

        The initial target business that Aldabra acquires must have a fair market value equal to at least 80% of Aldabra's net assets at the time of such acquisition. The fair market value of Great Lakes' business was determined by Aldabra's board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. While it was not required to do so, Aldabra obtained an opinion from BearingPoint Capital LLC, an unaffiliated and independent investment banking firm, with respect to the satisfaction of such criteria, as well as with respect to the overall fairness of the transaction to Aldabra's stockholders. See "The Merger—Fairness Opinion."

  Stockholder Approval of Business Combination

        Aldabra will proceed with the business combination only if a majority of all of its outstanding shares are voted in favor of such business combination and stockholders holding less than 20% of the shares of Aldabra common stock sold in the initial public offering exercise their conversion rights. In connection with the vote required for any business combination, Aldabra's initial officers, directors or stockholders (collectively, the "Founders") have agreed to vote their respective shares of common stock owned by them immediately prior to the initial public offering (the "Private Shares") in accordance with the vote of the majority of the shares of Aldabra common stock sold in such offering voting in person or by proxy at the special meeting of stockholders. This voting arrangement shall not apply to any shares included in units purchased by the Founders in Aldabra's initial public offering or purchased by them after such offering in the open market.

  Conversion Rights

        Each holder of shares of Aldabra common stock issued in its initial public offering has the right to have such shares converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per share conversion price will be equal to the amount in the trust fund, inclusive of any interest, as of two business days prior to the consummation of the business combination, divided by the total number of shares sold in Aldabra's initial public offering. As of July 1, 2006, the per-share conversion price would have been approximately $5.61. An eligible stockholder may request conversion at any time after the mailing to Aldabra's stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Aldabra will not complete any business combination if stockholders owning 20% or more of the shares of Aldabra sold in its initial public offering exercise their conversion rights. Holders of Aldabra common stock who convert their stock into their share of the trust fund still have the right to exercise any warrants they continue to hold that they purchased as part of the units.

  Liquidation if No Business Combination

        As provided in its charter, Aldabra would have to be dissolved and liquidated if by August 24, 2006 Aldabra does not consummate a business combination or enter into a letter of intent, agreement in principle or definitive agreement relating to one, in which case Aldabra would be allowed an additional six months to complete it. By entering into the merger agreement with Great Lakes, the period in which Aldabra could complete the Great Lakes merger was extended to February 24, 2007. If the Great Lakes merger is not consummated by February 24, 2007, the Board of Directors of Aldabra will meet to decide to call a meeting of Aldabra's stockholders and to recommend Aldabra's dissolution and liquidation, which will require the filing of appropriate documentation with the SEC. Once this documentation is final, an Aldabra stockholders' meeting would be held to decide to dissolve and liquidate Aldabra. The funds in the trust account would be distributed pro rata to the stockholders of Aldabra (other than holders of Private Shares, who have waived any right to any liquidating distribution with respect to the Private Shares) only after that vote to dissolve and liquidate. A considerable time after the negative vote on the Great Lakes merger could pass before Aldabra is dissolved and the amount in the trust account is distributed to its public stockholders. Following dissolution, Aldabra would no longer exist as a corporation.

        If Aldabra were to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the trust fund, the per share liquidation price as of July 1, 2006 would have been approximately $5.61. However, the proceeds deposited in the trust fund could become subject to the claims of Aldabra's creditors which could be prior to the claims of Aldabra's public stockholders. Nathan Leight, Aldabra's chairman of the board, and Jason Weiss, its chief executive officer, have agreed that, if Aldabra liquidates prior to the consummation of a business combination, they will indemnify Aldabra against certain claims by vendors for services rendered or products sold to Aldabra.

  Employees

        Aldabra has four executive officers, two of which are members of Aldabra's board of directors. These individuals are not obligated to contribute any specific number of hours to Aldabra's matters and intend to devote only as much time as they deem necessary to Aldabra's affairs. The amount of time they devote in any time period will vary based on the availability of suitable target businesses to investigate. Aldabra does not intend to have any full-time employees prior to the consummation of a business combination.

  Description of Properties

        Aldabra maintains its executive offices at 540 Madison Avenue, 17th Floor, New York, New York 10022 pursuant to an agreement with Terrapin Partners LLC, an affiliate of Nathan Leight, the chairman of the board, Jason Weiss, the chief executive officer, Lyla Oyakawa, the vice president of business development, and Robert Plotkin, the chief technology officer. Aldabra pays Terrapin Partners a monthly fee of $7,500 for administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room. Aldabra believes, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Terrapin Partners is at least as favorable as Aldabra could have obtained from an unaffiliated person. Aldabra considers the current office space adequate for its current operations.

  Periodic Reporting and Audited Financial Statements

        Aldabra has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Aldabra's annual reports will contain financial statements audited and reported on by Aldabra's independent accountants. Aldabra has filed a form 10-KSB with the Securities and Exchange Commission covering the fiscal year ended December 31, 2005 and a form 10-QSB covering the six-month period ended June 30, 2006.

  Legal Proceedings

        There are no legal proceedings pending against Aldabra.

Management's Discussion and Analysis

        The following discussion should be read in conjunction with Aldabra's Financial Statements and related Notes thereto included elsewhere in this proxy statement/prospectus.

        Aldabra was formed on November 22, 2004. For the period from November 22, 2004 (inception) through June 30, 2006, Aldabra had net income of approximately $299,500, derived from interest income less operating expenses. For such period, interest accrued on the trust fund was $1,802,500 and other interest income was $42,800. Operating expenses for such period were $1,174,100 and consisted primarily of $126,100 for director and officer liability and other insurance, $122,900 for a monthly administrative services fee, $716,600 for professional fees, and $208,500 for travel and other expenses.

        For the three months ended June 30, 2006, Aldabra had a net loss of approximately $191,000, derived from interest income less operating expenses, compared with net income for the three months ended June 30, 2005 of approximately $114,000, derived from interest income less operating expenses. For the six months ended June 30, 2006, Aldabra had a net loss of approximately $31,000, derived from interest income less operating expenses, compared with net income for the six months ended June 30, 2005 of approximately $154,600, derived from interest income less operating expenses.

        Aldabra consummated its initial public offering on February 24, 2005. On February 25, 2005, Aldabra consummated the closing of an additional 1,200,000 units that were subject to the underwriters' over-allotment option. Gross proceeds from Aldabra's initial public offering were $55,200,000. Aldabra paid a total of approximately $3,864,000 in underwriting discounts and commissions, and approximately $501,000 was paid for costs and expenses related to the offering.

        After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Aldabra from the offering were approximately $50,835,000, of which approximately $49,336,000 was deposited into the trust account (or $5.36 per share sold in the offering). The remaining proceeds are available to be used by Aldabra to provide for business, legal and accounting due diligence on prospective acquisitions and general and administrative expenses, and corporate income and franchise taxes. Through June 30, 2006, Aldabra has used $1,398,500 of the net proceeds that were not deposited into the trust fund to pay such expenses and taxes.

        Aldabra intends to use substantially all of the net proceeds of the offering to acquire GLDD. If the Great Lakes merger is approved, Aldabra common stock will be used as consideration to effect the business combination with GLDD. The proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business. Aldabra believes it will have sufficient available funds outside of the Trust Account or, if necessary, that Nathan Leight and Jason Weiss or their affiliates will advance Aldabra sufficient funds to operate through February 24, 2007, assuming that a business combination is not consummated during that time. In October 2006, Mr. Leight and Mr. Weiss each made an interest-free loan to Aldabra in the amount of $150,000. However, Aldabra may need to raise additional funds through a private offering of debt if such funds are required to consummate the business combination with GLDD or operate Aldabra until a liquidation can be accomplished in the event the merger is not completed.

        Anticipating closure of the Great Lakes merger within two months, Aldabra estimates costs of approximately $15,000 for the administrative fee payable to Terrapin Partners LLC ($7,500 per month for two months), $25,000 of expenses in legal and accounting fees relating to quarterly SEC reporting obligations and $2,130,000 for merger-related costs and general corporate working capital. To the extent that merger-related costs exceed amounts available outside the trust fund, trust fund assets will be used to fund the excess costs of the Great Lakes merger if the Great Lakes merger is completed and the trust fund assets are released to Aldabra.

        Commencing on February 17, 2005 and ending upon the acquisition of a target business, Aldabra began incurring a fee from Terrapin Partners LLC, an affiliate of Nathan Leight, Aldabra's chairman of the board, Jason Weiss, its chief executive officer, Lyla Oyakawa, its vice president of business development, and Robert Plotkin, its chief technology officer, of $7,500 per month for providing Aldabra with certain administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in New York City. In addition, on December 10, 2004, Nathan Leight and Jason Weiss advanced an aggregate of $70,000 to Aldabra for payment of Aldabra's initial public offering expenses. These loans were repaid from the proceeds of the offering.

  Off-Balance Sheet Arrangements

        Options and warrants issued in conjunction with Aldabra's initial public offering are equity linked derivatives and accordingly represent off-balance sheet arrangements. The options and warrants meet the scope exception in paragraph 11(a) of Financial Accounting Standard (FAS) 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity. See Footnote 2 to Aldabra's audited financial statements included in this proxy statement/prospectus for more information.

Beneficial Ownership

        Based solely upon information contained in public filings, the following table sets forth information regarding the beneficial ownership of Aldabra common stock as of November 3, 2006 by:

  •
  each person known by Aldabra to be the beneficial owner of more than 5% of Aldabra's outstanding shares of common stock;

  •
  each of Aldabra's officers and directors; and

  •
  all Aldabra's officers and directors as a group.

        Unless otherwise indicated, Aldabra believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Beneficially Owned
Name(1)	Number of Shares of Common		Percentage of Common Stock
Hound Partners, LLC, Hound Performance, LLC, and Jonathan Auerbach	5,146,150	(2)	33.31%
Nathan D. Leight	2,605,000	(3)	20.37%
Jason G. Weiss	2,498,750	(4)	19.56%
Sapling, LLC and Fir Tree Recovery Master Fund, L.P.	794,000	(5)	7.1%
Roger Feldman and Harvey Hanerfeld (through various West Creek Capital funds and accounts)	682,500	(6)	6.1%
Jonathan W. Berger (7)	20,400		Less than 1%
Peter R. Deutsch (8)	21,800		Less than 1%
Stewart K.P. Gross (9)	24,000		Less than 1%
Lyla H. Oyakawa	500	(10)	Less than 1%
Robert C. Plotkin	200	(10)	Less than 1%
All directors and executive officers as a group (7 individuals)	3,546,650	(11)	27.73%

(1)
Unless otherwise noted, the business address of each of the following is c/o Terrapin Partners LLC, 540 Madison Avenue, 17th Floor, New York, New York 10022.

(2)
Jonathan Auerbach is the managing member of Hound Performance, LLC ("Hound Performance") and Hound Partners, LLC ("Hound Partners LLC"), investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP ("Hound Partners LP") and Hound Partners Offshore Fund, LP ("Hound Offshore"). Hound Partners LP may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 2,560,165 shares of Aldabra common stock (including warrants to purchase shares of Aldabra common stock which are not currently exercisable). Hound Offshore may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 2,585,985 shares of Aldabra common stock (including warrants to purchase shares of Aldabra common stock which are not currently exercisable). Hound Performance and Hound Partners LLC, as the general partner and investment manager, respectively, to Hound Partners LP and Hound Offshore, together with Jonathan Auerbach, as managing member of Hound Performance and Hound Partners LLC, may be deemed to be the beneficial owners of, and each has the shared power to vote, dispose, or direct the voting or disposition of, 5,146,150 shares of Aldabra common stock, of which 4,245,408 shares may be acquired upon the exercise of Aldabra warrants which are not currently exercisable but which are expected to be exercisable within 60 days of the date of this proxy statement/prospectus. The principal business address of Hound Partners, LLC, Hound Performance, LLC, and Jonathan Auerbach is 101 Park Avenue, 48th Floor, New York, New York 10178.

(3)
Includes (i) 92,150 shares of common stock held by the Leight Family 1998 Irrevocable Trust, a trust established for the benefit of Mr. Leight's family (ii) 19,000 shares of common stock held by the Elizabeth B. Leight TTEE Nathan D. Leight Intangible TA UA DTD, dated December 16, 2003 (iii) 4,000 shares of common stock held by various family trusts, and (iv) 52,000 shares of common stock held by the Terrapin Partners Employee Partnership. Terrapin Partners LLC is the general partner of the Terrapin Partners Employee Partnership and Mr. Leight is the co-manager of Terrapin Partners LLC. The Terrapin Partners Employee Partnership intends to distribute its shares to its beneficiaries at a later date. To the extent such shares are not distributed to the current beneficiaries, they will distributed to other Terrapin Partners LLC employees. Also includes 1,572,000 shares of common stock issuable upon exercise of warrants held by Terrapin Partners LLC and 14,000 shares of common stock issuable upon exercise of warrants held by Elizabeth B. Leight TTEE Nathan D. Leight Intangible RA UA DTD. Such warrants are not currently exercisable but will become exercisable upon completion of the holding company merger.

(4)
Includes (i) 851,850 shares of common stock held by the JGW Grantor Retained Annuity Trust 2006 dated June 15, 2006, a trust established for the benefit of Mr. Weiss' family, (ii) 52,000 shares of common stock held by the Terrapin Partners Employee Partnership and (iii) 400 shares of common stock held by various family trusts and IRAs. Terrapin Partners LLC is the general partner of the Terrapin Partners Employee Partnership and Mr. Weiss is the co-manager of Terrapin Partners LLC. The Terrapin Partners Employee Partnership intends to distribute its shares to its beneficiaries at a later date. To the extent such shares are not distributed to the current beneficiaries, they will be distributed to other Terrapin Partners LLC employees. Also includes 1,572,000 shares of common stock issuable upon exercise of warrants held by Terrapin Partners LLC not currently exercisable but that will become exercisable upon completion of the holding company merger. Does not include 92,150 shares of common stock held by the JGW Trust dated August 18, 2000, a trust established for the benefit of Mr. Weiss' family. Mr. Weiss disclaims beneficial ownership of the shares held by the JGW Trust because they were irrevocably transferred to the trust and Mr. Weiss is not the trustee.

(5)
Sapling, LLC may direct the vote and disposition of 543,226 shares of Aldabra common stock. Fir Tree Recovery Master Fund, L.P. may direct the vote and disposition of 250,774 shares of Aldabra common stock. The business address of Sapling, LLC and Fir Tree Recovery Master Fund, L.P. is 535 Fifth Avenue, 31st Floor, New York, New York 10017.

(6)
Roger Feldman and Harvey Hanerfeld are the sole stockholders, directors and executive officers of West Creek Capital, Inc., a Delaware corporation that is the general partner of West Creek Capital, L.P., a Delaware limited partnership that is the investment adviser to (i) West Creek Partners Fund L.P., a Delaware limited partnership ("Partners Fund"), (ii) WC Select L.P., a Delaware limited partnership ("Select"), (iii) Cumberland Investment Partners, L.L.C., a Delaware limited liability company ("Cumberland"), and (iv) certain private accounts (the "Accounts"). As such, Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared power to direct the voting and disposition of the 202,000 shares of Common Stock owned by Partners Fund, the 200,000 shares of Common Stock owned by Select, the 185,500 shares of Common Stock owned by Cumberland, and the 95,000 shares of Common Stock held in the Accounts. The address of Roger Feldman and Harvey Hanerfeld is 1919 Pennsylvania Avenue, NW, Suite 725, Washington, DC 20006.

(7)
The business address of Mr. Berger is c/o Navigant Consulting, Inc., 100 Colony Square, Suite 1900, 1175 Peachtree Street, N.E., Atlanta, Georgia 30361.

(8)
The business address of Mr. Deutsch is P.O. Box 817689, Hollywood, Florida 33081.

(9)
The business address of Mr. Gross is c/o Lightyear Capital LLC, 375 Park Avenue, 11th Floor, New York, New York 10152.

(10)
Does not include any shares held by the Terrapin Partners Employee Partnership, of which such person is a current beneficiary.

(11)
Includes 1,572,000 shares of common stock issuable upon exercise of warrants held by Terrapin Partners LLC and 14,000 shares of common stock issuable upon exercise of warrants held by Elizabeth B. Leight TTEE Nathan D. Leight Intangible RA UA DTD. Such warrants are not currently exercisable but will become exercisable upon completion of the holding company merger.

        All 2,000,000 shares of our outstanding common stock owned by our stockholders prior to our initial public offering have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, pursuant to an escrow agreement described below in "Management—Certain Relationships and Transactions."

        Nathan Leight and Jason Weiss may be deemed to be Aldabra's "parents" and "promoters," as these terms are defined under the Federal securities laws.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AND STATEMENTS OF OPERATIONS

        The following unaudited pro forma condensed consolidated financial statements were derived by applying pro forma adjustments to GLDD Acquisitions Corp.'s consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed consolidated balance sheet presents the consolidated historical balance sheet of GLDD Acquisitions Corp. at June 30, 2006 giving effect to the Great Lakes merger as if it had occurred on June 30, 2006. The unaudited pro forma condensed consolidated statements of operations give effect to the Great Lakes merger as if it had occurred at the beginning of the earliest period presented (January 1, 2005).

        The unaudited pro forma condensed consolidated financial statements have been prepared assuming two different levels of stockholder approval by the Aldabra stockholders. The Great Lakes merger will not be approved if the holders of 20% or more of the Aldabra common stock vote against the Great Lakes merger and elect to exercise their conversion rights. The pro formas have therefore been prepared based on the following two alternative assumptions:

  •
  Assuming Maximum Approval: This presentation assumes that none of the Aldabra stockholders exercise their conversion rights; and

  •
  Assuming Minimal Approval: This presentation assumes that 19.99% of Aldabra stockholders exercise their conversion rights.

        The unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 and statements of operations for the periods presented are for informational purposes only and should be read in conjunction with the historical financial statements of Great Lakes and Aldabra and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operation that may have actually occurred had the Great Lakes merger taken place on the dates noted, or the future financial position or operating results of the combined company.

        The unaudited pro forma condensed consolidated financial statements were prepared treating the Great Lakes merger as a recapitalization of Great Lakes. Because Aldabra is not an operating company, the Great Lakes merger is treated as the issuance of shares of Great Lakes for the net tangible assets of Aldabra (consisting principally of cash) and no goodwill will be recorded in connection with the Great Lakes merger. Because Aldabra is not an operating company and the Great Lakes merger is not treated as a business combination, Aldabra's financial statements are not separately presented in these pro forma statements. Aldabra's financial statements are included elsewhere in this proxy statement/prospectus and should be read in conjunction with these pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Assuming Maximum Approval

	As of June 30, 2006
	Great Lakes	Adjustments		Pro Forma
	(dollars in thousands)
ASSETS
Current assets:
Cash and equivalents	$572	$49,679	(a)
		(49,500	)(b)
		(750	)(c)	$1
Accounts receivable, net	80,780			80,780
Contract revenues in excess of billings	14,196			14,196
Inventories	16,137			16,137
Prepaid expenses and other current assets	18,605	(250	)(d1)	18,355

Total current assets	130,290	(821)		129,469
Property and equipment, net	241,700			241,700
Goodwill	98,747			98,747
Inventories	11,206			11,206
Investment in joint venture	8,538			8,538
Other assets	12,519	(875	)(d1)	11,644

Total assets	$503,000	$(1,696)		$501,304

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$43,964			$43,964
Accrued expenses and other	39,279	(444	)(d1)	38,835
Current maturities of long-term debt	1,950	—		1,950

Total current liabilities	85,193	(444)		84,749
Long-term debt	242,875	(49,500	)(b)	193,375
Deferred income taxes	86,951			86,951
Other	5,395	—		5,395

Total liabilities	420,414	(49,944)		370,470
Redeemable Preferred Stock	105,988	(105,988	)(e)
Minority interests	1,975			1,975
Stockholders' equity (deficit)	(25,377)	154,236	(f)	128,859

Total liabilities and stockholders' equity (deficit)	$503,000	$(1,696)		$501,304

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Assuming Maximum Approval

	Year Ended December 31, 2005
	Great Lakes	Adjustments		Pro Forma
	(dollars in thousands)
Contract revenues	$423,399	$—		$423,399
Costs of contract revenues	372,046	—		372,046

Gross profit	51,353	—		51,353
General and administrative expenses	38,691	—	(g)	38,691

Operating income	12,662	—		12,662
Interest expense, net	(23,055)	4,033	(h1)	(19,022)
Equity in earnings of joint venture	2,328	—		2,328
Minority interests	(251)	—		(251)

Income (loss) before income taxes	(8,316)	4,033		(4,283)
Income tax benefit (expense)	1,364	(1,590	)(i)	(226)

Net income (loss)	$(6,952)	$2,443		$(4,509)

Redeemable Preferred Stock Dividends	(7,693)	7,693		—
Net Income (Loss) available to common stock holders	$(14,645)	$10,136		$(4,509)
BASIC AND DILUTED
Earnings per share	$(14.64)			$(0.12)
Basic and diluted weighted average shares(i)	1,000			38,208

	Six Months Ended June 30, 2005
	Great Lakes	Adjustments		Pro Forma
	(dollars in thousands)
Contract revenues	$193,294	$—		$193,294
Costs of contract revenues	174,821			174,821

Gross profit	18,473	—		18,473
General and administrative expenses	15,947	—		15,947

Operating income	2,526	—		2,526
Interest expense, net	(10,866)	1,732	(h1)	(9,134)
Equity in earnings of joint venture	762	—		762
Minority interests	(220)	—		(220)

Income before income taxes	(7,798)	1,732		(6,066)
Income tax benefit (expense)	2,621	(683	)(i)	1,938

Net income (loss)	$(5,177)	$1,049		$(4,128)

Redeemable Preferred Stock Dividends	(3,740)	3,740		—
Net Income (Loss) available to common stock holders	$(8,917)	$4,789		$(4,128)
BASIC AND DILUTED
Earnings per share	$(8.92)			$(0.11)
Basic and diluted weighted average shares(i)	1,000			36,977

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Assuming Maximum Approval

	Six Months Ended June 30, 2006
	Great Lakes	Adjustments		Pro Forma
	(dollars in thousands)
Contract revenues	$222,487	$—		$222,487
Costs of contract revenues	193,317			193,317

Gross profit	29,170	—		29,170
General and administrative expenses	15,039	—	(g)	15,039

Operating income	14,131	—		14,131
Interest expense, net	(12,216)	2,177	(h1)	(10,039)
Equity in earnings of joint venture	582	—		582
Minority interests	(125)	—		(125)

Income before income taxes	2,372	2,177		4,549
Income tax benefit (expense)	(928)	(859	)(i)	(1,787)

Net income	$1,444	$1,318		$2,762

Redeemable Preferred Stock Dividends	(4,039)	4,039		—
Net Income (Loss) available to common stock holders	$(2,595)	$5,357		$2,762
BASIC
Earnings per share	(2.60)			$0.07
Basic weighted average shares(i)	999			39,419
DILUTED
Earnings per share	(2.60)			$0.07
Diluted weighted average shares(i)	999			40,591

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Assuming Minimum Approval

	As of June 30, 2006
	Great Lakes	Adjustments		Pro Forma
	(dollars in thousands)
ASSETS
Current assets:
Cash and equivalents	$572	$39,366	(a)
		(39,500	)(b)
		(750	)(c)	$(312)
Accounts receivable, net	80,780			80,780
Contract revenues in excess of billings	14,196			14,196
Inventories	16,137			16,137
Prepaid expenses and other current assets	18,605	(200	)(d2)	18,405

Total current assets	130,290	(1,084)		129,206
Property and equipment, net	241,700			241,700
Goodwill	98,747			98,747
Inventories	11,206			11,206
Investment in joint venture	8,538			8,538
Other assets	12,519	(700	)(d2)	11,819

Total assets	$503,000	$(1,784)		$501,216

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$43,964			$43,964
Accrued expenses and other	39,279	(355	)(d2)	38,924
Current maturities of long-term debt	1,950	—		1,950

Total current liabilities	85,193	(355)		84,838
Long-term debt	242,875	(39,500	)(b)	203,375
Deferred income taxes	86,951			86,951
Other	5,395	—		5,395

Total liabilities	420,414	(39,855)		380,559
Redeemable Preferred Stock	105,988	(105,988	)(e)	—
Minority interests	1,975			1,975
Stockholders' equity (deficit)	(25,377)	144,059	(f)	118,682

Total liabilities and stockholders' equity (deficit)	$503,000	$(1,784)		$501,206

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Assuming Minimum Approval

	Year Ended December 31, 2005
	Great Lakes	Adjustments		Pro Forma
	(dollars in thousands)
Contract revenues	$423,399	$—		$423,399
Costs of contract revenues	372,046			372,046

Gross profit	51,353	—		51,353
General and administrative expenses	38,691	—	(g)	38,691

Operating income	12,662	—		12,662
Interest expense, net	(23,055)	3,219	(h2)	(19,836)
Equity in earnings of joint venture	2,328	—		2,328
Minority interests	(251)	—		(251)

Income (loss) before income taxes	(8,316)	3,219		(5,097)
Income tax benefit (expense)	1,364	(1,269	)(i)	95

Net income (loss)	$(6,952)	$1,950		$(5,002)

Redeemable Preferred Stock Dividends	(7,693)	7,693		—
Net Income (loss) available to common stock holders	$(14,645)	$9,643		$(5,002)
BASIC AND DILUTED
Earnings per share	$(14.64)			$(0.14)
Basic and diluted weighted average shares(i)	1,000			36,369
	Six Months Ended June 30, 2005
	Great Lakes	Adjustments		Pro Forma
	(dollars in thousands)
Contract revenues	$193,294	$—		$193,294
Costs of contract revenues	174,821			174,821

Gross profit	18,473	—		18,473
General and administrative expenses	15,947	—		15,947

Operating income	2,526	—		2,526
Interest expense, net	(10,866)	1,383	(h2)	(9,483)
Equity in earnings of joint venture	762	—		762
Minority interests	(220)	—		(220)

Income (loss) before income taxes	(7,798)	1,383		(6,415)
Income tax benefit (expense)	2,621	(545	)(i)	2,076

Net income (loss)	$(5,177)	$838		$(4,339)

Redeemable Preferred Stock Dividends	(3,740)	3,740		—
Net Income (loss) available to common stock holders	$(8,917)	$4,578		$(4,339)
BASIC AND DILUTED
Earnings per share	(8.92)			$(0.12)
Basic and diluted weighted average shares(i)	1,000			35,138

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Assuming Minimum Approval

	Six Months Ended June 30, 2006
	Great Lakes	Adjustments		Pro Forma
	(dollars in thousands)
Contract revenues	$222,487	$—		$222,487
Costs of contract revenues	193,317			193,317

Gross profit	29,170	—		29,170
General and administrative expenses	15,039	—	(g)	15,039

Operating income	14,131	—		14,131
Interest expense, net	(12,216)	1,738	(h2)	(10,478)
Equity in earnings of joint venture	582	—		582
Minority interests	(125)	—		(125)

Income before income taxes	2,372	1,738		4,110
Income tax benefit (expense)	(928)	(685	)(i)	(1,613)

Net income	$1,444	$1,053		$2,497

Redeemable Preferred Stock Dividends	(4,039)	4,039		—
Net Income (loss) available to common stock holders	$(2,595)	$5,092		$2,497
BASIC
Earnings per share	$(2.60)			$0.07
Basic weighted average shares(i)	999			37,580
DILUTED
Earnings per share	$(2.60)			$0.06
Diluted weighted average shares(i)	999			38,752

Notes to Unaudited Pro Forma Condensed Consolidated

Balance Sheet and Statements of Operations

(dollars in thousands)

Significant Assumptions and Adjustments

(a)
Reflects the following adjustments to Aldabra cash:

	Maximum Approval	Minimum Approval
Aldabra cash at June 30, 2006	$51,689	$51,689
Less: cash paid upon conversion of common stock*	—	(9,862)
Less: deferred interest on the above		(451)
Aldabra liabilities as of June 30, 2006	(383)	(383)
Less: Aldabra transaction costs	(1,627)	(1,627)

	$49,679	$39,366

*
19.99% of net proceeds from Aldabra's initial public offering deposited into the trust account, which amounted to approximately $49,336.

(b)
Reflects pay down of existing term debt under Great Lakes' senior credit facility.

(c)
Reflects payment of Great Lakes' transaction costs.

(d1)
To record the write-off of deferred financing costs of $1,125 ($681 net of tax) associated with the debt repaid upon completion of the mergers assuming maximum approval.

(d2)
To record the write-off of deferred financing costs of $900 ($545 net of tax) associated with the debt repaid upon completion of the mergers assuming minimum approval.

(e)
In connection with the Great Lakes merger, all of the Great Lakes' outstanding redeemable preferred stock and common stock will be converted into common stock of Aldabra.

(f)
The following will be recorded to Stockholders' Equity as a result of the Great Lakes merger:

	Maximum Approval	Minimum Approval
Cash to Great Lakes from Aldabra(a)	$49,679	$39,366
Conversion of Great Lakes redeemable preferred stock(e)	105,988	105,988
Great Lakes transactions fees(c)	(750)	(750)
Write-off of deferred financing costs related to debt repaid(d1), (d2)	(1,125)	(900)
Tax benefit related to writing off deferred financing costs related to debt repaid(d1), (d2)	444	355

Pro forma equity at June 30, 2006	$154,236	$144,059

(g)
The historical expenses incurred by Aldabra consist principally of professional fees relating to the search for an acquisition and to Aldabra's SEC reporting requirements, franchise and capital based taxes, directors' and officers' insurance expenses, travel expenses principally related to the search for an acquisition, and administrative fees that are expected to be discontinued upon the finalization of the transaction with Great Lakes. It is not anticipated that these expenses will carryover to Great Lakes because (i) Great Lakes is already an SEC reporting company (ii) Aldabra will be merged into Great Lakes such that no additional franchise taxes will be payable; and (iii) Great Lakes has existing D&O insurance covering its officers and directors, who will continue to manage the Company. Because Aldabra is not an operating company, its administrative expenses and search costs related to finding an acquisition candidate will not be incurred in the future. Therefore, pro forma effect has not been given to Aldabra's historical expenses. Any incremental expenses that will be incurred by Great Lakes are not estimable at this time, but are not expected to be significant.

(h1)
Assuming maximum approval by Aldabra stockholders, reflects the reduction in interest expense from the repayment of $49,500 of term debt under Great Lakes' senior credit facility.

	Year Ended December 31, 2005	Six Months Ended June 30, 2005	Six Months Ended June 30, 2006
Elimination of interest expense related to debt repaid	$(3,783)	$(1,607)	$(2,052)
Reduction in amortization of deferred financing costs	(250)	(125)	(125)

	$(4,033)	$(1,732)	$(2,177)

(h2)
Assuming minimum approval by Aldabra Stockholders reflects the reduction in interest expense from the repayment of $39,500 of term debt under Great Lakes' senior credit facility.

	Year Ended December 31, 2005	Six Months Ended June 30, 2005	Six Months Ended June 30, 2006
Elimination of interest expense related to debt repaid*	$(3,019)	$(1,283)	$(1,638)
Reduction in amortization of deferred financing costs	(200)	(100)	(100)

	$(3,219)	$(1,383)	$(1,738)

*
Average interest rate on the Senior Term Bank Debt was 7.9%, 6.8% and 8.3% at December 31, 2005, June 30, 2005 and June 30, 2006, respectively.

(i)
To reflect the tax effect of the pro forma interest adjustment, using a combined federal, state and foreign statutory tax rate of 39.4%.

(j)
At the closing of the Great Lakes merger, Aldabra will issue common stock, par value of $0.0001 per share, to the stockholders of GLDD Acquisitions Corp. and GLDD will recapitalize its common share capital and preferred share capital. At closing, the value is assumed to be $160,000,000, which is subject to adjustments for actual net working capital and debt at closing. The number of shares issued will be based upon the average closing price of Aldabra common stock for the ten trading days ending on the third trading day prior to the consummation of the Great Lakes merger. The number of Aldabra shares issuable in connection with the transaction will be the greater of $160,000,000 divided by the average trading price and 27,273,000 shares (in each case subject to net working capital and net indebtedness adjustments), but in no event to exceed 40,000,000 shares. The pro forma number of shares were calculated using the September 25, 2006 closing price and assuming no post-closing net working capital or net indebtedness adjustments. Aldabra's weighted average number of shares outstanding is based upon its SEC filings for the corresponding period.

Deemed value of Great Lakes	$160,000,000
Closing price of Aldabra common stock on September 25, 2006	÷ 5.67

	28,218,695	shares

	Year Ended December 31, 2005
	Maximum Approval	Minimum Approval*
	100%	80.01%
Aldabra common stock issued to Great Lakes stockholders.	28,219	28,219
Aldabra weighted average number of shares outstanding	9,989	8,150

Total weighted average number of shares	38,208	36,369

	Six Months Ended June 30, 2005
	Maximum Approval	Minimum Approval*
	100%	80.01%
Aldabra common stock issued to Great Lakes stockholders	28,219	28,219
Aldabra weighted average number of shares outstanding	8,758	6,919

Total weighted average number of shares	36,977	35,138

	Six Months Ended June 30, 2006
	Maximum Approval	Minimum Approval*
	100%	80.01%
Aldabra common stock issued to Great Lakes stockholders	28,219	28,219
Aldabra weighted average number of shares outstanding	11,200	9,361

Total weighted average number of shares	39,419	37,580

Dilutive effect of warrants upon exercise	1,172	1,172

Diluted weighted average number of shares	40,591	38,752

*
Minimum shares calculated by taking Aldabra weighted average shares, and subtracting 1,839 conversion shares (19.99% of 9,200 IPO shares).

MANAGEMENT

Directors and Executive Officers Following the Mergers

Directors of Aldabra

        As a condition to the completion of the Great Lakes merger, the following persons must be elected by Aldabra's stockholders to serve as directors of Aldabra: Thomas S. Souleles, Douglas S. Grissom, Douglas B. Mackie, Nathan D. Leight, Jason G. Weiss, Jonathan W. Berger, Peter R. Deutsch and Bruce J. Biemeck (see "Directors and Executive Officers Following the Mergers—Directors and Executive Officers of Great Lakes Holdings" for information regarding these persons).

        Under Aldabra's certificate of incorporation, Aldabra's board of directors is divided into three classes, designated Class A, Class B and Class C. The members of the three classes that are proposed to be elected in this proxy statement/prospectus will have initial terms beginning upon completion of the Great Lakes merger and terminating, in the case of Class A directors, on the date of the 2007 annual meeting, in the case of Class B directors, on the date of the 2008 annual meeting and, in the case of Class C directors, on the date of the 2009 annual meeting. At each annual meeting of stockholders of Aldabra, the successors to the class of directors whose terms expire at the meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified.

        Effective upon completion of the Great Lakes merger, the current directors of Aldabra will resign and the new directors elected will be allocated to the three different classes as follows:

  •
  the Class A directors will be Douglas S. Grissom and Jonathan W. Berger;

  •
  the Class B directors will be Nathan D. Leight, Douglas B. Mackie and Peter R. Deutsch; and

  •
  the Class C directors will be Thomas S. Souleles, Jason G. Weiss and Bruce J. Biemeck.

Directors and Executive Officers of Great Lakes Holdings

        Set forth below are the names, ages and positions of the persons who will serve as the directors and executive officers of Great Lakes Holdings following the holding company merger:

Name	Age	Position
Douglas B. Mackie	54	President, Chief Executive Officer and Director
Richard M. Lowry	51	Executive Vice President and Chief Operating Officer
Deborah A. Wensel	45	Senior Vice President and Chief Financial Officer
William F. Pagendarm	57	Vice President—Division Manager
Steven F. O'Hara	51	Vice President—Division Manager
Bradley T.J. Hansen	53	Vice President—Division Manager
J. Christopher Gillespie	46	Vice President—International Operations
Kyle D. Johnson	45	Vice President—International Projects & Production Engineering
David E. Simonelli	49	Vice President—Manager of Technical Operations
John F. Karas	45	Vice President—Chief Estimator
Steven W. Becker	45	Plant Equipment Manager and Chief Mechanical Engineer
Donald J. Luce	43	Controller and Assistant Secretary
Thomas S. Souleles	38	Non-executive Director
Douglas S. Grissom	38	Non-executive Director
Nathan D. Leight	47	Non-executive Director
Jason G. Weiss	37	Non-executive Director
Jonathan W. Berger	47	Non-executive Director
Peter R. Deutsch	49	Non-executive Director
Bruce J. Biemeck	57	Non-executive Director

Douglas B. Mackie, President and Chief Executive Officer

        Mr. Mackie will serve as the President, Chief Executive Officer and a director of Great Lakes Holdings following the mergers. He has been President, Chief Executive Officer and a director of Great Lakes since 1995. He joined Great Lakes in 1978 as Corporate Counsel. In 1987 he was named Senior Vice President. Mr. Mackie earned an MBA from the University of Chicago and a J.D. from Northern Illinois University. He is a former President of the Dredging Contractors of America.

Richard M. Lowry, Executive Vice President and Chief Operating Officer

        Mr. Lowry will serve as the Executive Vice President and Chief Operating Officer of Great Lakes Holdings following the mergers. He has been the Executive Vice President and Chief Operating Officer of Great Lakes since 1995. He joined Great Lakes in 1978 as a Project Engineer and has since held positions of increasing responsibility in the engineering and operations areas of Great Lakes. In 1990 he was named Senior Vice President and Chief Engineer. He is a member of the Society of American Military Engineers. Mr. Lowry received a Bachelors Degree (Honors) in Civil Engineering from Brighton Polytechnic in England.

Deborah A. Wensel, Senior Vice President and Chief Financial Officer

        Ms. Wensel will serve as the Chief Financial Officer and Treasurer of Great Lakes Holdings following the mergers. She has been the Chief Financial Officer and Treasurer of Great Lakes since April 1999 and was named Senior Vice President in 2002. Ms. Wensel joined Great Lakes in 1987 as Accounting and Financial Reporting Supervisor. In 1989, she was named Controller and Chief Accounting Officer. She is the current Treasurer of the Dredging Contractors of America. Ms. Wensel is a Certified Public Accountant and also has a MBA from the University of Chicago.

William F. Pagendarm, Vice President & Division Manager—Hopper

        Mr. Pagendarm has been a Vice President and Division Manager of Great Lakes since 1985. He joined Great Lakes in 1979 as Project Superintendent. Mr. Pagendarm is a former President and Chairman of the Western Dredging Association. He is also a former President of the World Dredging Association. Mr. Pagendarm holds a Bachelors degree in Civil Engineering from the University of Notre Dame and a MDB from the University of Chicago.

Steven F. O'Hara, Vice President & Division Manager—Clamshell

        Mr. O'Hara has been a Vice President and Division Manager of Great Lakes since 1988. He joined Great Lakes in 1978 as Cost Accountant. He is a member of the Society of American Military Engineers. Mr. O'Hara received a BS from the University of Illinois.

Bradley T. J. Hansen, Vice President & Division Manager—Hydraulic

        Mr. Hansen has been a Vice President and Division Manager of Great Lakes since 1994. He joined Great Lakes in 1977 as an Area Engineer. He was named Vice President & General Superintendent of Great Lakes in 1991. Mr. Hansen earned a BS in Civil Engineering from Louisiana State University. He is a member of the American Society of Civil Engineers.

J. Christopher Gillespie, Vice President—Special Projects Manager

        Mr. Gillespie was named Vice President and Special Projects Manager in 1997. He joined Great Lakes in 1987 as a Project Engineer and previously served as a Commissioned Officer in the U.S. Army Corps of Engineers. Mr. Gillespie earned a BS in Civil Engineering from the U.S. Military Academy at West Point and a graduate degree in Environmental Engineering from the University of Tulane. He is a member of the Society of American Military Engineers.

Kyle D. Johnson, Vice President—Production Engineering/Special Projects

        Mr. Johnson has been Vice President and Production Engineering/Special Projects Manager since 1997. Prior to joining Great Lakes in 1983, he was a Project Manager with Healy Tibbits Builders. Mr. Johnson earned a BSE in Ocean Engineering from Purdue University and a graduate degree in Construction Engineering & Management from Stanford University. He is a member of the American Society of Civil Engineers.

David E. Simonelli, Vice President—Special Projects Manager

        Mr. Simonelli was named Vice President and Special Projects Manager in 1996. He joined Great Lakes in 1978 as a Project Engineer and has since managed many of Great Lakes' large domestic and international projects. Mr. Simonelli earned a BS in Civil and Environmental Engineering from the University of Rhode Island. He is a member of the Hydrographic Society and the American Society of Civil Engineers.

John F. Karas, Vice President—Chief Estimator

        Mr. Karas has been Vice President and Chief Estimator since 1992. He joined Great Lakes in 1983 as Project Engineer in the Hopper Division. Mr. Karas earned a Bachelors degree in Finance from the University of Notre Dame. He is a member of the Western Dredging Association.

Steven W. Becker, Plant Equipment Manager and Chief Mechanical Engineer

        Mr. Becker has managed the Equipment Maintenance and Mechanical Engineering Departments since 1995. He joined Great Lakes in 1984 as a Field Engineer and holds a Bachelors degree in Mechanical Engineering from the University of Illinois.

Donald J. Luce, Controller and Assistant Secretary

        Mr. Luce has been Controller and Assistant Secretary with Great Lakes since 1999. He joined Great Lakes in 1984 as an Assistant Administrative Engineer and was named Cost Accounting Manager in 1990. Mr. Luce is a Certified Public Accountant and has a MBA from Dominican University and a Masters of Liberal Arts degree from the University of Chicago.

Thomas S. Souleles, Director

        Mr. Souleles will serve as a director of Great Lakes Holdings following the mergers. He became a director of Great Lakes upon completion of the acquisition by MDCP in December 2003. Mr. Souleles received an A.B. from Princeton University; a J.D. from Harvard Law School; and an M.B.A. from the Harvard Graduate School of Business Administration. Prior to joining MDCP in 1995, Mr. Souleles was with Wasserstein Perella & Co., Inc. Mr. Souleles currently serves as a Managing Director at MDCP and concentrates on investments in the basic industries sector. He currently serves on the Board of Directors of Astoria Generating Holdings LLC; Forest Products Holdings, LLC (d.b.a. Boise Cascade); Great Lakes Dredge & Dock Corporation; Magellan GP, LLC; Magellan Midstream Holdings GP, LLC; Packaging Corporation of America and Smurfit Kappa Group Limited; and the Board of Trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter.

Douglas C. Grissom, Director

        Mr. Grissom will serve as a director of Great Lakes Holdings following the mergers. He became a director of Great Lakes upon completion of the acquisition by MDCP in December 2003. Mr. Grissom received an A.B. from Amherst College; and an M.B.A. from the Harvard Graduate School of Business Administration. Prior to joining MDCP in 1999, Mr. Grissom was with Bain Capital, Inc. in private equity, McKinsey & Company, Inc., and Goldman, Sachs & Co. Mr. Grissom is currently a Director at MDCP and concentrates on investments in the communications sector. He currently serves on the Board of Directors of Cbeyond Communications, Inc., Great Lakes Dredge & Dock Corporation, Intelsat Holdings Ltd., and the Children's Inner City Educational Fund.

Nathan D. Leight

        Mr. Leight will serve as a director of Great Lakes Holdings following the mergers. He has been Aldabra's chairman of the board since its inception. Mr. Leight is the co-founder and a managing member of Terrapin Partners LLC (including its affiliates), a co-founder and a managing member and the chief investment officer of Terrapin Asset Management, LLC (including its affiliates), and a co-founder and a managing member and the chief investment officer of TWF Management Company, LLC (including its affiliates). Terrapin Partners, established in August 1998, is a private investment management firm focusing on private equity investing. Terrapin Asset Management, established in March 2002, focuses on the management of multi-manager hedge fund portfolios and as of November 1, 2006, managed, or provided sub-advisory services for, approximately $300 million of assets. TWF Management Company, established in December 2004, focuses on the management of a water industry-focused hedge fund, and as of November 1, 2006 managed approximately $60 million. From September 1998 to March 1999, Mr. Leight served as the interim chief executive officer of e-STEEL LLC, an industry-specific business-to-business software enterprise, and from January 2000 to May 2002, he served as interim chief executive officer of VastVideo, Inc., a provider of special interest video content and related technology to web sites and interactive television operators. Both e-STEEL and VastVideo were Terrapin portfolio companies. From February 1995 to August 1998, Mr. Leight was employed by Gabriel Capital LP, a hedge fund with assets exceeding $1 billion specializing in investing in bankruptcies, under-valued securities, emerging markets, and merger arbitrage, and from February 1995 to August 1997 he served as its chief investment officer. From December 1991 to February 1995, Mr. Leight served as a managing director of Dillon Read & Co., a private investment firm, where he oversaw the firm's proprietary trading department which invested primarily in risk arbitrage and bankruptcy/distressed companies. Mr. Leight received a B.A. from Harvard College (cum laude). Mr. Leight is the cousin of Jonathan W. Berger.

Jason G. Weiss

        Mr. Weiss will serve as a director of Great Lakes Holdings following the mergers. He has been Aldabra's chief executive officer, secretary and a member of Aldabra's board of directors since Aldabra's inception. Mr. Weiss is the co-founder and a managing member of Terrapin Partners (including its affiliates), a co-founder and a managing member of Terrapin Asset Management (including its affiliates), and a co-founder and a managing member of TWF Management Company. From March 1999 to December 1999, Mr. Weiss served as the chief executive officer of PaperExchange.com, Inc., an industry-specific business-to-business software enterprise and a Terrapin portfolio company, and from December 1999 to March 2000 he served as executive vice president of strategy. He also served as a managing member of e-STEEL LLC from September 1998 to March 1999. Mr. Weiss also served as a managing member of Terrapin's portfolio company, American Classic Sanitation, LLC, a construction site and special event services business specializing in portable toilets, temporary fencing, and sink rentals, from August 1998 to December 2000 and from January 2004 to March 2004. He also served as its chief executive officer from August 1998 to December 1999 and as a consultant from August 1998 to January 2004. From November 1997 to August 1998, Mr. Weiss was a private consultant for several companies. From April 1997 to November 1997, Mr. Weiss was the president of Pacific EyeNet, Inc., a privately held physician practice management organization. From June 1996 to April 1997, he was an associate with EGS Securities Corp., an investment banking and private equity boutique focused primarily on the health care sector, and from November 1994 to December 1995, he was an associate with Booz Allen & Hamilton, a management consulting firm. Mr. Weiss received a B.A. from the University of Michigan (with Highest Distinction) and a J.D. (cum laude) from Harvard Law School.

Jonathan W. Berger

        Mr. Berger will serve as a director of Great Lakes Holdings following the mergers. He has been a member of Aldabra's board of directors since its inception. Mr. Berger has been associated with Navigant Consulting, Inc., a New York Stock Exchange-listed consulting firm, since December 2001, and is the managing director and co-practice area leader for the corporate finance practice. He has also been president of Navigant Capital Advisors, LLC, Navigant Consulting, Inc.'s registered broker-dealer, since October 2003. From January 2000 to March 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From August 1983 to December 1999, Mr. Berger was employed by KPMG, LLP, an independent public accounting firm, and served as a partner from August 1991 to December 1999 where he was in charge of the corporate finance practice for three of those years. Mr. Berger received a B.S. from Cornell University and an M.B.A. from Emory University. Mr. Berger is a certified public accountant. Mr. Berger is the cousin of Nathan D. Leight.

Peter R. Deutsch

        Mr. Deutsch will serve as a director of Great Lakes Holdings following the mergers. He has been a member of Aldabra's board of directors since its inception. Mr. Deutsch is an attorney in private practice. Mr. Deutsch was a member of the United States House of Representatives from January 1993 until January 2005 representing the 20th Congressional District of Florida. He served on the House Energy and Commerce Committee from January 1994 until January 2005. He was the Ranking Democrat on the Oversight and Investigations Subcommittee during the 104th, 107th and 108th Congresses. Mr. Deutsch was the Ranking Democrat in the investigations of Enron Corporation, Martha Stewart Living Omnimedia Inc., Bridgestone/Firestone Tires and the conflict of interest abuses at the National Institute of Health. He was also a member of the subcommittees on Telecommunications and the Internet, the Environment and Hazardous Materials and Consumer Trade and Protection. Prior to serving in Congress, Mr. Deutsch served in the Florida House of Representatives from November 1982 until November 1992 where he served on the Veterans Affairs Committee, the Health Care Committee, the Criminal Justice Committee, and as Chairman of the Insurance Committee. Mr. Deutsch received a B.S. from Swarthmore College and a J.D. from Yale University Law School.

Bruce J. Biemeck, Director

        Mr. Beimeck will serve as a director of Great Lakes Holdings following the mergers. Since April 1999, Mr. Biemeck has been a private real estate investor and developer and has acted as an independent consultant. From 1994 to April 1999, Mr. Biemeck was Senior Vice President, Chief Financial Officer and Treasurer of Great Lakes Dredge & Dock Corporation. Mr. Biemeck received a Bachelor of Science degree from St. Louis University and a M.B.A. from the University of Chicago and is a Certified Public Accountant and member of the Financial Executives Institute.

Composition of Great Lakes Holdings' Board of Directors after the Mergers

        Great Lakes Holdings' certificate of incorporation will provide a classified board of directors consisting of three staggered classes of directors, as nearly equal in number as possible. The directors will be divided into three classes, designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes at the time such classification becomes effective by resolution of the Board. The term of the initial Class I directors will terminate on the date of the 2007 annual meeting; the term of the initial Class II directors will terminate on the date of the 2008 annual meeting; and the term of the initial Class III directors will termination on the date of the 2009 annual meeting. At each succeeding annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

        Upon completion of the mergers,

  •
  the Class I directors will be Douglas S. Grissom and Jonathan W. Berger;

  •
  the Class II directors will be Nathan D. Leight, Douglas B. Mackie and Peter R. Deutsch; and

  •
  the Class III directors will be Thomas S. Souleles, Jason G. Weiss and Bruce J. Biemeck.

        Great Lakes Holdings' bylaws, as in effect immediately prior to the holding company merger, will provide that the authorized number of directors, which will initially be eight, may be changed by a resolution adopted by the directors then in office. Subject to the rights of the holders of any series of preferred stock then outstanding, (a) as long as MDCP owns capital stock of Great Lakes Holdings that possesses 25% or more of the voting power of all capital stock of Great Lakes Holdings entitled to vote generally in the election of directors (voting together as a single class), any director may be removed at any time for any reason upon the election of holders a majority of the voting power of the capital stock of Great Lakes Holdings entitled to vote generally in the election of directors, and (b) from and after the date that MDCP owns capital stock of Great Lakes Holdings that possesses less than 25% of the voting power of all capital stock of Great Lakes Holdings entitled to vote generally in the election of directors (voting together as a single class), any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of common stock entitled to vote at an election of directors, voting together as a single class. Vacancies and newly created directorships resulting from any increase in the authorized number of directors and vacancies created from the death, disqualification, resignation or removal of any director will be filled by directors possessing a majority of the voting power of all directors. This classification of Great Lakes Holdings' board of directors could have the effect of delaying or preventing changes in control or changes in Great Lakes Holdings' management.

        As long as MDCP owns capital stock of Great Lakes Holdings that possesses 50% or more of the voting power of all capital stock of Great Lakes Holdings entitled to vote generally in the election of directors, MDCP may designate up to two directors of Great Lakes Holdings, each of whom must be a U.S. citizen under applicable maritime laws (as defined in the certificate of incorporation) to have four votes in each matter submitted to directors of Great Lakes Holdings for vote. Any director designated as having four votes in each matter submitted to the directors will have four votes in each matter submitted to any committee on which such director serves.

        Upon the completion of this offering, Great Lakes Holdings' board will consist of eight directors, three of whom will qualify as "independent" according to the rules and regulations of the SEC and The Nasdaq Stock Market.

        Following the mergers, Great Lakes Holdings will be deemed to be a "controlled company" under the rules of The Nasdaq Stock Market, and Great Lakes Holdings will qualify for, and intends to rely upon, the "controlled company" exception to the board of directors and committee composition requirements under the rules of The Nasdaq Stock Market. Pursuant to this exception, Great Lakes Holdings will be exempt from the rules that would otherwise require that its board of directors be comprised of a majority of "independent directors" and that its executive compensation and corporate governance and nominating committees be comprised solely of "independent directors," as defined under the rules of The Nasdaq Stock Market. The "controlled company" exception does not modify the independence requirements for the audit committee, and Great Lakes Holdings intends to comply with the requirements of the Sarbanes-Oxley Act of 2002 and The Nasdaq Stock Market rules, which require that its audit committee be comprised exclusively of independent directors.

Committees of the Board of Directors

        Promptly following the completion of the mergers, Great Lakes Holdings' board of directors will establish audit, executive compensation and corporate governance and nominating committees. The composition, duties and responsibilities of these committees are set forth below. Committee members will hold office for a term of one year.

        Audit Committee.    The audit committee is responsible for (1) monitoring the integrity of Great Lakes Holdings' financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (2) monitoring the independence and performance of Great Lakes Holdings' independent auditor and monitoring the performance of Great Lakes Holdings' internal audit function, (3) hiring and firing Great Lakes Holdings' auditor and approving any non-audit work performed by Great Lakes Holdings, and (4) providing an avenue of communication among the independent auditor, management and the board of directors of Great Lakes Holdings.

        The audit committee will consist of Messrs. Berger, Deutsch and Biemeck, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and The Nasdaq Stock Market. Additionally, Mr. Berger is an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K.

        Executive Compensation Committee.    The executive compensation committee is responsible for (1) reviewing and approving corporate goals and objectives relevant to the compensation of Great Lakes Holdings' chief executive officer and annually evaluating the chief executive officer's performance in light of these goals, (2) reviewing and approving the compensation and incentive opportunities of Great Lakes Holdings' executive officers, (3) reviewing and approving employment contracts, severance arrangements, incentive arrangements, change-in-control arrangements and other similar arrangements between us and Great Lakes Holdings' executive officers, (4) receiving periodic reports on the company's compensation programs as they affect all employees, (5) reviewing executive succession plans for business and staff organizations and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time. Our executive compensation committee will consist of Messrs. Souleles, Grissom and Weiss.

        Corporate Governance and Nominating Committee.    Promptly following the completion of the mergers, Great Lakes Holdings' board of directors will establish a corporate governance and nominating committee. Its corporate governance and nominating committee's purpose will be to assist the board in identifying individuals qualified to become members of the board of directors, assess the effectiveness of the board and develop its corporate governance principles. This committee will be responsible for (1) identifying and recommending for election individuals who meet the criteria the board has established for board membership, (2) recommending nominees to be presented at the annual meeting of stockholders, (3) reviewing the board's committee structure and recommending to the board the composition of each committee, (4) annually reviewing director compensation and benefits, (5) establishing a policy for considering stockholder nominees for election to Great Lakes Holdings' board, (6) developing and recommending a set of corporate governance guidelines and reviewing them on an annual basis and (7) developing and recommending an annual self-evaluation process of the board and its committees and overseeing such self-evaluations. The identity of the corporate goverance and nominating committee members is not yet known.

        Other Committees.    Great Lakes Holdings' board of directors may establish other committees as it deems necessary or appropriate from time to time.

Director and Executive Compensation

        The following table sets forth certain information regarding the compensation for 2005, 2004 and 2003 of Great Lakes' Chief Executive Officer and the next four highest paid executive officers of Great Lakes (collectively, the "Named Executive Officers"):

Annual Compensation
Name and Principal Position				All Other Compensation(2)
	Year	Salary	Bonus(1)
Douglas B. Mackie, President and Chief Executive Officer	2005 2004 2003	$378,000 378,000 378,000	$466,600 — 357,233	$100,497 116,636 154,335
Richard M. Lowry, Executive Vice President and Chief Operating Officer	2005 2004 2003	355,000 340,000 331,000	438,200 — 312,820	92,320 101,902 130,469
Deborah A. Wensel, Senior Vice President Chief Financial Officer and Treasurer	2005 2004 2003	225,000 197,000 192,000	158,700 35,000 116,649	57,723 126,471 431,549	(3) (4)
Bradley T.J. Hansen, Vice President and Division Manager	2005 2004 2003	167,000 163,000 160,000	62,500 13,000 50,000	41,368 27,010 37,599
David E. Simonelli, Vice President and Special Projects Manager	2005 2004 2003	156,500 141,500 137,500	75,000 13,000 50,000	34,220 24,991 320,342	(4)

(1)
Attributable to the reported year, but paid in the subsequent year.

(2)
Unless otherwise indicated, amounts represent employer matching contributions and profit sharing contributions under Great Lakes' 401(k) plan and payment of lost 401(k) benefits due to IRS limitations.

(3)
Includes forgiveness of a loan (related to prior year's purchase of the Company's stock) and related interest totaling $81,435.

(4)
Includes bonus paid pursuant to the terms of the bonus compensation plan adopted with respect to the sale of the Company in 2003, in the following amounts Ms. Wensel, $374,926 and Mr. Simonelli $289,091.

Option/SAR Grants in Last Fiscal Year

        Great Lakes does not issue options or stock appreciation rights. Therefore, no stock options were granted to the Named Executive Officers for the year ended December 31, 2005, and none of the Named Executive Officers held any options at year-end or exercised any options during 2005.

Executive Employment Arrangements

        Great Lakes has entered into an Employment Agreement, dated as of January 1, 1992, with Douglas B. Mackie. The employment agreement provides for an initial term of three years with automatic renewal for successive one-year terms, unless sooner terminated by either party giving 90 days written notice prior to the end of the then current term. In addition, either party may terminate the employment agreement at any time, with or without cause, by giving the other party 30 days prior written notice.

        Mr. Mackie's 2005 base salary under his employment agreement was $378,000, which is subject to annual increase as determined by the Compensation Committee, and benefits as provided from time to time by Great Lakes to its senior executives. In the event Mr. Mackie resigns for good reason (defined to include, among other things, a material breach of the employment agreement by Great Lakes) or the employment agreement is otherwise terminated by Great Lakes for any reason other than cause, death or permanent disability, Mr. Mackie will be entitled to receive severance compensation in the amount equal to the sum of (a) Mr. Mackie's current annual base salary and (b) a bonus calculated by multiplying his current base salary by the average percentage of Mr. Mackie's base salary represented by the bonuses Mr. Mackie received during the term of the employment agreement.

        During the term of the employment agreement and for one year thereafter, Mr. Mackie is prohibited from directly or indirectly carrying on, engaging or having a financial interest in any business which is in material competition with the business of Great Lakes.

        Great Lakes has also entered into an employment agreement with Richard M. Lowry which contains terms substantially similar to Mr. Mackie's employment agreement, other than the amount of base salary and the office held. Mr. Lowry's 2005 base salary under his employment agreement was $355,000.

Compensation of Directors

        Following the mergers, directors that are neither employees of Great Lakes Holdings or GLDD investors prior to the mergers may receive fees. Aldabra has not established a formal policy for compensating directors. However, the founders of Terrapin Partners LLC and Madison Dearborn have agreed to not be paid for as long as Madison Dearborn controls Aldabra.

Compensation Committee Interlocks and Insider Participation

        Great Lakes established a Compensation Committee on February 17, 2004, consisting of Messrs. Mencoff, Souleles and Grissom. The principal function of the Compensation Committee is to review and recommend to the board of directors, policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of employee benefit plans. During the year ended December 31, 2005, no executive officer of Great Lakes served as a member of the Compensation Committee or board of directors of another entity in which one of the executive officers of such entity served as a member of Great Lakes' Compensation Committee or board of directors.

Certain Relationships and Related Transactions

GLDD Acquisitions Corp.

        In connection with the mergers, Great Lakes Holdings, MDCP, Jonathan Berger, Stewart Gross, Peter Deutsch, Jason Weiss, Nathan Leight, Leight Family 1998 Irrevocable Trust (an affiliate of Mr. Leight), Terrapin Partners Employee Partnership and JGW Trust dated August 18, 2000 (whose beneficiaries are Mr. Weiss' family members), and certain other existing Aldabra stockholders will enter into an investor rights agreement. See "The Merger Agreement—Investor Rights Agreement."

        Nathan Leight and Jason Weiss hold interests in MDCP of approximately 0.0125% and 0.025%, respectively, which give them indirect holdings in Great Lakes. Such interests stem from Nathan Leight's $500,000 capital commitment in MDCP and Jason Weiss' $1,000,000 capital commitment in MDCP. Based on MDCP's investment in Great Lakes, and Mr. Leight's and Mr. Weiss' pro rata ownership level in MDCP, Mr. Leight and Mr. Weiss collectively have an indirect investment in Great Lakes of approximately $38,000, prior to giving effect to the proposed merger transaction.

        Madison Dearborn received a fee of $3.57 million at the closing of the acquisition of Great Lakes Dredge & Dock Corporation in December 2003.

Aldabra Acquisition Corporation

        In November 2004, Aldabra issued 1,000,000 shares of its common stock to the following individuals for $25,000 in cash, at an average purchase price of approximately $0.025 per share as set forth below:

Name	Number of Shares	Relationship to Aldabra
Nathan D. Leight	425,925	Chairman of the Board
Jason G. Weiss	425,925	Chief Executive Officer
Leight Family 1998 Irrevocable Trust	46,075	Stockholder
JGW Trust Dated August 18, 2000	46,075	Stockholder
Terrapin Partners Employee Partnership	26,000	Stockholder
Jonathan W. Berger	10,000	Director
Peter R. Deutsch	10,000	Director
Stewart K.P. Gross	10,000	Director

        On January 27, 2005, Aldabra board of directors authorized a stock dividend of one share of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.0125 per share.

        Pursuant to an escrow agreement between Aldabra, the Founders and Continental Stock Transfer & Trust Company, all of the Private Shares were placed in escrow, with Continental acting as escrow agent, pursuant to an escrow agreement, until the earliest of:

  •
  February 17, 2008;

  •
  Aldabra's liquidation; or

  •
  the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Aldabra's stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to Aldabra's consummating a business combination with a target business.

        During the escrow period, these shares cannot be sold, but the Founders will retain all other rights as stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If Aldabra is unable to effect a business combination and liquidate, none of its Founders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to Aldabra's initial public offering.

        Aldabra also entered into a registration rights agreement with the Founders pursuant to which the holders of the majority of the Private Shares will be entitled to make up to two demands that Aldabra registers these shares pursuant to an agreement to be signed prior to or on the date of this proxy statement/prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Aldabra will bear the expenses incurred in connection with the filing of any such registration statements.

        Each of the Founders also entered into a letter agreement with Aldabra and Morgan Joseph & Co. pursuant to which, among other things:

  •
  each agreed to vote all Private Shares owned by him in accordance with the majority of the IPO Shares voting in person or by proxy at the special meeting of stockholders if Aldabra solicits approval of its stockholders for a business combination;

  •
  if Aldabra fails to consummate a business combination by August 24, 2006 (or by February 24, 2007 under certain limited circumstances), each agreed to take all reasonable actions within his power to cause Aldabra to liquidate as soon as reasonably practicable;

  •
  each waived any and all rights he may have to receive any distribution of cash, property or other assets as a result of such liquidation with respect to his Private Shares;

  •
  each agreed that Aldabra could not consummate any business combination which involves a company which is affiliated with any of the Founders unless Aldabra obtains an opinion from an independent investment banking firm reasonably acceptable to Morgan Joseph & Co. that the business combination is fair to Aldabra's stockholders from a financial perspective;

  •
  each agreed that he and his affiliates will not be entitled to receive and will not accept any compensation for services rendered to Aldabra prior to the consummation of its business combination; and

  •
  each agreed that he and his affiliates will not be entitled to receive or accept a finder's fee or any other compensation in the event he or his affiliates originate a business combination.

        Terrapin Partners LLC, an affiliate of Nathan Leight, Jason Weiss, Lyla Oyakawa and Robert Plotkin, has agreed that, through the acquisition of a target business, it will make available to Aldabra certain administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, as Aldabra may require from time to time. Aldabra has agreed to pay Terrapin Partners LLC $7,500 per month for these services.

        During 2004, Nathan Leight and Jason Weiss advanced $70,000 to Aldabra to cover expenses related to Aldabra's initial public offering. The loans were payable without interest on the earlier of December 10, 2005 or the consummation of Aldabra's initial public offering. These loans were repaid in February 2005. In October 2006, Mr. Leight and Mr. Weiss each made an interest-free loan to Aldabra in the amount of $150,000.

        Aldabra has and, to the extent necessary, will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Aldabra's behalf such as identifying and investigating possible target businesses and business combinations.

        Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to Aldabra's officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of the Founders or to any of their respective affiliates for services rendered to Aldabra prior to or with respect to the business combination.

        All ongoing and future transactions between Aldabra and any of its officers and directors or their respective affiliates, will be on terms believed by Aldabra to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of Aldabra's board of directors who do not have an interest in the transaction.

BENEFICIAL OWNERSHIP OF COMMON STOCK OF GREAT LAKES HOLDINGS
AFTER THE MERGERS

        The following table sets forth, as of November 7, 2006, certain information regarding the anticipated ownership of the common stock of Great Lakes Holdings on a fully diluted basis following the mergers, by (1) each person expected to own beneficially more than five percent of the outstanding shares of Great Lakes Holdings' common stock; (2) each of the expected future directors and named executive officers of Great Lakes Holdings; and (3) all of the expected future directors and executive officers of Great Lakes Holdings' as a group. Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned. The following table assumes an average trading price of $5.70 and does not take into account working capital and assumed indebtedness adjustments made in connection with the Great Lakes merger. For purposes of calculating the shares expected to be held by the current Great Lakes officers and directors, dividends have been accrued on their existing Great Lakes preferred stock through October 31, 2006. The percentage ownership has been calculated assuming two different levels of stockholder approval. The Great Lakes merger will not be approved if the holders of 20% or more of the Aldabra common stock vote against the Great Lakes merger and elect to exercise their conversion rights. The percentages have therefore been prepared based on the following two alternative assumptions:

  •
  Assuming Maximum Approval: this presentation assumes that none of the Aldabra stockholders exercise their conversion rights; and

  •
  Assuming Minimal Approval: This presentation assumes that 19.99% of Aldabra stockholders exercise their conversion rights.

        For a description of the relative percentages that would be owned by Aldabra stockholders and Great Lakes stockholders assuming various average daily trading prices, see "Questions and Answers About the Transactions—How much of Great Lakes Holdings common stock will Aldabra current stockholders own following the mergers?"

	Beneficially Owned
		Percentage
	Number of Shares of Common Stock
		Min. Approval	Max. Approval
Madison Dearborn Capital Partners IV, L.P.(1)	26,142,929	69.84%	66.57%
Hound Partners LLC, Hound Performance LLC and Jonathan Auerbach(2)	5,146,150	12.35	11.83
Douglas B. Mackie(3)(4)	487,846	1.30%	1.24%
Richard M. Lowry(3)	475,846	1.27%	1.21%
Deborah A. Wensel(3)	176,274	*	*
Bradley T.J. Hansen(3)	65,430	*	*
David E. Simonelli(3)	59,106	*	*
Thomas S. Souleles(1)	—	—	—
Douglas C. Grissom(1)	—	—	—
Nathan Leight(5)	2,605,000	6.68%	6.38%
Jason Weiss(6)	2,498,750	6.41%	6.12%
Jonathan Berger(7)	20,400	*	*
Peter Deutsch(8)	21,800	*	*
Bruce J. Biemeck(9)	2,500	*	*
All directors and executive officers as a group (19 persons)	5,112,942	13.10%	12.51%

*
Represents less than 1%.

(1)
Includes: 26,012,813 shares directly owned by Madison Dearborn Capital Partners IV, L.P. ("MDCP") and 130,116 shares directly owned by Special Co-Invest Partners I ("Co-Invest"). Madison Dearborn Partners IV, L.P. ("MDP IV") is the general partner of MDCP. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares held by MDCP. William S. Kirsch, as the managing general partner of Co-Invest, has the power to vote or dispose of the shares held by Co-Invest. The address for each of MDP, MDP IV, Co-Invest, Mr. Kirsch and for each of the members of the limited partner committee of MDP IV is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 3800, Chicago, Illinois 60602. Each of MDP, MDP IV, Co-Invest, the members of the limited partner committee of MDP IV and Mr. Kirsch disclaims beneficial ownership of the shares held directly by MDP and Co-Invest except to the extent of his or its respective pecuniary interest therein. Mr. Souleles is a Managing Director of Madison Dearborn Partners, LLC and Mr. Grissom is a Director of Madison Dearborn Partners, LLC. The address for Messrs. Souleles and Grissom is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 3800, Chicago, Illinois 60602.

(2)
Jonathan Auerbach is the managing member of Hound Performance, LLC ("Hound Performance") and Hound Partners, LLC ("Hound Partners LLC"), investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP ("Hound Partners LP") and Hound Partners Offshore Fund, LP ("Hound Offshore"). Hound Partners LP may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 2,560,165 shares of Aldabra common stock (including warrants to purchase shares of Aldabra common stock which are not currently exercisable). Hound Offshore may be deemed to be the beneficial owner of, and has the shared power to vote, dispose, or direct the voting or disposition of, 2,585,985 shares of Aldabra common stock (including warrants to purchase shares of Aldabra common stock which are not currently exercisable). Hound Performance and Hound Partners LLC, as the general partner and investment manager, respectively, to Hound Partners LP and Hound Offshore, together with Jonathan Auerbach, as managing member of Hound Performance and Hound Partners LLC, may be deemed to be the beneficial owners of, and each has the shared power to vote, dispose, or direct the voting or disposition of, 5,146,150 shares of Aldabra common stock, of which 4,245,408 shares may be acquired upon the exercise of Aldabra warrants which are not currently exercisable. The principal business address of Hound Partners, LLC, Hound Performance, LLC, and Jonathan Auerbach is 101 Park Avenue, 48th Floor, New York, New York 10178.

(3)
The address for each of Messrs. Mackie, Lowry, Simonelli and Hansen and Ms. Wensel is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.

(4)
Includes (i) 112,696 shares held by family trusts established for the benefit of the children of Mr. Mackie, (ii) 6,000 shares owned by Mr. Mackie's wife and (iii) 6,000 shares issuable upon exercise of warrants.

(5)
Includes (i) 92,150 shares of common stock held by the Leight Family 1998 Irrevocable Trust, a trust established for the benefit of Mr. Leight's family, (ii) 52,000 shares of common stock held by the Terrapin Partners Employee Partnership, (iii) 4,000 shares of common stock held by various family trusts and (iv) 1,572,000 shares of common stock issuable upon exercise of warrants held by Terrapin Partners LLC and 14,000 shares of common stock issuable upon exercise of warrants held by Elizabeth B. Leight TTEE Nathan D. Leight Intangible RA UA DTD, not currently exercisable but that will become exercisable upon completion of the holding company merger. Terrapin Partners LLC is the general partner of Terrapin Partners Employee Partnership and Mr. Leight is the co-manager of Terrapin Partners LLC. The Terrapin Partners Employee Partnership intends to distribute its shares to its beneficiaries at a later date. To the extent such shares are not distributed to the current beneficiaries, they will be distributed to other Terrapin Partners LLC employees.

  The business address for Mr. Leight is c/o Terrapin Partners LLC, 540 Madison Avenue, 17th Floor, New York, New York 10022.

(6)
Includes (i) 851,850 shares of common stock held by the JGW Grantor Retained Annuity Trust 2006 dated June 15, 2006, a trust established for the benefit of Mr. Weiss' family, (ii) 52,000 shares of common stock held by the Terrapin Partners Employee Partnership, (iii) 400 shares of common stock held by various family trusts and IRAs and (iv) 1,572,000 shares of common stock issuable upon exercise of warrants held by Terrapin Partners LLC not currently exercisable but that will become exercisable upon completion of the holding company merger. Terrapin Partners LLC is the general partner of Terrapin Partners Employee Partnership and Mr. Weiss is the co-manager of Terrapin Partners LLC. The Terrapin Partners Employee Partnership intends to distribute its shares to its beneficiaries at a later date. To the extent such shares are not distributed to the current beneficiaries, they will be distributed to other Terrapin Partners LLC employees. Does not include 92,150 shares of common stock held by the JGW Trust dated August 18, 2000, a trust established for the benefit of Mr. Weiss' family. Mr. Weiss disclaims beneficial ownership of the shares held by the JGW Trust because they were irrevocably transferred to the trust and Mr. Weiss is not the trustee. The business address for Mr. Weiss is c/o Terrapin Partners LLC, 540 Madison Avenue, 17th Floor, New York, New York 10022.

(7)
The business address for Mr. Berger is c/o Navigant Consulting, Inc., 100 Colony Square, Suite 1900, 1175 Peachtree Street, N.E., Atlanta, Georgia 30361.

(8)
The business address for Mr. Deutsch is P.O. Box 817689, Hollywood, Florida 33081.

(9)
The address for Mr. Biemeck is 39851 N. Old Stage Road, Cave Creek, AZ 85331.

SHARES ELIGIBLE FOR FUTURE SALE

        After the mergers, there will be a maximum of 51,200,000 shares of Great Lakes Holdings common stock outstanding, all of which will be registered and freely tradable by without securities law restriction, except for any shares held by "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. In addition, there will be outstanding 18,400,000 warrants issued in exchange for those issued by Aldabra in its initial public offering, each to purchase one share of Great Lakes Holdings' common stock. The common stock issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise.

        Rule 144.    In general, under Rule 144, a person who has owned restricted shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks' average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate of Great Lakes Holdings' or Aldabra's for at least the three months immediately preceding the sale and who has beneficially owned shares for at least two years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

        No prediction can be made about the effect that market sales of Great Lakes Holdings' or the availability for sale of such shares have on its market price. Sales of substantial amounts of shares in the public market could adversely affect the market price for Great Lakes Holdings' securities and could impair its future ability to raise capital through the sale of common stock or securities linked to it.

        The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an "underwriter" under the Securities Act of 1933, when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

        Registration Rights.    An investor rights agreement to be entered into as a condition for the completion of the Great Lakes merger will provide for certain registration rights with respect to shares held by the Aldabra stockholders who are party to the investor rights agreements (the "Aldabra Registrable Securities") and with respect to shares of common stock issued pursuant to the Great Lakes merger or the holding company merger to MDCP or any other shares of common stock acquired by MDCP (the "MDCP Registrable Securities") and to certain other Great Lakes stockholders party to the investor rights agreement (the "Other Registrable Securities"). Holders of at least a majority of MDCP Registrable Securities, or Aldabra Registrable Securities after February 17, 2008, will have the right to demand registration under the Securities Act of all or any portion of their registrable securities subject to certain amount and time limitations. Holders of MDCP Registrable Securities may demand three long-form registrations and an unlimited number of short-form registrations, while holders of Aldabra Registrable Securities may only demand one long-form registration and one short-form registration. Additionally, whenever Aldabra (or, after the holding company merger, Great Lakes Holdings) proposes to register any of its securities under the Securities Act and the registration form to be used may be used for the registration of registrable securities, holders of Aldabra Registrable Securities, MDCP Registrable Securities or Other Registrable Securities will have the right to request the inclusion of their registrable securities in such registration.

STOCKHOLDER PROPOSALS

        Management of Aldabra knows of no other matters which may be brought before the Aldabra special meeting. Under Delaware law, only business stated in the notice of special meeting may be transacted at the special meeting.

        If Aldabra does not complete a business combination by February 24, 2007, Aldabra will be dissolved pursuant to Section 275 of the Delaware General Corporation Law. Please see "Information About Aldabra—Liquidation if No Business Combination."

LEGAL MATTERS

        Sidley Austin LLP will pass upon the validity of the common stock issued in connection with the Great Lakes merger and the holding company merger and certain other legal matters related to this proxy statement/prospectus. The address of the New York office of Sidley Austin LLP is 787 Seventh Avenue, New York, NY 10019.

EXPERTS

        The consolidated financial statements of GLDD Acquisitions Corp. and Subsidiaries (successor company) as of and for the years ended December 31, 2005 and 2004 and the consolidated financial statements of Great Lakes Dredge & Dock Corporation and Subsidiaries (predecessor company) for the year ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Amboy Aggregates (A Joint Venture) for the years ended December 31, 2005, 2004 and 2003 have been incorporated by reference herein in reliance upon the reports of J.H. Cohn LLP, an independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Aldabra as of December 31, 2005 and 2004 and for the year ended December 31, 2005, the period from November 22, 2004 (inception) to December 31, 2004 and the cumulative period from November 22, 2004 (inception) to December 31, 2005 included in this document have been audited by Goldstein Golub Kessler LLP ("GGK"), an independent registered public accounting firm, to the extent and for the period set forth in their report included herein, and are included herein in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Aldabra Acquisition Corporation Condensed Unaudited Financial Statements for the Six Months Ended June 30, 2006 and June 30, 2005	F-3
Balance Sheet as of June 30, 2006 and December 31, 2005	F-4
Statement of Operations for the Six Months Ended June 30, 2006 and June 30, 2005, and for the Period from November 22, 2004 (inception) to June 30, 2006	F-5
Statement of Stockholders' Equity as of June 30, 2006, December 31, 2005 and December 31, 2004	F-6
Statement of Cash Flows for the Six Months Ended June 30, 2006 and June 30, 2005 and for the Period from November 22, 2004 (inception) to June 30, 2006	F-7
Notes to Unaudited Consolidated Financial Statements	F-8
Aldabra Acquisition Corporation Audited Financial Statements for the Years Ended December 31, 2005 and December 31, 2004	F-11
Report of Independent Registered Public Accounting Firm	F-12
Balance Sheets as of December 31, 2005 and 2004	F-13

Statements of Operations for the Period from November 22, 2004 (inception) to December 31, 2004, for the Year Ended December 31, 2005 and for the Period from November 22, 2004 (inception) to December 31, 2005	F-14
Statement of Stockholders' Equity as of December 31, 2005 and 2004	F-15

Statement of Cash Flows for the Period from November 22, 2004 (inception) to December 31, 2004, for the Year Ended December 31, 2005 and for the Period from November 22, 2004 (inception) to December 31, 2005	F-16
Notes to Audited Consolidated Financial Statements	F-17
GLDD Acquisitions Corp. and Subsidiaries Condensed Consolidated Unaudited Financial Statements for the Six Months Ended June 30, 2006 and June 30, 2005	F-21
Consolidated Balance Sheets as of June 30, 2006 and December 31, 2005	F-22
Consolidated Statements of Operations for the Six Months Ended June 30, 2006 and June 30, 2005	F-23
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2006 and June 30, 2005	F-24
Notes to Unaudited Consolidated Financial Statements	F-25
GLDD Acquisitions Corp. and Subsidiaries and Great Lakes Dredge & Dock Corporation and Subsidiaries Consolidated Audited Financial Statements for the Years Ended December 31, 2005, 2004 and 2003	F-34
Report of Independent Registered Public Accountants	F-35
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-36

ALDABRA ACQUISITION CORPORATION
CONDENSED UNAUDITED FINANCIAL STATEMENTS FOR
THE SIX MONTHS ENDED JUNE 30, 2006 AND JUNE 30, 2005

ALDABRA ACQUISITION CORPORATION
(a corporation in the development stage)
CONDENSED BALANCE SHEET

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Cash and cash equivalents	$100,498	$735,354
Investments held in Trust Account (Note 3)	51,588,884	50,700,580
Prepaid expenses	18,910	22,524

Total current assets	51,708,292	51,458,458

Deferred tax asset	322,477	205,612

Total assets	$52,030,769	$51,664,070

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$348,857	$46,000
Capital and income taxes payable	34,608	154,149
Deferred Trust income	451,159	273,500

Total liabilities	834,624	473,649

Common stock, subject to possible conversion, 1,839,080 shares at conversion value (Note 4)	9,862,266	9,862,266

Commitment
Stockholders' equity (Notes 2, 3 and 4)
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value, Authorized 35,000,000 shares issued and outstanding 11,200,000 shares (which includes 1,839,080 subject to possible conversion) and 2,000,000, respectively	1,120	1,120
Additional paid-in capital	41,033,303	40,996,589
Income accumulated during the development stage	299,456	330,446

Total stockholders' equity	41,333,879	41,328,155

Total liabilities and stockholders' equity	$52,030,769	$51,664,070

See Notes to Condensed Financial Statements.

ALDABRA ACQUISITION CORPORATION
(a corporation in the development stage)
CONDENSED STATEMENT OF OPERATIONS
(unaudited)

	For the Six Months Ended June 30, 2006	For the Six Months Ended June 30, 2005	For the Period from November 22, 2004 (inception) to June 30, 2006
Income:
Interest income	$725,130	$404,993	$1,845,272

Expenses:
Professional fees	494,343	23,638	716,627
Franchise and capital taxes	20,750	20,125	62,839
Travel	26,015	15,853	114,034
Rent and office	63,628	37,744	152,879
Insurance	47,472	31,326	126,052
Other formation and operation costs	—	525	1,625

Total Expenses	652,208	129,211	1,174,056

Income (loss) before taxes	72,922	275,782	671,216
Provision for income taxes	103,912	121,219	371,760

Net (loss) income	$(30,990)	$154,563	$299,456

Net (loss) income per share basic and diluted	$(0.00)	$0.02	$0.03

Weighted average shares outstanding	11,200,000	8,758,011	9,817,747

See Notes to Condensed Financial Statements.

ALDABRA ACQUISITION CORPORATION
(a corporation in the development stage)
CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY

				Income (Deficit) Accumulated During the Development Stage
	Common Stock
			Additional paid-in capital
	Shares	Amount			Total
Sale of 2,000,000 shares of common stock to initial stockholders on November 22, 2004 at $.0125 per share, as adjusted (Note 4)	2,000,000	$200	$24,800	—	$25,000
Net loss for the period	—	—	—	(1,100)	(1,100)

Balance at December 31, 2004	2,000,000	200	24,800	(1,100)	23,900
Unaudited:
Sale of 9,200,000 units, net of underwriters' discount and offering expenses (includes 1,839,080 shares subject to possible conversion)	9,200,000	920	50,834,055	—	50,834,975
Proceeds subject to possible conversion of 1,839,080 shares	—	—	(9,862,266)	—	(9,862,266)
Net income for the period	—	—	—	331,546	331,546

Balance, December 31, 2005	11,200,000	1,120	40,996,589	330,446	41,328,155
Unaudited:
Additional capital contributed	—	—	36,714	—	36,714
Net loss for the period				(30,990)	(30,990)

Balance, June 30, 2006	11,200,000	$1,120	$41,033,303	$299,456	$41,333,879

See Notes to Condensed Financial Statements.

ALDABRA ACQUISITION CORPORATION
(a corporation in the development stage)
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	For the Six Months Ended June 30, 2006	For the Six Months Ended June 30, 2005	For the period from November 22, 2004 (inception) to June 30, 2006
Cash flows from operating activities
Net (loss) income	$(30,990)	$154,563	$299,456
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on treasury bills held in Trust	(888,304)	(490,777)	(2,252,884)
Increase in deferred tax asset	(116,865)		(322,477)
(Decrease) increase in capital and income taxes payable	(119,541)	141,344	34,608
Increase in deferred interest	177,659	98,274	451,159
Decrease (increase) in prepaid expenses	3,614	(73,944)	(18,910)
Increase in accrued expenses	302,857	10,600	348,857

Net cash used in operating activities	(671,570)	(159,940)	(1,460,191)

Cash used in investing activity
Cash placed into Trust Fund	—	(49,336,000)	(49,336,000)

Cash flows from financing activities
Proceeds from notes payable, stockholders	—	—	70,000
Repayment of notes payable, stockholders	—	(70,000)	(70,000)
Additional capital contribution	36,714	—	36,714
Proceeds from sale of shares of common stock	—	55,200,000	55,225,000
Payment of costs of public offering	—	(4,250,179)	(4,365,025)

Net cash provided by financing activities	36,714	50,879,821	50,896,689

Net (decrease) increase in cash	(634,856)	1,383,881	100,498
Cash at beginning of the period	735,354	11,095	—

Cash at the end of the period	$100,498	$1,394,976	$100,498

See Notes to Condensed Financial Statements.

ALDABRA ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.    Basis of Presentation

        The financial statements at June 30, 2006 and for the periods ended June 30, 2006 and 2005 are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of Aldabra Acquisition Corporation (the "Company") as of June 30, 2006 and the results of its operations and its cash flow for the periods ended June 30, 2006 and 2005. Operating results for the interim period presented are not necessarily indicative of the results to be expected for a full year. The December 31, 2005 balance sheet is derived from the audited financial statements.

        The statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements that were included in the Company's Annual Report on Form 10-KSB for the period ended December 31, 2005.

2.    Organization and Business Operations

        Aldabra Acquisition Corporation is a blank check company formed on November 22, 2004 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business such as the one described in Note 5 below ("Business Combination"). Aldabra is not presently engaged in, and will not engage in, any substantive commercial business until the consummation of the business combination with GLDD.

        The Company's Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. The merger agreement described in Note 5 satisfies such extension criteria. However, if the merger is not consummated before February 24, 2007 (24 months from the consummation of the Offering) the Company will be liquidated. There is no assurance that the Company will be able to successfully effect a Business Combination during this period. This factor raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including assets deposited in the Trust Account described in Note 3 below) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Offering discussed in Note 3).

3.    Initial Public Offering

        The registration statement for the Company's initial public offering ("Offering") was declared effective February 17, 2005. On February 24, 2005, the Company sold 8,000,000 units ("Units") in the Offering and received net proceeds of approximately $44,139,000. On February 25, 2005, the Company sold an additional 1,200,000 Units pursuant to the underwriters' over-allotment option and received net proceeds of approximately $6,696,000.

        Each Unit consists of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing after the completion of a Business Combination and expiring on February 16, 2009. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which notice of redemption is given.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a Business Combination. An amount of approximately $49,336,000 of the net proceeds was placed in an interest-bearing trust account ("Trust Account") until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. At June 30, 2006, the value of the Trust Account amounted to approximately $51,588,900. The remaining net proceeds (not held in the Trust Fund) may be used to pay for business, legal and accounting due diligence on prospective acquisitions, general and administrative expenses and corporate income and franchise taxes.

4.    Common Stock

        On January 27, 2005, the Company's Board of Directors authorized a stock dividend of one share of common stock for each outstanding share of common stock. In addition, on January 27, 2005, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock to 35,000,000. All references in the accompanying financial statements to the numbers of shares have been retroactively restated to reflect these transactions.

        As of June 30, 2006, 1,839,080 shares of common stock were reserved for issuance upon exercise of redeemable warrants.

5.    Business Combination

        On June 20, 2006, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among GLDD Acquisition Corp., a Delaware corporation ("GLDD"), the Company, Aldabra Merger Sub, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of the Company ("Merger Sub") and certain representatives named therein. GLDD is the parent company of Great Lakes Dredge & Dock Corporation ("Great Lakes") and both entities are affiliates of Madison Dearborn Partners, LLC, a Chicago, Illinois-based private equity fund.

        Pursuant to the Merger Agreement, GLDD will merge with and into Merger Sub (the "Merger"), with Merger Sub continuing after the Merger as the surviving corporation and GLDD's stockholders receiving common stock of the Company. The Company will then merge into an indirect wholly owned subsidiary and, in connection with this subsequent merger, the Company's stockholders (including the former GLDD's stockholders) will receive stock in a new holding company, which will shortly after closing be renamed Great Lakes Dredge & Dock Corporation. The available cash of the Company

(including the cash in the Trust Account) will be used to pay down GLDD's debt. The transaction has been approved by the boards of both the Company and GLDD, but is subject to customary closing conditions, including review under the Hart-Scott-Rodino Act. The consummation of the transaction with GLDD is also conditioned on the approval by the Company's shareholders. All of the Company's stockholders prior to the Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 2,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination, including the merger with GLDD.

        Under the Company's Amended and Restated Certificate of Incorporation, any Public Stockholder who votes against the Business Combination may demand that the Company convert his or her shares into a pro rata share of the Trust Account. However, in the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and demand the conversion of their shares into cash, the Business Combination will not be consummated. Shares will only be converted into cash if the proposed Business Combination is consummated. The per share conversion price will equal the amount in the Trust Account as of two days prior to the consummation of the proposed Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount originally held in the Trust Account) has been classified as common stock subject to possible conversion in the accompanying June 30, 2006 balance sheet and 19.99% of the related interest earned on the Treasury Bill has been recorded as deferred interest.

ALDABRA ACQUISITION CORPORATION
AUDITED FINANCIAL STATEMENTS FOR
THE YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004
AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Aldabra Acquisition Corporation

        We have audited the accompanying balance sheets of Aldabra Acquisition Corporation as of December 31, 2005 and 2004, and the related statements of operations, cash flows, and stockholders' equity for the period from November 22, 2004 (inception) to December 31, 2004, the year ended December 31, 2005, and the cumulative period from November 22, 2004 (inception) to December 31, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aldabra Acquisition Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the period from November 22, 2004 (inception) to December 31, 2004, the year ended December 31, 2005, and the period from November 22, 2004 (inception) to December 31, 2005 in conformity with United States generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that Aldabra Acquisition Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, the Company may face a mandatory liquidation by August 24, 2006 if a business combination is not consummated, unless certain extension criteria are met, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 30, 2006

ALDABRA ACQUISITION CORPORATION
(a corporation in the development stage)
BALANCE SHEET

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$735,354	$11,095
Investments held in Trust Account (Note 1)	50,700,580	—
Prepaid expenses and other current assets	22,524	—

Total current assets	51,458,458	11,095

Deferred tax asset	205,612	—
Deferred offering costs	—	83,905

Total assets	$51,664,070	$95,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$46,000	$1,100
Deferred trust income	273,500	—
Income taxes payable	154,149
Notes payable, stockholders	—	70,000

Total liabilities	473,649	71,100

Common stock, subject to possible conversion, 1,839,080 shares at conversion value (Note 2)	9,862,266	—

Commitments
Stockholders' equity (Notes 2, 3 and 4)
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value, Authorized 35,000,000 shares
Issued and outstanding 11,200,000 shares (which includes 1,839,080 subject to possible conversion) and 2,000,000, respectively	1,120	200
Additional paid-in capital	40,996,589	24,800
Income (deficit) accumulated during the development stage	330,446	(1,100)

Total stockholders' equity	41,328,155	23,900

Total liabilities and stockholders' equity	$51,664,070	$95,000

The accompanying notes should be read in conjunction with the financial statements.

ALDABRA ACQUISITION CORPORATION
(a corporation in the development stage)
STATEMENT OF OPERATIONS

	For the Period from November 22, 2004 (inception) to December 31, 2004		For the Year Ended December 31, 2005		For the Period from November 22, 2004 (inception) to December 31, 2005
Income:
Interest Income		$—		$1,120,142		$1,120,142

Expenses:
Professional fees		—		222,284		222,284
Franchise and capital taxes		—		42,089		42,089
Travel and entertainment		—		88,019		88,019
Rent and office		—		89,251		89,251
Insurance		—		78,580		78,580
Other formation and operating costs		1,100		525		1,625

Total Expenses		1,100		520,748		521,848

Income (loss) before taxes		(1,100)		599,394		598,294
Provision for income taxes		—		267,848		267,848

Net income (loss)		$(1,100)		$331,546		$330,446

Net income per share basic and diluted	$	..00	$	..03	$	..04

Weighted average shares outstanding		2,000,000		9,989,041		9,200,000

The accompanying notes should be read in conjunction with the financial statements.

ALDABRA ACQUISITION CORPORATION
(a corporation in the development stage)
STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock			Income (Deficit) Accumulated During the Development Stage
			Additional paid-in capital
	Shares	Amount			Total
Sale of 2,000,000 shares of common stock to initial stockholders on November 22, 2004 at $.0125 per share, as adjusted (Note 4)	2,000,000	$200	$24,800	$—	$25,000
Net loss for the period	—	—	—	(1,100)	(1,100)

Balance, December 31, 2004	2,000,000	$200	$24,800	$(1,100)	$23,900
Sale of 9,200,000 units, net of underwriters' discount and offering expenses (includes 1,839,080 shares subject to possible conversion)	9,200,000	920	50,834,055	—	50,834,975
Proceeds subject to possible conversion of 1,839,080 shares	—	—	(9,862,266)	—	(9,862,266)
Net income for the year	—	—	—	331,546	331,546

Balance, December 31, 2005	11,200,000	$1,120	$40,996,589	$330,446	$41,328,155

The accompanying notes should be read in conjunction with the financial statements.

ALDABRA ACQUISITION CORPORATION
(a corporation in the development stage)
STATEMENT OF CASH FLOWS

	For the period from November 22, 2004 (inception) to December 31, 2004	For the Year Ended December 31, 2005	For the period from November 22, 2004 (inception) to December 31, 2005
Cash flows from operating activities
Net income (loss)	$(1,100)	$331,546	$330,446
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on treasury bills held in Trust	—	(1,364,580)	(1,364,580)
Increase in deferred tax assets	—	(205,612)	(205,612)
Increase in income taxes payable	—	154,149	154,149
Increase in deferred interest	—	273,500	273,500
Increase in prepaid expenses	—	(22,524)	(22,524)
Increase in accrued expenses	1,100	44,900	46,000

Net cash used in operating activities	—	(788,621)	(788,621)

Cash used in investing activity
Cash placed into Trust Account	—	(49,336,000)	(49,336,000)

Cash flows from financing activities
Proceeds from notes payable, stockholders	70,000	—	70,000
Repayment of notes payable, stockholders	—	(70,000)	(70,000)
Proceeds from sale of shares of common stock	25,000	55,200,000	55,225,000
Payment of costs of public offering	(83,905)	(4,281,120)	(4,365,025)

Net cash provided by financing activities	11,095	50,848,880	50,859,975

Net increase in cash and cash equivalents	11,095	724,259	735,354
Cash and cash equivalents at beginning of the period	—	11,095	—

Cash and cash equivalents at the end of the year	$11,095	$735,354	$735,354

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income and franchise taxes	$—	$361,400	$361,400

The accompanying notes should be read in conjunction with the financial statements.

ALDABRA ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1.    Organization and Business Operations

        Aldabra Acquisition Corporation (the "Company") was incorporated in Delaware on November 22, 2004 as a blank check company whose objective is to acquire an operating business.

        The registration statement for the Company's initial public offering ("Offering") was declared effective February 17, 2005. The Company consummated the offering on February 24, 2005 and received net proceeds of approximately $44,139,000 (Note 2). On February 25, 2005, the Company consummated the closing of the over-allotment option and the Company received net proceeds of approximately $6,696,000 (Note 2). The Company's management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of approximately $49,336,000 of the net proceeds was placed in an interest-bearing trust account ("Trust Account") until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States government securities (Treasury Bills) with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The Treasury Bills have been accounted for as trading securities, which are recorded at their fair market value of approximately $50,700,000 at December 31, 2005. The excess of market value over cost, exclusive of the deferred interest described further below, is included in interest income in the accompanying financial statements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions, continuing general and administrative expenses and corporate income and franchise taxes.

        The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

        All of the Company's stockholders prior to the Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 2,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination. After consummation of the Business Combination, these voting safeguards will no longer be applicable.

        With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount held in the Trust Account) has been classified as common stock subject to possible conversion in the accompanying December 31, 2005 balance sheet and 19.99% of the related interest earned on the Treasury Bills has been recorded as deferred interest.

        The Company's Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. There is no assurance that the Company will be able to successfully effect a Business Combination during the period. This factor raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern, The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering and since no value would be attributed to the Warrants contained in the Units sold (Note 2).

        Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

        Basic earnings per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the additional dilution for all potentially dilutive securities such as stock warrants and options. The effect of the 18,400,000 outstanding warrants, issued in connection with the initial public offering described in Note 2 has not been considered in the diluted earnings per share since the warrants are contingently exercisable.

        For purposes of the statements of cash flows, the Company considers all investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123(R)"), "Share Based Payment." SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to adopt SFAS 123(R) effective January 1, 2006. The Company does not believe that the adoption of SFAS No. 123(R) will have a significant impact on its financial condition or results of operations.

        Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.    Initial Public Offering

        On February 24, 2005, the Company sold 8,000,000 units ("Units") in the Offering. On February 25, 2005, the Company sold an additional 1,200,000 Units pursuant to the over-allotment option. Each Unit consists of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing after the completion of a Business Combination and expiring on February 16, 2009. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days' notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

3.    Taxes Payable

        The provision for income taxes consists of the following:

	Year ended December 31, 2005	Period from Inception to December 31, 2004
Current:
Federal	$302,080	—
State and Local	171,379	—
Deferred:
Federal	(131,284)	—
State and Local	(74,327)	—

Total provision for income taxes	$267,848	$—

        The Company's effective tax rate of 44.7% differs from the effective federal tax rate of 34% principally due to the effect of state and local income taxes.

        The tax effect of temporary differences that give rise to the net deferred tax asset is as follows:

	December 31,
	2005	2004
Asset:
Deferred interest income	$122,130	$—
Deferred expenses	83,482	375

Total deferred tax asset	$205,612	$375

Valuation Allowance	—	$(375)

	$205,612	$—

4.    Notes Payable, Stockholders

        The Company issued an aggregate of $70,000 of unsecured promissory notes to two Initial Stockholders, who are also officers. The notes were noninterest-bearing and were repaid upon the consummation of the Offering.

5.    Commitments and Related Party Transactions

        The Company utilizes certain administrative, technology and secretarial services, as well as certain limited office space provided by an affiliate of two Initial Stockholders. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such services available to the

Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Offering. The statement of operations for the period ended December 31, 2005 includes $76,875 related to this agreement.

        During 2005, the Company paid $36,714 to a party related to a member of one of its directors for services rendered. The amount was reimbursed to the Company by another member of its directors subsequent to December 31, 2005.

        The Company has engaged Morgan Joseph & Co. Inc. to act as its investment banker in connection with a Business Combination. The Company has agreed to pay Morgan Joseph & Co. a cash fee at the closing of the Business Combination for assisting the Company in structuring and negotiating the terms of the transaction equal to 2.15% of the gross proceeds raised in the Offering, including any proceeds the Company receives as a result of the exercise of the underwriters' over-allotment option.

        The Company has further engaged Morgan Joseph & Co., on a non-exclusive basis, as agent for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, the Company has agreed to pay Morgan Joseph & Co., for bona fide services rendered, a commission equal to 5% of the exercise price for each Warrant exercised more than one year after the effective date of the Proposed Offering if the exercise was solicited by the underwriters.

6.    Preferred Stock

        The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7.    Common Stock

        On January 27, 2005, the Company's Board of Directors authorized a stock dividend of one share of common stock for each outstanding share of common stock outstanding. In addition, on January 27, 2005, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock to 35,000,000. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect these transactions.

        At December 31, 2005, 18,400,000 shares of common stock were reserved for issuance upon exercise of redeemable warrants.

GLDD ACQUISITIONS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS FOR
THE SIX MONTHS ENDED JUNE 30, 2006 AND JUNE 30, 2005

GLDD Acquisitions Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except per share amounts)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and equivalents	$572	$601
Accounts receivable, net	80,780	85,114
Contract revenues in excess of billings	14,196	14,352
Inventories	16,137	17,084
Prepaid expenses and other current assets	18,605	17,113

Total current assets	130,290	134,264
Property and equipment, net	241,700	240,849
Goodwill	98,747	98,747
Other intangible assets, net	1,399	1,579
Inventories	11,206	11,206
Investments in joint ventures	8,538	8,605
Other assets	11,120	11,987

Total assets	$503,000	$507,237

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$43,964	$50,836
Accrued expenses	31,689	24,264
Billings in excess of contract revenues	7,590	8,108
Current maturities of long-term debt	1,950	1,950

Total current liabilities	85,193	85,158
Long-term debt	242,875	248,850
Deferred income taxes	86,951	88,154
Other	5,395	4,473

Total liabilities	420,414	426,635
Minority interest	1,975	1,850
Redeemable Preferred Stock	105,988	101,978
Commitments and contingencies (Note 11)	—	—
Stockholders' deficit:
Common stock—$0.01 par value; 1,000,000 shares issued and outstanding	10	10
Series A Preferred Stock—$0.01 par value; 77,500 shares issued and outstanding	—	—
Series B Preferred Stock—$0.10 par value; 9,500 shares issued and outstanding	—	—
Additional Paid in Capital	9,954	9,990
Accumulated Deficit	(35,612)	(33,017)
Accumulated other comprehensive income (loss)	271	(209)

Total stockholders' deficit	(25,377)	(23,226)

Total liabilities and stockholders' deficit	$503,000	$507,237

        See notes to unaudited condensed consolidated financial statements.

GLDD Acquisitions Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Six Months Ended June 30,
	2006	2005
Contract revenues	$222,487	$193,294
Costs of contract revenues	193,317	174,821

Gross profit	29,170	18,473
General and administrative expenses	14,430	13,737
Subpoena-related expenses	429	1,810
Amortization of intangible assets	180	400

Operating income	14,131	2,526
Interest expense, net	(12,216)	(10,866)
Equity in earnings of joint ventures	582	762
Minority interests	(125)	(220)

Income (loss) before income taxes	2,372	(7,798)
Income tax (expense) benefit	(928)	2,621

Net income (loss)	$1,444	$(5,177)
Redeemable Preferred Stock Dividends	(4,039)	(3,740)

Net loss available to common stockholders	$(2,595)	$(8,917)

Basic and diluted earning (loss) per share	$(2.60)	$(8.92)
Basic and diluted weighted average shares	999	1,000
Pro forma basic and diluted earnings per share	$0.05	$(0.18)
Pro forma basic and diluted weighted average shares	28,219	28,219

See notes to unaudited condensed consolidated financial statements.

GLDD Acquisitions Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2006	2005
Operating Activities
Net income (loss)	$1,444	$(5,177)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	12,528	12,330
Earnings of joint ventures	(582)	(762)
Distribution from equity joint ventures	650	500
Minority interests	125	220
Deferred income taxes	(3,466)	(3,170)
Gain on dispositions of property and equipment	(380)	(98)
Other, net	899	837
Changes in assets and liabilities:
Accounts receivable	4,334	(58)
Contract revenues in excess of billings	156	(7,079)
Inventories	947	(1,468)
Prepaid expenses and other current assets	972	(6,459)
Accounts payable and accrued expenses	426	6,385
Billings in excess of contract revenues	(518)	1,287
Other noncurrent assets and liabilities	(86)	54

Net cash flows from operating activities	17,449	(2,658)
Investing Activities
Purchases of property and equipment	(11,604)	(7,082)
Dispositions of property and equipment	857	4,665

Net cash flows from investing activities	(10,747)	(2,417)
Financing Activities
Repayments of long-term debt	(3,975)	(975)
Borrowings under revolving loans, net of repayments	(2,000)	5,000
Repayment of capital lease debt	(691)	(541)
Stock Repurchase	(65)	—

Net cash flows from financing activities	(6,731)	3,484

Net change in cash and equivalents	(29)	(1,591)
Cash and equivalents at beginning of period	601	1,962

Cash and equivalents at end of period	$572	$371

Supplemental Cash Flow Information
Cash paid for interest	$10,818	$9,946

Cash paid for taxes	$598	$244

See notes to unaudited condensed consolidated financial statements.

GLDD ACQUISITIONS CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(dollars in thousands)

1.     Basis of presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information. Accordingly, these financial statements do not include all the information in the notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position, results of operations and cash flows as of and for the dates presented. The unaudited condensed consolidated financial statements and notes herein should be read in conjunction with the audited consolidated financial statements of GLDD Acquisitions Corp. ("the Company"), and the notes thereto, included elsewhere in this proxy statement/prospectus.

        The condensed consolidated results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the full year.

2.     Comprehensive loss

        Total comprehensive loss is comprised of the Company's net loss and net unrealized gains on cash flow hedges. Total comprehensive income (loss) for the six months ended June 30, 2006 and 2005 was $1,924 and ($4,346), respectively.

3.     Earnings Per Share

        Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common share outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. There are no dilutive effects on the earnings or shares in the years presented. The computations for basic and diluted earnings per share from continuing operations are as follows:

	For the six months ended
(In thousands, except per share amounts)	June 30, 2006	June 30, 2005
Income (loss) from continuing operations	$1,444	$(5,177)
Dividends on redeemable preferred stock	(4,039)	(3,740)
Net loss available to common shareholders	$(2,595)	$(8,917)
Weighted average common shares outstanding:
Basic	999	1,000
Earnings per share:
Basic and diluted	$(2.60)	$(8.92)

4.     Risk management activities

        The Company uses derivative instruments to manage commodity price, interest rate, and foreign currency exchange risks. Such instruments are not used for trading purposes. As of June 30, 2006, the

Company was party to various swap arrangements to hedge the price of a portion of its diesel fuel purchase requirements for work in its backlog to be performed through December 2006. As of June 30, 2006, there were 1.8 million gallons remaining on these contracts. Under these agreements, the Company will pay fixed prices ranging from $1.75 to $2.07 per gallon. At June 30, 2006 and December 31, 2005, the fair value asset/(liability) on these contracts was estimated to be $446 and $(344), respectively, based on quoted market prices, and is recorded in other current assets and accrued liabilities, respectively. Ineffectiveness related to these fuel hedge arrangements was determined to be immaterial. The remaining gains included in accumulated other comprehensive income at June 30, 2006 will be reclassified into earnings over the next six months, corresponding to the period during which the hedged fuel is expected to be utilized.

        In February 2004, the Company entered into an interest rate swap arrangement to swap a notional amount of $50 million from a fixed rate of 7.75% to a floating LIBOR-based rate in order to manage the interest rate paid with respect to the Company's 7 3/4% senior subordinated debt. The fair value liability of the swap at June 30, 2006 and December 31, 2005 was $2,197 and $1,598, respectively, and is recorded in accrued expenses. The swap is not accounted for as a hedge; therefore, the changes in fair value are recorded as adjustments to interest expense in each reporting period. As of July 6, 2006, the Company extended this interest rate swap arrangement through December 15, 2013 in order to continue to better manage the interest rate paid.

        The carrying values of other financial instruments included in current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. The carrying value of long-term bank debt is a reasonable estimate of its fair value as interest rates are variable, based on the prevailing market rates. The fair value of the Company's $175,000 of 7 3/4% senior subordinated notes was $161,000 and $157,500 at June 30, 2006 and December 31, 2005, respectively, based on quoted market prices.

5.     Accounts receivable

        Accounts receivable at June 30, 2006 and December 31, 2005 are as follows:

	June 30, 2006	December 31, 2005
Completed contracts	$29,372	$33,818
Contracts in progress	36,427	41,885
Retainage	15,663	10,016

	81,462	85,719
Allowance for doubtful accounts	(682)	(605)

	$80,780	$85,114

6.     Contracts in progress

        The components of contracts in progress at June 30, 2006 and December 31, 2005 are as follows:

	June 30, 2006	December 31, 2005
Costs and earnings in excess of billings:
Costs and earnings for contracts in progress	$116,181	$196,846
Amounts billed	(105,931)	(185,635)

Costs and earnings in excess of billings for contracts in progress	10,250	11,211
Costs and earnings in excess of billings for completed contracts	3,946	3,141

	$14,196	$14,352

Prepaid contract costs (included in prepaid expenses and other current assets)	$2,296	$1,541

Billings in excess of costs and earnings:
Amounts billed	$(152,220)	$(113,243)
Costs and earnings for contracts in progress	144,630	105,135

	$(7,590)	$(8,108)

7.     Intangible assets

        The net book value of intangible assets is as follows:

	Weighted Average Estimated Life	Cost	Accumulated Amortization	Net

As of June 30, 2006:
Customer contract backlog		$4,237	$4,237	$—
Demolition customer relationships	7 years	1,093	549	544
Software and databases	8.5 years	1,209	354	855

		$6,539	$5,140	$1,399

8.     Investment in Joint Ventures

        The Company has a 50% ownership interest in Amboy Aggregates ("Amboy"), whose primary business is the dredge mining and sale of fine aggregate. The Company accounts for its investment in Amboy using the equity method. The following table includes Amboy's summarized financial information for the periods presented.

	Six Months Ended June 30,
	2006	2005
Revenue	$10,395	$10,331
Costs and expenses	9,231	8,899

Net income (loss)	$1,164	$1,432

GLDD's 50%	$582	$716

        Amboy has a loan with a bank, which contains certain restrictive covenants, including limitations on the amount of distributions to its joint venture partners. It is the intent of the joint venture partners to periodically distribute Amboy's earnings, to the extent allowed by Amboy's bank agreement. The term portion of Amboy's loan matured in October 2003, and the $2,000 revolving credit facility was set to expire in August 2005. The revolving credit facility was amended to extend the expiration to August 2007 and increase the facility to $3,000.

        In 2003, the Company and its Amboy joint venture partner each purchased a 50% interest in land, which is adjacent to the Amboy property and may be used in connection with the Amboy operations. The Company's share of the purchase price totaled $1.047 and is reflected in investments in joint ventures. Income from that land was $46 for the six months ended June 30, 2005.

        For the six months ended June 30, 2006 and 2005, the Company received distributions from Amboy totaling $650 and $500.

9.     Accrued expenses

        Accrued expenses at June 30, 2006 and December 31, 2005 are as follows:

	June 30, 2006	December 31, 2005
Insurance	$11,659	$6,387
U.S. income and other taxes	6,953	3,170
Payroll and employee benefits	4,626	8,927
Interest rate swap liability	2,197	1,598
Equipment leases	1,404	933
Interest	1,010	1,115
Other	3,840	2,134

	$31,689	$24,264

10.   Segment information

        The Company operates in two reportable segments: dredging and demolition. The Company's financial reporting systems present various data for management to run the business, including profit and loss statements prepared according to the segments presented. Management uses operating income to evaluate performance between the two segments. Segment information for the periods presented is as follows:

	Six Months Ended June 30,
	2006	2005
Dredging
Contract revenues	$198,721	$169,346
Operating income (loss)	11,772	(343)
Demolition
Contract revenues	$23,766	$23,948
Operating income	2,369	2,869
Total
Contract revenues	$222,487	$193,294
Operating income	14,131	2,526

        In addition, foreign dredging revenue of $34,609 for the six months ended June 30, 2006 was primarily attributable to work done in Bahrain. The majority of the Company's long-lived assets are marine vessels and related equipment. At any point in time, the Company may employ certain assets outside of the U.S., as needed, to perform work on the Company's foreign projects.

11.   Commitments and contingencies

        At June 30, 2006, the Company was contingently liable, in the normal course of business, for $15,730 in undrawn letters of credit, relating to foreign contract performance guarantees and insurance payment liabilities.

        The Company finances certain key vessels used in its operations and office facilities with operating lease arrangements with unrelated lessors, requiring annual rentals decreasing from $14,000 to $8,000 over the next five years. Certain of these operating leases contain default provisions that are triggered by an acceleration of debt maturity under the terms of the Company's Credit Agreement. Additionally, the leases typically contain provisions whereby the Company indemnifies the lessors for the tax treatment attributable to such leases based on the tax rules in place at lease inception. The tax indemnifications do not have a contractual dollar limit. To date, no lessors have asserted any claims against the Company under these tax indemnification provisions.

        Borrowings under the Company's Credit Agreement are secured by first lien mortgages on certain operating equipment of the Company with a net book value of approximately $80,000 at December 31, 2005. Additionally, the Company obtains its performance and bid bonds through an underwriting and indemnity agreement with a surety company that has been granted a security interest in a substantial portion of the Company's operating equipment with a net book value of approximately $84,000 at December 31, 2005. The Company also has an equipment term loan, which is secured by a first lien mortgage on certain operating equipment with a net book value of approximately $20,000 at December 31, 2005. The net book value of equipment serving as collateral under these agreements at June 30, 2006 does not materially differ from the values at December 31, 2005. These agreements contain provisions requiring the Company to maintain certain financial ratios and restricting the Company's ability to pay dividends, incur indebtedness, create liens, and take certain other actions. The Company was in compliance with all required covenants at June 30, 2006.

        The performance and bid bonds issued under the bonding agreement are customarily required for dredging and marine construction projects, as well as some demolition projects. Bid bonds are generally obtained for a percentage of bid value and aggregate amounts outstanding typically range from $5,000 to $10,000. Performance bonds typically cover 100% of the contract value with no maximum bond amounts. At June 30, 2006, the Company had outstanding performance bonds valued at approximately $205,478; however the revenue value remaining in backlog related to these projects totaled approximately $106,600 at June 30, 2006.

        Certain foreign projects performed by the Company have warranty periods, typically spanning no more than three to five years beyond project completion, whereby the Company retains responsibility to maintain the project site to certain specifications during the warranty period. Generally, any potential liability of the Company is mitigated by insurance, shared responsibilities with consortium partners, and/or recourse to owner-provided specifications.

        The Company considers it unlikely that it would have to perform under any of these aforementioned contingent obligations and performance has never been required in any of these circumstances in the past.

        As is customary with negotiated contracts and modifications or claims to competitively-bid contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts, modifications or claims and the applicable federal laws. The government has the ability to seek a price adjustment based on the results of such audit. Any such audits have not had and are not expected to have a material impact on the financial position, operations or cash flows of the Company.

        In the normal course of business, the Company is a defendant in various legal proceedings. Except as described below, the Company is not currently a party to any material legal proceedings or environmental claims.

        On February 10, 2004, the Company was served with a subpoena to produce documents in connection with a federal grand jury convened in the United States District Court for the District of South Carolina. The Company believes the grand jury has been convened to investigate the United States dredging industry in connection with work performed for the U.S. Army Corp of Engineers. The Company complied with the Justice department's requests and Company management believes that it has provided all of the documents that have been requested to this point. In addition to the documents requested, seven employees or former employees of the Company have now been interviewed or have testified before the grand jury. In connection with the investigation, the Company continues to incur legal expenses, albeit to a much lesser degree. These expenses totaled $429 for the six months ended June 30, 2006 compared to $1,800 for the same period in 2005.

        In the normal course of business, the Company is a party to various personal injury lawsuits. The Company maintains insurance to cover claims that arise from injuries to its hourly workforce subject to a deductible. Recently there has been an increase in suits filed in Texas. Two Texas law firms are aggressively pursuing personal injury claims on behalf of dredging workers resident in certain areas of Texas. An unprecedented number of lawsuits are being filed for incidents that would not have likely escalated to claims in the past. However, aggressive legal representation and medical advice is increasing the seriousness of claimed injuries and the amount demanded in settlement. In the first quarter of this year a $2.0 million charge was recorded to increase our reserves for our self-insured portion of these liabilities. In the second quarter the Company recorded another $1.3 million related primarily to new lawsuits filed during the quarter. Great Lakes' recorded self-insurance reserves represent its best estimate of the outcomes of these claims and Great Lakes does not believe that it is reasonably possible there will be a material adverse impact to the Company's financial position or results of operations or cash flows related to such claims. However, the occurrence in the future of new claims of a similar nature is not possible to predict and while the Company does not believe that additional claims would have a material impact on the Company's financial position it is possible they could be material to the results of operations and cash flows of future periods.

        On April 24, 2006, a class action complaint was filed in the U.S. District Court for the Eastern District of Louisiana, on behalf of Louisiana citizens who allegedly suffered property damage from the floodwaters that flooded New Orleans and surrounding areas when Hurricane Katrina hit the area on August 29, 2005 (the "Katrina Claims") Reed v. United States. The Reed suit names as defendants the U.S. government, Great Lakes Dredge & Dock Company and numerous other dredging companies which completed dredging projects on behalf of the Army Corps of Engineers in the Mississippi River Gulf Outlet ("MRGO") between 1993 and 2005. The Reed complaint alleges that the dredging of MRGO caused the destruction of Louisiana wetlands, which had provided a natural barrier against some storms and hurricanes. The complaint alleges that this loss of natural barriers contributed to the failure of levees as Katrina floodwaters damaged plaintiffs' property. The Reed complaint asserts claims of negligence, warranty, concealment and violations of the Water Pollution Control Act. Other plaintiffs have filed similar class action complaints. In addition, plaintiffs have filed one mass tort case. All these cases raise the same claims as Reed. One dredging company has filed a cross-claim seeking contribution and indemnification. The amount of claimed damages in these claims is not stated, but is presumed to be significant. On October 19, 2006, Great Lakes filed for exoneration or limitation of liability under the Limitation of Liability Act in federal district court. This limitation action stays all outstanding Katrina lawsuits against Great Lakes, including the lawsuits mentioned above, pending resolution of Great Lakes' exoneration and limitation claims. Great Lakes believes that it has meritorious claims to either exoneration from all liability or limitation of liability at not more than $55 million, which is was the value of the vessels which conducted the MRGO dredging work. These defenses include arguments for both statutory and constitutional immunity from liability for the Katrina Claims. In addition, Great Lakes maintains $150 million in insurance coverage for the Katrina Claims. Great Lakes does not believe it is reasonably possible that the Katrina Claims will have a material adverse impact on its financial condition or results of operations and cash flows.

        On June 20, 2006, the Company signed an Agreement and Plan of Merger ("Agreement") with Aldabra Acquisition Corporation. Aldabra is a blank check company formed for the purpose of investing in a business to build long term value. Under the terms of the Agreement, the Company will merge with a subsidiary of Aldabra and GLDD Acquisitions' stockholders will receive common stock of Aldabra. Aldabra will then merge into an indirect wholly-owned subsidiary and, in connection with this holding company merger, the stockholders of Aldabra (including the former GLDD Acquisitions' stockholders) will receive stock in a new holding company, which will shortly after closing be renamed Great Lakes Dredge & Dock Corporation. The surviving corporation will be owned approximately 67% by affiliates of MDP and approximately 5% by Great Lakes' management (based on Aldabra's current price per share and assuming no exercise of conversion rights by Aldabra stockholders), before giving effect to the exercise of any outstanding Aldabra warrants. The available cash of Aldabra will be used to pay down the Company's senior bank term debt. GLDD's $175,000 of 7 3/4% Senior Subordinated Notes due 2013 will remain outstanding.

        The transaction has been approved by the boards of both Great Lakes and Aldabra, but is subject to customary closing conditions including review under the Hart-Scott-Rodino Act and the approval of

Aldabra's stockholders. In addition, the closing is conditioned on the holders of fewer than 20% of the shares of common stock of Aldabra issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by Aldabra's certificate of incorporation. The transaction is anticipated to close during the fall of 2006.

12.   Effects of recently issued accounting pronouncements

        In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 is an interpretation of FASB Statement No. 109, "Accounting for Income Taxes," and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 requires expanded disclosure with respect to the uncertainty in income taxes and is effective as of the beginning of our 2007 fiscal year. The Company is currently evaluating the impact, if any, that FIN 48 will have on the financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Great Lakes is currently evaluating the impact of adopting SFAS 157 on the consolidated financial statements.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108). SAB 108 considers the effects of prior year misstatements when quantifying misstatements in current year financial statements. It is effective for financial statements issued after November 15, 2006. Great Lakes does not believe the adoption of SAB 108 will have a material impact on the consolidated financial statements.

13.   Subsequent Events

        On August 28, 2006, Great Lakes entered into an amendment of its Credit Agreement with its senior secured lenders. This amendment increased the Company's total leverage ratio to 5.6 to 1.0 for the four consecutive fiscal quarters ending September 30, 2006, to give the Company more flexibility to borrow under its revolver as the third quarter of 2006 is being impacted by significant mobilization to domestic and foreign projects, required dry-dockings on certain vessels and the deferral of a large beach project due to typical environmental window restrictions. The amendment to the Credit Agreement allowed Great Lakes to obtain a secured revolving line of credit from Wells Fargo HSBC Trade Bank pursuant to an International Letter of Credit Agreement. The additional line of credit capacity will be used for performance and advance payment guarantees on foreign contracts including the contract recently signed in Bahrain. In September of 2006, Great Lakes entered into an amendment to its equipment loan to increase the maximum total leverage ratio to 5.6 to 1.0 for the four consecutive fiscal quarters ending September 30, 2006. Also in September of 2006, Great Lakes obtained a waiver under its bonding agreement of compliance with the net worth requirement for the fiscal quarter ending September 30, 2006.

14.   Pro forma earnings per share

        The pro forma earnings per share amounts in the financial statements are presented taking into account the increase in the number of shares the stockholders of the Company will receive upon the merger of the Company into a subsidiary of Aldabra Acquisition Corporation. At the closing of the merger, Aldabra will issue common stock, par value of $0.0001 per share, to the stockholders of GLDD Acquisitions Corp. and the Company will recapitalize its common share capital and preferred share capital. At closing, the value is assumed to be $160,000,000, which is subject to adjustments for actual net working capital and debt at closing. The number of shares issued will be based upon the average closing price of Aldabra common stock for the ten trading days ending on the third trading day prior to the consummation of the merger. The number of Aldabra shares issuable in connection with the transaction will be the greater of $160,000,000 divided by the average trading price and 27,273,000 shares (in each case subject to net working capital and net indebtedness adjustments), but in no event to exceed 40,000,000 shares. The pro forma number of shares were calculated using the September 25, 2006 closing price and assuming no post-closing net working capital or net indebtedness adjustments.

Deemed value of the Company	$160,000,000
Closing price of Aldabra common stock on September 25, 2006	÷5.67

	28,218,695	shares

        The pro forma earnings per share is then calculated using net income (loss) divided by the pro forma number of shares as described.

GLDD ACQUISITIONS CORP. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS FOR
THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003,
AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
GLDD Acquisition Corp. and Subsidiaries
Oak Brook, Illinois

        We have audited the accompanying consolidated balance sheets of GLDD Acquisition Corp. and Subsidiaries as of December 31, 2005 and 2004 (successor company), and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. Additionally, we have audited the consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2003 of Great Lakes Dredge & Dock Corporation (predecessor company). Hereinafter, GLDD Acquisitions Corporation and Great Lakes Dredge & Dock Corporation are referred to as the "Company." Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statement of Amboy Aggregates ("Amboy") joint venture for the year ended December 31, 2003, the Company's investment in which is accounted for using the equity method. The Company's equity of $1.0 million in Amboy's net income for the year ended December 31, 2003, are included in the accompanying financial statements. The financial statements of Amboy were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such joint venture, is based solely on the report of such other auditors for the year ended December 31, 2003.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1, GLDD Acquisitions Corporation was formed in 2003 to effect the acquisition of Great Lakes Dredge & Dock Corporation. The financial statements of GLDD Acquisitions Corporation reflect the revaluation of the net assets of Great Lakes Dredge & Dock Corporation at the date of acquisition. Therefore, the amounts reported for GLDD Acquisitions Corporation are not comparable to the amounts shown for Great Lakes Dredge & Dock Corporation.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
August 4, 2006

GLDD ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004
(In thousands, except per share amounts)

	2005	2004
ASSETS
CURRENT ASSETS:
Cash and equivalents	$601	$1,962
Accounts receivable—net	85,114	65,762
Contract revenues in excess of billings	14,352	12,439
Inventories	17,084	16,497
Prepaid expenses	4,700	4,274
Other current assets	12,413	11,380

Total current assets	134,264	112,314
PROPERTY AND EQUIPMENT—Net	240,849	256,594
GOODWILL	98,747	103,563
OTHER INTANGIBLE ASSETS—Net	1,579	3,267
INVENTORIES	11,206	11,278
INVESTMENTS IN JOINT VENTURES	8,605	7,965
OTHER	11,987	13,654

TOTAL	$507,237	$508,635

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$50,836	$46,770
Accrued expenses	24,264	17,676
Billings in excess of contract revenues	8,108	6,706
Current maturities of long-term debt	1,950	1,950

Total current liabilities	85,158	73,102
LONG-TERM DEBT	248,850	252,300
DEFERRED INCOME TAXES	88,154	90,429
OTHER	4,473	5,314

Total liabilities	426,635	421,145

MINORITY INTERESTS	1,850	1,599

REDEEMABLE PREFERRED STOCK	101,978	94,285

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT
Common stock—$0.01 par value; 1,000,000 shares issued and outstanding	10	10
Additional paid-in capital	9,990	9,990
Accumulated deficit	(33,017)	(18,372)
Accumulated other comprehensive loss	(209)	(22)

Total stockholders' deficit	(23,226)	(8,394)

TOTAL	$507,237	$508,635

GLDD ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands except for per share amounts)

	Successor Company		Predecessor Company
	2005	2004	2003
CONTRACT REVENUES	$423,399	$350,862	$398,800
COSTS OF CONTRACT REVENUES	372,046	314,940	328,196

GROSS PROFIT	51,353	35,922	70,604

OPERATING EXPENSES:
General and administrative expenses	29,322	25,473	27,867
Amortization of intangible assets	786	4,174
Impairment of intangibles	5,718
Subpoena-related expenses	2,865	2,317
Demolition litigation expense		1,275
Sale-related expenses		273	10,635

Total operating income	12,662	2,410	32,102

OTHER INCOME (EXPENSE):
Interest expense—net	(23,055)	(20,334)	(20,717)
Sale-related financing costs			(13,113)
Equity in earnings of joint ventures	2,328	2,339	1,422
Minority interests	(251)	132	28

Total other income (expense)	(20,978)	(17,863)	(32,380)

LOSS BEFORE INCOME TAXES	(8,316)	(15,453)	(278)
INCOME TAX BENEFIT (PROVISION)	1,364	4,366	(1,318)

NET LOSS	$(6,952)	$(11,087)	$(1,596)
REDEEMABLE PREFERRED STOCK DIVIDENDS	(7,693)	(7,285)	—

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(14,645)	$(18,372)	$(1,596)

Basic and diluted earning (loss) per share	$(14.64)	$(18.37)	$(31.92)
Basic and diluted weighted average shares	1,000	1,000	50
Unaudited pro forma basic and diluted earnings per share	$(0.24)
Unaudited pro forma basic and diluted weighted average shares	28,219

See notes to consolidated financial statements.

GLDD ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands, except share amounts)

	Number of Shares
							Accumulated Other Comprehensive Income (Loss)		Note Receivable From Stockholder
	Preferred Stock	Common Stock	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit		Treasury Stock		Total
Predecessor Company
BALANCE—January 1, 2003	45,000	5,000,000	$1	$50	$50,457	$(62,787)	$103	$(162)	$(68)	$(12,406)
Reverse stock split (1 for 100)		(5,000,000)								—
		50,000
Repayment on note receivable from stockholder									68	68
Comprehensive income (loss):
Net loss						(1,596)				(1,596)
Reclassification of derivative gains to earnings (net of tax of $625)							(970)			(970)
Change in fair value of derivatives (net of tax of $759)							1,176			1,176

Total comprehensive loss										(1,390)

Effect of Transaction on Predecessor Company	(45,000)	(50,000)	(1)	(50)	(50,457)	64,383	(309)	162	—	(13,728)

BALANCE—December 31, 2003	—	—	—	—	—	—	—	—	—	—

Successor Company
Issuance of new shares to GLDD Acquisitions Corp.	—	1,000,000	—	10	9,990	—	—	—	—	10,000

BALANCE—December 31, 2003	—	1,000,000	—	10	9,990	—	—	—	—	10,000
Accumulated dividends on preferred stock						(7,285)				(7,285)
Comprehensive income (loss):
Net loss						(11,087)				(11,087)
Reclassification of derivative gains to earnings (net of tax of $1,062)							(1,654)			(1,654)
Change in fair value of derivatives (net of tax of $1,048)							1,632			1,632
Total comprehensive loss	—	—	—	—	—	(11,087)	—	—	—	(11,109)

BALANCE—December 31, 2004	—	1,000,000	—	10	9,990	(18,372)	(22)	—	—	(8,394)
Accumulated dividends on preferred stock						(7,693)				(7,693)
Comprehensive income (loss):
Net loss						(6,952)				(6,952)
Reclassification of derivative gains to earnings (net of tax of $1,192)							(1,838)			(1,838)
Change in fair value of derivatives (net of tax of $1,071)							1,651			1,651
Total comprehensive loss	—	—	—	—	—	(6,952)	(187)	—	—	(7,139)

BALANCE—December 31, 2005	—	1,000,000	$—	$10	$9,990	$(33,017)	$(209)	$—	$—	$(23,226)

See notes to consolidated financial statements.

GLDD ACQUISITION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
PERIODS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands)

	Successor Company			Predecessor Company
	2005	2004	December 31, 2003	Jan 1-Dec 31, 2003
OPERATING ACTIVITIES:
Net loss	$(6,952)	$(11,087)	$—	$(1,596)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	24,686	26,853		16,294
Loss (earnings) of joint ventures	(2,328)	(2,339)		(1,422)
Distribution from equity joint ventures	1,625	1,925
Minority interests	251	(132)		(28)
Deferred income taxes	(1,695)	(6,388)		3,906
Gain on dispositions of property and equipment	(342)	(394)		(2,506)
Impairment of goodwill and intangible assets	5,718
Other—net	1,667	1,729		5,660
Changes in assets and liabilities:
Accounts receivable	(19,352)	(893)		(12,744)
Contract revenues in excess of billings	(1,913)	(1,203)		1,816
Inventories	(515)	(3,204)		(1,461)
Prepaid expenses and other current assets	(1,919)	4,252		(771)
Accounts payable and accrued expenses	10,133	12,495	(6,458)	17,252
Billings in excess of contract revenues	1,401	(2,102)		(2,107)
Other non-current assets and liabilities	(185)	(2,063)		3,877

Net cash flows from operating activities	10,280	17,449	(6,458)	26,170

INVESTING ACTIVITIES:
Purchases of property and equipment	(12,645)	(23,085)		(37,650)
Dispositions of property and equipment	5,468	10,261		5,840
Cash released from (funded to) equipment escrow		876		(2,451)
Acquisition of Predecessor common and preferred shares		527	(129,142)
Payment of sale-related expenses			(19,994)
Disposition of interest in Riovia investment				1,200
Equity investment in land				(1,047)
Purchase portion of minority interests' share in NASDI				(75)

Net cash flows from investing activities	(7,177)	(11,421)	(149,136)	(34,183)

FINANCING ACTIVITIES:
Repayments of long-term debt	(5,450)	(4,450)	(1,762)	(9,238)
Borrowings under (repayments of) revolving loans—net	2,000		(5,000)	1,000
Repayment of NASDI stockholder notes			(3,000)
Proceeds from issuance of new long-term debt			60,300	23,400
Proceeds from issuance of 7 3/4% senior subordinated notes			175,000
Redemption of 11 1/4% senior subordinated notes			(155,000)
Proceeds from issuance of Successor common shares			94,309
Financing fees		(1,149)	(14,050)	(388)
Repayment of capital lease debt	(1,014)	(1,242)		(713)
Other				68

Net cash flows from financing activities	(4,464)	(6,841)	150,797	14,129

NET CHANGE IN CASH AND EQUIVALENTS	(1,361)	(813)	(4,797)	6,116
CASH AND EQUIVALENTS—Beginning of period	1,962	2,775	7,572	1,456

CASH AND EQUIVALENTS—End of period	$601	$1,962	$2,775	$7,572

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$21,230	$17,483	$6,458	$19,286

Cash paid (refunded) for taxes	$234	$(5,013)	$—	$6,286

        See notes to consolidated financial statements.

GLDD ACQUISITIONS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(In thousands, except per share amounts)

1.     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization and Recapitalization—GLDD Acquisitions Corp. and its subsidiaries are in the business of marine construction, primarily dredging, and commercial and industrial demolition services. The Company's primary dredging customers are domestic and foreign government agencies, and its primary demolition customers are general contractors, corporations that commission projects, non-profit institutions such as universities and hospitals, and local government and municipal agencies.

        GLDD Acquisitions Corp. was formed in 2003 to effect the acquisition of Great Lakes Dredge and Dock Corporation (GLDD) by Madison Dearborn Capital Partners IV, L.P. ("MDP"), an affiliate of Chicago based private equity investment firm Madison Dearborn Partners, LLC, from its former owner, Vectura Holding Company LLC ("Vectura"). The acquisition price was approximately $362 million, including fees and expenses, and the transaction was accounted for as a purchase (the "Transaction"). As a result of the acquisition, GLDD Acquisitions Corp., owns 100% of the equity securities of Great Lakes Dredge & Dock Corporation and certain members of Great Lakes' management own approximately 15% of the outstanding common stock of GLDD Acquisitions Corp. and MDP and certain of its co-investors own the remaining 85%. In addition, MDP and certain of its co-investors own 97% of the preferred stock and Great Lakes management team owns the remaining 3%. See Note 2 for a description of the Transaction. Hereinafter GLDD Acquisitions Corp. is referred to as the Company.

        Principles of Consolidation and Basis of Presentation—The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated. The equity method of accounting is used for investments in unconsolidated investees in which the Company has significant influence. Other investments, if any, are carried at cost.

        The formation of the Company and acquisition of GLDD by MDP was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), Business Combinations, resulting in a new basis of accounting subsequent to the Transaction. For presentation herein, the financial statements up to the date of the purchase are denoted as Predecessor Company and are the financial statements of GLDD, while the financial statements prepared subsequent to the Transaction are denoted as Successor Company and are the financial statements of the Company. Due to the new basis of accounting, the amounts reported for the Company are not comparable to the amount shown for GLDD. The purchase was consummated on December 22, 2003, but was accounted for as if it had occurred on December 31, 2003. Management determined that results of operations were not significant and no material transactions occurred during the period from December 23 to December 31, 2003.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

        Revenue and Cost Recognition on Contracts—Substantially all of the Company's contracts for dredging services are fixed-price contracts, which provide for remeasurement based on actual quantities dredged. The majority of the Company's demolition contracts are also fixed-price contracts, with others managed as time-and-materials or rental projects. In accordance with the American Institute of Certified Public Accountants' Statement of Position 81-1, Accounting for the Performance of Construction-Type and Certain Production-Type Contracts, contract revenues are recognized under the percentage-of-completion method, based on the Company's engineering estimates of the physical percentage completed for dredging projects and using a cost-to-cost approach for demolition projects. For dredging projects, costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion of each dredging project. For demolition contracts, contract revenues are adjusted to reflect the estimated gross profit percentage. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation due the Company are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical progress and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Modifications may be negotiated when a change from the original contract specifications is encountered, necessitating a change in project scope or performance methodology and/or material disposal. Thus, the resulting modification is considered a change in the scope of the original project to which it relates. Significant expenditures incurred incidental to major contracts are deferred and recognized as contract costs based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

        Classification of Current Assets and Liabilities—The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion unless completion of such contracts extends significantly beyond one year.

        Cash Equivalents—The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

        Inventories—Inventories consist mainly of pipe, purchased spare parts, and supplies used in the Company's dredging operations. Inventories are stated at the lower of cost or market, using an average cost methodology.

        Property and Equipment—Capital additions, improvements and major renewals are classified as property and equipment and are carried at cost. Maintenance and repairs are charged to earnings as incurred. Depreciation is provided over the estimated useful lives of property and equipment using the straight-line method. The estimated useful lives by class of assets are 10 years for buildings and improvements, 5 to 10 years for furniture and fixtures, 3 to 10 years for vehicles, dozers and other light operating equipment and systems, and 10 to 30 years for heavy operating equipment, such as barges and dredges. Leasehold improvements are amortized over the shorter of their remaining useful lives or the remaining lives of the leases.

        Goodwill and Other Intangibles—Goodwill represents the excess of the purchase price of net tangible and intangible assets acquired in business combinations over their estimated fair value. Other intangibles mainly represent developed technology and databases, customer relationships, and customer contracts acquired in business combinations. Goodwill resulting from the Transaction is tested annually for impairment in the third quarter of each year, or more frequently should circumstances dictate.

        The other intangible assets identified with respect to the Transaction are being amortized over a 7 to 10 year period, except for the intangible assets related to customer contracts, which are being amortized over approximately 13 to 15 months, consistent with the average remaining duration of the underlying contracts.

        Long-Lived Assets—Long-lived assets are comprised of property and equipment and intangible assets subject to amortization. Pursuant to the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable by comparing the undiscounted cash flows associated with the assets to their carrying amounts. If such a review indicates an impairment, the carrying amount would be reduced to fair value. If long-lived assets are to be disposed, depreciation is discontinued, if applicable, and the assets are reclassified as held for sale at the lower of their carrying amounts or fair values less costs to sell.

        Asset Retirement Obligations—In March 2005, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 47 ("FIN 47"), Accounting for Conditional Asset Retirement Obligations, which is effective for fiscal years ending after December 15, 2005 and is an interpretation of FASB Statement No. 143 ("SFAS No.143"), Accounting for Asset Retirement Obligations. FIN 47 requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. Interpretation No. 47 further clarifies what the term "conditional asset retirement obligation" means with respect to recording the asset retirement obligation discussed in SFAS No. 143. The adoption of FIN 47 did not have a material impact on the Company's consolidated financial position, annual results of operations or cash flows.

        Self-insurance Reserves—The Company self-insures costs associated with workers' compensation claims, hull and equipment liability and general business liabilities, up to certain limits. Insurance reserves are established for estimates of the loss that the Company will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. In determining its estimates, the Company incorporates historical loss experience and judgments about the present and expected levels of cost per claim. Trends in actual experience are a significant factor in determination of such reserves.

        Income Taxes—The Company records income taxes based upon SFAS No. 109, Accounting for Income Taxes, which requires the use of the liability method of accounting for deferred income taxes. The provision for income taxes includes federal, foreign and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

        Fair Value of Financial Instruments—The carrying value of financial instruments included in current assets and current liabilities approximates fair values due to the short-term maturities of these instruments. The carrying value of long-term bank debt is a reasonable estimate of its fair value as interest rates are variable, based on the prevailing market rates. At December 31, 2005 and 2004, the Company had long-term subordinated notes outstanding with a recorded book value of $175,000. The fair value of these notes was $157,500 and $157,938 at December 31, 2005 and 2004, respectively, based on quoted market prices.

        Minority Interest—The Company owns 85% of the capital stock of NASDI, a demolition service provider located in the Boston, Massachusetts area. The remaining 15% of the capital stock is owned by a senior manager of NASDI. Minority interest at December 31, 2005 and 2004, reflects the remaining NASDI management stockholder's 15% non-voting interest in NASDI.

        Capital Stock—As a result of the purchase of the Company, after the acquisition (see Note 2), the Company's authorized capital stock consists of (i) 90,000 shares of Series A Preferred Stock, of which 77,500 shares were issued and outstanding at December 31, 2005 and 2004 respectively, (ii) 10,000 shares of Series B Preferred Stock, of which 9,500 shares were issued and outstanding at December 31, 2005 and 2004 respectively, and (iii) 1,500,000 shares of Common Stock of which 1,000,000 were issued and outstanding at December 31, 2005 and 2004, respectively. All stock has a par value of $.01 per share.

        The Predecessor Company had class A and class B non-voting common stock and one class of preferred stock.

        Redeemable Preferred Stock—Dividends on the Company's Series A and Series B Preferred Stock are cumulative semiannually and payable upon declaration at a rate of 8% commencing December 23, 2003. The Series A Preferred Stock may be redeemed at the option of the majority of the holders after December 31, 2014 at $1,000 per share, plus accrued dividends. The Series B Preferred Stock may be redeemed at the option of the majority of the holders after December 31, 2023 at $1,000 per share, plus accrued dividends. The redemption and liquidation values are $1,000 per share plus accrued and unpaid dividends. The holders of Preferred Stock are entitled to payment before any capital distribution is made with respect to any Junior Securities and have no voting rights. However, the Company's ability to pay any dividends is restricted by its various credit agreements. As of December 31, 2005 and 2004 there were $14,978 and $7,285, respectively, in accumulated dividends outstanding. Due to a redemption clause, this stock is considered a mezzanine security and is recorded outside of stockholders' equity (deficit), in accordance with Emerging Issues Task Force (EITF) Topic D-98.

        Earnings Per Share-    Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common share outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

        There are no dilutive effects on the earnings or shares in the years presented. The computations for basic and diluted earnings per share from continuing operations are as follows:

	2005	2004	2003
Loss from continuing operations	$(6,952)	$(11,087)	$(1,596)
Dividends on redeemable preferred stock	(7,693)	(7,285)	—
Net loss available to common shareholders	$(14,645)	$(18,372)	$(1,596)
Weighted average common shares outstanding:
Basic	1,000	1,000	50
Earnings per share:
Basic and diluted	$(14.64)	$(18.37)	$(31.92)

2.     SALE TRANSACTION

        On December 22, 2003, MDP acquired control of GLDD Acquisitions Corp. and for an initial purchase price of $362,111, including fees and expenses. Great Lakes Dredge and Dock Corporation became a wholly owned subsidiary of GLDD Acquisitions Corp. as a result of the Transaction. The acquisition was financed by new equity contributions of $97,000; term loan and revolver borrowings under a new senior credit facility of approximately $60,300 and $2,000, respectively; the issuance of $175,000 of 7.75% Senior Subordinated Notes due 2013; the rollover of term loan borrowings under a new equipment financing facility of $23,400; the rollover of approximately $1,558 million of capital leases; and cash on hand of $2,853. As mentioned previously, the purchase was accounted for as if it had occurred on December 31, 2003, as management determined that results of operations were not significant and no material transactions occurred during the period from December 23 to December 31, 2003. The purchase price was subject to certain working capital and debt adjustments to be finalized approximately three months subsequent to the Transaction, as defined per the merger agreement. The adjustments were finalized in April of 2004, resulting in a decrease to the initial purchase price of $527.

        Following is a summary of the fair values of the assets acquired and liabilities assumed as of the date of the acquisition:

Current assets	$116,584
Property and equipment	263,746
Other intangible assets	7,441
Goodwill	103,563
Other assets	31,391

Total assets acquired	522,725
Current liabilities	56,043
Other liabilities	105,098

Total liabilities assumed	161,141

Total purchase price	$361,584

        The purchase price was allocated to the acquired assets and liabilities based on their fair values at December 31, 2003, as determined by management's estimates. At December 31, 2005, after reviewing for any impairment, goodwill of $79,097 and $19,650 has been assigned to the dredging and demolition reporting units, respectively. See Notes 5 and 8 regarding the current year impairment of demolition unit goodwill and intangibles.

        In connection with the sale, the Company incurred transaction expenses of approximately $23,748, which were reflected in the Company's 2003 Predecessor Company statement of operations. These transaction expenses include sale-related operating expenses of $10,635 for advisory fees and discretionary bonuses paid to management and sale-related financing costs of $13,113 related to the early extinguishment of the GLDD's 11 1/4% senior subordinated notes and write-off of deferred financing costs related to the GLDD's prior debt structure. In addition, the Company incurred other acquisition-related costs of approximately $2,691, which were capitalized as direct costs of the Transaction.

3.     ACCOUNTS RECEIVABLE

        Accounts receivable at December 31, 2005 and 2004, are as follows:

	2005	2004
Completed contracts	$33,818	$13,971
Contracts in progress	41,885	43,088
Retainage	10,016	9,211

	85,719	66,270
Allowance for doubtful accounts	(605)	(508)

Total	$85,114	$65,762

4.     CONTRACTS IN PROGRESS

        The components of contracts in progress at December 31, 2005 and 2004, are as follows:

	2005	2004
Costs and earnings in excess of billings:
Costs and earnings for contracts in progress	$196,846	$232,994
Amounts billed	(185,635)	(221,243)

Costs and earnings in excess of billings for contracts in progress	11,211	11,751
Costs and earnings in excess of billings for completed contracts	3,141	688

	$14,352	$12,439

Prepaid contract costs (included in prepaid expenses)	$1,541	$718

Billings in excess of costs and earnings:
Amounts billed	$(113,243)	$(196,639)
Costs and earnings for contracts in progress	105,135	189,933

Total	$(8,108)	$(6,706)

5.     GOODWILL

        In the third quarter of 2005, the Company performed its annual assessment for the impairment of goodwill. At the time of the Company's sale transaction in December 2003, a portion of the total goodwill had been allocated to the demolition segment. Although NASDI achieved its 2005 forecast and is projected to be cash flow positive going forward, Company management does not believe that it will achieve the future returns contemplated in the 2003 forecasts prepared when the goodwill was allocated. These downward revised projections for the demolition business are attributable to higher anticipated incentive pay to retain a key member of the demolition business' management. Based on these revised projections the Company determined there was an impairment of the goodwill related to its demolition reporting unit. Therefore, the Company recorded a non-cash write-down of $4,816 to reflect management's best estimate, using a discounted cash flow model, of the impairment to goodwill.

6.     PROPERTY AND EQUIPMENT

        Property and equipment at December 31, 2005 and 2004, are as follows:

	2005	2004
Land	$2,870	$2,870
Buildings and improvements	270	125
Furniture and fixtures	1,154	1,129
Operating equipment	282,700	275,102

	286,994	279,226
Accumulated depreciation	(46,145)	(22,632)

Total	$240,849	$256,594

7.     INVESTMENTS IN JOINT VENTURES

        The Company has a 50% ownership interest in Amboy Aggregates ("Amboy"), whose primary business is the dredge mining and sale of fine aggregate. The Company accounts for its investment in Amboy using the equity method. The following table includes Amboy's summarized financial information for the periods presented.

	2005	2004	2003
Current assets	$7,943	$7,727	$6,414
Noncurrent assets	8,942	8,420	9,367

Total assets	16,885	16,147	15,781
Current liabilities	(1,676)	(2,160)	(2,625)
Noncurrent liabilities			(147)

Equity	$15,209	$13,987	$13,009

Revenue	$28,363	$26,773	$19,316
Costs and expenses	(23,765)	(22,095)	(17,412)

Net income (loss)	$4,598	$4,678	$1,904

        Amboy has a loan with a bank, which contains certain restrictive covenants, including limitations on the amount of distributions to its joint venture partners. It is the intent of the joint venture partners to periodically distribute Amboy's earnings, to the extent allowed by Amboy's bank agreement. The term portion of Amboy's loan matured in October 2003, and the $2,000 revolving credit facility was set to expire in August 2005. The revolving credit facility was amended to extend the expiration to August 2007 and increase the facility to $3,000.

        In 2003, the Company and its Amboy joint venture partner each purchased a 50% interest in land, which is adjacent to the Amboy property and may be used in connection with the Amboy operations. The Company's share of the purchase price totaled $1,047 and is reflected in investments in joint ventures. Income from that land was $29 for the year ended December 31, 2005.

        For the years ended December 31, 2005 and 2004, the Company received distributions from Amboy and the adjacent land venture totaling $1,625 and $1,925.

        The Company's 2003 equity from earnings of joint ventures in the statement of income includes a gain of $470 resulting from the Company's sale of its 20% investment in Riovia S.A., a venture whose sole business was the performance of a dredging contract in Argentina and Uruguay.

8.     INTANGIBLE ASSETS

        At December 31, 2005, the net book value of intangible assets identified with respect to the Transaction is as follows:

	Weighted Average Estimated Life	Cost	Accumulated Amortization	Net
Customer contract backlog	14 months	$4,237	$4,148	$89
Demolition customer relationships	7 years	1,093	529	564
Software and databases	8.5 years	1,209	283	926

Total		$6,539	$4,960	$1,579

        In the third quarter of 2005, the Company wrote-down the intangible asset related to demolition customer relationships by $902. This impairment on intangibles was analyzed in conjunction with the goodwill impairment as discussed in Note 5. When the original customer relationship intangible was established in 2003, it required estimation of future annual revenues attributable to certain key customers. Over the past two years, the demolition revenues were generated by a greater variety of customers, rather than being as concentrated as anticipated with these key customers. Therefore, the future revenue expectations related to these particular customers were revised, resulting in this non-cash impairment write-down based on a discounted cash-flow analysis.

        Amortization expense related to these intangible assets is estimated to be $311 in 2006 and $263 annually in 2007 through 2010.

9.     IMPAIRMENT OF LAND DISPOSAL RIGHTS

        The Company owned rights to dispose a certain quantity of dredged material in upland disposal sites in New Jersey. During 2003, the site owner informed Company management that it did not intend to make future disposal sites available for the Company to utilize its disposal rights. Therefore, management determined that recovery of the land rights at their recorded amount was unlikely and recorded an impairment loss of $2,276.

10.   OTHER NONCURRENT ASSETS

        At December 31, 2005 and 2004, other noncurrent assets includes $1,575 of cash held in a new escrow account as security for the Company's lease rental obligations under one of its long-term equipment operating leases. This cash will be released once the Company achieves certain financial thresholds, or upon conclusion of the lease.

11.   ACCRUED EXPENSES

        Accrued expenses at December 31, 2005 and 2004, are as follows:

	2005	2004
Payroll and employee benefits	$8,927	$4,700
Insurance	6,387	5,022
U.S. income and other taxes	3,170	2,564
Interest rate swap liability	1,598	662
Interest	1,115	799
Equipment leases	933	719
Demolition litigation expense	1,275
Other	2,134	1,935

Total	$24,264	$17,676

12.   LONG-TERM DEBT

        Long-term debt at December 31, 2005 and 2004, is as follows:

	2005	2004
Senior bank debt:
Equipment term loan	$19,500	$21,450
Term loan B	54,300	57,800
Revolving loan	2,000
7 3/4% senior subordinated notes	175,000	175,000

	250,800	254,250
Current maturities of long-term debt	(1,950)	(1,950)

Total	$248,850	$252,300

        In December 2003, GLDD entered into a long-term loan with an equipment financing company ("Equipment Term Loan") to refinance borrowings incurred under its former revolving credit facility to acquire certain equipment that was previously under an operating lease. Principal payments under the Equipment Term Loan total $1,950 annually for each of the next eight years and are to be paid in quarterly installments, with any remaining principal payable in full on December 17, 2013. Interest is paid quarterly at a variable LIBOR-based rate. The Equipment Term Loan agreement also contains provisions that require GLDD to maintain certain financial ratios. Borrowings under the Equipment Term Loan are secured by first lien mortgages on certain operating equipment with a net book value of $20,348 at December 31, 2005.

        In connection with the sale, in December 2003, the Company also entered into a new bank credit agreement ("Credit Agreement") with a group of banks, consisting of a Tranche B Term Loan facility, which matures in 2010, and a $60,000 aggregate revolving credit facility which may be used for borrowings or for letters of credit, which expires in 2008. The terms of the Credit Agreement provide for interest rate spreads based on the Company's debt level compared to earnings, as defined, and allow for various interest rate options for loan amounts and periods that are selected at the discretion of the Company. Borrowings under the Credit Agreement are secured by first lien mortgages on certain operating equipment of the Company with a net book value of $80,309 at December 31, 2005, and are guaranteed by all domestic subsidiaries of the Company. The Credit Agreement also contains provisions requiring GLDD to maintain certain financial ratios and restricting the Company's ability to pay dividends, incur indebtedness, create liens, and take certain other actions.

        Effective September 30, 2004, the Company amended its Credit Agreement and Equipment Term Loan (collectively, "Senior Credit Facilities") to allow additional flexibility in its leverage and interest coverage ratios, including replacement of the total leverage ratio with a required minimum EBITDA, as defined in the aforementioned agreements, through 2005. In exchange, the Company's capital spending limits were reduced and the Company's borrowing availability under its revolving credit facility was reduced to $45,000 (with a sub-limit of $35,000 for letters of credit and $15,000 for revolver borrowings), until such time that GLDD achieves certain defined financial measures. At December 31, 2005, the Company had $20,147 in undrawn letters of credit relating to foreign contract performance guarantees and insurance payment liabilities and $2,000 borrowed under the revolver. Therefore, at December 31, 2005, the Company had availability of $22,853 (with a sub-limit of $14,853 for the letters of credit and $13,000 for revolver borrowings). At December 31, 2005, the Company was in compliance with its various covenants under its revised Senior Credit Facilities.

        Effective February 1, 2006, the Company's borrowing availability reverted back to the full $60,000 allowed under the original terms of its Credit Agreement with its senior lenders, based on the attainment of the certain defined financial measures in accordance with the terms of the September 2004 amendment to such credit agreement. Additionally, on March 22, 2006, the Company amended its Credit Agreement to increase its sub-limit for letters of credit to $45 million from $35 million.

        The Company is required to pay all unpaid principal amounts of its term loan B facility in full at maturity. Annual prepayments of principal may be required to the extent the Company reduces collateral and voluntary prepayments are allowed. In 2005 and 2004, the Company made voluntary prepayments of $3,500 and $2,500, respectively.

        At December 31, 2005 and 2004, the Company's weighted average borrowing rate under its Senior Credit Facilities was 7.9% and 6.4%, respectively. Amortization of financing fees related to the Senior Credit Facilities added 1.0% to the 2005 weighted average borrowing rate. The Company also pays an annual commitment fee of up to 0.750% on the average daily unused capacity available under the revolving credit facility.

        On December 22, 2003, GLDD issued $175,000 of 7 3/4% senior subordinated notes ("Notes") which will mature on December 15, 2013. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including borrowings under the Senior Credit Facilities. GLDD's obligations under the Notes are guaranteed on a senior subordinated basis by all of GLDD's domestic subsidiaries.

        The Company used the proceeds from its new debt, along with equity contribution from its new owners, to provide consideration to its former owners, as well as repay GLDD's former debt, including its 11 1/4% senior subordinated notes due August 15, 2008. In connection with the extinguishment of these notes in December of 2003, GLDD paid tender and call premiums totaling $9,359, which are reflected as sale-related financing costs in the 2003 consolidated statement of operations. Additionally, in connection with the extinguishment of its old debt structure, GLDD wrote off deferred financing costs totaling $3,754, which is also reflected as sale-related financing costs in the 2003 consolidated statement of operations.

        Financing fees and amendment fees related to the Senior Credit Facilities and the Notes are deferred and amortized over the respective terms of the borrowings.

        The schedule of principal payments required under the Company's long-term debt at December 31, 2005, is as follows:

2006	$1,950
2007	1,950
2008	3,950
2009	1,950
2010	1,950
Thereafter	239,050

250,800
Less current portion	(1,950)

Total	$248,850

        The Company sometimes enters into capital lease arrangements to finance the acquisition of dozers, excavators and automobiles. The current portion of capital lease obligations, in the amounts of $933 and $719, is included in accrued expenses at December 31, 2005 and 2004, respectively. The long-term portion of these leases is included in other long-term liabilities and totaled $992 and $1,140, respectively. The terms of these leases extend through 2008. The net book value of these assets was $2,598 and $1,676 at December 31, 2005 and 2004, respectively.

13.   RISK MANAGEMENT ACTIVITIES

        The Company uses derivative instruments to manage commodity price, interest rate, and foreign currency exchange risks. Such instruments are not used for trading purposes. As of December 31, 2005, the Company is party to various swap arrangements to hedge the price of a portion of its diesel fuel purchase requirements for work in its backlog to be performed through May 2006. As of December 31, 2005, there were 2.5 million gallons remaining on these contracts. Under these agreements, the Company will pay fixed prices ranging from $1.48 to $1.99 per gallon. At December 31, 2005 and 2004, the fair value of these contracts was estimated to be a liability of $344 and $36, respectively, based on quoted market prices. The fair value at December 31, 2005 and 2004 is recorded in accrued liabilities on the balance sheet.

        The Company has designated its fuel hedge arrangements as cash flow hedges, resulting in the following activity in accumulated other comprehensive (loss), net of income taxes:

	2005	2004
Accumulated other comprehensive income as of January 1	$(22)	$—
Net gains reclassified into costs of contract revenues from accumulated other comprehensive income—net of tax	(1,838)	(1,654)
Change in fair value of derivatives—net of tax	1,651	1,632

Accumulated other comprehensive loss as of December 31	$(209)	$(22)

        Ineffectiveness related to these fuel hedge arrangements was determined to be immaterial. The remaining gains or losses included in accumulated other comprehensive loss at December 31, 2005 will be reclassified into earnings over the next five months, corresponding to the period during which the hedged fuel is expected to be utilized.

        In February 2004, the Company entered into an interest rate swap arrangement to swap a notional amount of $50,000 from a fixed rate of 7.75% to a floating LIBOR-based rate in order to manage the interest rate paid with respect to the Company's 7 3/4% senior subordinated notes. The fair value of the swap at December 31, 2005 was a liability of $1,598 and is recorded in accrued expenses. The swap is not accounted for as a hedge; therefore, the changes in fair value are recorded as adjustments to interest expense in each reporting period. In 2005 the Company made settlement payments under the swap totaling $245, which are recorded as interest expense and in 2004, the Company received settlement payments under the swap totaling $526, which are recorded as a reduction to interest expense.

        The Company had no foreign currency hedge contracts outstanding at December 31, 2005 or 2004.

14.   INCOME TAXES

        The provision (benefit) for income taxes is as follows:

	Successor Company		Predecessor Company
	2005	2004	2003
Federal:
Current	$(24)	$—	$(3,521)
Deferred	(1,420)	(5,823)	3,553
State:
Current	614	456	561
Deferred	(275)	(365)	353
Foreign:
Current	(259)	1,366	372

Total	$(1,364)	$(4,366)	$1,318

        The Company's income tax provision (benefit) reconciles to the provision at the statutory U.S. federal income tax rate as follows:

	Successor Company		Predecessor Company
	2005	2004	2003
Tax (benefit) provision at statutory U.S. federal income tax rate	$(2,742)	$(5,298)	$(67)
Write-off of goodwill	1,637
Foreign taxes deducted—net of federal income tax benefit	(226)	901	246
State income tax—net of federal income tax benefit	130	(64)	723
Other	(163)	95	416

Income tax (benefit) provision	$(1,364)	$(4,366)	$1,318

        During the third quarter of 2005, the Company performed its annual assessment for the impairment of goodwill related to its demolition business. Based upon the results of this assessment the Company recorded a non-cash write-down of $4,816 which impacted the federal tax provision for the year ended December 31, 2005, as noted above.

        For the year ended December 31, 2005, the Company's income tax provision includes foreign income tax expense of $159 and interest expense of $96 resulting from the settlement of a foreign tax obligation related to the 1999 taxable year.

        At December 31, 2005 and 2004, the Company had net operating loss carryforwards for federal income tax purposes of approximately $4,854 and $15,049, respectively, which will expire in 2024. At December 31, 2005 and 2004 the Company had net operating loss carryforwards for state income tax purposes totaling $6,948 and $11,307 respectively, which will expire between 2010 and 2024.

        The Company has recorded reserves for contingent income tax liabilities with respect to loss contingencies that are deemed probable of occurrence. Such amounts total $3,120 and are included in income taxes payable at December 31, 2005. These loss contingencies relate primarily to the classification of transaction expenses incurred in connection with the Company's sale in December 2003, the taxation of foreign earnings, and state income tax issues.

        The Company's deferred tax assets (liabilities) at December 31, 2005 and 2004, are as follows:

	Successor Company
	2005	2004
Net deferred tax assets:
Accrued liabilities	$5,321	$6,046
Net operating loss carry-forward benefit	2,188	5,729

	7,509	11,775
Net deferred tax liabilities:
Depreciation and amortization	(90,432)	(96,410)
Other	(278)	(381)

	(90,710)	(96,791)

Total net deferred tax liabilities	$(83,201)	$(85,016)

As reported in the balance sheet:
Net current deferred tax assets (included in other current assets)	$4,953	$5,413
Net non-current deferred tax liabilities	(88,154)	(90,429)

Total net deferred tax liabilities	$(83,201)	$(85,016)

15.   LEASE COMMITMENTS

        The Company leases certain operating equipment and office facilities under long-term operating leases expiring at various dates through 2020. The equipment leases contain renewal or purchase options that specify prices at the then fair market value upon the expiration of the lease terms. The leases also contain default provisions that are triggered by an acceleration of debt maturity under the terms of the Company's Credit Agreement, and one lease arrangement requires that GLDD maintain certain financial ratios comparable to those required by its Senior Credit Facilities. Additionally, the leases typically contain provisions whereby the Company indemnifies the lessors for the tax treatment attributable to such leases based on the tax rules in place at lease inception. The tax indemnifications do not have a contractual dollar limit. To date, no lessors have asserted any claims against the Company under these tax indemnification provisions.

        Future minimum operating lease payments for the years ending December 31 are as follows:

2006	$14,172
2007	13,464
2008	12,794
2009	11,527
2010	8,201
Thereafter	53,981

Total minimum lease payments	$114,139

        Total rent expense under long-term operating lease arrangements for the years ended December 31, 2005, 2004, and 2003, was $16,344, $15,109 and $17,397, respectively. This excludes expenses for equipment and facilities rented on a short-term, as-needed basis.

16.   RETIREMENT PLANS

        The Company sponsors two 401(k) savings plans, one covering substantially all non-union salaried employees ("Salaried Plan") and the second covering its non-union hourly employees ("Hourly Plan"). Under both plans, individual employees may contribute a percentage of compensation and the Company will match a portion of the employees' contributions. Additionally, the Salaried Plan includes a profit-sharing component, permitting the Company to make discretionary employer contributions to all eligible employees of the Salaried Plan. The Company's expense for matching and discretionary contributions for 2005, 2004, and 2003, was $2,944, $1,975 and $2,879, respectively. On January 1, 2003, the Company adopted a third 401(k) savings plan specifically for employees that are members of the Company's tugboat union. Participation in and contributions to this plan are not significant.

        The Company also contributes to various multi-employer pension plans pursuant to collective bargaining agreements. In the event of a plan's termination or Company withdrawal from a plan, the Company may be liable for a portion of the plan's unfunded vested benefits. As of December 31, 2005, unfunded amounts, if any, are not significant. Total contributions to multi-employer pension plans for the years ended December 31, 2005, 2004, and 2003, were $5,218, $4,410 and $5,000, respectively.

17.   SEGMENT INFORMATION

        The Company and its subsidiaries currently operate in two reportable segments: dredging and demolition. The Company's financial reporting systems present various data for management to run the business, including profit and loss statements prepared according to the segments presented. Management uses operating income to evaluate performances between the two segments. Segment information for 2005, 2004, and, 2003 is provided as follows:

	Successor Company			Predecessor Company
	2005	2004	December 31, 2003	Jan 1-Dec 31, 2003
Dredging
Contract revenues	$374,262	$313,807	$—	$360,830
Operating income	15,176	1,484		29,655
Depreciation and amortization	23,187	24,923		15,261
Total assets	469,914	466,794	474,803
Property and equipment—net	236,468	252,508	259,956
Goodwill	79,097	79,570	80,475
Investment in equity method investee	8,605	7,965	7,551
Capital expenditures	10,935	21,535		35,796
Demolition
Contract revenues	$49,137	$37,055	$—	$37,970
Operating income	(2,514)	926		2,447
Depreciation and amortization	1,499	1,930		1,033
Total assets	37,323	41,841	48,141
Property and equipment—net	4,381	4,086	4,176
Goodwill	19,650	23,993	23,442
Investment in equity method investee Capital expenditures	1,710	1,550		1,854
Total
Contract revenues	$423,399	$350,862	$—	$398,800
Operating income	12,662	2,410		32,102
Depreciation and amortization	24,686	26,853		16,294
Total assets	507,237	508,635	522,944
Property and equipment—net	240,849	256,594	264,132
Goodwill	98,747	103,563	103,917
Investment in equity method investee	8,605	7,965	7,551
Capital expenditures	12,645	23,085		37,650

        The Company aggregates the revenue related to its dredging projects into the following types of work:

	Successor Company		Predecessor Company
	2005	2004	2003
Capital dredging—U.S.	$161,125	$141,674	$203,699
Capital dredging—foreign	47,402	62,862	60,922
Beach nourishment dredging	92,746	51,289	47,858
Maintenance dredging	72,989	57,982	48,351

Total	$374,262	$313,807	$360,830

        The Company derived revenues and gross profit from foreign project operations for the years ended December 31, 2005, 2004, and 2003, as follows:

	Successor Company		Predecessor Company
	2005	2004	2003
Contract revenues	$47,402	$62,862	$60,922
Costs of contract revenues	(43,066)	(54,462)	(56,930)

Gross profit	$4,336	$8,400	$3,992

        The majority of the Company's long-lived assets are marine vessels and related equipment. At any point in time, the Company may employ certain assets outside of the U.S., as needed, to perform work on the Company's foreign projects. As of December 31, 2005, long-lived assets with a net book value of $48,878 were employed outside of the U.S.

        Certain foreign projects performed by the Company have warranty periods, typically spanning no more than three to five years beyond project completion, whereby the Company retains responsibility to maintain the project site to certain specifications during the warranty period. Generally, any potential liability of the Company is mitigated by insurance, shared responsibilities with consortium partners, and/or recourse to owner-provided specifications. The Company does not anticipate having to perform under its warranty provisions; therefore, no liability has been reflected at December 31, 2005 or 2004 related to its potential warranty obligations.

18.   CONCENTRATIONS OF RISK

        The Company's primary dredging customer is the U.S. Army Corps of Engineers (the "Corps"), which has responsibility for federally funded projects related to navigation and flood control. In 2005, 2004 and 2003, 70.2%, 67.2% and 65.3%, respectively, of contract revenues were earned from dredging contracts with federal government agencies, including the Corps as well as other federal entities such as the U.S. Coast Guard and U.S. Navy. At December 31, 2005 and 2004, approximately 62.7% and 68.2%, respectively, of accounts receivable, including contract revenues in excess of billings, were due on dredging contracts with federal government agencies. The Company depends on its ability to continue to obtain federal government dredging contracts, and indirectly, on the amount of federal funding for new and current government dredging projects. Therefore, the Company's dredging operations can be influenced by the level and timing of federal funding.

19.   COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES

        Performance and bid bonds are customarily required for dredging and marine construction projects, as well as some demolition projects. The Company obtains its performance and bid bonds through a bonding agreement with a surety company that has been granted a security interest in a substantial portion of the Company's operating equipment with a net book value of $83.5 million at December 31, 2005. The bonding agreement contains provisions requiring the Company to maintain certain financial ratios and restricting the Company's ability to pay dividends, incur indebtedness, create liens, and take certain other actions. The bonding agreement was amended effective September 30, 2004, to revise the minimum net worth requirements. At December 31, 2005, the Company was in compliance with its various covenants under the bonding agreement, as revised. Bid bonds are generally obtained for a percentage of bid value and amounts outstanding typically range from $5 to $10 million. At December 31, 2005, the Company had outstanding performance bonds valued at approximately $330 million; however, the revenue value remaining in backlog related to these projects totaled approximately $155 million.

        As is customary with negotiated contracts and modifications or claims to competitively-bid contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts, modifications or claims and the applicable federal laws. The government has the ability to seek a price adjustment based on the results of such audit. Any such audits have not had and are not expected to have a material impact on the financial position, operations or cash flows of the Company.

        The Company is a party to numerous collective bargaining agreements in the U.S. that govern its relationships with its unionized hourly workforce. However, four primary agreements apply to approximately 84% of such employees. The Company's contracts with Local 25 Operators Union for the northern and southern regions, representing approximately 51% of its unionized workforce, are set to expire in September 2006. The Company is in negotiations and expects to be able to renew the agreement in a timely manner without any significant impact to operations. The Company has not experienced any major labor disputes in the past five years and believes it has good relationships with its significant unions; however, there can be no assurances that the Company will not experience labor strikes or disturbances in the future.

        In the normal course of business, the Company is a defendant in various legal proceedings. Except as described below, the Company is not currently a party to any material legal proceedings or environmental claims.

        On February 10, 2004, the Company was served with a subpoena to produce documents in connection with a federal grand jury convened in the United States District Court for the District of South Carolina. The Company believes the grand jury has been convened to investigate the United States dredging industry in connection with work performed for the U.S. Army Corp of Engineers. The Company continues to comply with the Justice department's requests and Company management believes that it has provided substantially all of the documents that have been requested to this point.

In addition to the documents requested, seven employees or former employees of the Company have now been interviewed or have testified before the grand jury.

        In 1999, the Boston Housing Authority ("BHA"), for whom the Company's demolition business, NASDI, had worked, asserted that NASDI and its subcontractors were responsible for improperly disposing of some contaminated materials. At the time the Company acquired NASDI in 2001, it was believed that NASDI had sufficient recourse in the matter and that any potential liability would be minimal. However, since 2001, certain of the insurance carriers that would be responsible for this matter have gone bankrupt. Negotiations between the parties have continued to progress, and in the third quarter of 2004, the case went before a judge in the Massachusetts court system who advised NASDI and the subcontractors to accept a settlement with the BHA. Therefore, in the third quarter of 2004, the Company recorded a $1.3 million charge for NASDI's share of this potential settlement liability. This final settlement was paid in the fourth quarter of 2005. Company management believes there is no further liability to the Company related to this matter.

        On January 19, 2005, the Company, along with its joint-venture partners on the Port of Los Angeles Deepening Project, received a request for information from the United States Environmental Protection Agency ("EPA") pursuant to section 308(a) of the Clean Water Act. The EPA is investigating alleged dredging of unauthorized material and unauthorized discharge of that material at various locations in federally regulated waters of the U.S. relating to this project. The Company performed this project under a contract with the Los Angeles district of the Corps and believes it was in compliance with the contract specifications. The Company has complied with the request for information and has received no further response from the EPA. It is management's understanding that the Corps is currently addressing this matter with the EPA in Washington, as this is a national policy issue. Therefore, the Company believes the EPA request it has received will not result in any further action against the Company.

        On August 15, 2003, a claim was brought in the Landesgericht (District Court) of Berlin, Germany against Great Lakes by Hafemeister Erd-und Tiefbau GmbH, a German construction company. On June 8, 2004, Great Lakes was served with notice of this claim, alleging that in 2000 the Company along with a Dutch company wrongfully withdrew from a consortium prior to the submission of a tender for a project to be performed in Germany. The claimant is seeking damages from its inability to bid on or perform the works in the amount of approximately €21,000. Great Lakes filed a petition with the German courts to seek dismissal of the claim for lack of factual and legal merit. A hearing occurred in December 2005 and the claim was dismissed. Although the claimant has the right to appeal the dismissal, Company management believes there will be no liability to the Company related to this matter.

20.   SUBSEQUENT EVENTS

        On June 20, 2006 the Company signed an Agreement and Plan of Merger ("Agreement") with Aldabra Acquisition Corporation. Aldabra is a blank check company formed for the purpose of investing in a business to build long term value. Under the terms of the Agreement, the Company will merge with a subsidiary of Aldabra and GLDD Acquisitions' stockholders will receive common stock of Aldabra. Aldabra will then merge into an indirect wholly-owned subsidiary and, in connection with this holding company merger, the stockholders of Aldabra (including the former GLDD Acquisitions' stockholders) will receive stock in a new holding company, which will shortly after closing be renamed

Great Lakes Dredge & Dock Corporation. The surviving corporation will be owned approximately 67% by affiliates of MDP and approximately 5% by Great Lakes' management (based on Aldabra's current price per share and assuming no exercise of conversion rights by Aldabra stockholders), before giving effect to the exercise of any outstanding Aldabra warrants. The available cash of Aldabra will be used to pay down the Company's senior bank term debt. GLDD's $175,000 of 7 3/4% Senior Subordinated Notes due 2013 will remain outstanding.

        The transaction has been approved by the boards of both Great Lakes and Aldabra, but is subject to customary closing conditions including review under the Hart-Scott-Rodino Act and the approval of Aldabra's stockholders. In addition, the closing is conditioned on the holders of fewer than 20% of the shares of common stock of Aldabra issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by Aldabra's certificate of incorporation. The transaction is anticipated to close during the fall of 2006.

        On April 24, 2006, a class action complaint was filed in the US District Court for the Eastern District of Louisiana, on behalf of citizens of Louisiana who suffered property damage from the waters that flooded New Orleans after Hurricane Katrina hit the area. The suit names Great Lakes Dredge & Dock Company, along with numerous other dredging companies who have completed projects on behalf of the Army Corps of Engineers in the Mississippi River Gulf Outlet ("MRGO"), and the Federal government as defendants. The complaint alleges that dredging of MRGO caused the destruction of the Louisiana wetlands which provide a natural barrier against storms and hurricanes. This loss of natural barriers then contributed to the failure of the levees upon the impact of Hurricane Katrina which allowed the floodwaters to damage plaintiffs' property. Among other assertions is negligence in violation of the Water Pollution Control Act. The amount of damages is not stated but would be presumed to be significant. The Company believes it has meritorious defenses and does not believe this claim will have a material adverse impact on the business or results of operations and cash flows.

21.   Unaudited pro forma earnings per share

        The pro forma earnings per share amounts in the financial statements are presented taking into account the increase in the number of shares the stockholders of the Company will receive upon the merger of the Company into a subsidiary of Aldabra Acquisition Corporation. At the closing of the merger, Aldabra will issue common stock, par value of $0.0001 per share, to the stockholders of GLDD Acquisitions Corp. and the Company will recapitalize its common share capital and preferred share capital. At closing, the value is assumed to be $160,000,000, which is subject to adjustments for actual net working capital and debt at closing. The number of shares issued will be based upon the average closing price of Aldabra common stock for the ten trading days ending on the third trading day prior to the consummation of the merger. The number of Aldabra shares issuable in connection with the transaction will be the greater of $160,000,000 divided by the average trading price and 27,273,000 shares (in each case subject to net working capital and net indebtedness adjustments), but in no event to exceed 40,000,000 shares. The pro forma number of shares were calculated using the September 25,

2006 closing price of Aldabra common stock and assuming no post-closing net working capital or net indebtedness adjustments.

Deemed value of the Company	$160,000,000
Closing price of Aldabra common stock on September 25, 2006	÷5.67

	28,218,695	shares

        The pro forma earnings per share was then calculated using net income (loss) divided by the pro forma number of shares as described.

        ******

AMBOY AGGREGATES (A JOINT VENTURE)
REPORT ON FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
AND REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Report of Independent Public Accountants

To the Partners
Amboy Aggregates

        We have audited the accompanying balance sheets of Amboy Aggregates (A Joint Venture) as of December 31, 2005 and 2004, and the related statements of income and partners' capital and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amboy Aggregates (A Joint Venture) as of December 31, 2005 and 2004, and its results of operations and cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. COHN LLP Roseland, New Jersey January 16, 2006

AMBOY AGGREGATES (A JOINT VENTURE)

BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$291,195	$941,523
Accounts and note receivable, net of allowance for doubtful accounts of $288,269	4,819,547	4,988,324
Inventory	2,375,557	1,474,925
Prepaid expenses and other current assets	162,789	217,762
Due from general partners		10,331
Due from affiliates	112,379

Total current assets	7,761,467	7,632,865
Property, plant and equipment, net of accumulated depreciation	5,195,665	5,291,008
Investment in joint venture	3,451,615	2,900,017
Permits, net of accumulated amortization of $73,798 and $38,841	294,674	228,586

Totals	$16,703,421	$16,052,476

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$1,220,111	$1,065,532
Accrued expenses and other current liabilities	271,483	911,967
Due general partners	3,096
Due affiliates		89,154

Total current liabilities	1,494,690	2,066,653
Commitments and contingencies
Partners' capital	15,208,731	13,985,823

Totals	$16,703,421	$16,052,476

See Notes to Financial Statements.

AMBOY AGGREGATES (A JOINT VENTURE)

STATEMENTS OF INCOME AND PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Revenue:
Net sales	$28,362,519	$29,823,487	$23,956,595
Interest	6,153		58

Totals	28,368,672	29,823,487	23,956,653

Costs and expenses:
Cost of sales	22,753,086	24,056,131	21,314,868
Selling	218,351	202,722	277,414
General and administrative	1,836,329	1,562,289	1,202,526
Interest	14,596	31,307	72,460

Totals	24,822,362	25,852,449	22,867,268

Income from operations	3,546,310	3,971,038	1,089,385
Equity in income of joint venture	1,051,598	706,039	814,507

Net income	4,597,908	4,677,077	1,903,892
Partners' capital, beginning of year	13,985,823	13,008,746	11,104,854
Distributions	(3,375,000)	(3,700,000)

Partners' capital, end of year	$15,208,731	$13,985,823	$13,008,746

See Notes to Financial Statements.

AMBOY AGGREGATES (A JOINT VENTURE)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
Operating activities:
Net income	$4,597,908	$4,677,077	$1,903,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,303,561	1,243,757	1,382,336
Amortization of deferred charges and permits	34,957	22,326	25,086
Provision for doubtful accounts			120,000
Equity in income of joint venture, net of dividends received of $500,000 and $1,060,000 in 2005 and 2004	(551,598)	353,961	(814,507)
Changes in operating assets and liabilities:
Accounts receivable	168,777	(1,239,836)	(960,794)
Inventory	(900,632)	694,375	141,362
Prepaid expenses and other current assets	54,973	(24,696)	(23,273)
Due from general partners and affiliates	(188,106)	(151,589)	126,460
Accounts payable	154,579	(63,971)	167,263
Accrued expenses and other liabilities	(640,484)	400,048	71,972

Net cash provided by operating activities	4,033,935	5,911,452	2,139,797

Investing activities:
Capital expenditures	(1,208,218)	(573,413)	(345,097)
Increase in permits	(101,045)	(99,900)	(8,664)

Net cash used in investing activities	(1,309,263)	(673,313)	(353,761)

Financing activities:
Payments of long-term debt			(1,592,517)
Repayments of note payable—bank		(900,000)	(100,000)
Distributions	(3,375,000)	(3,700,000)

Net cash used in financing activities	(3,375,000)	(4,600,000)	(1,692,517)

Net increase (decrease) in cash and cash equivalents	(650,328)	638,139	93,519
Cash and cash equivalents, beginning of year	941,523	303,384	209,865

Cash and cash equivalents, end of year	$291,195	$941,523	$303,384

Supplemental disclosure of cash flow data:
Interest paid	$14,596	$31,307	$72,460

Supplemental disclosure of noncash investing and financing activities:
Equipment purchased with liability to affiliates			$120,000

See Notes to Financial Statements.

AMBOY AGGREGATES (A JOINT VENTURE)

NOTES TO FINANCIAL STATEMENTS

Note 1—Organization and business:

        Amboy Aggregates (the "Partnership") was established on January 1, 1989 as an equal Joint Venture between Great Lakes Dredge and Dock Company and Ralph Clayton and Sons Materials, L.P.

        The Partnership operates principally in one business segment which is to dredge, process, transport and sell fine aggregate in the New York Metropolitan area.

Note 2—Summary of significant accounting policies:

  Use of estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  Cash equivalents:

        The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Concentrations of credit risk:

        Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Partnership maintains its cash and cash equivalents with high credit quality financial institutions. At times, the Partnership's cash and cash equivalents exceed the current insured amount under the Federal Deposit Insurance Corporation of $100,000. At December 31, 2005, the Partnership had cash and cash equivalents with one bank that exceeded Federally insured limits in the amount of approximately $587,000.

        The Partnership generally extends credit to its customers, a significant portion of which are in the construction industry. During 2005, 2004 and 2003, approximately 70%, 79% and 85%, respectively, of the Partnership's net sales were derived from nonrelated major customers who accounted for approximately $4,011,000 and $3,793,000 of the accounts receivable balance at December 31, 2005 and 2004, respectively.

        The Partnership closely monitors the extension of credit to its customers while maintaining allowances for potential credit losses. On a periodic basis, the Partnership evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. Management does not believe that significant credit risk exists at December 31, 2005.

  Inventory:

        Inventory is stated at the lower of cost, determined using the first-in, first-out (FIFO) method, or market.

  Property, plant and equipment:

        Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

  Investment in joint venture:

        The investment is recorded on the equity method.

  Permits:

        Costs incurred in connection with obtaining permits to dredge the Partnership's products are amortized on the straight-line basis over the term of the related permits.

  Revenue recognition:

        Sales are recognized when revenue is realized or becomes realizable and has been earned. In general, revenue is recognized when the earnings process is complete and collectibility assured which is usually upon shipment of the product. Amounts billed related to shipping and handling are included in revenue.

  Shipping costs:

        Shipping and handling costs, which are included in cost of sales, amounted to $3,553,179, $3,756,740 and $5,455,341 in 2005, 2004 and 2003, respectively.

  Income taxes:

        Income or loss of the Partnership is includible in the income tax returns of the partners in proportion to their respective interests. Accordingly, there is no provision for income taxes in the accompanying financial statements.

Note 3—Inventory:

        Inventory consists of the following:

	2005	2004
Raw materials	$780,860	$833,300
Finished goods	1,493,317	544,885
Supplies	101,380	96,740

Totals	$2,375,557	$1,474,925

Note 4—Property, plant and equipment:

        Property, plant and equipment consists of the following:

	Range of Estimated Useful Lives (Years)	2005	2004
Land		$677,408	$677,408
Plant and equipment	3 to 15	8,992,476	8,195,020
Delivery equipment (Scows)	10 to 20	8,582,676	8,323,441
Dredging system	15 to 20	14,542,109	14,453,763
Office equipment and trailers	10	244,601	244,601
Automobiles and trucks	3 to 5	201,943	306,035

		33,241,213	32,200,268
Less accumulated depreciation		28,045,548	26,909,260

Totals		$5,195,665	$5,291,008

Note 5—Investment in joint venture:

        The Partnership has a 50% interest in a joint venture whose principal business activity is to process and sell fine aggregate and stone to additional markets in the New York Metropolitan area.

        In 2005 and 2004, the joint venture distributed $500,000 and $1,000,000, respectively, to the other 50% member of the joint venture.

        Summarized financial information of the joint venture as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 is as follows:

	2005	2004
Balance sheet data:
Assets:
Current assets	$8,391,997	$6,265,184
Property, plant and equipment	900,127	790,092
Other	50,000	25,027

Total assets	$9,342,124	$7,080,303

	2005	2004	2003
Balance sheet data (concluded):
Liabilities and members' equity:
Liabilities:
Current liabilities	$2,438,895	$1,190,494
Other		89,775

Total liabilities	2,438,895	1,280,269
Members' equity	6,903,229	5,800,034

Total liabilities and members' equity	$9,342,124	$7,080,303

Income statement data:
Net sales	$26,451,926	$18,881,345	$16,909,173
Costs and expenses	24,348,731	17,469,267	15,280,158

Net income	$2,103,195	$1,412,078	$1,629,015

Note 6—Accrued expenses and other current liabilities:

        Accrued expenses and other current liabilities consist of the following:

	2005	2004
Compensation	$271,483	$855,433
Union health and welfare		56,534

Totals	$271,483	$911,967

Note 7—Credit facility:

        The Partnership has available a $3,000,000 revolving credit facility, borrowings under which are secured by the Partnership's accounts receivable and inventory and bear interest at either the bank's base rate or the 60/90 day LIBOR plus 130 basis points and which expires on August 31, 2007. There is a stand-by fee of 1/2% per year on the unused portion of the revolving credit facility. The Partnership had no outstanding borrowings under the revolving credit facility at December 31, 2005 and 2004.

Note 8—Retirement plans:

  Pension plan:

        Employees covered by a union agreement are included in a multi-employer pension plan to which the Partnership makes contributions in accordance with the contractual union agreement. The Partnership made contributions of $397,064, $326,821 and $268,665 during the years ended December 31, 2005, 2004 and 2003, respectively. Plan benefit and net asset data for the multi-employer pension plan for union employees are not available.

  401(k) plan:

        The Partnership maintains a retirement plan qualifying under Section 401(k) of the Internal Revenue Code which allows eligible employees to defer a portion of their income through contributions to the plan. Under the provisions of the plan, the Partnership makes contributions for the benefit of the employees, subject to certain limitations. The Partnership's contributions for the years ended December 31, 2005, 2004 and 2003 were $87,888, $83,231, $76,255, respectively.

Note 9—Commitments and contingencies:

  License agreement:

        The Partnership has a license agreement with the State of New Jersey which enables the Partnership to dredge in the Ambrose Channel for commercial sand. Under this agreement, the State of New Jersey receives a royalty fee based on the amount of material dredged of $.47 per cubic yard. Royalties charged to operations during the years ended December 31, 2005, 2004 and 2003 amounted to $748,405, $1,012,891 and $832,420, respectively.

  Operating leases:

        The Partnership leases property and equipment under operating leases which expire on various dates through July 2011. The equipment leases provide for purchase options at the end of the fifth and tenth year. Rent expense approximated $436,000, $461,000 and $404,000 in 2005, 2004 and 2003, respectively. Future minimum lease payments under the operating leases in each of the five years subsequent to December 31, 2005 and thereafter are as follows:

Year Ending December 31,	Amount
2006	$455,608
2007	462,499
2008	319,562
2009	283,951
2010	149,711
Thereafter	29,249

Total	$1,700,580

  Litigation:

        In 2005, the City of South Amboy adopted a resolution declaring the Partnership's property in need of redevelopment. The determination is currently on appeal before the courts and the ultimate outcome is not determinable.

        Additionally, in the ordinary course of business, the Partnership is a party in various legal proceedings. In the opinion of management, resolution of these claims is not expected to have a material adverse impact on the financial position or results of operations of the Partnership.

Note 10—Related party transactions:

        During 2005, 2004 and 2003, the Partnership had sales to the joint venture and the other 50% member of the joint venture aggregating approximately $1,230,000, $720,000 and $732,000, respectively. In addition, during 2005, 2004 and 2003, the Partnership purchased merchandise from the joint venture aggregating approximately $2,858,000, $1,737,000 and $1,981,000, respectively. Also during 2003, the Partnership purchased equipment from the joint venture totaling $120,000. Amounts due to/from affiliates at December 31, 2005 and 2004 arose from these transactions.

        During 2005, the Partnership purchased merchandise from one of its members for approximately $42,000. Amounts due general partners arose from these transactions.

        During 2004 and 2003, the Partnership had sales to one of its members of $49,000 and $204,000, respectively. Amounts due from general partners arose from these transactions.

        During 2005, 2004 and 2003, the Partnership paid rent to an entity whose members are partners of the Partnership totaling $180,000, $180,000 and $150,000, respectively. The lease, which requires monthly payments of $15,000, expires in February 2008.

EXHIBIT A—AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER
by and among
GLDD ACQUISITIONS CORP.,
ALDABRA ACQUISITION CORPORATION,
ALDABRA MERGER SUB, L.L.C.
THE COMPANY REPRESENTATIVE NAMED HEREIN,
and
THE BUYER REPRESENTATIVE NAMED HEREIN

June 20, 2006

ARTICLE 1	THE MERGER	A-2
1A.	The Merger	A-2
1B.	Consummation of the Merger	A-2
1C.	Effect of the Merger	A-2
1D.	Further Assurances	A-2
ARTICLE 2	THE SURVIVING COMPANY	A-3
2A.	Certificate of Incorporation	A-3
2B.	By-Laws	A-3
2C.	Directors	A-3
2D.	Officers	A-3
ARTICLE 3	CONVERSION OF SHARES	A-3
3A.	Conversion of Shares	A-3
3B.	Appraisal Rights	A-4
ARTICLE 4	CLOSING; PAYMENT OF MERGER CONSIDERATION	A-4
4A.	Closing	A-4
4B.	Closing Distributions	A-5
4C.	Closing of Company Transfer Books	A-5
4D.	Merger Consideration Adjustment	A-5
4E.	Fractional Shares	A-8
ARTICLE 5	CONDITIONS TO CLOSING	A-9
5A.	Conditions to All Parties' Obligations	A-9
5B.	Conditions to Buyer's and Merger Sub's Obligations	A-10
5C.	Conditions to the Company's Obligations	A-11
5D.	Waiver of Condition	A-13
ARTICLE 6	CERTAIN COVENANTS PRIOR TO THE EFFECTIVE TIME	A-13
6A.	Access	A-13
6B.	Ordinary Conduct of Company	A-13
6C.	Exclusive Transaction	A-14
6D.	Joint Prospectus/Proxy Statement; Buyer Shareholder Approval	A-15
6E.	Tax Treatment	A-16
6F.	Ordinary Conduct of Buyer	A-17
ARTICLE 7	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-18
7A.	Organization and Corporate Power	A-18
7B.	Company Capital Stock	A-19
7C.	Subsidiaries	A-19
7D.	Authorization; No Breach	A-19
7E.	Company SEC Reports; Financial Statements	A-20
7F.	Absence of Certain Developments	A-21
7G.	Real Property	A-21
7H.	Tax Matters	A-22
7I.	Company Material Contracts	A-23
7J.	Intellectual Property	A-23
7K.	Legal Proceedings	A-23
7L.	Brokerage	A-23
7M.	Company Employee Benefit Plans	A-23

A-i

7N.	Insurance	A-25
7O.	Permits; Compliance with Applicable Laws	A-25
7P.	Environmental	A-25
7Q.	Labor Matters	A-26
ARTICLE 8	REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER AND MERGER SUB	A-27
8A.	Organization and Corporate Power	A-27
8B.	Buyer Capital Stock	A-27
8C.	Buyer Equity Interests	A-28
8D.	Authorization; No Breach	A-28
8E.	Legal Proceedings	A-28
8F.	Board Approvals	A-28
8G.	SEC Filings; Financial Statements	A-29
8H.	No Undisclosed Liabilities	A-29
8I.	Trust Fund	A-29
8J.	Brokerage	A-30
8K.	Absence of Certain Developments	A-30
8L.	Buyer D&O Policy	A-30
8M.	Compliance with Applicable Laws	A-30
8N.	Buyer Material Contracts	A-30
ARTICLE 9	TERMINATION	A-31
9A.	Termination	A-31
9B.	Effect of Termination	A-31
9C.	Limitation on Remedy	A-32
ARTICLE 10	DEFINITIONS	A-32
ARTICLE 11	ADDITIONAL AGREEMENTS	A-43
11A.	Survival	A-43
11B.	Press Release and Announcements	A-43
11C.	Confidentiality	A-43
11D.	Written Consents	A-43
11E.	Notification	A-43
11F.	Consents	A-43
11G.	Reasonable Best Efforts	A-44
11H.	Regulatory Act Compliance	A-44
11I.	Director and Officer Liability and Indemnification	A-44
11J.	Designation and Replacement of Representatives	A-45
11K.	Authority and Rights of Representatives; Limitations on Liability	A-45
11L.	Provision Respecting Representation of Company	A-47
11M.	Expenses; Transfer Taxes	A-47
11N.	Post-Closing Mergers and Transactions	A-47
11O.	Conversion Rights	A-49
ARTICLE 12	MISCELLANEOUS	A-49
12A.	Amendment and Waiver	A-49
12B.	Notices	A-49
12C.	Assignment	A-50
12D.	Severability	A-51
12E.	No Strict Construction	A-51
12F.	Captions	A-51

A-ii

12G.	Complete Agreement	A-51
12H.	Company Disclosure Letter	A-51
12I.	No Additional Representations; Disclaimer	A-52
12J.	Counterparts	A-52
12K.	Governing Law	A-53
12L.	CONSENT TO JURISDICTION	A-53
12M.	Interpretation	A-53
12N.	Third-Party Beneficiaries and Obligations	A-53
12O.	Specific Performance	A-53
LIST OF EXHIBITS
Exhibit A	Voting Agreement
Exhibit B	Certificate of Merger
Exhibit C	Adjustment Escrow Agreement
Exhibit D	Company Closing Certificate
Exhibit E	Buyer Closing Certificate
Exhibit F	Investor Rights Agreement
Exhibit G	Holdco Certificate of Incorporation
Exhibit H	Holdco Bylaws

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of June 20, 2006, by and among GLDD Acquisitions Corp., a Delaware corporation (the "Company"), Aldabra Acquisition Corporation, a Delaware corporation (the "Buyer"), Aldabra Merger Sub, L.L.C., a Delaware limited liability company ("Merger Sub"), Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership, solely in its capacity as representative as set forth in this Agreement (the "Company Representative") and Terrapin Partners LLC, solely in its capacity as representative as set forth in this Agreement ("Buyer Representative").

        WHEREAS, the boards of directors of the Company and Buyer, and Buyer in its capacity as sole equityholder of Merger Sub, have approved the merger of the Company with and into Merger Sub (the "Merger") upon the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "Delaware Corporation Law") and the Delaware Limited Liability Company Act (the "Delaware LLC Act"), have declared that it is advisable that this Agreement be adopted by the stockholders of the Company and Buyer and have agreed to submit the Merger to the respective stockholders of the Company and Buyer for approval. Merger Sub and the Company are hereinafter sometimes referred to collectively as the "Constituent Companies."

        WHEREAS, the authorized capital stock of the Company consists of (i) 1,500,000 shares of Common Stock, par value $0.01 per share (the "Company Common Stock"), (ii) 90,000 shares of Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") and (iii) 10,000 shares of Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock" and together with the Series A Preferred Stock, the "Company Preferred Stock"). The Company Preferred Stock and the Company Common Stock are collectively referred to herein as the "Company Capital Stock."

        WHEREAS, the authorized capital stock of the Buyer consists of (i) 35,000,000 shares of Buyer Common Stock, and (ii) 1,000,000 shares of Buyer Preferred Stock.

        WHEREAS, the authorized limited liability company interests of Merger Sub consist of 1,000 Merger Sub Common Units.

        WHEREAS, for United States federal income tax purposes it is intended that (i) the Merger and the Post-Closing Mergers will be treated for federal income tax purposes as "reorganizations" within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, such merger may be treated as a liquidation of GLDD within the meaning of Section 332 of the Code), (ii) this Agreement shall be, and hereby is, adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; and (iii) with respect to the Merger, Buyer and the Company will each be a party to a reorganization within the meaning of Section 368 of the Code and, with respect to the Post-Closing Mergers, Buyer, Holdco and GLDD will each be a party to a reorganization within the meaning of Section 368 of the Code (or, in the event that the GLDD Merger is being treated as a liquidation of GLDD within the meaning of Section 332 of the Code, then only Buyer will be a party to a reorganization within the meaning of Section 368 of the Code).

        WHEREAS, it is a condition to the obligations of Buyer to close the transactions contemplated by this Agreement that, within two business days after the date of this Agreement, the Company Representative enters into a Voting Agreement in substantially the form of Exhibit A attached hereto (the "Voting Agreement") agreeing to vote its shares of Company Capital Stock in favor of the Merger and waiving certain rights it has in its capacity as a holder of Company Preferred Stock.

        NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
THE MERGER

        1A.    The Merger.    On and subject to the terms and conditions contained herein, at the Effective Time (as defined in Section 1B), the Company shall be merged with and into Merger Sub, with Merger Sub being the surviving company in the Merger (Merger Sub, as the surviving company after the Merger, is referred to as the "Surviving Company").

        1B.    Consummation of the Merger.    On the Closing Date, subject to satisfaction or waiver of the conditions specified in Article 5 hereof, the parties hereto shall cause a certificate of merger in the form of Exhibit B attached hereto (the "Certificate of Merger") to be executed in accordance with the relevant provisions of the Delaware LLC Act and the Delaware Corporation Law and to be filed with the Secretary of State of the State of Delaware, and the Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State for the State of Delaware (the "Effective Time").

        1C.    Effect of the Merger.    The Merger shall have the effects provided in the Delaware LLC Act and the Delaware Corporation Law, and upon the effectiveness of the Merger, (i) the separate existence of the Company shall cease (except as may be continued by operation of law), (ii) Merger Sub shall be the surviving company in the Merger, (iii) the Surviving Company shall possess all of the rights, privileges, powers and franchises of each of the Constituent Companies, and all property (real, personal and mixed) and all debts due to any of the Constituent Companies in whatever amount, as well as all other things in action or belonging to each of the Constituent Companies, shall be vested in the Surviving Company, (iv) all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the Constituent Companies, and the title to any real estate vested by deed or otherwise in any of the Constituent Companies shall not revert or be in any way impaired by reason of the Merger, and (v) all rights of creditors and all liens upon any property of any of the Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Companies shall henceforth attach to the Surviving Company and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it and the Surviving Company shall timely pay such debts, liabilities and duties.

        1D.    Further Assurances.    If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Company the title to any property or right of the Constituent Companies acquired or to be acquired by reason of, or as a result of, the Merger or to otherwise carry out the purposes of this Agreement or effect the Merger, the Surviving Company and its officers and directors shall execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Company, and the officers and directors of the Constituent Companies and the officers and directors of the Surviving Company are fully authorized in the name of the Constituent Companies or otherwise to take any and all such action solely for the purposes set forth in this Section 1D.

ARTICLE 2
THE SURVIVING COMPANY

        2A.    Certificate of Formation.    The Certificate of Formation of Merger Sub, as in effect at the Effective Time, shall be the Certificate of Formation of the Surviving Company until amended or repealed in accordance with the provisions thereof and applicable law.

        2B.    Limited Liability Company Agreement.    The limited liability company agreement of Merger Sub, as in effect at the Effective Time, shall be the limited liability company agreement of the Surviving Company until amended or repealed in accordance with the provisions thereof and applicable law.

        2C.    Managers.    The directors of the Company, as of the Effective Time, shall be the directors of the Surviving Company until their respective successors are duly elected and qualified in the manner provided in the limited liability company agreement of the Surviving Company or until their earlier resignation or removal or as otherwise provided by applicable law.

        2D.    Officers.    The officers of the Company, as of the Effective Time, shall be the officers of the Surviving Company until their successors are duly elected and qualified in the manner provided in the limited liability company agreement of the Surviving Company or until their earlier resignation or removal or as otherwise provided by applicable law.

ARTICLE 3
CONVERSION OF SHARES

        3A.    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the following securities:

            (i)  Each Merger Sub Common Unit issued and outstanding immediately prior to the Effective Time shall remain outstanding as one validly issued common unit of the Surviving Company (each, a "Surviving Company Common Unit").

           (ii)  Except as otherwise provided herein, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock cancelled pursuant to Section 3A(iv) and other than Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and surrender of a Certificate formerly representing such share in the manner provided in Section 4B, the Preferred Per Share Merger Consideration, and such share of Company Preferred Stock after such conversion shall automatically be cancelled and retired and shall cease to exist. Prior to Closing, the Company shall provide Buyer and Merger Sub with a certificate (the "Preferred Allocation Certificate") setting forth the Company Preferred Stock Merger Consideration for each holder of Company Preferred Stock (other than holders of Dissenting Shares), the aggregate portion of the Company Preferred Stock Merger Consideration to which each such holder is entitled for all shares of Company Preferred Stock held by such holder, and Buyer and the Surviving Company shall have no liability to any holder of Company Capital Stock for relying on, or paying the Company Preferred Stock Merger Consideration in accordance with, such Preferred Allocation Certificate.

          (iii)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than other shares of Company Common Stock canceled pursuant to Section 3A(iv) and other than Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and surrender of a Certificate formerly representing such share in the manner provided in Section 4B, the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration, and such share of Company Common Stock after such conversion shall automatically be cancelled and retired and shall cease to exist.

          (iv)  Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned or held, directly or indirectly, by the Company or its wholly-owned Subsidiaries or Buyer, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment of cash or any other consideration or distribution shall be made with respect thereto.

           (v)  As of the Effective Time, all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than other shares to be canceled as provided in Section 3A(iv)) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate (other than a certificate representing Dissenting Shares) shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive, upon the terms and subject to the conditions hereof, a portion of the Closing Common Stock Merger Consideration or the Company Preferred Stock Merger Consideration, as applicable, and, in the case of each share of Company Common Stock, a portion of the Additional Merger Consideration. Surrendered Certificates shall forthwith be cancelled by the Surviving Company.

          (vi)  The Surviving Company shall not be liable to any Person in respect of amounts properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        3B.    Appraisal Rights.    Each issued and outstanding share of Company Capital Stock that is held by a Person who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable law and, in the case of any Person required to have exercised appraisal rights under Section 262 of Delaware Corporation Law as of the Effective Time of the Merger in order to preserve such rights, with respect to which appraisal rights under the Delaware Corporation Law have been properly exercised, shall not be converted into the right to receive any portion of the Preferred Stock Merger Consideration, the Closing Common Stock Merger Consideration or the Additional Merger Consideration, as the case may be, and shall be converted into the right to receive payment from the Surviving Company with respect thereto as provided by the Delaware Corporation Law, unless and until the holder of any such share shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the Delaware Corporation Law, in which case such share shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive a portion, without interest, in accordance with this Agreement, of (i) in the case of holders of Preferred Stock, the Preferred Stock Merger Consideration and (ii) in the case of holders of Company Common Stock, the Closing Common Stock Merger Consideration and the Additional Merger Consideration. From and after the Effective Time, no stockholder shall be entitled to vote his, her or its shares of Company Capital Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time, but only to the extent included in the Preferred Stock Merger Consideration). Any shares of Company Capital Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as "Dissenting Shares."

ARTICLE 4
CLOSING; PAYMENT OF MERGER CONSIDERATION

        4A.    Closing.    On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") shall take place immediately prior to the Effective Time at the offices of Kirkland & Ellis LLP, 200 E. Randolph Dr., Chicago, IL 60601 at 10:00 a.m. local time, on the second business day following the satisfaction or waiver of the conditions set forth in Article 5 hereof (other than conditions which by their terms are to be or can be performed at the Closing; provided that such conditions are satisfied at the Closing). The date on which the Closing shall occur is referred to herein as the "Closing Date." On the business day immediately preceding the Closing Date, Buyer and the Company shall conduct a pre-Closing at the same location as the Closing, commencing at 10:00 a.m. local time, at which each party shall present for review by the other parties copies in execution form of all documents required to be delivered by such party at the Closing. At the Closing, Buyer and Merger Sub shall deliver to the Company all of the certificates, instruments and documents required to be delivered under Section 5C, and the Company shall deliver to Buyer and Merger Sub all of the certificates, instruments and documents required to be delivered under Section 5B.

        4B.    Closing Distributions.

            (i)  At the Effective Time, the Buyer shall issue to the holders of Company Capital Stock a number of shares of Buyer Common Stock equal to the Closing Merger Consideration to be distributed or delivered as set forth in clauses (ii) and (iii) of this Section 4B.

           (ii)  At or after the Effective Time, upon the proper surrender and exchange of Certificates and delivery of a duly executed and completed letter of transmittal in customary form to be mutually agreed upon between Buyer and the Company (the "Letter of Transmittal") to the Buyer, the Buyer shall distribute to (a) each holder of Company Preferred Stock the portion of the Company Preferred Stock Merger Consideration to which such holder is entitled and (b) each holder of Company Common Stock the portion of the Closing Common Stock Merger Consideration to which such holder is entitled, in each case as determined in accordance with Section 3A. Furthermore, upon surrender and exchange of Certificates and delivery of the Letter of Transmittal to the Buyer, each holder of Company Common Stock shall be irrevocably entitled to receive the portion of the Additional Merger Consideration to which such holder is entitled, to be paid to such holder as set forth in this Agreement. Notwithstanding anything contained in this Section 4B to the contrary, the provisions of this Section 4B(ii) shall not be applicable to Dissenting Shares.

          (iii)  At the Effective Time, Buyer shall deliver the Adjustment Escrow Shares to the Escrow Agent for deposit into a separate escrow account (the "Adjustment Escrow Account") established pursuant to the terms of an escrow agreement in the form of Exhibit C attached hereto (the "Adjustment Escrow Agreement") among Buyer, Holdco, the Company Representative, the Buyer Representative and the Escrow Agent. The Adjustment Escrow Shares shall be maintained separately in the Adjustment Escrow Account, and such Adjustment Escrow Shares shall be Buyer's sole and exclusive source of recovery for any amounts owing to Buyer pursuant to this Agreement as set forth herein.

          (iv)  The applicable portion of the Merger Consideration payable to a holder of Company Capital Stock shall be made by delivery of certificates for shares of Buyer Common Stock representing such portion of the Merger Consideration unless alternative arrangements are specified by such holder in the Letter of Transmittal.

        4C.    Closing of Company Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Capital Stock shall be made thereafter. If, after the Effective Time, valid Certificates are presented to the Surviving Company in accordance with Section 4B, such Certificates and instruments shall be cancelled and exchanged for the consideration provided in Section 4B.

        4D.    Merger Consideration Adjustment.

            (i)  Within 90 days following the Closing Date, the Surviving Company (or, in the event that the Post-Closing Mergers have occurred prior to such date, Holdco) shall prepare and deliver to the Company Representative and the Buyer Representative (a) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m. (Chicago, Illinois time) on the day before the Closing (the "Company Closing Balance Sheet"), (b) an unaudited consolidated balance sheet of Buyer and its Subsidiaries as of 11:59 p.m. (Chicago, Illinois time) on the day before the Closing (the "Buyer Closing Balance Sheet") and (c) a statement (the "Closing Statement") setting forth the Surviving Company's (or, as applicable, Holdco's) calculation of Company Closing Net Working Capital, Company Closing Net Indebtedness and Buyer Closing Net Working Capital. During the 90 day period following the Closing Date, the Buyer Representative shall provide the Surviving Company (or, as applicable, Holdco) with reasonable assistance, as the Surviving Company may reasonably request, in the preparation of the Buyer Closing Balance Sheet and the calculation of Buyer Closing Net Working Capital. The Company Closing Balance Sheet shall be prepared on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Company SEC Reports related to the fiscal quarter ended March 31, 2006 and the Buyer Closing Balance Sheet shall be prepared on a consolidated basis for Buyer and its Subsidiaries in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Buyer SEC Reports related to the fiscal quarter ended March 31, 2006; provided that, notwithstanding the foregoing or anything else herein to the contrary (including the definition of Buyer Net Working Capital and Company Net Working Capital), in the event that the day before the Closing Date is a date other than the last calendar day of a month, the Surviving Company (or, as applicable, Holdco) may, in the calculation of Buyer Closing Net Working Capital and Company Closing Net Working Capital, use any roll-forward from the most recent calendar month end prior to the Closing Date or similar technique as it deems reasonably necessary to calculate any component thereof. During the 20 days immediately following the Company Representative's and Buyer Representative's receipt of the Company Closing Balance Sheet, Buyer Closing Balance Sheet and the Closing Statement, subject to execution and delivery by the Surviving Company (or, as applicable, Holdco) of a customary hold harmless letter in favor of the Person(s) preparing such work papers, the Company Representative and Buyer Representative shall be permitted to review such working papers relating to the Company Closing Balance Sheet, Buyer Closing Balance Sheet and the Closing Statement. The Company Closing Balance Sheet, Buyer Closing Balance Sheet and the Closing Statement shall become final and binding upon the parties 20 days following the Buyer Representative's receipt thereof unless the Company Representative or Buyer Representative gives written notice of its disagreement (each a "Notice of Disagreement") to the other prior to such date. Any Notice of Disagreement shall (x) specify in reasonable detail the nature and amount of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on the Company Closing Balance Sheet, Buyer Closing Balance or Closing Statement not being prepared in accordance with this Agreement.

           (ii)  If a timely Notice of Disagreement is received by the Company Representative or the Buyer Representative, as applicable, then the Company Closing Balance Sheet, the Buyer Closing Balance Sheet and the Closing Statement (as revised in accordance with clause (a) or (b) below) shall become final and binding upon the parties on the earlier of (a) the date the Company Representative and Buyer Representative resolve in writing any and all differences they have with respect to any matter specified in any Notice of Disagreement and (b) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the 30 days immediately following the delivery of a Notice of Disagreement, the Company Representative and Buyer Representative shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in any Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer Representative and the Company Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such 30-day period, the Company Representative and Buyer

  Representative shall submit to an accounting firm mutually agreed upon by the Company Representative and Buyer Representative (the "Accounting Firm") for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in any Notice of Disagreement. Buyer Representative and the Company Representative shall instruct the Accounting Firm to make a final determination of the items included in the Company Closing Balance Sheet, the Buyer Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Buyer Representative and the Company Representative will cooperate with the Accounting Firm during the term of its engagement. Buyer Representative and the Company Representative shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer Representative, on the one hand, or the Company Representative, on the other hand, or less than the smallest value for such item assigned by Buyer Representative, on the one hand, or the Company Representative, on the other hand. Buyer Representative and the Company Representative shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by Buyer Representative and the Company Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Company Closing Balance Sheet, the Buyer Closing Balance Sheet, the Closing Statement and the resulting Company Closing Net Working Capital, Closing Net Indebtedness and Buyer Closing Net Working Capital shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Buyer Representative and the Company Representative (which final resolution shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be appealable. The fees and expenses of the Accounting Firm pursuant to this Section 4D(ii) shall be borne by the Surviving Company (or, as applicable, Holdco).

          (iii)  If the Incremental Closing Merger Consideration is less than the Incremental Merger Consideration (such shortfall, the "Adjustment Amount"), (a) the Buyer Representative and the Company Representative shall as a portion of the Additional Merger Consideration, within five (5) business days after the Closing Statement becomes final and binding on the parties, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to deliver the Adjustment Escrow Shares from the Adjustment Escrow Account to the holders of Company Common Stock (other than Dissenting Shares) as of immediately prior to the Effective Time and (b) Buyer (or, if the Holdco Merger has occurred, Holdco) shall issue to the holders of Company Common Stock (other than Dissenting Shares) as of immediately prior to the Effective Time a number of shares (the "Additional Shares") equal to the Adjustment Amount, in each case with each such holder entitled to receive the Additional Per Share Merger Consideration payable for each share of Company Common Stock held by such holder immediately prior to the Effective Time.

          (iv)  If the Incremental Closing Merger Consideration is greater than the Incremental Merger Consideration (such excess, the "Excess Amount"), the Buyer Representative and the Company Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent, within five (5) business days after the Closing Statement becomes final and binding on the parties, to deliver to the Buyer (or, if the Holdco Merger has occurred, Holdco) for cancellation certificates for a number of shares of Buyer Common Stock (the "Give-Back Shares") equal to the Excess Amount and if the Give-Back Shares are less than the Adjustment Escrow Shares, to deliver the remaining Adjustment Escrow Shares to holders of Company Common Stock (other than Dissenting Shares) as of immediately prior to the Effective Time, with each such holder entitled to receive the Additional Per Share Merger Consideration payable for each share of Company Common Stock held by such holder immediately prior to the Effective Time.

           (v)  Buyer agrees that delivery of the Give-Back Shares from the Adjustment Escrow Account in accordance with the Adjustment Escrow Agreement shall be the sole and exclusive remedy for Buyer, the Surviving Company and Buyer Representative for payment of the Excess Amount (if any) and that the working capital adjustment and indebtedness adjustment provided for in this Section 4D, and the dispute resolution provisions provided for in this Section 4D, shall be the exclusive remedies for the matters addressed or that could be addressed therein; provided that, for the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Buyer Representative for the payment of the Excess Amount shall be asserted against the holders of Company Capital Stock.

          (vi)  In the event that the Holdco Merger is to be consummated immediately after the Effective Time, Holdco may, in lieu of Buyer, execute and deliver the Adjustment Escrow Agreement in the same capacity as Buyer and deliver shares of Holdco Common Stock as Adjustment Escrow Shares (in which case all references in this Agreement to Adjustment Escrow Shares being shares of Buyer Common Stock shall instead be an identical number of shares of Holdco Common Stock). In the event that the Holdco Merger is consummated prior to the date the Incremental Merger Consideration is finally determined, all references in this Section 4D to "Buyer Common Stock" shall instead be references to "Holdco Common Stock" and the number of shares of Buyer Common Stock to be issued or delivered as a result of the calculation of the Adjustment Amount, the Excess Amount and the Give-Back Shares shall instead be determined as an identical number of shares of Holdco Common Stock. In furtherance of the foregoing, in the event that the Holdco Merger is not to be consummated immediately after the Effective Time, the Company Representative and the Buyer Representative shall take such action (including, if deemed reasonably necessary, the creation of a trust of which the Company Representative serves as trustee that will be deemed the beneficial owner of the Adjustment Escrow Shares until resolution of the matters described in this Section 4D or the naming of the Escrow Agent (in its capacity as escrow agent) as the record holder of the Adjustment Escrow Shares until distribution thereof in accordance with the terms hereof) such that the shares of Buyer Common Stock in the Adjustment Escrow Account are replaced with an identical number of shares of Holdco Common Stock (it being understood and agreed that, for all purposes of the Holdco Merger, the shares of Buyer Common Stock shall be deemed issued and outstanding) and the certificate representing the shares of Buyer Common Stock that are Adjustment Escrow Shares is cancelled and a certificate representing the shares of Holdco Common Stock that are Adjustment Escrow Shares is deposited in the Adjustment Escrow Account.

        4E.    Fractional Shares.

            (i)  No certificates representing less than one share of Buyer Common Stock shall be issued upon the surrender for exchange of certificates representing Company Capital Stock pursuant to Article 4 hereof, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a stockholder of the Buyer.

           (ii)  As promptly as practicable following the Effective Time, the Buyer shall determine the excess of (x) the number of full shares of Buyer Common Stock issued by the Buyer pursuant to Section 4B(i) over (y) the aggregate number of full shares of the Buyer to be distributed or delivered pursuant to Section 4B(ii) and Section 4B(iii) (such excess being herein called the "Closing Excess Shares"). As soon after the Effective Time as practicable, the Buyer, as agent for the holders of Company Capital Stock, shall sell the Closing Excess Shares at then prevailing prices on the exchange or electronic market on which such Closing Excess Shares are traded, all in the manner provided in Section 4E(iv).

          (iii)  As promptly as practicable following the determination of the Additional Merger Consideration, the Buyer shall determine the excess of (x) the number of full shares of Buyer

  Common Stock equal to such Additional Merger Consideration over (y) the aggregate number of full shares of the Buyer to be distributed to holders of Company Capital Stock pursuant to Section 4D(iii) or Section 4D(iv) (such excess being herein called the "Adjustment Excess Shares"). As soon after the determination of the Additional Merger Consideration as practicable, the Buyer, as agent for the holders of Company Capital Stock, shall sell the Adjustment Excess Shares at then prevailing prices on the exchange or electronic market on which such Adjustment Excess Shares are traded, all in the manner provided in Section 4E(iv).

          (iv)  The sale of the Closing Excess Shares and Adjustment Excess Shares by the Buyer shall be executed on the exchange or electronic market on which such shares are traded through one or more member firms and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Capital Stock, the Buyer will hold such proceeds in trust for the holders of Company Capital Stock (the "Common Shares Trust"). The Buyer shall pay all commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of the Closing Excess Shares and Adjustment Excess Shares. The Buyer shall determine the portion of the Common Shares Trust to which each holder of Company Capital Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Capital Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Capital Stock are entitled.

           (v)  In the event that the Holdco Merger is consummated prior to completion of the transactions referred to in this Section 4E, from and after consummation of the Holdco Merger, references to "Buyer" in this Section 4E shall instead be references to "Holdco" and references to "Buyer Common Stock" (included as may be determined through the calculation of Closing Excess Shares and Adjustment Excess Shares) shall instead be references to "Holdco Common Stock".

ARTICLE 5
CONDITIONS TO CLOSING

        5A.    Conditions to All Parties' Obligations.    The obligation of each of the Company, Merger Sub and Buyer to consummate the Merger is subject to the satisfaction, or waiver by the parties hereto, of the following conditions as of immediately prior to the Effective Time:

            (i)  Any applicable waiting periods under the HSR Act shall have expired or been terminated (the "HSR Approval") and all foreign antitrust or similar approvals required for consummation of the transactions contemplated hereby shall have been obtained;

           (ii)  Buyer Shareholder Approval (as defined in Section 6D) shall have been duly obtained from the stockholders of Buyer by the requisite vote under the laws of the State of Delaware and the Buyer Charter Documents, the Buyer Post-Closing Directors shall have been duly elected in accordance with applicable law and the Buyer Charter Documents, the Buyer Post-Closing Certificate of Incorporation shall have been duly filed with the Secretary of State for the State of Delaware and become effective under the laws of the State of Delaware and not have been amended, modified or repealed;

          (iii)  Company Shareholder Approval shall have been duly obtained from the stockholders of the Company by the requisite vote under the laws of the State of Delaware and the Company Charter Documents;

          (iv)  Holders of less than twenty percent (20%) of the shares of Buyer Common Stock issued in Buyer's IPO and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Buyer's Charter Documents;

           (v)  The Company shall have received such consents, amendments and/or waivers under the Senior Credit Agreement, Equipment Facility, Underwriting Agreement and agreements entered into in connection therewith and other material contracts to which it is party as may be necessary such that neither the Merger nor the Post-Closing Mergers shall (with or without the passage of time) constitute a breach or a default under any such arrangement and that there is no impediment to the Holdco Merger occurring immediately after the Effective Time;

          (vi)  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC;

         (vii)  The Holdco Common Stock will be quoted or listed for trading on the Nasdaq, there will be no action or proceeding pending or threatened against Holdco or Buyer to prohibit or terminate the listing of Holdco Common Stock on the Nasdaq and Nasdaq shall not have required, as condition to such listing, any material amendment to the Investor Rights Agreement relative to the terms set forth in Exhibit F attached hereto or the Holdco Certificate of Incorporation relative to the terms set forth in Exhibit G attached hereto;

        (viii)  No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the Merger;

          (ix)  The Company shall have received an opinion of maritime counsel reasonably satisfactory to the Company that the Buyer and its Subsidiaries will, immediately after giving effect to the Merger, and Holdco and its Subsidiaries will, immediately after giving effect to the Post-Closing Mergers, meet the citizenship requirements for coastwise trading and dredging in the navigable waters of the United States and with respect to such other maritime matters as the Company may reasonably request; and

           (x)  This Agreement shall not have been terminated in accordance with Section 9A.

        5B.    Conditions to Buyer's and Merger Sub's Obligations.    The obligation of Buyer and Merger Sub to consummate the Merger is subject to the satisfaction, or waiver by Buyer, of each of the following additional conditions as of immediately prior to the Effective Time:

            (i)  Each of the representations and warranties of the Company contained in Article 7 of this Agreement (a) that are qualified as to Company Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), and (b) that are not so qualified shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect;

           (ii)  Each of the covenants and agreements of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

          (iii)  The Company shall have delivered to Buyer and Merger Sub a certificate in the form of Exhibit D attached hereto dated the Closing Date and signed by a senior executive officer of the Company on behalf of the Company confirming the foregoing matters in Section 5B(i) and 5B(ii) ;

          (iv)  The Company shall have delivered to Buyer and Merger Sub certified copies of the resolutions or consents of the Company's board of directors and stockholders approving the Merger;

           (v)  On or prior to the second business day after the date hereof, the Company Representative shall have delivered to Buyer an executed counterpart of the Voting Agreement;

          (vi)  Buyer shall have received a written opinion, dated as of the Closing Date, from Sidley Austin llp or other counsel reasonably satisfactory to the Buyer to the effect that the Merger and the Post-Closing Mergers will be treated for federal income tax purposes as "reorganizations" within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, the opinion may be to the effect that the GLDD Merger will instead be treated as a liquidation of GLDD within the meaning of Section 332 of the Code) and, with respect to the Merger, Buyer and the Company will each be a party to a reorganization within the meaning of Section 368 of the Code and, with respect to the Post-Closing Mergers, Buyer, Holdco and GLDD will each be a party to a reorganization within the meaning of Section 368 of the Code (unless the opinion states that the GLDD Merger is treated as a liquidation of GLDD within the meaning of Section 332 of the Code, in which case only the Buyer will be a party to a reorganization within the meaning of Section 368 of the Code). In rendering such opinion, Sidley Austin llp or such other counsel may rely upon representations contained herein and customary representation letters of the Company and the Buyer.

         (vii)  The Company Representative and the Escrow Agent shall have executed and delivered to the Buyer Representative the Adjustment Escrow Agreement;

        (viii)  The Company Representative shall have delivered an executed counterpart to the investor rights agreement substantially in the form of Exhibit F attached hereto (the "Investor Rights Agreement") to Buyer, Holdco, and each of the Aldabra Shareholders (as defined in the Investor Rights Agreement);

          (ix)  Since December 31, 2005, there shall not have been a Company Material Adverse Effect; and

           (x)  The Buyer and Merger Sub shall have received from the Company prior to the Closing Date hereof a certificate, as described in Treasury Regulation Section 1.1445-2(c), affirming that the Company is not a U.S. real property holding company, within the meaning of Section 897 of the Code.

        5C.    Conditions to the Company's Obligations.    The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, of each of the following additional conditions as of immediately prior to the Effective Time:

            (i)  Each of the representations and warranties of Buyer and Merger Sub contained in Article 8 of this Agreement (a) that are qualified as to "material adverse effect" or similar qualifier shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), and (b) that are not so qualified shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby; provided that, notwithstanding the foregoing, the condition in this Section 5C(i) shall be satisfied only if the representations and warranties in Section 8B of this Agreement are true and correct in all respects;

           (ii)  Each of the covenants and agreements of Buyer and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;

          (iii)  Buyer and Merger Sub shall have delivered to the Company a certificate in the form of Exhibit E attached hereto dated the Closing Date and signed by a senior executive officer of Buyer on behalf of Buyer and Merger Sub confirming the foregoing matters in Sections 5C(i) and 5C(ii);

          (iv)  Buyer and Merger Sub shall have delivered to the Company certified copies of the resolutions or consents of the boards of directors and stockholders and unitholders of Buyer and Merger Sub, respectively, approving the Merger;

           (v)  The Company shall have received a written opinion, dated as of the Closing Date, from Kirkland & Ellis LLP or other counsel reasonably satisfactory to the Company to the effect that the Merger and the Post-Closing Mergers will be treated for federal income tax purposes as "reorganizations" within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, the opinion may be to the effect that the GLDD Merger will instead be treated as a liquidation of GLDD within the meaning of Section 332 of the Code) and, with respect to the Merger, Buyer and the Company will each be a party to a reorganization within the meaning of Section 368 of the Code and, with respect to the Post-Closing Mergers, Buyer, Holdco and GLDD will each be a party to a reorganization within the meaning of Section 368 of the Code (unless the opinion states that the GLDD Merger is treated as a liquidation of GLDD within the meaning of Section 332 of the Code, in which case only the Buyer will be a party to a reorganization within the meaning of Section 368 of the Code). In rendering such opinion, Kirkland & Ellis LLP or such other counsel may rely upon representations contained herein and customary representation letters of the Company and the Buyer;

          (vi)  Buyer shall have made appropriate arrangements with Continental Stock Transfer & Trust Company ("Continental") to have the Trust Fund disbursed to the Surviving Company immediately upon Closing, not less than $40,000,000 of such cash released from the Trust Fund shall be available to the Surviving Company for repayment of debt of the Surviving Company and its Subsidiaries (including the Company and Subsidiaries of the Company as of the date of this Agreement) and payment of fees and expenses related to the transactions contemplated hereby (which expenses shall not include, for the avoidance of doubt, any amount to be paid to holders of Buyer Common Stock that have exercised their Conversion Rights) and there shall be no action or proceeding pending or threatened with respect to or against the Trust Fund other than claims by holders of Buyer Common Stock solely arising from the exercise of Conversion Rights;

         (vii)  Buyer's arrangements to pay the Buyer Representative $7,500 per month or any other fee or expense shall be terminated as of the Effective Time without further liability to Buyer or any of its post-Closing Affiliates;

        (viii)  The period for delivery of notice of intent to exercise appraisal rights with respect to the Holdco Merger shall have expired and holders of less than 1% of the Buyer Common Stock (determined as of immediately prior to the Holdco Merger) shall have properly exercised, and not properly withdrawn, appraisal rights under Section 262 of the Delaware Corporation Law with respect to the Holdco Merger;

          (ix)  The Holdco Certificate of Incorporation shall have been filed with the Secretary of State for the Delaware, shall have become effective under the laws of the State of Delaware and shall not have been amended, modified or repealed, the Holdco Bylaws shall be in full force and effect without amendment, modification or repeal and the Buyer Post-Closing Directors shall be the directors of Holdco;

           (x)  At or prior to Closing, Buyer, Holdco, and each of the Aldabra Shareholders (as defined in the Investor Rights Agreement) shall have delivered to the holders of Company Capital Stock an executed counterpart to the Investor Rights Agreement; and

          (xi)  The Buyer Representative, Buyer, Holdco and the Escrow Agent shall have executed and delivered to the Company Representative the Adjustment Escrow Agreement.

        5D.    Waiver of Condition.    Any condition to the Closing for a party's benefit may be waived by such party in a writing executed by such party.

ARTICLE 6
CERTAIN COVENANTS PRIOR TO THE EFFECTIVE TIME

        6A.    Access.    During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, each party shall grant to the other and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the other to the extent reasonably necessary for consummation of the transactions contemplated hereby; provided that such access does not unreasonably interfere with the normal operations of any party; provided further that all requests for access with respect to the Company and its Subsidiaries shall be directed to Douglas Mackie, Richard Lowry, Deborah Wensel or such other Person as the Company may designate in writing from time to time (the "Company Designated Contacts") and all requests for access with respect to Buyer and Merger Sub shall be directed to Jason Weiss and Nathan Leight or such other Person as the Buyer may designate in writing from time to time (the "Buyer Designated Contacts"); provided, however, that nothing herein shall require any party to provide access or to disclose any information to any other party if such access or disclosure (i) would cause significant competitive harm to such party if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of applicable laws or regulations of any governmental entity (including the HSR Act and other anti-competition laws) or the provisions of any agreement to which such party is a party. Other than the Company Designated Contacts or as expressly provided in the preceding sentence, Buyer is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent of the Company. In no event shall any Phase II or invasive soil testing be permitted without the prior written consent of the Company. Each party shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 6A.

        6B.    Ordinary Conduct of Company.    During the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, except as set forth on Section 6B of the Company Disclosure Letter, or as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to:

            (i)  make any material change in the conduct of its business, except for changes that are in the ordinary course or not inconsistent in material respects with past practice;

           (ii)  enter into a new agreement that would be included in the definition of Company Material Contracts if it had been entered into as of the date of this Agreement or amend in a material manner any of the Company Material Contracts, other than in the ordinary course of business consistent in material respects with past practice or as otherwise necessary for the maintenance of property relating to their respective businesses or as otherwise necessary to permit the consummation of the Merger, the Post-Closing Mergers and the other transactions and actions contemplated by this Agreement;

          (iii)  amend the Company Charter Documents;

          (iv)  acquire or agree to acquire by merging or consolidating with or purchasing a substantial equity interest in or substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

           (v)  except in the ordinary course of business consistent with past practice, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the material properties, assets or equipment owned by the Company or its Subsidiaries, or enter into any agreement regarding the foregoing;

          (vi)  declare or pay any dividends on or make any distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company or such Subsidiary and except for amounts that would reduce the amounts that would otherwise be included in the computation of Company Closing Net Indebtedness;

         (vii)  repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of its capital stock or of the capital stock of any of its Subsidiaries, except for repurchases, redemptions and acquisitions from employees upon termination of employment;

        (viii)  issue, sell, split, combine or reclassify any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or any options, warrants or other rights to purchase its capital stock or equity securities, or enter into any agreement regarding the foregoing;

          (ix)  incur any indebtedness for borrowed money or any capitalized lease obligations, or guarantee any such indebtedness or capitalized lease obligations, or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of others, other than (x) in the ordinary course of business consistent with past practice, (y) pursuant to the Equipment Facility, the Senior Credit Agreement or the Underwriting Agreement, or (z) amounts that will be included in the computation of Company Closing Net Indebtedness;

           (x)  subject to any material Lien any portion of its material properties or assets;

          (xi)  prepare or file any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, take any position, make an election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

         (xii)  except in the ordinary course of business or as required by law or contractual obligations or other agreements existing on the date hereof, increase in any manner the compensation of, or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with, any of its officers or employees; or

        (xiii)  agree to do any of the foregoing

        6C.    Exclusive Transaction.    The Company agrees that from the date of this Agreement and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Company shall not enter into negotiations or any agreement regarding the terms of any sale of all or more than 20% of the Company Capital Stock or assets of the Company with any Person other than Buyer, its Affiliates and their respective representatives. The Buyer agrees that from the date of this Agreement until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, Buyer shall not enter into any negotiations or any agreement regarding a "business combination" (as defined in Buyer's certificate of incorporation). Notwithstanding the foregoing, the Company and Buyer may enter into negotiations otherwise prohibited by this Section 6C if it is advised by its outside counsel that failure to enter into negotiations would cause its board of directors to violate its fiduciary duties, in which case each of the Company and Buyer may enter into negotiations otherwise prohibited by this Section 6C as long as such party does not take any other action prohibited by this Section 6C.

        6D.    Joint Prospectus/Proxy Statement; Buyer Shareholder Approval.

            (i)  Buyer shall, and shall cause Holdco to, within twenty (20) days of its receipt of (x) all required information for inclusion in the Joint Prospectus/Proxy Statement (as hereinafter defined) from the Company and (y) the consent of Deloitte & Touche LLP with respect to the inclusion in the Joint Prospectus/Proxy Statement of the audited and unaudited (as applicable) consolidated financial statements of the Company and its Subsidiaries prepared by Deloitte & Touche LLP, file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (or such other appropriate form) (the "Registration Statement") containing: (i) a proxy statement in preliminary form or such other form, statement or report as may be required under the federal securities laws relating to a shareholders meeting (the "Shareholder Meeting") to be held by Buyer to obtain Buyer Shareholder Approval (as hereinafter defined); and (ii) a prospectus relating to the shares of Buyer Common Stock to be issued to holders of the Company's Capital Stock in the Merger and the shares of Holdco Common Stock to be issued to holders of Buyer Common Stock in the Holdco Merger (such joint proxy statement or such other form and prospectus, and any amendments or supplements thereto (the "Joint Prospectus/Proxy Statement")), which Joint Prospectus/Proxy Statement may be used as an Information Statement by the Company with respect to the holders of Company Capital Stock. Buyer shall duly call, give notice of, convene and hold the Shareholder Meeting and solicit proxies as promptly as reasonably practicable in accordance with applicable law for the purpose of seeking Buyer Shareholder Approval. "Buyer Shareholder Approval" shall mean collectively, (A) the affirmative vote of the holders of a majority of the shares of common stock issued in Buyer's initial public offering (the "IPO Shares") in favor of the transactions contemplated by this Agreement and other shareholders of the Buyer shall have voted their shares in the same manner as the majority of IPO Shares, in accordance with, and as required by, Buyer Charter Documents, (B) the affirmative vote of Buyer's shareholders necessary under the Buyer Charter Documents and applicable law necessary to cause the directors of the Buyer as of the Effective Time to consist of the following individuals: Thomas Souleles, Douglas Grissom, Douglas Mackie, Nathan Leight, Jason Weiss, Jonathan Berger, Peter Deutsch, and one other individual qualified as an independent director under the applicable federal securities and regulations and the regulations of Nasdaq, as designated in writing by the Company Representative (collectively, the "Buyer Post-Closing Directors"), (C) the affirmative vote of Buyer's shareholders necessary to amend Buyer's Certificate of Incorporation to increase the number of authorized shares of Buyer Common Stock to a number sufficient to satisfy Buyer's obligations under this Agreement with respect to the issuance of Buyer Common Stock, but in no event to exceed 40,000,000 shares of Buyer Common Stock (as so amended, the "Buyer Post-Closing Certificate of Incorporation"), and (D) the affirmative vote of Buyer's shareholders necessary to approve the Holdco Merger.

           (ii)  Buyer agrees that the Joint Prospectus/Proxy Statement will comply in all material respects with all of the requirements of the Exchange Act and Buyer will ensure that the Joint Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Buyer with respect to information supplied in writing by the Company expressly for inclusion in the Joint Prospectus/Proxy Statement. Buyer shall promptly correct any information provided by it for use in the Joint Prospectus/Proxy Statement if and to the extent that such information becomes false or misleading and shall take all steps necessary to cause the Joint Prospectus/Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders and the holders of Company Capital Stock, in each case as and to the extent required by the Securities Act or the Exchange Act. Buyer shall give the Company and its counsel a reasonable opportunity (but no more than 5 Business Days) to review and comment on the Joint Prospectus/Proxy Statement, and any amendments or supplements thereto, prior to the filing of any such documents with the SEC and Buyer will give due consideration to the Company's comments. Buyer will provide to the Company and its counsel any comments that Buyer or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Joint Prospectus/Proxy Statement promptly after receipt of any such comments. Buyer will use its reasonable best efforts to respond promptly to any comments received from the SEC or its staff.

          (iii)  The Company will ensure that none of the information regarding the Company or its Subsidiaries supplied by the Company, its representatives, or any Subsidiary expressly for inclusion in the Joint Prospectus/Proxy Statement (including any information included in consolidated financial statements or other financial information required to be included in the Joint Prospectus/Proxy Statement) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such information which would make the preceding sentence incorrect should be discovered by the Company, the Company will promptly notify Buyer of such change. Buyer shall promptly correct any such information in the Joint Prospectus/Proxy Statement and shall take all steps necessary to cause the Joint Prospectus/Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders and the holders of Company Capital Stock, in each case as and to the extent required by the Exchange Act. The Company and its representatives agree to reasonably cooperate with Buyer in its preparation of the Joint Prospectus/Proxy Statement and the filing of the Joint Prospectus/Proxy Statement with the SEC.

          (iv)  The Company agrees to use its commercially reasonable efforts to obtain the auditors' consents with respect to the inclusion of its consolidated financial statements in the Joint Prospectus/Proxy Statement, and to otherwise provide as soon as reasonably practicable any information about the Company and its Subsidiaries required by the Exchange Act reasonably sufficient to permit Buyer to prepare and file the Joint Prospectus/Proxy Statement.

           (v)  Buyer, through its board of directors, shall recommend to its shareholders that they give the Buyer Shareholder Approval and, subject to applicable law and the exercise of its fiduciary duties (in the good faith judgment of its board of directors based on the advice of independent legal counsel), shall not withdraw or modify its recommendation. Buyer shall use its reasonable best efforts to obtain the Buyer Shareholder Approval.

        6E.    Tax Treatment.    The parties shall cooperate with each other and use their respective reasonable efforts to cause the Merger and the Post-Closing Mergers to qualify as "reorganizations" within the meaning of Section 368 of the Code (the "Intended Tax Treatment"), including (i) not taking any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith materially adversely affects the value of the transactions contemplated hereby to such party or its stockholders), and (iii) unless waived in writing by Buyer or the Company, as applicable, using their respective reasonable best efforts to obtain the opinions referred to in Section 5B(vi) or Section 5C(v), including by executing customary letters of representation. In the event that, for any reason, any party (the "Delivering Party") learns that the opinion referred to in Section 5B(vi) or Section 5C(v), as applicable, cannot be, or may not be, delivered for any reason, it shall deliver prompt written notice of such fact to the other party (the "Receiving Party"), in which case such Receiving Party shall have a period of 30 days to if it so elects

(a) find other reputable tax counsel reasonably satisfactory to Buyer (in the case of the opinion referred to in Section 5B(vi)) or the Company (in the case of the opinion referred to in Section 5C(v)) to deliver such opinions to Buyer or the Company, respectively, (b) agree to amend this Agreement to provide that the condition referred to in Section 5B(vi) or Section 5C(v) shall provide for obtaining an IRS private letter ruling to the effect that the Merger and the Post-Closing Mergers will be treated for federal income tax purposes as "reorganizations" within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, the private letter ruling may be to the effect that the GLDD Merger will instead be treated as a liquidation of GLDD within the meaning of Section 332 of the Code) and, with respect to the Merger, Buyer and the Company will each be a party to a reorganization within the meaning of Section 368 of the Code and, with respect to the Post-Closing Mergers, Buyer, Holdco and GLDD will each be a party to a reorganization within the meaning of Section 368 of the Code (unless the opinion states that the GLDD Merger is treated as a liquidation of GLDD within the meaning of Section 332 of the Code, in which case only the Buyer will be a party to a reorganization within the meaning of Section 368 of the Code), or (c) offer to amend the structure contemplated by this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, the Receiving Party shall not be obligated to take any of the actions referred to in this sentence, but if the Receiving Party does so elect, without limiting any other rights of termination available to the Delivering Party, the Delivering Party shall not have the right to terminate this Agreement by reason of failure of such condition unless the Delivering Party does not cause the satisfaction of such condition at or prior to Closing. In the event that the Receiving Party elects option (a) or (b) of the foregoing sentence, each party shall execute and deliver to such firm customary letters of representation that would reasonably be expected to be delivered by such party in connection with such opinion or IRS private letter ruling and if the Receiving Party elects option (c) of the foregoing sentence, each party shall, and shall cause their respective affiliates party to this Agreement to, execute such amendments unless (i) either party, in consultation with its advisors can reasonably conclude that such alternative structure proposed would substantially increase the tax costs of the transactions to the parties and/or its stockholders relative to the Intended Tax Treatment and the other party is not willing to bear such increased costs upon consummation of the transactions contemplated hereby and thereby or (ii) either party reasonably determines that such alternative structure results in a material adverse change to the economics of the transactions contemplated by this Agreement to such party.

        6F.    Ordinary Conduct of Buyer.    During the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, except as otherwise consented to by the Company in writing or as otherwise contemplated by this Agreement, each of Buyer and Merger Sub shall not and shall cause each of their respective Subsidiaries not to:

            (i)  make any material change in the conduct of its business, except for changes that are in the ordinary course of business consistent with past practice;

           (ii)  issue, sell, split, combine or reclassify any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

          (iii)  subject to any Lien any portion of its material properties or assets (including any cash in the Trust Fund);

          (iv)  incur any indebtedness for borrowed money or any capitalized lease obligations or guaranteed any such indebtedness or capitalized lease obligations or issue or sell any debt securities or warrants or rights to acquire any debt securities of Buyer or guarantee any debt securities of Buyer, that would not be included in the computation of Buyer Closing Net Working Capital;

           (v)  spend any cash in the Trust Fund or spend any other cash other than for payment of liabilities incurred in the ordinary course of business or declare or pay any dividends on or make any distributions in respect of any of its capital stock;

          (vi)  make any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business);

         (vii)  enter into a new agreement that would be included in the definition of Buyer Material Contracts if it had been entered into as of the date of this Agreement or amend in a material manner any of the Buyer Material Contracts or, other than in the ordinary course of business consistent with past practice or as otherwise necessary for the maintenance of property relating to their respective businesses;

        (viii)  amend its certificate of incorporation or bylaws;

          (ix)  incur any material Tax liability that is not paid prior to Closing;

           (x)  approve or enter into any employee plans, programs, practices or arrangements;

          (xi)  acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

         (xii)  prepare or file any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, take any position, make an election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

        (xiii)  except in the ordinary course of business or as required by law or contractual obligations or other agreements existing on the date hereof, increase in any manner the compensation of, or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with, any of its officers or employees; or

        (xiv)  agree to do any of the foregoing.

Notwithstanding the foregoing, in no event shall the aggregate amount of indebtedness and capitalized lease obligations incurred and/or guaranteed by Buyer and/or any of its Subsidiaries exceed $1,000,000.00 in the aggregate (disregarding for this purpose any obligations of Buyer to pay for shares of Buyer Common Stock pursuant to the exercise of Conversion Rights).

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As an inducement to Buyer and Merger Sub to enter into this Agreement, the Company hereby represents and warrants that, except as set forth in the Company Disclosure Letter or as set forth in the Company SEC Reports filed on or prior to the date hereof:

        7A.    Organization and Corporate Power.    Each of the Company and GLDD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would have a Company Material Adverse Effect. The Company and its Subsidiaries have all requisite corporate power and authority necessary to own and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby. The copies of the Company's Certificate of Incorporation and By-Laws which have been made available to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement.

        7B.    Company Capital Stock.    The authorized capital stock of the Company consists of (i) 90,000 shares of Series A Preferred Stock, of which (as of the date hereof) 77,500 shares are issued and outstanding and owned of record as set forth on Section 7B of the Company Disclosure Letter, (ii) 10,000 shares of Series B Preferred Stock, of which (as of the date hereof) 9,471 shares are issued and outstanding and owned of record as set forth on Section 7B of the Company Disclosure Letter and (iii) 1,500,000 shares of Company Common Stock, of which (as of the date hereof) 996,400 shares are issued and outstanding and owned of record as set forth on Section 7B of the Company Disclosure Letter. All of the outstanding shares of Company Capital Stock have been duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Corporation Law, the Company's Charter Documents or any other agreement to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Company may vote ("Voting Company Debt"). Except as may exist in the Management Equity Agreement, Subscription Agreement or the Registration Rights Agreement, (x) there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock or other equity rights, stock or other equity appreciation rights, stock or other equity-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound and (y) there are not any outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any capital stock of other equity interests in Buyer.

        7C.    Subsidiaries.    Section 7C of the Company Disclosure Letter sets forth the name of each Material Subsidiary of the Company, the jurisdiction of its incorporation or organization and the outstanding capital stock or other equity interests of such Subsidiary owned by the Company or any of its Subsidiaries. Each such Material Subsidiary listed on Section 7C of the Company Disclosure Letter is an entity validly existing and in good standing (or an equivalent foreign concept to the extent applicable) under the laws of the jurisdiction of its incorporation or organization and is qualified to do business in each jurisdiction in which the failure to so qualify or be in good standing would have a Company Material Adverse Effect. Except as set forth on Section 7C of the Company Disclosure Letter, all of the outstanding capital stock or other equity securities of each such Material Subsidiary are owned by the Company or another Subsidiary of the Company free and clear of any Liens, other than Permitted Encumbrances. Except for Inactive Subsidiaries and except as otherwise set forth on Section 7C of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

        7D.    Authorization; No Breach.    This Agreement has been duly executed and delivered by the Company and, assuming receipt of the Company Shareholder Approval, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming receipt of the consents set forth on Section 7D of the Company Disclosure Letter and the HSR Approval or except as set forth on Section 7D of the Company Disclosure Letter, none of the execution, delivery nor performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with the terms hereof will (i) conflict with or result in any material breach of any of the provisions of, (ii) constitute (with or without due notice or the passage of time or both) a material default under, (iii) give any third party the right to terminate, amend, cancel or accelerate, (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the shares of capital stock or any assets of the Company or its Subsidiaries or (v) require any filing with, or permit, authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, except as has been obtained or as contemplated in this Agreement (including Section 1B and Section 5A(i)), under (a) the Company Charter Documents, (b) any Company Material Contract, (c) any judgment, order or decree to which the Company or any of its Subsidiaries is subject, or (d) any law statute, rule or regulation to which the Company or any of its Subsidiaries is subject, except in the cases of clauses (b), (c) and (d) foregoing, as would not result in a Company Material Adverse Effect.

        7E.    Company SEC Reports; Financial Statements.

            (i)  The Company has made available to Buyer a correct and complete copy of each report, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries with the SEC since January 1, 2005 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by the Company or any of its Subsidiaries with the SEC prior to the date of this Agreement. As of their respective dates, the Company SEC Reports (including the financial statements included therein): (x) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (y) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii)  Each set of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the consolidated financial position of GLDD and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for GLDD and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Company Material Adverse Effect.

          (iii)  The Company, on a stand-alone basis, has no liabilities required to be included on a balance sheet prepared in accordance with GAAP other than (A) guarantees of obligations of its wholly-owned Subsidiaries, (B) liabilities that arise from ownership of its Subsidiaries, (C) transaction expenses related to the transactions contemplated hereby, (D) liabilities incidental to its existence (e.g., franchise taxes), and (E) other liabilities which are not material to the Company and its Subsidiaries on a consolidated basis. Without regard to any differences in the stockholders' equity line or that may relate to the Company Preferred Stock and the accrued and unpaid dividends thereon, the consolidated financial statements of the Company and its Subsidiaries for each period covered by the Company SEC Reports (other than quarterly Company SEC Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005) will not differ from the consolidated financial statements of GLDD and its Subsidiaries included in the Company SEC Reports for such periods in a manner that would reflect a Company Material Adverse Effect.

          (iv)  The Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in the Company SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Buyer, except

  (A) liabilities provided for in or otherwise disclosed in the Company SEC Reports filed prior to the date hereof, (B) liabilities incurred since March 31, 2006 in the ordinary course of business, (C) liabilities disclosed in the Company Disclosure Letter and (D) other liabilities which would not have a Company Material Adverse Effect.

        7F.    Absence of Certain Developments.    Except as set forth in Section 7F of the Company Disclosure Letter or as otherwise contemplated by this Agreement, during the period from December 31, 2005 to the date of this Agreement, neither the Company nor any of its Subsidiaries has:

            (i)  operated in any material respect other than in the ordinary course of business consistent with past practice;

           (ii)  issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

          (iii)  subjected to any material Lien any portion of its properties or assets;

          (iv)  incurred any indebtedness for borrowed money or any capitalized lease obligations, or guaranteed any such indebtedness or capitalized lease obligations, or issued or sold any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, or guaranteed any debt securities of others, other than (x) in the ordinary course of business consistent with past practice, (y) pursuant to the Equipment Facility, the Senior Credit Agreement or the Underwriting Agreement, or (z) amounts that will be included in the computation of Company Closing Net Indebtedness;

           (v)  sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;

          (vi)  sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, except in the ordinary course of business;

         (vii)  made or granted any material bonus or any material compensation or salary increase to any former or current employee or group of former or current employees (except in the ordinary course of business in accordance with past practice), or made or granted any material increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract;

        (viii)  made any loans or advances to, or guarantees for the benefit of, any Persons, other than (x) in the ordinary course of business consistent with past practices, (y) intercompany loans and advances among or between the Company and its Subsidiaries and (z) pursuant to the Equipment Facility, the Senior Credit Agreement, the Underwriting Agreement or the Indenture; or

          (ix)  suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any of its Subsidiaries that is not covered by insurance.

        7G.    Real Property.

            (i)  With respect to each parcel of Owned Real Property, and except for matters that would not have a Company Material Adverse Effect: (a) the Company or one of its Subsidiaries has good fee simple title, free and clear of all Liens, except Permitted Encumbrances; (b) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof.

           (ii)  The Company has not received written notice of any material default under any of the Leases which has not been cured or waived. To the Company's knowledge, except as may arise from consummation of the transactions contemplated hereby or except as set forth on Section 7G(ii) of the Company Disclosure Letter, no event has occurred which would allow the other party thereto to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such Leases.

          (iii)  Except (a) as set forth on Section 7G(iii) of the Company Disclosure Letter, (b) as set forth in the Company SEC Reports, (c) for Permitted Encumbrances, and (d) as would not otherwise result in a Company Material Adverse Effect, the Company or one of its Subsidiaries owns, free and clear of all Liens, or has a contract, license or lease to use, all of the personal property and assets shown on the balance sheet included in the Company SEC Reports as of and for the period ended March 31, 2006, acquired thereafter or located on its premises which is material to its business or operations.

        7H.    Tax Matters.

            (i)  Except as set forth on Section 7H of the Company Disclosure Letter, (A) the Company and each of its Subsidiaries has timely filed all material Tax Returns that it is required to file; (B) to the Company's knowledge, all such Tax Returns are accurate and complete in all material respects, (C) except as would not result in a Company Material Adverse Effect, all Taxes due and owing by the Company or any of its Subsidiaries shall have been paid by the Company or its Subsidiaries; (D) no deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted, proposed or assessed by any Taxing authority against the Company or any of its Subsidiaries; (E) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Taxing authority and neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes, in both cases other than for consents and extensions which by their terms have expired; (F) as of the date hereof, there are no ongoing or pending or, threatened in writing, Tax audits, examinations, or investigations in respect of Taxes of the Company or any of its Subsidiaries by any Taxing authority against the Company or any of its Subsidiaries; (G) except as would not result in a Company Material Adverse Effect, the unpaid Taxes of the Company and its Subsidiaries for Tax periods through March 31, 2006 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes) set forth on the financial statements included in the Company SEC Reports; (H) with respect to all Tax years ending on or before December 31, 1992, the federal income Tax Returns referred to in clause (A) have been examined by the IRS or the appropriate Taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (I) there are no material Liens relating to Taxes on any of the assets of the Company or any of its Subsidiaries, except for Liens relating to current Taxes not yet due and payable or relating to Taxes that are being contested in good faith; (J) during the last five years, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied; and (K) neither the Company nor any of its Subsidiaries has engaged in a "listed transaction" within the meaning of Treasury Regulation 1.6011-4(b)(2) or reported a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

           (ii)  No payment or other benefit will result from the transactions contemplated by this Agreement based on arrangements entered into by the Company or any of its Subsidiaries that is (or under Section 280G of the Code and the Treasury Regulations thereunder is presumed to be) a parachute payment to a disqualified individual as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.

          (iii)  Neither the Company nor any of its Subsidiaries has received within the last five years prior to the date hereof a Tax opinion by counsel with respect to, in connection with or related to a transaction outside the ordinary course of the Company's or the Subsidiary's business.

        7I.    Company Material Contracts.    Except as disclosed on Section 7I of the Company Disclosure Letter, the Company or one of its Subsidiaries, as applicable, has performed all material obligations required to be performed by them to date under the Company Material Contracts and, assuming receipt of consents specified on Section 7D of the Company Disclosure Letter, is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for failures to perform or any such breach or default that would not result in a Company Material Adverse Effect.

        7J.    Intellectual Property.    Except as set forth on Section 7J of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and possesses good title to all Company Intellectual Property. No claims are pending in writing or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries as of the date of this Agreement with respect to the ownership, use or validity of any Company Intellectual Property, other than claims which if determined adversely to the Company and its Subsidiaries would not result in a Company Material Adverse Effect. Except as set forth on Section 7J of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries have been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement of any Intellectual Property Rights of any third party and which has not been finally terminated prior to the date hereof, other than suits or charges which if determined adversely to the Company and its Subsidiaries would not result in a Company Material Adverse Effect.

        7K.    Legal Proceedings.    Except as set forth on Section 7K of the Company Disclosure Letter, as of the date of this Agreement, there are no actions, suits, proceedings or orders pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Company or any of its Subsidiaries would result in a Company Material Adverse Effect.

        7L.    Brokerage.    There are no claims for brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

        7M.    Company Employee Benefit Plans.

            (i)  Section 7M of the Company Disclosure Letter lists all Plans. Copies of all Plans and the summary plan descriptions, the most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if applicable, and, if not applicable, statement of trust assets, for such Plans have been made available to the Buyer.

           (ii)  Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, (A) there is no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA, and Section 412 of the Code with respect to any Plan that is subject to such sections, (B) no "reportable event" (other than those for which the 30-day notice to the Pension Benefit Guaranty Corporation ("PBGC") has been waived) or "prohibited transaction" (other than those for which there is an available exemption) (as such terms are defined in ERISA and the Code, as applicable) has occurred with respect to any Plan during the five years preceding the Closing Date, (C) each Plan is and has been operated in compliance in all material respects with the presently applicable provisions of ERISA, the Code and other applicable law, (D) neither the Company nor any of its Subsidiaries has incurred any liability under Title IV of ERISA to the PBGC in connection with any Plan subject to Title IV of ERISA that has not been fully paid prior to the date hereof, other than liability for premiums due the PBGC, which premiums have been paid when due, and no such Plan has been terminated or is reasonably expected to be terminated or to be subject to proceedings by the PBGC under Title IV of ERISA on or before the Closing Date, (E) the IRS has issued, with respect to each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code, a letter determining that such Plan is qualified and its related trust is exempt from United States federal income tax under Sections 401(a) and 501(a) of the Code, respectively, and there has been no occurrence affecting the form or operation of any Plan since the date of any such determination letter which is likely to adversely affect such qualification, (F) no Plan is a "multiple employer plan" (within the meaning of Section 413(c) of the Code) or a "multiemployer plan" (as defined in Section 3(37) of ERISA), and no withdrawal liability has been incurred by or asserted against the Company or any of its Subsidiaries with respect to any employee pension benefit plan which is a multiple employer plan or a multiemployer plan, (G) the Company has received no notice and has no knowledge or reasonable expectation that any Plan is currently insolvent or currently in reorganization within the meaning of Title IV of ERISA or that increased contributions to any Plan are currently required to avoid a reduction in plan benefits or the imposition of any excise tax, and (H) as of the date of this Agreement, there are no actions or claims existing or pending (other than routine claims for benefits) or threatened with respect to any Plan, and neither the Company nor any of its Subsidiaries has been notified of any audit or investigation of a Plan by any applicable governmental entity. The Company does not make the representations in Subsections (A), (B), (C), (E) and (H) of this clause (ii) as to any Plan which is a multiemployer plan.

          (iii)  Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, (A) each Plan that is a "group health plan" (as defined in Section 4980B of the Code) has been operated in material compliance with Section 4980B of the Code and the Health Insurance Portability and Accountability Act of 1996, (B) neither the Company nor any of its Subsidiaries has any material obligation or liability to provide medical, life insurance or supplemental pension benefits in respect of any current or former employees or independent contractors of the Company or any of its Subsidiaries beyond their retirement, and (C) no Plan provides for severance pay, unemployment compensation or any similar payment with respect to any current or former employee or independent contractor of the Company or any of its Subsidiaries. The Company does not make the representations in this clause (iii) with respect to any Plan which is a multiemployer plan.

          (iv)  Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, all contributions required to be made by the Company or any of its Subsidiaries under applicable law or the terms of any Plan or collective bargaining agreement have been made within the time prescribed by such law, Plan or collective bargaining agreement.

           (v)  Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, the Company and each of its Subsidiaries (A) is in compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment and wages and hours (including, but not limited to, the Worker Adjustment Retraining Notification Act, the Age Discrimination in Employment Act, the Civil Rights Act of 1964, the Equal Pay Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Americans with Disability Act of 1990, the Family and Medical Leave Act of 1993, and any other federal, state or local law regulating employment or protecting employee rights), in each case, with respect to current and former employees and independent contractors of the Company and its Subsidiaries, (B) has withheld all amounts required by applicable Laws or by agreement to be withheld from the wages, salaries and other payments to such current and former employees and independent contractors, (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (D) is not liable for any payment to any trust or other fund or to any applicable governmental entity, with respect to unemployment compensation benefits, social security or other benefits for such current or former employees and independent contractors.

          (vi)  Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, no event has occurred or would reasonably be expected to occur that would subject the Company or any Subsidiary thereof, by reason of its affiliation with any of its ERISA Affiliates, to any tax, fine, lien, penalty or other liability imposed by Title IV of ERISA, the Code or other applicable laws, rules and regulations.

         (vii)  Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries maintains sponsors, contributes to or has any material liability with respect to any Plan that provides benefits to non-resident aliens with no United States source income outside of the United States (each, a "Foreign Plan"). Each Foreign Plan has been maintained, funded and administered in compliance in all material respects with applicable law and the respective requirements of such Foreign Plan's governing documents, and no Foreign Plan has any material unfunded or underfunded liabilities.

        7N.    Insurance.    To the knowledge of the Company, all of the insurance policies of the Company and its Subsidiaries are in full force and effect, and neither the Company nor any of its Subsidiaries is in default in any material respect regarding its obligations under any of such insurance policies.

        7O.    Permits; Compliance with Applicable Laws.

            (i)  Each of the Company and any of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all governmental entities necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or other assets and to carry on their respective businesses as they are being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.

           (ii)  Except as set forth on Section 7O of the Company Disclosure Letter, since January 1, 2004, the Company and its Subsidiaries have (A) complied with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority, domestic or foreign (including the Foreign Corrupt Practices Act), applicable to the Company and its Subsidiaries and (B) not been in conflict with, or in default or violation of, any Company Permits, except in each case to the extent any instances of non compliance, conflict, default or violation would not result in a Company Material Adverse Effect. Except as set forth on Section 7O of the Company Disclosure Letter since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written communication from a governmental authority that alleges that any of them is not in compliance with any material federal, state, foreign or local laws, rules and regulations, except to the extent any instances of non compliance would not result in a Company Material Adverse Effect.

        7P.    Environmental.    Except as set forth on Section 7P of the Company Disclosure Letter, (i) to the Company's knowledge, the Company and its Subsidiaries are in compliance with all Environmental Laws; (ii) to the Company's knowledge, the Company and each of its Subsidiaries maintains and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business as conducted on the Closing Date ("Environmental Permits"); (iii) none of the Company or its Subsidiaries has received any written notice or claim regarding any actual or alleged violation of Environmental Laws, any liabilities or potential liabilities arising under Environmental Laws or any liabilities or potential liabilities regarding any actual or alleged Release or threatened Release of a Hazardous Material into the indoor or outdoor environment, which notice or claim remains outstanding except as would not result in a Company Material Adverse Effect; (iv) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies pursuant to any "transaction-triggered" or "responsible property transfer" Environmental Laws; (v) neither the Company nor its Subsidiaries own or operate any underground storage tanks; (vi) the Company has provided to Buyer copies of all material environmental assessments prepared since September 30, 2003, relating to the Company or any of its Subsidiaries to the extent the forgoing are in the possession of the Company or any of its Subsidiaries; (vii) there are no actions, suits, proceedings (including arbitration), orders or investigations pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries regarding any actual or alleged violation of Environmental Laws, any liabilities or potential liabilities arising under Environmental Laws or any liabilities or potential liabilities regarding any actual or alleged Release or threatened Release of a Hazardous Material into the indoor or outdoor environment, other than in each case as would not result in a Company Material Adverse Effect and (viii) neither the Company nor any of its Subsidiaries is subject to any order, decree or settlement agreement regarding (A) any actual or alleged violation of Environmental Laws, (B) any liabilities or potential liabilities arising under Environmental Laws or (C) any liabilities or potential liabilities regarding any actual or alleged Release or threatened Release of a Hazardous Material under which the Company or any of its Subsidiaries has continuing obligations except as would not result in a Company Material Adverse Effect.

        7Q.    Labor Matters.    Except as set forth on Section 7Q of the Company Disclosure Letter, (i) no employees of the Company or any Subsidiary are represented by any labor organization and there is no union organizational activity currently underway, or to the Company's knowledge, threatened, with respect to any employees of the Company or any Subsidiary, (ii) as of the date of this Agreement, neither the Company nor any Subsidiary is engaged in, or has received any written notice during the current or preceding year of, any unfair labor practice, and no such complaint is pending before the National Labor Relations Board or any other agency having jurisdiction thereof, in each case which would result in a Company Material Adverse Effect, (iii) as of the date of this Agreement, neither the Company nor any Subsidiary is engaged in, or has received any notice of, any grievances arising under any collective bargaining agreements, or any pending arbitration proceedings under any collective bargaining agreements, in each case which would result in a Company Material Adverse Effect, (iv) during the immediately preceding 24 calendar months there has not been any, and there is no, threatened, labor strike, work stoppage or slowdown pending against any portion of the business of the Company or its Subsidiaries, and there is no pending lockout by the Company or any Subsidiary.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND
COVENANTS OF BUYER AND MERGER SUB

        As an inducement to the Company to enter into this Agreement, Buyer and Merger Sub hereby represent and warrant that, except as set forth in the Buyer SEC Reports as filed through the date hereof:

        8A.    Organization and Corporate Power.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would have a material adverse effect upon the financial condition or operating results of Buyer taken as a whole or on the ability of Buyer to consummate the transactions contemplated hereby. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would have a material adverse effect upon the financial condition or operating results of Buyer taken as a whole or on the ability of Merger Sub to consummate the transactions contemplated hereby. Each of Buyer and Merger Sub has all requisite corporate or limited liability company power and authority necessary to own and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby. The copies of the certificate of incorporation and by-laws of Buyer and the certificate of formation and limited liability company agreement of Merger Sub which have been made available to the Company reflect all amendments made thereto at any time prior to the date of this Agreement. As a result of Buyer's execution and delivery of this Agreement, there is no obligation under Buyer's Certificate of Incorporation that Buyer liquidate or dissolve prior to February 24, 2007.

        8B.    Buyer Capital Stock.    The authorized capital stock of the Buyer consists of (i) 1,000,000 shares of Buyer Preferred Stock, of which 0 shares are issued and outstanding, (ii) 35,000,000 shares of Buyer Common Stock, of which 11,200,000 shares are issued and outstanding. All of the outstanding shares of Buyer Common Stock have been, and all shares of Buyer Common Stock to be issued to holders of Company Capital Stock upon consummation of the Merger will (upon issuance) be, duly authorized, validly issued, fully paid and nonassessable and no such shares of Buyer Common Stock have been or will be issued in violation of applicable securities laws or in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Corporation Law, Buyer's certificate of incorporation or bylaws or any other agreement to which Buyer is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of Buyer may vote ("Voting Buyer Debt"). Except for the Buyer Warrants, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock or other equity rights, stock or other equity appreciation rights, stock or other equity-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Buyer is a party or by which any of them is bound. The Buyer Warrants are, and after giving effect to the Merger will be, exercisable for 18,400,000 shares of Buyer Common Stock at an exercise price of $5.00 per share. The Buyer Warrants will, immediately after the Holdco Merger, be exercisable for 18,400,000 shares of Holdco Common Stock at an exercise price of $5.00 per share. No Buyer Warrants are exercisable until consummation of the Merger. Except for rights of holders of Buyer Common Stock to convert their shares of Buyer Common Stock into cash held in the Trust Fund (all of which rights will expire upon consummation of the Merger), there are not any outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any capital stock of other equity interests in Buyer.

        8C.    Buyer Equity Interests.    Other than units of Merger Sub, and, when formed, Holdco and Holdco Merger Sub, (i) Buyer does not own, or have a right or obligation to purchase, any capital stock, membership interests, partnership interests or equity securities, or any securities convertible into or exchangeable for capital stock, membership interests, partnership interests or equity securities, of any other Person and (ii) Buyer has no obligation to invest money in, loan money to or make capital contributions to any other Person. The authorized equity of Merger Sub consists of 1,000 Merger Sub Common Units, all of which are issued and outstanding and owned beneficially and of record by Buyer free and clear of all Liens. All Merger Sub Common Units are validly issued.

        8D.    Authorization; No Breach.    This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors' rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming receipt of the HSR Approval, neither the execution, delivery and performance of this Agreement by Buyer and Merger Sub, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby and compliance by Buyer and Merger Sub with any of the provisions hereof, will (i) conflict with or result in any material breach of any of the provisions of, (ii) constitute (with or without due notice or lapse of time or both) a material default under, (iii) give any third party the right to terminate, amend, cancel or accelerate, (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the shares of capital stock or any assets of Buyer or Merger Sub or (v) require any filing with, or permit, authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, except as has been obtained or as contemplated in this Agreement (including, without limitation, Section 1B and Section 5A(i)), under (a) the provisions of the Buyer Charter Documents or Merger Sub's certificate of incorporation or bylaws, (b) any Buyer Material Contract, (c) any judgment, order or decree to which Buyer or Merger Sub is subject, or (d) any law, statute, rule or regulation to which Buyer or Merger Sub is subject, except, in the cases of clauses (b), (c) and (d) foregoing, as would not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Merger and the other transactions contemplated by this Agreement are a "business combination" within the meaning of Buyer's certificate of incorporation.

        8E.    Legal Proceedings.    There are no material actions, suits, proceedings or orders pending or, to Buyer's knowledge, threatened against Buyer or Merger Sub at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

        8F.    Board Approvals.

            (i)  The Board of Directors of Buyer, by resolutions duly adopted at a meeting duly called and held, has approved the transactions contemplated by this Agreement, including the Merger and the Holdco Merger, and has unanimously (A) declared the advisability of the Merger and the Holdco Merger and approved this Agreement and the transactions contemplated hereby, (B) approved the transactions contemplated by this Agreement in its capacity as sole equityholder of Merger Sub and (C) determined that the fair market value of the Company is equal to at least 80% of Buyer's net assets. Other than Buyer Shareholder Approval, no other corporate proceedings on the part of Buyer are necessary to authorize the transactions contemplated by this Agreement.

           (ii)  The Board of Directors of Merger Sub has duly (A) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and (b) approved this Agreement and the Merger. No other limited liability company proceedings on the part of Merger Sub are necessary to authorize the transactions contemplated by this Agreement.

        8G.    SEC Filings; Financial Statements.

            (i)  Buyer has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Buyer with the SEC (the "Buyer SEC Reports"), which are all the forms, reports and documents required to be filed by Buyer or any of its Subsidiaries with the SEC prior to the date of this Agreement. As of their respective dates, the Buyer SEC Reports (including the financial statements included therein): (x) were prepared in accordance with and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (y) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii)  Each set of financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports, including each Buyer SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the consolidated financial position of Buyer at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to be material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby.

        8H.    No Undisclosed Liabilities.    Buyer and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in the Buyer SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Buyer, except (A) liabilities provided for in or otherwise disclosed in the Buyer SEC Reports filed prior to the date hereof, (B) liabilities incurred since March 31, 2006 in the ordinary course of business, (C) transaction expenses related to the transactions contemplated hereby, and (D) other liabilities which are not material to Buyer or its ability to consummate the transactions contemplated hereby. Merger Sub was formed for the purpose of completing the Merger and has no liabilities, other than transaction expenses and other liabilities arising from the transactions contemplated hereby.

        8I.    Trust Fund.    As of the date hereof, Buyer has, and as of the Closing Date, Buyer will have, no less than $50,000,000 invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the "Trust Fund"), less such amounts, if any, as Buyer is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Buyer's Charter Documents. There are no claims or proceedings pending with respect to the Trust Fund. All cash of Buyer not held in the Trust Fund has been invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Buyer is not, and the Surviving Company and its Subsidiaries will not be as a result of consummation of the Merger and the Post-Closing Mergers, subject to registration or regulation under the Investment Company Act of 1940, as amended.

        8J.    Brokerage.    Except for fees owed to Morgan Joseph & Co., no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

        8K.    Absence of Certain Developments.    During the period from December 31, 2005 to the date of this Agreement, neither Buyer nor Merger Sub has:

            (i)  operated in any material respect other than in the ordinary course of business consistent with past practice;

           (ii)  issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

          (iii)  subjected to any material Lien any portion of its properties or assets (including any cash in the Trust Fund);

          (iv)  incurred any indebtedness for borrowed money (other than pursuant to non-interest bearing loans from Nathan Leight, Jason Weiss, Terrapin Partners LLC or any designee of any of the foregoing) or any capitalized lease obligations, or guaranteed any indebtedness for borrowed money or capitalized lease obligation of any other Person;

           (v)  spent any cash in the Trust Fund or spent any other cash other than for payment of liabilities in the ordinary course of business or in connection with the transactions contemplated hereby;

          (vi)  made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business);

         (vii)  incurred any material Tax liability which it has not paid prior to Closing; or

        (viii)  suffered any material damage, destruction or other casualty loss with respect to property owned by the Company or any of its Subsidiaries that is not covered by insurance.

        8L.    Buyer D&O Policy.    Buyer has previously made available to the Company a true and correct copy of the Buyer's director and officer insurance policy ("Buyer D&O Policy"). Buyer has paid all premiums related to the Buyer D&O Policy and the consummation of the Merger and the transactions contemplated hereby (including the Post-Closing Mergers) will not cause the Buyer and its Subsidiaries to lose any rights or benefits under the Buyer D&O Policy. The Buyer is not in default of its obligations in respect of the Buyer D&O Policy and, to Buyer's knowledge, the Buyer D&O Policy is in full force and effect.

        8M.    Compliance with Applicable Laws.    Since their formation, each of the Buyer and Merger Sub has complied in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority, domestic or foreign (including the Foreign Corrupt Practices Act), applicable to Buyer and Merger Sub, except to the extent any instances of non-compliance would not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby. Since its formation, neither the Buyer nor Merger Sub has received any written communication from a governmental authority that alleges that any of them is not in compliance in any material respect with any material federal, state, foreign or local laws, rules and regulations, except to the extent any instances of non-compliance would not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby.

        8N.    Buyer Material Contracts.    Each of Buyer and Merger Sub has performed all material obligations required to be performed by them to date under the Buyer Material Contracts and, is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect, except for failures to perform or any such breach that would not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby. Neither Buyer nor any of its Subsidiaries has any Plans.

ARTICLE 9
TERMINATION

        9A.    Termination.    Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

            (i)  by the mutual written consent of Buyer and the Company;

           (ii)  by Buyer, if there has been a violation or breach by the Company of any covenant, representation or warranty contained in this Agreement, or any other events or circumstances shall have occurred, such that any of Buyer's and Merger Sub's conditions to closing set forth on Section 5A or Section 5B hereof could not be satisfied prior to February 24, 2007, and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by the Company within thirty days after written notice thereof from Buyer;

          (iii)  by the Company, if there has been a violation or breach by Buyer or Merger of any covenant, representation or warranty contained in this Agreement, or any other events or circumstances shall have occurred, such that any of the Company's conditions to closing set forth on Section 5A or Section 5C hereof could not be satisfied prior to February 24, 2007, and such violation or breach has not been waived by the Company or, in the case of a covenant breach, cured by Buyer and Merger Sub within thirty days after written notice thereof by the Company;

          (iv)  by the Company if the Joint Prospectus/Proxy Statement shall not have been filed with the SEC before October 31, 2006 unless the failure to file prior to such date resulted from the failure of the Company to provide information for inclusion therein;

           (v)  by the Company if the Joint Prospectus/Proxy Statement has not been declared effective by the SEC and mailed to Buyer stockholders before January 15, 2006 unless the failure to be declared effective or be mailed prior to such date resulted from the failure of the Company to provide information for inclusion therein;

          (vi)  by either Buyer or the Company, if, at the Shareholder Meeting (including any adjournments thereof), Buyer Shareholder Approval is not obtained, or the holders of 20% or more of the IPO Shares outstanding on the record date of the meeting exercise their rights to convert the shares of Buyer Common Stock held by them into cash in accordance with the Buyer Charter Documents;

         (vii)  by the Company at its sole discretion if any governmental body or other entity shall institute any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement; or

        (viii)  by Buyer or the Company if the transactions contemplated hereby have not been consummated prior to February 24, 2007; provided that (a) Buyer shall not be entitled to terminate this Agreement pursuant to this clause (viii) if Buyer's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (b) the Company shall not be entitled to terminate this Agreement pursuant to this clause (viii) if the Company's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

        9B.    Effect of Termination.    In the event of any termination of this Agreement by Buyer or the Company as provided above, this Agreement shall forthwith become void and of no further force or effect (other than this Section 9B, Section 9C, Section 11C, Section 11M and Article 12, which shall survive the termination of this Agreement and shall be enforceable by the parties hereto), and there shall be no liability or obligation on the part of Buyer, the Company, the Buyer Representative or the

Company Representative to any other party hereto, except as set forth in this Section 9B and except for willful breaches of this Agreement prior to the time of such termination and, in the case of Buyer, any failure to have sufficient immediately available funds for the consummation of the transaction contemplated hereby.

        9C.    Limitation on Remedy.    The Company hereby acknowledges that (a) it has read the prospectus dated February 17, 2005, filed by Buyer with the SEC pursuant to Rule 424 promulgated under the Securities Act and understands that Buyer has established the Trust Fund, initially in an approximate amount of $42,600,000 for the benefit of certain stockholders of Buyer and that Buyer may disburse monies from the Trust Fund only (i) to certain stockholders of Buyer in the event of the conversion of their shares or the liquidation of Buyer or (ii) to Buyer after it consummates a business combination and (b) for and in consideration of Buyer agreeing to evaluate the Company for purposes of consummating a business combination with, it the Company agrees that, prior to Closing, it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Fund and waives any such claim it may have in the future as a result of, or arising out of, the agreement or any negotiations, contracts or agreements with Buyer and will not seek recourse against the Trust Fund for any reason whatsoever. The Company has agreed to such limitation if a similar monetary limit is placed on the rights and remedies of Buyer and Merger Sub against the Company. Therefore, notwithstanding Section 9B, the parties agree that, in the event that the Agreement is terminated pursuant to Section 9A hereof and there is liability of a party pursuant to Section 9B hereof, the aggregate amount which the other party shall be entitled to collect shall not exceed $1,000,000. In no event shall the provisions of this Section 9C limit any party's rights to specific performance of another party's obligations hereunder or for other equitable relief.

ARTICLE 10
DEFINITIONS

        "Accounting Firm" shall have the meaning set forth in Section 4D.

        "Accumulated Dividends" shall have the meaning given to such term in the Company's Certificate of Incorporation.

        "Additional Merger Consideration" means, as of any date of determination, the sum of (i) the portion of the Adjustment Escrow Shares paid or payable to holders of Company Common Stock, plus (ii) any Additional Shares paid or payable to holders of Company Common Stock.

        "Additional Per Share Merger Consideration" means, as of any relevant date of determination, the quotient determined by dividing (i) the Additional Merger Consideration, by (ii) the Aggregate Common Shares.

        "Additional Shares" shall have the meaning set forth in Section 4D(iii).

        "Adjustment Amount" shall have the meaning set forth in Section 4D(iii).

        "Adjustment Escrow Account" shall have the meaning set forth in Section 4B(iii).

        "Adjustment Escrow Agreement" shall have the meaning set forth in Section 4B(iii).

        "Adjustment Escrow Shares" means a number of shares of Buyer Common Stock which, when multiplied by the Average Trading Price, equals $3,000,000.

        "Adjustment Excess Shares" shall have the meaning set forth in Section 4E(iii).

        "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

        "Aggregate Common Shares" means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

        "Agreement" shall have the meaning set forth in the preamble.

        "Average Trading Price" means the average closing price of Buyer Common Stock for the ten trading days ending on the third trading day immediately prior to consummation of the Merger.

        "Base Merger Consideration" means a number of shares of Buyer Common Stock determined by dividing $160,000,000 by the Average Trading Price; provided that in no event shall the Base Merger Consideration be less than 27,273,000 shares of Buyer Common Stock.

        "Buyer" shall have the meaning set forth in the preamble.

        "Buyer Charter Documents" means Buyer's certificate of incorporation and by-laws.

        "Buyer Closing Net Working Capital" means Buyer Net Working Capital as of 11:59 p.m. (Chicago, Illinois time) on the day before the Closing; provided that notwithstanding anything herein to the contrary (including that Buyer Closing Net Working Capital is being measured as 11:59 p.m. on the day before the Closing and that Buyer Net Working Capital is to be calculated in accordance with GAAP (as modified by this Agreement)), (i) any transaction expenses of the Company and its Subsidiaries triggered by consummation of the Merger (including any amounts required to be paid to Morgan Joseph & Co. or any other investment banker) and any transaction bonuses, retention bonuses or similar liabilities entered into by the Buyer and its Subsidiaries prior to the Effective Time that are triggered upon consummation of the Merger shall be included as current liabilities in the computation of Buyer Closing Net Working Capital, and (ii) all indebtedness for borrowed money and capitalized lease obligations of Buyer as of the Closing Date (in each case regardless of the terms thereof) shall be included in the computation of Buyer Closing Net Working Capital.

        "Buyer Common Stock" means the common stock, par value $0.0001 per share, of Buyer.

        "Buyer Designated Contacts" shall have the meaning set forth in Section 6A.

        "Buyer D&O Policy" shall have the meaning set forth in Section 8L hereof.

        "Buyer Majority Holders" shall have the meaning set forth in Section 11J(ii).

        "Buyer Material Contract" means a material contract, as such term is defined in Regulation S-K of the SEC, to which Buyer is party.

        "Buyer Net Working Capital" means the excess of (i) the sum of the current assets of Buyer and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Buyer SEC Reports related to the fiscal quarter ended March 31, 2006 (excluding any current asset related to the exercise or notice of exercise of any Buyer Warrants), over (ii) the sum of the current liabilities of Buyer and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Buyer SEC Reports related to the fiscal quarter ended March 31, 2006; provided that (x) the amounts reflected in the line item "Cash held in Trust Fund" on Buyer's balance sheet shall be included in Buyer's current assets, (y) the amounts reflected in the line item "Common Stock, subject to possible redemption" shall not be included in Buyer's current liabilities and (z) the amounts included in the line item "Deferred trust income" shall not be included in Buyer's current liabilities.

        "Buyer Post-Closing Certificate of Incorporation" shall have the meaning set forth in Section 6D(i).

        "Buyer Post-Closing Directors" shall have the meaning set forth in Section 6D(i)

        "Buyer Preferred Stock" means the preferred stock, par value $0.0001 per share, of Buyer.

        "Buyer Representative" shall have the meaning set forth in the preamble.

        "Buyer SEC Reports" shall have the meaning set forth in Section 8F.

        "Buyer Shareholder Approval" shall have the meaning set forth in Section 6D.

        "Buyer Warrants" means warrants to acquire shares of Buyer Common Stock issued pursuant to the terms of that certain Warrant Agreement, dated as of February 24, 2005, by and between Buyer and Continental.

        "Buyer's IPO" shall mean the February 2005 initial public offering of Buyer's 8,000,000 units and February 2005 exercise of underwriter's over-allotment option for an additional 1,200,000 units, with each unit consisting of one share of Buyer Common Stock and two Buyer Warrants.

        "Capitalized Lease Obligations" means obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP.

        "Certificate" means a certificate which immediately prior to the Effective Time represented any shares of Company Capital Stock.

        "Certificate of Merger" shall have the meaning set forth in Section 1B.

        "Closing" shall have the meaning set forth in Section 4A.

        "Closing Balance Sheet" shall have the meaning set forth in Section 4D.

        "Closing Common Per Share Merger Consideration" means, in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time, a portion of the Closing Common Stock Merger Consideration determined by dividing (i) the Closing Common Stock Merger Consideration by (ii) the Aggregate Common Shares.

        "Closing Common Stock Merger Consideration" means the result equal to (i) the Closing Merger Consideration, minus (ii) the Company Preferred Stock Merger Consideration, minus (iii) the Adjustment Escrow Shares.

        "Closing Date" shall have the meaning set forth in Section 4A.

        "Closing Excess Shares" shall have the meaning set forth in Section 4E(ii).

        "Closing Merger Consideration" means (i) in the event that the result determined pursuant to clause (i) of Incremental Closing Merger Consideration is positive, a number of shares of Buyer Common Stock equal to the sum of Base Merger Consideration and Incremental Closing Merger Consideration or (ii) in the event that the result determined pursuant to clause (i) of Incremental Closing Merger Consideration is negative, a number of shares of Buyer Common Stock equal to the excess of Base Merger Consideration over the absolute value of the Incremental Closing Merger Consideration.

        "Closing Statement" shall have the meaning set forth in Section 4D.

        "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Shares Trust" shall have the meaning set forth in Section 4E(iv).

        "Company" shall have the meaning set forth in the preamble.

        "Company Capital Stock" shall have the meaning set forth in the preamble.

        "Company Charter Documents" shall mean the Company's certificate of incorporation and by-laws.

        "Company Closing Net Indebtedness" means Company Net Indebtedness as of 11:59 p.m. (Chicago, Illinois time) on the day before the Closing.

        "Company Closing Net Working Capital" means Company Net Working Capital as of 11:59 p.m. (Chicago, Illinois time) on the day before the Closing; provided that notwithstanding anything herein to the contrary (including that Company Closing Net Working Capital is being measured as 11:59 p.m. on the day before the Closing and that Closing Net Working Capital is to be calculated in accordance with GAAP (as modified by this Agreement)), any transaction expenses of the Company and its Subsidiaries triggered by consummation of the Merger (including any amounts required to be paid to investment bankers) and any transaction bonuses, retention bonuses or similar liabilities entered into by the Company and its Subsidiaries prior to the Effective Time that are triggered upon consummation of the Merger shall be included as current liabilities in the computation of Company Closing Net Working Capital.

        "Company Common Stock" shall have the meaning set forth in the preamble.

        "Company Designated Contacts" shall have the meaning set forth in Section 6A.

        "Company Disclosure Letter" means the Company Disclosure Letter delivered by the Company to Buyer on the date hereof, as amended, supplemented or restated in accordance with Section 12H of this Agreement.

        "Company Intellectual Property" means each of the material registered Intellectual Property Rights owned by the Company or one of its Subsidiaries.

        "Company Majority Holders" shall have the meaning set forth in Section 11J(i).

        "Company Material Adverse Effect" means an effect, change affecting or condition having an effect on the Company and its Subsidiaries that is materially adverse to (x) the business, financial condition or operating results of the Company and its Subsidiaries taken as a whole or (y) the ability of the Company to consummate the Merger, except any adverse effect related to or resulting from (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (g) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof (including any matter set forth in the Company Disclosure Letter), (h) any adverse change in or effect on the business of the Company and its Subsidiaries that is cured by or on behalf of the Company before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 9, or (i) Buyer's failure to consent to any of the actions restricted by Section 6B.

        "Company Material Contract" means a material contract, as such term is defined in Regulation S-K of the SEC, to which the Company or any of its Subsidiaries is party.

        "Company Net Indebtedness" means, without duplication, the excess of (i) the sum of (a) all principal and accrued (but unpaid) interest owing by the Company and its Subsidiaries for debt for borrowed money owed to any third party, including pursuant to the Equipment Facility, the Senior Credit Agreement and the notes issued pursuant to the Indenture and (b) the long-term portion of Capitalized Lease Obligations (i.e., the portion not included in the computation of Company Closing

Net Working Capital), over (ii) the amount of cash and cash equivalents of the Company and its Subsidiaries. In no event shall clause (i) of Net Indebtedness include (x) any liabilities related to inter-company debt between the Company and any of its Subsidiaries and any Subsidiary of the Company and another Subsidiary of the Company, (y) any liabilities included in the calculation of Company Preferred Stock Merger Consideration, or (z) any liabilities for any letters of credit, performance bonds, surety bonds and similar obligations of the Company and its Subsidiaries or any liabilities for which the Company, including any such liability arising under the Underwriting Agreement.

        "Company Net Working Capital" means the excess of (i) the sum of the Company's and its Subsidiaries' current assets on a consolidated basis determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Company SEC Reports related to the fiscal quarter ended March 31, 2006 (excluding (a) cash and cash equivalents, and (b) any accounts receivable related to the Company's Tampa, Florida project), over (ii) the sum of the Company's and its Subsidiaries' current liabilities on a consolidated basis determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Company SEC Reports related to the fiscal quarter ended March 31, 2006 (excluding (a) any liabilities that are included in, or relate to the liabilities included in, clause (i)(a) of Net Indebtedness, (b) any liabilities of the Company or any of its Subsidiaries in respect of any letter of credit, performance bond or other obligation issued by the Company or any of its Subsidiaries whether issued pursuant to the Senior Credit Agreement or otherwise, and (c) any amounts included in the computation of Company Preferred Stock Merger Consideration).

        "Company Permits" shall have the meaning set forth in Section 7O(i).

        "Company Preferred Stock" shall have the meaning set forth in the preamble.

        "Company Preferred Stock Merger Consideration" means a number of shares of Buyer Common Stock which, when multiplied by the Average Trading Price, equals the sum of (i) the Liquidation Value per share multiplied by the number of shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate Accumulated Dividends plus all other accrued but unpaid dividends on all shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time as determined in accordance with the Company's Certificate of Incorporation.

        "Company SEC Reports" has the meaning set forth in Section 7E.

        "Company Shareholder Approval" means the consent of holders of a majority of the Company Capital Stock entitled to vote on the Merger and a waiver of redemption, conversion or similar rights that any holders of Company Capital Stock may have as a result of the transactions contemplated hereby.

        "Confidentiality Agreement" shall have the meaning set forth in Section 11C.

        "Constituent Companies" shall have the meaning set forth in the preamble.

        "Continental" shall have the meaning set forth in Section 5C(vi).

        "Conversion Rights" shall have the meaning set forth in Section 11O.

        "Delaware Corporation Law" shall have the meaning set forth in the preamble.

        "Delaware LLC Act" shall have the meaning set forth in the preamble.

        "Delivering Party" shall have the meaning set forth in Section 6D.

        "Dissenting Shares" shall have the meaning in Section 3B.

        "Effective Time" shall have the meaning set forth in Section 1B.

        "Employee Benefit Plan" means each material "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement that is maintained, sponsored or contributed to by the Company or its Subsidiaries on behalf of employees located in the United States.

        "Environmental Laws" shall mean all statutes, regulations, and ordinances of any Governmental Authority having the force or effect of law, all treaties and international agreements having the force of effect of law and all judicial and administrative orders and determinations, concerning pollution or protection of the environment, including all those relating to protection of the marine environment, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, hazardous substances or hazardous wastes, chemical substances or chemical mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls, that were enacted prior to the Closing Date and as they are in effect on the Closing Date.

        "Environmental Permits" shall have the meaning set forth in Section 7P.

        "Equipment Facility" means that certain Senior Credit Agreement, dated as of December 17, 2003, by and between Great Lakes Dredge & Dock Company and General Electric Capital Corporation, as amended, modified, supplemented or waived from time to time.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity that is, with the Company and its Subsidiaries, a member of a controlled group for purposes of Section 4001(a)(14) of ERISA.

        "Escrow Agent" shall have the meaning set forth in the Adjustment Escrow Agreement.

        "Estimated Buyer Closing Net Working Capital" means Buyer Closing Net Working Capital, as estimated by Buyer and delivered to the Company not less than one (1) business day prior to Closing.

        "Estimated Company Closing Net Indebtedness" means Company Closing Net Indebtedness, as estimated by the Company and delivered to Buyer not less than one (1) business day prior to Closing.

        "Estimated Company Closing Net Working Capital" means Company Closing Net Working Capital, as estimated by the Company and delivered to Buyer not less than one (1) business day prior to Closing.

        "Excess Amount" shall have the meaning set forth in Section 4D(iv).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Foreign Plan" shall have the meaning set forth in Section 7M.

        "GAAP" means United States generally accepted accounting principles.

        "Give-Back Shares" shall have the meaning set forth in Section 4D(iv).

        "GLDD" means Great Lakes Dredge & Dock Corporation.

        "GLDD Merger" shall have the meaning set forth in Section 11N(iii).

        "Governmental Authority" shall mean any nation or government, any federal, state, local or other political subdivision thereto and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Hazardous Materials" shall mean, without regard to amount and/or concentrations (a) any element, compound, chemical or other material that is defined, listed or otherwise classified or regulated as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or hazardous waste, medical waste, biohazardous or infectious waste under Environmental Laws; (b) petroleum; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity; and (e) any radioactive or explosive materials.

        "Holdco" shall have the meaning set forth in Section 11N(i).

        "Holdco Bylaws" shall have the meaning set forth in Section 11N(i).

        "Holdco Certificate of Incorporation" shall have the meaning set forth in Section 11N(i).

        "Holdco Common Stock" shall have the meaning set forth in Section 11N(i).

        "Holdco Merger" shall have the meaning set forth in Section 11N(ii).

        "Holdco Merger Sub" shall have the meaning set forth in Section 11N(i).

        "Holdco Merger Sub Common Units" shall have the meaning set forth in Section 11N(ii).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "HSR Approval" shall have the meaning set forth in Section 5A(i).

        "Inactive Subsidiary" means any Subsidiary that does not engage in any business activities and has assets less than $50,000.

        "Incremental Closing Merger Consideration" means a number of shares of Buyer Common Stock equal to the quotient determined by dividing (i) the result equal to (A) the amount (if any) by which the Estimated Company Closing Net Indebtedness is less than $250,000,000, minus (B) the amount (if any) by which the Estimated Company Closing Net Indebtedness is greater than $250,000,000, plus (C) the amount (if any) by which the Estimated Company Closing Net Working Capital is greater than the Targeted Company Net Working Capital, minus (D) the amount (if any) by which the Estimated Company Closing Net Working Capital is less than the Targeted Company Net Working Capital, plus (E) the amount (if any) by which the Estimated Buyer Closing Net Working Capital is less than the Targeted Buyer Net Working Capital, by (ii) the Average Trading Price; provided that, notwithstanding the foregoing, in no event shall the Incremental Closing Merger Consideration exceed 7,500,000 shares of Buyer Common Stock.

        "Incremental Merger Consideration" means a number of shares of Buyer Common Stock equal to the quotient determined by dividing (i) the result equal to (A) the amount (if any) by which the Company Closing Net Indebtedness is less than $250,000,000, minus (B) the amount (if any) by which the Company Closing Net Indebtedness is greater than $250,000,000, plus (C) the amount (if any) by which the Company Closing Net Working Capital is greater than the Targeted Company Net Working Capital, minus (D) the amount (if any) by which the Company Closing Net Working Capital is less than the Targeted Company Net Working Capital, plus (E) the amount (if any) by which the Buyer Closing Net Working Capital is less than the Targeted Buyer Net Working Capital, by (ii) the Average Trading Price; provided that, notwithstanding the foregoing, in no event shall the Incremental Merger Consideration exceed 7,500,000 shares of Buyer Common Stock.

        "Indenture" means that certain Indenture, dated as of December 22, 2003, by and among GLDD Merger Sub, Inc. and BNY Midwest Trust Company, as trustee (the "Trustee"), as amended or supplemented by (i) that certain Supplemental Indenture, dated as of December 22, 2003, by and among GLDD, the guarantors party thereto and the Trustee, (ii) that certain Amendment to Indenture, dated as of January 30, 2004, by and among GLDD and the Trustee, (iii) that certain Supplemental

Indenture, dated as of February 27, 2004, by and among GLDD, the guarantors party thereto and the Trustee, (iv) that certain Second Supplemental Indenture, dated as of July 12, 2004, by and among GLDD, the guarantors party thereto and the Trustee, and (v) that certain Third Supplemental Indenture, dated as of December 2, 2005, by and among GLDD, the guarantors party thereto and the Trustee, as amended, modified, supplemented or waived from time to time.

        "Intellectual Property Rights" means all rights in and to the following: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, and (v) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and know-how.

        "Intended Tax Treatment" shall have the meaning set forth in Section 6E.

        "IPO Shares" shall have the meaning set forth in Section 6D.

        "IRS" means the Internal Revenue Service.

        "Joint Prospectus / Proxy Statement" shall have the meaning set forth in Section 6D.

        "knowledge," when used in the phrase "to the knowledge of the Company" or similar phrases means, and shall be limited to, the actual knowledge of the Company Designated Contacts and when used in the phrase "to the knowledge of Buyer" or similar phrases means, and shall be limited to, the actual knowledge of the Buyer Designated Contacts.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property that is used in the Company's or any of its Subsidiaries' business.

        "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property and for which the annual rent obligation exceeds $50,000.

        "Letter of Transmittal" shall have the meaning set forth in Section 4B(ii).

        "Lien" means any mortgage, pledge, lien, hypothec, encumbrance, charge or other security interest.

        "Liquidation Value" shall have the meaning set forth in the Company's certificate of incorporation.

        "Majority Holders" shall have the meaning set forth in Section 11J.

        "Management Equity Agreement" means the Management Equity Agreement, dated as of December 22, 2003, among the Company, the Company Representative and the management investors from time to time party thereto.

        "Material Subsidiary" means any Subsidiary other than an Inactive Subsidiary.

        "Merger" shall have the meaning set forth in the preamble.

        "Merger Consideration" means the aggregate consideration to which holders of Company Capital Stock are entitled (including the Company Preferred Stock Merger Consideration, the Closing Common Stock Merger Consideration and the Additional Merger Consideration), as determined in accordance with this Agreement.

        "Merger Sub" shall have the meaning set forth in the preamble.

        "Merger Sub Common Units" means the common units of Merger Sub.

        "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

        "Nasdaq" shall mean the Nasdaq National Market.

        "Notice of Disagreement" shall have the meaning set forth in Section 4D.

        "NYSE" means the New York Stock Exchange.

        "Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements, servitudes and other interests and rights appurtenant thereto, owned by the Company or any of its Subsidiaries and used in the business of the Company or any of its Subsidiaries.

        "PBGC" shall have the meaning set forth in Section 7M(ii).

        "Permitted Encumbrances" means (i) any restriction on transfer arising under applicable securities law, (ii) Liens for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) purchase money Liens, (iv) Liens of lessors or licensors arising under lease arrangements or license arrangements, (v) Liens under, in connection with or pursuant to the Senior Credit Agreement, the Underwriting Agreement and/or the Equipment Facility, (vi) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (vii) mechanics Liens and similar Liens for labor, materials, or supplies, (viii) zoning, building codes, and other land use laws regulating the use or occupancy of Owned Real Property or Leased Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; (ix) rebates, refunds and other discounts to customers, (x) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not or would not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (xi) Liens set forth on Section 10B of the Company Disclosure Letter, and (xii) and other Liens that do not have a Company Material Adverse Effect.

        "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Plans" shall mean all material employee plans, programs, practices and arrangements, including all employee benefit plans (within the meaning of Section 3(3) of ERISA), employment agreements, and health, medical, dental, welfare, accident, disability, life insurance, stock purchase, bonus, equity and equity-type compensation, severance pay and other employee benefit or fringe benefit plans maintained or contributed to by the Company or any ERISA Affiliate with respect to which the Company or any ERISA Affiliate has any fixed or contingent, direct or indirect liability with respect to the Company.

        "Post-Closing Mergers" shall have the meaning set forth in Section 11N(iii).

        "Preferred Allocation Certificate" shall have the meaning set forth in Section 3A(ii).

        "Preferred Per Share Merger Consideration" means, with respect to each share of Company Preferred Stock outstanding as of immediately prior to the Effective Time, the portion of the Company Preferred Stock Merger Consideration to which each such share is entitled, as set forth in the Preferred Allocation Certificate (which, for the avoidance of doubt, shall be a number of shares of Buyer Common Stock, which when multiplied the Average Trading Price, is equal to the Liquidation Value thereof plus the aggregate Accumulated Dividends plus all other accrued but unpaid dividends on such share).

        "Receiving Party" shall have the meaning set forth in Section 6E.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of December 22, 2003, among the Company, the Company Representative and the other investors from time to time party thereto.

        "Registration Statement" shall have the meaning set forth in Section 6D(i).

        "Release" means any un-permitted presence, spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials into the environment.

        "Representation" shall have the meaning set forth in Section 12D.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller Group" shall have the meaning set forth in Section 11L.

        "Senior Credit Agreement" means (i) the Credit Agreement, dated as of December 22, 2003, by and between GLDD, the Company, the other loan parties from time to time party thereto, the financial institutions from time to time party thereto and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders, (ii) Amendment No. 1 to Credit Agreement, dated as of September 30, 2004, by and among GLDD, the Company, the other loan parties from time to time party thereto, the financial institutions from time to time party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders, (iii) Amendment No. 2 to Credit Agreement, dated as of June 13, 2005, by and among GLDD, the Company, the other loan parties party thereto, the financial institutions party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders, (iv) Amendment No. 3 to Credit Agreement, dated as of November 14, 2005 by and among GLDD, the Company, the other loan parties party thereto, the financial institutions party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders, and (v) Amendment No. 4 to Credit Agreement, dated as of March 22, 2006, by and among GLDD, the Company, the other loan parties party thereto, the financial institutions party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders, as further amended, modified, supplemented or waived from time to time.

        "Shareholder Meeting" shall have the meaning set forth in Section 6D.

        "Specific Representation" shall have the meaning set forth in Section 13D.

        "Subscription Agreement" means that certain Subscription Agreement, dated as of December 22, 2003, by and among the Company, the Company Representative and the other investors from time to time party thereto

        "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity; provided that in no event shall Amboy Aggregates, a New Jersey general partnership, be deemed a Subsidiary of the Company.

        "Surviving Company" shall have the meaning set forth in Section 1A.

        "Surviving Company Common Units" shall have the meaning set forth in Section 3A(i).

        "Targeted Buyer Net Working Capital" means $50,000,000.

        "Targeted Company Net Working Capital" means $47,097,000.

        "Tax" or "Taxes" means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add on minimum or other tax, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing and (ii) any liability of any Person for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated or unitary group, or as a result of any obligations of such Person under any Tax sharing agreement or any Tax indemnity agreement.

        "Tax Return" means any Tax return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Company or any of its Subsidiaries with respect to any Tax.

        "Title IV Plan" means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.

        "Trust Fund" has the meaning set forth in Section 8H.

        "Underwriting Agreement" means that certain Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of December 22, 2003, by and among GLDD, certain of its Subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, as amended, modified, supplemented or waived from time to time.

        "Voting Agreement" has the meaning set forth in the preamble.

        "Voting Buyer Debt" has the meaning set forth in Section 8B.

        "Voting Company Debt" has the meaning set forth in Section 7B.

ARTICLE 11
ADDITIONAL AGREEMENTS

        11A.    Survival.    Each of the representations and warranties set forth in this Agreement or in any certificate delivered in connection with this Agreement and each covenant requiring performance prior to the Closing Date shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (other than for common law actual fraud) may be brought after the Closing.

        11B.    Press Release and Announcements.    The Company and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that: (i) each of the Company and its Subsidiaries may make announcements from time to time to their respective employees; and (ii) each party may make such releases or announcements as required by law, rule or regulation of the SEC; provided that each party shall prior to such release or announcement give the other parties the opportunity to review and comment upon such release or announcement to be filed pursuant to clause (ii) foregoing. Notwithstanding the foregoing, Buyer and the Company shall cooperate to prepare a joint press release to be issued on the Closing Date. The Company and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable law, rule or regulation of the SEC or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).

        11C.    Confidentiality.    Each party acknowledges that all information provided to any of its and its Affiliates, agents and representatives by the Company and its Affiliates, agents and representatives (including pursuant to Section 6A) is subject to the terms of a confidentiality agreement between or on behalf of the Company and Buyer (the "Confidentiality Agreement"), the terms of which are hereby incorporated herein by reference.

        11D.    Written Consents.    The Company shall, in accordance with applicable law and its certificate of incorporation and bylaws, promptly after Buyer's mailing of the Joint Proxy, mail to each holder of Company Capital Stock a written consent approving the transactions contemplated hereby accompanied by a request that such stockholder execute the written consent of its stockholders approving the Merger as provided in Section 228 of the Delaware Corporation Law. In connection with such request, the Company shall, through its board of directors, recommend to its stockholders approval of the Merger. Approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Company's board of directors thereafter to terminate or amend this Agreement to the extent permitted by this Agreement and not prohibited under Section 251(d) of the Delaware Corporation Law.

        11E.    Notification.    Prior to the Closing, each of Buyer and the Company shall promptly notify the other parties hereto if such Person obtains actual knowledge that any of the representations and warranties in this Agreement, the Company Disclosure Letter or the Schedules hereto are not true and correct in all material respects, or if such Person obtains actual knowledge of any material errors in, or omissions from, the Company Disclosure Letter or the Schedules to this Agreement.

        11F.    Consents.    Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or its Subsidiaries is a party (including the Company Material Contracts) and such consents have not been obtained and may not be obtained. Buyer agrees that the holders of Company Capital Stock shall not have any liability whatsoever to Buyer, Merger Sub or holders of Buyer Common Stock arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract, lease, license or other agreement as a result thereof. Buyer and Merger Sub further agree that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached as a result of the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract, lease, license or other agreement as a result thereof, except to the extent that such consent, default, acceleration, termination or loss was not set forth in Section 7D of the Company Disclosure Letter in breach of the representation and warranty made in Section 7D hereof. The Company and Buyer shall cooperate in any reasonable manner in connection with obtaining any such consents; provided that such cooperation shall not include any requirement of any party or any of its Affiliates to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

        11G.    Reasonable Best Efforts.    Subject to the terms of this Agreement (including the limitations set forth in this Section 12G), each of Buyer and the Company shall use its reasonable best efforts to cause its conditions to Closing to be satisfied and for the Closing to occur, including through delivery of information and certificates to assist in the delivery of the opinion of maritime counsel referenced in Section 5A. The "reasonable best efforts" of the parties hereto shall not require any party or any of its Subsidiaries, Affiliates or representatives to expend any money to remedy any breach of any representation or warranty hereunder, to obtain any consent required for consummation of the transactions contemplated hereby (other than Buyer Shareholder Approval and Company Shareholder Approval, as applicable) or to provide financing to any party for consummation of the transactions contemplated hereby; provided that if any party, Affiliates or representatives elects to remedy such breach, such party shall not be deemed to be in breach of such representation or warranty, or in violation of any covenant pursuant to Section 6B, for purposes of determining the other parties' obligations to consummate the transactions contemplated hereby pursuant to Section 5B.

        11H.    Regulatory Act Compliance.    Buyer and the Company shall each file or cause to be filed, not later than the second business day after receipt of Buyer Shareholder Approval, any notifications or the like required to be filed under the HSR Act and other anti-competition laws with respect to the transactions contemplated hereby. With respect to filings under the HSR Act, each of the parties hereto shall seek early termination of the waiting period under the HSR Act. Buyer and the Company shall use their respective best efforts to respond to any requests for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act and all other applicable anti-competition laws to terminate or expire at the earliest possible date and (subject to the Company's rights under Section 9A above) to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Buyer and the Company shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other regulatory agency, and each of Buyer and the Company shall have the right to have a representative present at any such meeting. Each party shall promptly notify the other parties hereto after becoming aware that any foreign antitrust or similar approval is required for consummation of the transactions contemplated hereby.

        11I.    Director and Officer Liability and Indemnification.    Buyer and its Subsidiaries shall maintain in effect for six years from the Closing Date directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy and the Buyer D&O Policy on terms not less favorable than such existing insurance coverage; provided that in the event that any claim is brought under any such policy prior to the six year anniversary of the

Closing Date, such directors' and officers' liability insurance policy shall be maintained until final disposition thereof.

        11J.    Designation and Replacement of Representatives.

            (i)  The parties have agreed that it is desirable to designate the Company Representative to act on behalf of holders of the Company Capital Stock for certain limited purposes, as specified herein. The parties have designated Madison Dearborn Capital Partners IV, L.P. as the initial Company Representative, and approval of this Agreement by the holders of Company Capital Stock shall constitute irrevocable ratification and approval of such designation by the holders of Company Capital Stock. The Company Representative may resign at any time, and the Company Representative may be removed only by the vote of Persons which collectively owned more than 50% of the Company Common Stock as of immediately prior to the Effective Time of the Merger ("Company Majority Holders"). The designation of the Company Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Company Capital Stock. In the event that a Company Representative has resigned or been removed, a new Company Representative shall be appointed by a vote of Company Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Company Representative.

           (ii)  The parties have agreed that it is desirable to designate the Buyer Representative to act on behalf of holders of the Buyer Common Stock for certain limited purposes, as specified herein. The parties have designated Terrapin Partners LLC as the initial Buyer Representative, and approval of this Agreement by the holders of Buyer Capital Stock shall constitute irrevocable ratification and approval of such designation by the holders of Buyer Capital Stock. The Buyer Representative may resign at any time, and the Buyer Representative may be removed only by the vote of Persons which collectively owned more than 50% of the Buyer Common Stock as of immediately prior to the Effective Time of the Merger ("Buyer Majority Holders"). The designation of the Buyer Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Buyer Capital Stock. In the event that a Buyer Representative has resigned or been removed, a new Buyer Representative shall be appointed by a vote of Buyer Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Buyer Representative.

        11K.    Authority and Rights of Representatives; Limitations on Liability.

            (i)  The Company Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Adjustment Escrow Agreement); provided, however, that the Company Representative will have no obligation to act on behalf of the holders of Company Capital Stock. All actions, notices, communications and determinations by the Company Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the holders of Company Capital Stock. Neither the Company Representative nor any of its officers, directors, employees, agents or representatives will have any liability to the Company, Buyer, the Surviving Company or the holders of Company Capital Stock with respect to actions taken or omitted to be taken by the Company Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), except with respect to the Company Representative's gross negligence or willful misconduct. The Company Representative will at all times be entitled to rely on any directions received from the Company Majority Holders; provided, however, that the Company Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Company Representative based upon any such direction. The Company Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Company Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Company Representative (for itself and its officers, directors, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Company Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Company Representative (except for those arising out of the Company Representative's gross negligence or willful misconduct), including, without limitation, the costs and expenses of investigation and defense of claims, from the Buyer and the Surviving Company (or any successor thereto pursuant to the Post-Closing Mergers). In furtherance of the foregoing, the Company Representative shall have the power and authority to set aside and retain additional funds paid to or received by it to satisfy such obligations (including to establish such reserves as the Company Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Company Representative or any holder of Company Capital Stock for any purpose of U.S. federal or state law, including without limitation, federal or state income tax purposes. Neither the Company Representative nor any of its Affiliates owes any fiduciary or other duty to any holder of Company Capital Stock.

           (ii)  The Buyer Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Adjustment Escrow Agreement); provided, however, that the Buyer Representative will have no obligation to act on behalf of the holders of Buyer Common Stock. All actions, notices, communications and determinations by the Buyer Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the holders of Buyer Common Stock. Neither the Buyer Representative nor any of its officers, directors, employees, agents or representatives will have any liability to the Buyer, the Surviving Company or the holders of Buyer Common Stock with respect to actions taken or omitted to be taken by the Buyer Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), except with respect to the Buyer Representative's gross negligence or willful misconduct. The Buyer Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Buyer Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Buyer Representative (for itself and its officers, directors, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Buyer Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Buyer Representative (except for those arising out of the Buyer Representative's gross negligence or willful misconduct), including, without limitation, the costs and expenses of investigation and defense of claims, from the Buyer and the Surviving Company. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Buyer Representative or any holder of Buyer Common Stock for any purpose of U.S. federal or state law, including without limitation, federal or state income tax purposes. Neither the Buyer Representative nor any of its Affiliates owes any fiduciary or other duty to any holder of Buyer Common Stock.

        11L.    Provision Respecting Representation of Company.    Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any of the Company Representative and holders of Company Capital Stock and their respective Affiliates (individually and collectively, the "Seller Group"), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

        11M.    Expenses; Transfer Taxes.    If this Agreement is terminated prior to consummation of the Closing, each party shall pay all fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable law. If the Closing occurs, the Buyer and the Surviving Company shall pay, or cause to be paid, all fees and expenses incurred by the parties in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable law, all property, transfer or similar taxes imposed on the Company or its Subsidiaries and any transfer or similar tax imposed on any holder of Company Capital Stock or Buyer Common Stock resulting from the transactions contemplated hereby.

        11N.    Post-Closing Mergers and Transactions.

            (i)  Promptly after the date hereof, and in any event in advance of filing the Joint Prospectus / Proxy Statement, Buyer shall (A) form a corporation under the laws of the State of Delaware ("Holdco") which at all times prior to the Effective Time shall have only one class and series of capital stock issued and outstanding, being common stock, par value $0.0001 per share ("Holdco Common Stock"), all of which shares of Holdco Common Stock shall be owned beneficially and of record by Buyer and (B) cause Holdco to form a limited liability company under the laws of the State of Delaware ("Holdco Merger Sub") which at all times prior to the Effective Time shall have only one class and series of membership units issued and outstanding, being common units ("Holdco Merger Sub Common Units"), all of which Holdco Merger Sub Common Units shall be owned beneficially and of record by Holdco. Promptly after formation (and in any event prior to Closing), Buyer shall cause Holdco to execute and deliver to Buyer a joinder agreement in form and substance reasonably satisfactory to the Company agreeing to the obligations of Holdco hereunder. At all times prior to Closing, Buyer shall cause each of Holdco and Holdco Merger Sub (a) not to own or acquire any equity interests or securities in any other Person (other than Holdco's equity interest in Holdco Merger Sub), (b) not to incur any liabilities, other than liabilities incidental to the existence of Holdco and Holdco Merger Sub and liabilities related to the Joint Prospectus/Proxy Statement, (c) not to enter into any contracts or commitments (other than as may be set forth in this Agreement), or (d) not to issue or agree to issue any capital stock or equity securities or rights to acquire capital stock or other equity interests of Holdco or Holdco Merger Sub (other than to Buyer or Holdco, respectively). Prior to Closing, Buyer shall take such action such that at the Effective Time, (i) the Holdco Certificate of Incorporation is substantially in the form of Exhibit G attached hereto (the "Holdco Certificate of Incorporation"), (ii) the Holdco Bylaws are substantially in the form of Exhibit H attached hereto (the "Holdco Bylaws"), (iii) the Buyer Post-Closing Directors comprise all of the directors of Holdco until their death, resignation or removal in accordance with the Holdco Certificate of Incorporation and Holdco Bylaws, and (iv) the officers of GLDD are the officers of Holdco and Holdco Merger Sub until their death, resignation or removal in accordance with the Holdco Certificate of Incorporation and Holdco Bylaws.

           (ii)  Immediately after the Effective Time, Buyer and Holdco Merger Sub shall take such action such that (A) Buyer shall merge with and into Holdco Merger Sub (the "Holdco Merger"), (B) as a consequence of the Holdco Merger, each share of Holdco Common Stock owned by Buyer is cancelled, (C) as a consequence of the Holdco Merger, each Holdco Merger Sub Common Unit shall remain outstanding as one common unit of the surviving company of the Holdco Merger (all of which are owned by Holdco), and (D) as a consequence of the Holdco Merger, at the effective time of the Holdco Merger (which shall be upon filing of the certificate of merger for the Holdco Merger), each share of Buyer Common Stock shall automatically convert into one fully-paid, non-assessable share of Holdco Common Stock. Prior to Closing, the Buyer's board of directors shall approve the Holdco Merger and submit it to the holders of Buyer Common Stock for approval as part of the Joint Prospectus/Proxy Statement and Buyer shall take all other such actions, in each case in form and substance reasonably satisfactory to the Company, such that, other than Buyer Shareholder Approval, no further corporate or limited liability company approval is required on the part of Buyer or Holdco Merger Sub for consummation of the Holdco Merger. Buyer shall comply with Section 262 of the Delaware Corporation Law with respect to the Holdco Merger.

          (iii)  As promptly as possible after the Effective Time and the consummation of the Holdco Merger, Holdco shall cause (A) the surviving company of the Holdco Merger (i..e., Holdco Merger Sub) to merge with and into Holdco (i.e., such that immediately thereafter the Surviving Company is a direct wholly-owned Subsidiary of Holdco), (B) the Surviving Company to merge with and into Holdco (i.e., such that immediately thereafter GLDD is a direct wholly-owned Subsidiary of Holdco), and (C) GLDD to merge with and into Holdco under the laws of the State of Delaware (the mergers described in (A) through (C), together with the Holdco Merger, the "Post-Closing Mergers"); provided that notwithstanding the foregoing, in the event that the Post-Closing Mergers described in clauses (A) through (C) foregoing require consents or amendments from all or certain of the counterparties to the Senior Credit Agreement, Equipment Facility and/or Underwriting Agreement or other Persons, the parties shall not be obligated to complete such Post-Closing Mergers unless and until the requisite consents and/or amendments are obtained (and, to the extent not obtained prior to Closing, the Surviving Company shall use reasonable best efforts to obtain such consents and/or amendments as promptly as practicable after the Closing); provided further that, without limiting the immediately foregoing proviso, in the event that the Post-Closing Merger described in clause (C) of this Section 11N(iii) (the "GLDD Merger") may not be completed without violation of the Indenture, Buyer shall not be obligated to complete the GLDD Merger until the soonest date that the GLDD Merger can be completed without violation of the Indenture. Holdco shall cause the Holdco Certificate of Incorporation and the Holdco Bylaws, in the respective forms attached as Exhibit G and Exhibit H hereto, to be (subject to amendments or modifications thereto arising after the Effective Time based on votes taken after the Effective Time) the certificate of incorporation and bylaws of the surviving company, and the officers and directors of Holdco as of immediately prior to the effective time of each Post-Closing Merger described in clauses (A), (B) and (C) of this Section 11N(iii), to be the officers and directors of the surviving company in such Post-Closing Mergers. Prior to completion of the GLDD Merger, Holdco shall contribute all cash on hand of Holdco or any of its Subsidiaries (including all cash contributed from the Trust Fund not otherwise to be used to satisfy claims for Conversion Rights) to GLDD and its Subsidiaries for repayment of debt for borrowed money, payment of fees and expenses related to the transactions contemplated hereby and for such general corporate and working capital purposes as the Board of Directors of GLDD may determine.

          (iv)  Buyer (A) shall take such actions such that at all times from their formation until completion of the transactions described in Section 11N(iii) neither Merger Sub nor Holdco Merger Sub is treated as a corporation for United States federal income tax purposes and (B) shall not make (and shall not permit any of its Subsidiaries to make) any election to have Merger Sub or Holdco Merger Sub treated as a corporation for United States federal income tax purposes.

        11O.    Conversion Rights.    Buyer shall take such action such that each issued and outstanding share of Buyer Common Stock that is held by a Person who has not voted in favor of the Merger and who, in accordance with the Buyer Charter Documents, has exercised and not withdrawn his, her or its right to convert his, her or its share of Buyer Common Stock into cash upon completion of the Merger shall be paid from the Trust Fund the portion of the Trust Fund to which such holder is entitled, as determined in accordance with the Buyer Charter Documents. The rights of a holder of Buyer Common Stock to convert his, her or its Buyer Common Stock into cash in accordance with Section B of Article Sixth of Buyer's certificate of incorporation is referred to herein as "Conversion Rights." Buyer shall take such actions within its control and not in contravention of the Buyer Charter Documents or applicable law such that shares of Buyer Common Stock in respect of which Conversion Rights have been exercised shall from and after the Effective Time represent only the right to receive the portion of the Trust Fund to which such holder is entitled, as determined in accordance with the Buyer Charter Documents.

ARTICLE 12
MISCELLANEOUS

        12A.    Amendment and Waiver.    Subject to applicable law, this Agreement may be amended or any provision of this Agreement may be waived; provided that any amendment or waiver shall be binding only if such amendment or waiver is set forth in a writing executed by the party against whom enforcement is sought. Any amendments or waivers under this Agreement following the Closing shall require the prior written consent of the Company Representative. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

        12B.    Notices.    All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the business day following the date of delivery to such courier service, (iii) if delivered by facsimile, upon confirmation of receipt, or (iv) if deposited in the United States mail, first-class postage prepaid, on the fifth business day following the date of such deposit. Notices, demands and communications to the Company, the Company Representative or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

        Notices to the Company (prior to Closing) and/or the Surviving Company (after Closing):

    GLDD Acquisitions Corp.
    2122 York Road
    Oak Brook, Illinois 60523
    Attention: Chief Executive Officer
                      Chief Financial Officer
    Telecopy: (630) 574-3007

    with a copy to:

    Kirkland & Ellis
    LLP 200 East Randolph Drive
    Chicago, Illinois 60601
    Attention: Richard J. Campbell
    Telecopy: (312) 861-2200

    Notices to the Company Representative:

    Madison Dearborn Capital Partners IV, L.P.
    Three First National Plaza
    Suite 3800
    Chicago, Illinois 60602
    Attn: Samuel M. Mencoff
             Thomas S. Souleles
    Telecopy: (312) 895-1001

    and a copy to:

    Kirkland & Ellis LLP
    200 East Randolph Drive
    Chicago, Illinois 60601
    Attention: Richard J. Campbell
    Telecopy: (12) 861-2200

    Notices to Buyer (prior to September 4, 2006):

    Aldabra Acquisition Corporation
    c/o Terrapin Partners LLC
    Rockefeller Center
    620 Fifth Avenue, 3rd Floor
    New York, NY 10020
    Attention: Jason Weiss
    Telecopy: (212) 332-3565

    (from and after September 4, 2006)

    Aldabra Acquisition Corporation
    c/o Terrapin Partners LLC
    540 Madison Avenue
    New York, NY 10022
    Attention: Jason Weiss
    Telecopy: 310-459-5822

    with a copy to:

    Sidley Austin LLP
    787 Fifth Avenue
    New York, NY 10019
    Attention: Jack I. Kantrowitz
    Telecopy: 212-839-5599

        12C.    Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any party without the consent of the other parties hereto.

For all purposes hereof, a transfer, sale or disposition of a majority of the voting capital stock or other voting interests of any party (whether by contract or otherwise) shall be deemed an assignment hereunder.

        12D.    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Notwithstanding the foregoing, to the extent that a representation or warranty of the Company contained in this Agreement, the Company Disclosure Letter or any Schedules hereto (each, a "Representation") addresses a particular issue with specificity (a "Specific Representation"), and no breach by the Company exists under such Specific Representation, the Company shall not be deemed to be in breach of any other Representation (with respect to such issue) that addresses such issue with less specificity than the Specific Representation and if such Specific Representation is qualified or limited by the Company's knowledge, or in any other manner, no other Representation shall supersede or limit such qualification in any manner. Without limiting the generality of the foregoing, no representation or warranty regarding or relating to (i) Tax matters is being made, except as set forth in Section 7H, (ii) employee benefit matters is being made, except as set forth in Section 7M, or (iii) environmental matters is being made, except as set forth in Section 7E, Section 7G(1)(a) or Section 7P.

        12E.    No Strict Construction.    Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Buyer and the Company confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

        12F.    Captions.    The captions used in this Agreement and descriptions of the Company Disclosure Letter and Schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Company Disclosure Letter or Schedules had been used in this Agreement.

        12G.    Complete Agreement.    Except for the Confidentiality Agreement, this Agreement and the other agreements executed on the date hereof contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

        12H.    Company Disclosure Letter.

            (i)  The disclosures in the Company Disclosure Letter are to be taken as relating to the representations and warranties of the Company as a whole, notwithstanding the fact that the Company Disclosure Letter is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Company Disclosure Letter and notwithstanding that a particular representation and warranty may not make a reference to the Company Disclosure Letter. The inclusion of information in the Company Disclosure Letter shall not be construed as an admission that such information is material to any of the Company or its Subsidiaries. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

           (ii)  Prior to the Closing, the Company shall have the right to supplement, modify or update the Company Disclosure Letter with respect to the representations and warranties in Article 7 hereof for matters first arising after the date of this Agreement or, with respect to representations and warranties qualified by the Company's knowledge, for matters of which the Company first obtains knowledge after the date hereof, to ensure the correctness thereof. Any such supplements, modifications and updates shall not be deemed made for purposes of determining satisfaction of the condition to Closing in Section 5B(i) hereof. From and after the Closing, references to the Company Disclosure Letter shall be references to the Company Disclosure Letter as so supplemented, modified and/or updated.

          (iii)  Prior to the Closing, the Buyer shall have the right, by written notice to the Company, to provide written notice of any updates or changes with respect to the representations and warranties in Article 8 hereof for matters first arising after the date of this Agreement or, with respect to representations and warranties qualified by the Buyer's knowledge, for matters of which the Company first obtains knowledge after the date hereof, to ensure the correctness thereof. Any such supplements, modifications and updates shall not be deemed made for purposes of determining satisfaction of the condition to Closing in Section 5C(i) hereof. From and after the Closing, references to the representations and warranties made in Article 8 shall be deemed qualified by the matters addressed in any such written notice.

        12I.    No Additional Representations; Disclaimer.

            (i)  Each party acknowledges and agrees that neither the other parties hereto, nor any Person acting on behalf of any party hereto or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such party or any of its Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Letter.

           (ii)  Each party acknowledges and agrees that except for the representations and warranties expressly set forth in Article 7 and Article 8 hereof, the Merger is being consummated AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY. Each party acknowledges and agrees that it is consummating the Merger without any representation or warranty, express or implied, by the other parties hereto or any of their Affiliates or representatives except for the representations and warranties expressly set forth in Article 7 and Article 8 hereof.

        12J.    Counterparts.    This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.

        12K.    Governing Law.    The internal law (and not the law of conflicts) of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement, except that as to matters governing the procedures, validity and effect of the Merger the Delaware Corporation Law shall apply.

        12L.    CONSENT TO JURISDICTION.    THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN CHICAGO, ILLINOIS. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

        12M.    Interpretation.    When used herein, "including" means "including, without limitation" and the masculine includes the feminine and vice versa. Any reference to any agreement or contract referenced herein, in the Company Disclosure Letter or in any Schedule shall be a reference to such agreement or contract, as amended, modified, supplemented or waived. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding tax obligations required to be withheld by law), on the dates specified herein (with time being of the essence). A "business day" shall be any day, other than a Saturday, Sunday, or any other date in which banks located in any of New York, New York or Chicago, Illinois are closed for business as a result of federal, state or local holiday.

        12N.    Third-Party Beneficiaries and Obligations.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement.

        12O.    Specific Performance.    Each party acknowledges that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and the other parties may have no adequate remedy at law. Accordingly, each party agrees that the other parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other parties hereto not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought to enforce this Agreement, each party hereby waives the defense that there is an adequate remedy at law.

* * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

GLDD ACQUISITIONS CORP.
/s/ DOUGLAS B. MACKIE
By:	Douglas B. Mackie
Its:	President and CEO
ALDABRA ACQUISITION CORPORATION
/s/ NATHAN LEIGHT
By:	Nathan Leight
Its:	Chairman
ALDABRA MERGER SUB, L.L.C.
/s/ JASON WEISS
By:	Jason Weiss
Its:	CEO
MADISON DEARBORN CAPITAL PARTNERS IV, L.P. (solely in its capacity as the Company Representative)
By:	Madison Dearborn Partners IV, L.P.
Its:	General Partner
By:	Madison Dearborn Partners, L.L.C.
Its:	General Partner
/s/ THOMAS S. SOULELES
By:	Thomas S. Souleles
Its:	General Partner
TERRAPIN PARTNERS LLC (solely in its capacity as Buyer Representative)
/s/ JASON WEISS
By:	Jason Weiss
Its:	Manager

        [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT B—DELAWARE APPRAISAL RIGHTS STATUTE

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a.
    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b.
    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c.
    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d.
    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT C—OPINION OF FINANCIAL ADVISOR

[BEARINGPOINT CAPITAL LLC LETTERHEAD]

June 19, 2006

Board of Directors
Aldabra Acquisition Corporation
Rockefeller Center
620 Fifth Avenue, 3rd Floor
New York, New York 10020

Gentlemen:

        BearingPoint Capital LLC ("BearingPoint") has been advised that Aldabra Acquisition Corporation (the "Company") will enter into an Agreement and Plan of Merger (the "Agreement") by and among GLDD Acquisitions Corp. ("GLDD Acquisitions") (which owns 100% of the equity securities of Great Lakes Dredge and Dock Corporation ("Great Lakes") (together, "GLDD")), Aldabra Acquisition Corporation, Aldabra Merger Sub, L.L.C. ("Merger Sub"), Madison Dearborn Capital Partners IV, L.P. ("Madison Dearborn Partners, LLC") and Terrapin Partners LLC pursuant to which, among other things, (i) GLDD Acquisitions Corp. will be merged with and into Merger Sub (the "Merger"), and (ii) the holders of securities of GLDD Acquisitions Corp. outstanding immediately before the merger will receive in exchange for such securities, a number of shares of the common stock, par value $.0001 per share, of the Company ("Aldabra Common Stock") equal to the sum of (a) the quotient of $160 million and the average of the per share closing prices of Aldabra Common Stock for the 10 trading days ending on the third trading day immediately prior to the closing date of the Merger (the "Base Merger Consideration"), provided that in no event shall the Base Merger Consideration be less than 27,273,000 shares of the Company, and (b) the incremental merger consideration as defined in the Agreement (the "Incremental Merger Consideration") (together, the "Merger Consideration"). The transaction described above is hereinafter, the "Proposed Transaction."

        BearingPoint has been retained by the Board of Directors to render an opinion as to whether, on the date of such opinion, (i) the Merger Consideration is fair, from a financial point of view, to the Company's stockholders, and (ii) the fair market value of GLDD is at least equal to 80% of the net assets of the Company.

        Our opinion is necessarily based upon information made available to us as of the date hereof, including our reliance on the representations and warranties made by the parties to the Agreement, and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. It should also be understood that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion, which may come or be brought to our attention after the date of this opinion.

        In rendering this opinion, BearingPoint has not been requested to give, and has not made (i) an opinion addressing the relative merits of the Proposed Transaction as compared to other business combinations that might be available to the Company or the Company's underlying business decision to effect the Proposed Transaction, or (ii) an opinion on matters of a legal, regulatory, tax or accounting nature related to the Proposed Transaction. BearingPoint has not been engaged to seek alternatives to the Proposed Transaction that might exist for the Company. The amount of the Merger Consideration was determined pursuant to negotiations between the Company and Madison Dearborn Partners, LLC and not recommendations of BearingPoint.

        In arriving at our opinion, BearingPoint has, among other things:

  1.
  reviewed the Agreement;

  2.
  reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-KSB for the fiscal years ended December 31, 2004 and December 31, 2005, the Quarterly Report on Form 10-QSB for the three months ended March 31, 2006, and the Registration Statement on Form S-1 filed on February 17, 2005;

  3.
  reviewed financial and other information with respect to GLDD, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which included the audited financial statements for the years ended December 31, 2004 and 2005, the Quarterly Report on Form 10-Q for the three months ended March 31, 2006, and other financial information and projections prepared by Great Lakes management;

  4.
  considered the historical financial results and present financial condition of both the Company and GLDD;

  5.
  reviewed and analyzed the indicated value range of the Merger Consideration;

  6.
  reviewed and analyzed the cash flows of GLDD and prepared a discounted cash flow analysis;

  7.
  reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to GLDD;

  8.
  reviewed and analyzed certain financial characteristics of target companies in transactions where such target companies were deemed to have characteristics comparable to GLDD;

  9.
  reviewed and compared the net asset value of the Company to the indicated fair market value of GLDD;

  10.
  reviewed and discussed with representatives of the Company and GLDD management certain financial and operating information furnished to BearingPoint, including financial analyses with respect to their respective business and operations; and

  11.
  performed such other analyses and examinations as were deemed appropriate.

        BearingPoint, as part of its valuation practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions as well as business valuations for other corporate purposes.

        BearingPoint did not assume responsibility for verifying, and did not independently verify, any financial information or other information concerning the Company or GLDD furnished to it by the Company or GLDD, or the publicly-available financial and other information regarding the Company or GLDD and any subsidiaries thereof. BearingPoint has assumed that all such information is accurate and complete and has no reason to believe otherwise. BearingPoint has further relied on the assurances of management of the Company and GLDD that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to the financial information utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. BearingPoint has not made a physical inspection of the properties and facilities of the Company or GLDD and has not made or obtained any evaluations or appraisals of either company's assets or liabilities (contingent or otherwise). BearingPoint has not attempted to confirm whether the Company or GLDD have good title to their respective assets.

        BearingPoint assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. We further assume that the Proposed Transaction will be consummated substantially in accordance with the terms set forth in the Agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the Company or to its stockholders. In addition, based upon discussions with the Company, BearingPoint assumed that the Proposed Transaction will qualify as a reorganization under Section 368 of the Internal Revenue Code.

        Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of June 19, 2006. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

        Our opinion is for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to be, and does not constitute, a recommendation to any stockholder as to how such stockholder should vote with respect to the Proposed Transaction. We do not express any opinion as to the underlying valuation or future performance of either the Company or GLDD or the price at which any of the Company's securities would trade at any time in the future.

        Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, (i) the Merger Consideration is fair, from a financial point of view, to the Company's stockholders, and (ii) the fair market value of GLDD is at least equal to 80% of the net assets of the Company.

        In connection with our services, we have received a fee for rendering the fairness opinion. BearingPoint's fee for providing the fairness opinion is not contingent on the completion of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

        Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced or disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of BearingPoint, except that this opinion may be reproduced in full, and references to the opinion and BearingPoint and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to stockholders if required by the Securities and Exchange Commission rules.

Very truly yours,
/s/ ROBERT V. MCMAHON Robert V. McMahon Managing Director BearingPoint Capital LLC

1676 International Drive, McLean VA 22102
www.BearingPoint.com

June 19, 2006

EXHIBIT D—POST-CLOSING CERTIFICATE OF INCORPORATION AND BYLAWS
OF GREAT LAKES DREDGE & DOCK HOLDINGS CORP.

Exhibit D

CERTIFICATE OF INCORPORATION
OF
GREAT LAKES DREDGE & DOCK HOLDINGS CORP.
a Delaware corporation

ARTICLE ONE
NAME

        The name of the Corporation is Great Lakes Dredge & Dock Holdings Corp. (the "Corporation").

ARTICLE TWO
REGISTERED OFFICE AND AGENT

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, county of New Castle. The name and address of the registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE THREE
PURPOSE

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

ARTICLE FOUR
CAPITAL STOCK

        Section 1.    Authorized Shares.    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 91,000,000 shares, of which:

        90,000,000 shares, par value $0.0001 per share, shall be shares of common stock (the "Common Stock"); and

        1,000,000 shares, par value $0.0001 per share, shall be shares of initially undesignated preferred stock (the "Preferred Stock").

        Section 2.    Common Stock.    Except as (i) otherwise required by law or (ii) expressly provided in this Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

          (a)   Dividends.    Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the "Board") from time to time out of assets or funds of the Corporation legally available therefor.

          (b)   Voting Rights.    At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder's name on the stock transfer records of the Corporation; provided,

D-1-1

  however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificates of designation relating to any series of Preferred Stock).

          (c)   Liquidation Rights.    In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation's debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock, ratably among such holders based on the number of shares of Common Stock held by each such person. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph (c).

          (d)   Preemptive Rights.    Except as may be set forth in a written agreement to which such holder is party with the Corporation, no holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

        Section 3.    Preferred Stock.    The Board is authorized, subject to limitations prescribed by law or any exchange on which the Corporation's securities may then be listed, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

        Section 4.    Definitions.    Solely for the purposes of this Article Four and Article Five, the following terms shall have the meanings ascribed below:

        "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, "control" means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total

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voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, references to a "Subsidiary" of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Corporation.

ARTICLE FIVE
RESTRICTIONS ON TRANSFER AND OWNERSHIP

        Section 1.    Maritime Laws.    It is the policy of the Corporation that Non-U.S. Citizens should beneficially own, individually or in the aggregate, no more than the Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to submit any proof that it is a U.S. Citizen as required by any applicable law or by any contract with the United States government (or any agency thereof) or any other Person, the Corporation shall have the power to take the actions prescribed in Sections 2 through 9 of this Article Five. The provisions of this Article Five are intended to ensure that the Corporation continues to qualify as a U.S. Citizen under the Maritime Laws so that the Corporation does not cease to be qualified under the Maritime Laws to own and operate vessels that may engage in dredging in the navigable waters of the United States and may transport dredged material between points in the United States. The Board (or any duly authorized committee thereof) is specifically authorized to make all determinations in accordance with applicable law and this Certificate of Incorporation to implement the provisions of this Article Five.

        Section 2.    Stock Certificates.

          (a)   To implement the policy set forth in Section 1 of this Article Five, the Corporation shall institute a dual stock certificate system such that: (i) each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked "U.S. Citizen" and each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked "Non-U.S. Citizen", but with all such certificates to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate, in which a Person seeking to take title to the shares represented by such certificate shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to its citizenship and the citizenship of any beneficial owner for whom or for whose account such Person will hold such shares; and (iii) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation's capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed.

          (b)   A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in the Certificate of Incorporation; and (ii) the Corporation will furnish without charge to each stockholder of the Corporation who so requests a copy of the Certificate of Incorporation.

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        Section 3.    Transfers.

          (a)   Any purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation (excluding, for the avoidance of doubt, the original issuance of such shares by the Corporation), the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the Permitted Percentage for such class or series, shall be void and ineffective, and, to the extent that the Corporation knows of such purported transfer, neither the Corporation nor its transfer agent (if any) shall register such purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the purported transferee thereof as a stockholder of the Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this Article Five. In no event shall any such registration or recognition make such purported transfer effective unless the Board shall have expressly and specifically authorized the same.

          (b)   A citizenship certification, and such other documentation under Section 8 of this Article Five, may be required by the Corporation or its transfer agent (if any) from all transferees (and from any recipient upon original issuance) of shares of capital stock of the Corporation and, if such transferee (or recipient) is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner, and registration of transfer (or the closing of such original issue) shall be denied upon refusal to furnish such certificate.

        Section 4.    Excess Shares.    If on any date (including, without limitation, any record date) (each, an "Excess Share Date") the number of shares of a class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens exceeds the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the Permitted Percentage, the "Excess Shares"), then the shares of such class or series of capital stock of the Corporation that constitute "Excess Shares" for purposes of this Article Five shall be those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such Permitted Percentage to be exceeded; provided that, (i) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article Five; (ii) the Corporation may, in its reasonable discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date of their acquisition of beneficial ownership of Excess Shares; (iii) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or such shares shall be treated as Excess Shares on a pro rata basis as the Corporation may, in its reasonable discretion, deem appropriate; (iv) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen will be deemed to have been acquired, for purposes of this Article Five, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (v) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 4 as to which shares of any class or series of the Corporation's capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

        Section 5.    Additional Remedies for Exceeding Permitted Percentage.    In the event that (i) Section 3(a) of this Article Five would not be effective for any reason to prevent the transfer (a "Proposed Transfer") of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (a "Proposed Transferee"), (ii) a change in the status (a

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"Status Change") of a U.S. Citizen to a Non-U.S. Citizen (a "Disqualified Person") causes a share of any class or series of capital stock of the Corporation of which such U.S. Citizen is the beneficial owner immediately prior to such change to constitute an Excess Share, or (iii) the original issuance by the Corporation of a share of any class or series of capital stock of the Corporation to a Non-U.S. Citizen (a "Disqualified Recipient") that results in such share constituting an Excess Share, then, effective as of immediately before the consummation of such Proposed Transfer (in the case of such Proposed Transferee) or such Status Change (in the case of such Disqualified Person), and as of the time of issuance of such Excess Share (in the case of such Disqualified Recipient), such Excess Share shall to the fullest extent permitted by law be eligible for redemption by the Corporation in accordance with Section 6 of this Article Five, and such Non-U.S. Citizen (each, a "Restricted Person") shall neither acquire nor have any rights or interests in such Excess Share subject to redemption.

        Section 6.    Redemption.

          (a)   Without limiting the generality of the foregoing, in the event that the restrictions on transfer set forth in Section 3(a) would not be effective for any reason whatsoever (whether in the determination of the Corporation or otherwise) in order to, or the Corporation otherwise determines in its sole discretion that the best manner for the Corporation to, prevent the beneficial ownership by Non-U.S. Citizens of shares of the class or series of capital stock of the Corporation from exceeding the Permitted Percentage for such class or series, then the Corporation, by action of the Board, in its sole discretion, shall have the power to redeem such Excess Share, unless such redemption is not permitted under the DGCL or other provisions of applicable law; provided that the Corporation shall not have any obligation under this Section 6 to redeem any one or more Excess Shares.

          (b)   Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation's capital stock of which such Excess Shares are a part, (i) the holders of such Excess Shares subject to redemption shall to the fullest extent permitted by law (so long as such excess exists) not be entitled to any voting rights with respect to such Excess Shares, and (ii) the Corporation shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 6(c)(iii) of this Article Five); provided that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 6.

          (c)   The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation's capital stock under this Section 6 shall be as follows:

              (i)  the per share redemption price (the "Redemption Price") to be paid for each Excess Share shall be the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into an escrow account by the Corporation pursuant to Section 6(b) of this Article Five;

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             (ii)  the Redemption Price shall be paid in cash (by wire transfer or bank or cashier's check) or by the issuance of Redemption Notes, as determined by the Board in its sole discretion;

            (iii)  written notice of the date on which the Excess Shares shall be redeemed (the "Redemption Date"), together with a letter of transmittal to accompany certificates representing the Excess Shares that are surrendered for redemption (if any), shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder's last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the "Redemption Notice");

            (iv)  the Redemption Date (for purposes of determining right, title and interest in and to the Excess Shares to be redeemed) shall be the later of (A) the date specified in the Redemption Notice sent to the record holders of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Corporation shall have irrevocably deposited or set aside a sum sufficient to pay the Redemption Price to such record holders or the date on which the Corporation shall have paid the Redemption Price (including, without limitation, the delivery of any applicable Redemption Notes) to such record holders;

             (v)  each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 6(c)(iv) of this Article Five)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

            (vi)  if a Redemption Notice has been duly sent to the record holders of the Excess Shares to be redeemed and the Corporation has irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares, then dividends shall cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares shall no longer be deemed outstanding and all right, title and interest in respect of such Excess Shares shall forthwith cease and terminate, except only the right of the record holders thereof to receive the Redemption Price, without interest;

           (vii)  without limiting clause (vi) above, on and after the Redemption Date, all right, title and interest in respect of the Excess Shares to be redeemed by the Corporation (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon (and may be either retired or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

          (viii)  upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of

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    transmittal (and otherwise in proper from for transfer as specified in the Redemption Notice) the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record.

        Section 7.    Citizenship Determinations.    The Corporation shall have the power to determine, in the exercise of its reasonable judgment, the citizenship of the beneficial owners of any class or series of the Corporation's capital stock for the purposes of this Article Five. In determining the citizenship of the beneficial owners or their transferees or, in the case of original issuance, any recipient (and, if such transferees or recipients are acting as fiduciaries or nominees for any beneficial owners, with respect to such beneficial owners) of any class or series of the Corporation's capital stock, the Corporation may rely on the stock transfer records of the Corporation and the citizenship certifications required under Section 3(b) of this Article Five and the written statements and affidavits required under Section 8 of this Article Five given by the beneficial owners or their transferees, or, in the case of original issuance, any recipients (or any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees) (in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others) to prove the citizenship of such beneficial owners, transferees or recipients (or any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees and recipients (and any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees) may also be subject to proof in such other manner as the Corporation may deem reasonable pursuant to Section 8(b) of this Article Five. The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees and recipients (and any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees) in accordance with the provisions of Article Five shall be conclusive.

        Section 8.    Requirement to Provide Citizenship Information.

          (a)   In furtherance of the policy set forth in Section 1 of this Article Five, and without limiting any other provision of this Article Five, the Corporation may, to the fullest extent permitted by law, require the beneficial owners of shares of any class or series of the Corporation's capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

              (i)  promptly upon a beneficial owner's acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Corporation after the date of filing of this Certificate of Incorporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information required by 46 C.F.R. part 355;

             (ii)  promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a

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    recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information required by 46 C.F.R. part 355;

            (iii)  promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner's acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

            (iv)  every beneficial owner must provide, or authorize such beneficial owner's broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation's capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner's address; and

             (v)  every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than two business days after the date such beneficial owner ceases to be a U.S. Citizen, a written statement, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

          (b)   The Corporation may at any time require reasonable proof, in addition to the citizenship certifications required under Section 3(b) of this Article Five and the written statements and affidavits required under Section 8(a) of this Article Five, of the citizenship of the beneficial owner or the proposed transferee or, in the case of original issuance, the recipient (and, if such transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of shares of any class or series of the Corporation's capital stock.

          (c)   In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 8 of this Article Five) from a beneficial owner of shares of any class or series of the Corporation's capital stock a citizenship certification required under Section 3(b) of this Article Five, a written statement, an affidavit and/or reasonable documentation required under Section 8(a) of this Article Five, and/or additional proof of citizenship required under Section 8(b) of this Article Five, and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then (x) the voting rights of such beneficial owner's shares of the Corporation's capital stock shall, to the fullest extent permitted by law, be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into an escrow account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article Five; provided, however, that the Corporation, acting through its Board, shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii) to any of the shares of such beneficial owner in any particular instance.

          (d)   In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 8 of this Article Five) from a beneficial owner of, or the proposed transferee of, or, in the case of original issuance, the recipient (and, if such transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of, shares of any class or series of the Corporation's capital stock a citizenship certification required under Section 3(b) of this Article Five, a written statement, an affidavit and/or reasonable documentation required under Section 8(a) of this Article Five, and/or additional proof of citizenship required

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  under Section 8(b) of this Article Five, and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article Five, by the date set forth in such written request, the Corporation, acting through its Board, shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation, until such requested documentation is so submitted.

        Section 9.    Severability.    Each provision of this Article Five is intended to be severable from every other provision. If any one or more of the provisions contained in this Article Five is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article Five shall not be affected, and this Article Five shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

        Section 10.    NASDAQ Transactions.    Nothing in this Article Five shall preclude the settlement of any transaction entered into through the facilities of The Nasdaq Stock Market or any other National Securities Exchange for so long as any class or series of the capital stock of the Corporation is quoted for trading on The Nasdaq Stock Market or listed for trading on any other National Securities Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article Five and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article Five.

        Section 11.    Certain Definitions.    Solely for purposes of this Article Five, the following terms shall have the meanings ascribed below:

        A Person shall be deemed to be the "beneficial owner" of, or to "beneficially own", or to have "beneficial ownership" of, shares or interests in an entity to the extent such Person would be deemed to be the "beneficial owner" thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor rule to such rule, and such terms shall apply to and include the holder of record of any such shares or interests.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.

        "Disqualified Person" shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

        "Disqualified Recipient" shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

        "Excess Shares" shall have the meaning ascribed to such term in Section 4 of this Article Five.

        "Excess Share Date" shall have the meaning ascribed to such term in Section 4 of this Article Five.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

        "Fair Market Value" of one share of a particular class or series of the capital stock of the Corporation as of any date shall mean the average of the daily Market Price (as defined herein) of one share of such capital stock for the 20 consecutive Trading Days (as defined herein) immediately preceding such date, or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, the fair value of a share of such class or series of capital stock on such date as determined in good faith by the Board.

        "Maritime Laws" shall mean collectively the Merchant Marine Act, 1920, as amended, the Shipping Act, 1916, as amended, 46 U.S.C. app. §292 and any other statute regulating or authorizing dredging in the navigable waters of the United States and any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.

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        The "Market Price" of a share of a class or series of capital stock of the Corporation for a particular day shall mean: (A) the last reported sales price, regular way, on such day, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for unlisted trading privileges on the principal National Securities Exchange on which such class or series of capital stock is then listed or admitted for unlisted trading privileges; or (B) if such class or series of capital stock is not then listed or admitted for unlisted trading privileges on any National Securities Exchange, the last quoted price on such day, or, if not so quoted, the average of the closing bid and asked prices on such day in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use; or (C) if on any such day such class or series of capital stock is not quoted by any such organization, the average of the bid and asked prices on such day as furnished by a professional market maker making a market in such capital stock selected by the Corporation; or (D) if on any such day no market maker is making a market in such capital stock, the fair value of a share of such class or series of capital stock on such day as determined in good faith by the Board (or a duly authorized committee thereof).

        "National Securities Exchange" shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute, or The Nasdaq Stock Market or any successor thereto.

        "Non-U.S. Citizen" shall mean any Person other than a U.S. Citizen.

        "Permitted Percentage" shall mean, with respect to any class or series of capital stock of the Corporation, the lesser of (i) 22.5% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding, and (ii) 90% of the maximum percentage of the issued and outstanding shares of such class or series of capital stock of the Corporation permitted to be beneficially owned, individually or in the aggregate, by Non-U.S. Citizens under the Maritime Laws so that the Corporation does not cease to be qualified under the Maritime Laws to own and operate vessels that may engage in dredging in the navigable waters of the United States and to transport dredged material between points in the United States.

        "Proposed Transfer" shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

        "Proposed Transferee" shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

        "Redemption Date" shall have the meaning ascribed to such term in Section 6(c)(iii) of this Article Five.

        "Redemption Notes" shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such promissory notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory notes.

        "Redemption Notice" shall have the meaning ascribed to such term in Section 6(c)(iii) of this Article Five.

        "Redemption Price" shall have the meaning ascribed to such term in Section 6(c)(i) of this Article Five.

        "Restricted Person" shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

        "Status Change" shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

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        "Trading Day" shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the Corporation are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "U.S. Citizen" shall mean a citizen of the United States within the meaning of the Maritime Laws (as defined herein) for purposes of owning or operating vessels in the U.S. coastwise trade.

ARTICLE SIX
INCORPORATOR

        The name and address of the incorporators of the Corporation is as follows:

        [to be inserted]

ARTICLE SEVEN
BOARD OF DIRECTORS

        Section 1.    Number of Directors.    Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances and subject to the terms of the Investor Rights Agreement, the number of directors which shall constitute the Board of Directors shall initially be eight (8) members and thereafter shall be established from time to time by resolution of the Board. When used herein, the "Investor Rights Agreement" means that certain Investor Rights Agreement, dated as of [                        ], 2006, by and among Aldabra Acquisition Corporation (and assigned to, and assumed by, the Corporation in connection of the merger of Aldabra Acquisition Corporation with and into a subsidiary of the Corporation) and certain of its stockholders, as the same may be amended, modified, supplemented or waived from time to time; a copy of such Investor Rights Agreement shall be made available to any stockholder upon request.

        Section 2.    Election and Term of Office.    The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office only in this manner, except as expressly provided in Sections 2, 3 and 4 of this Article Seven. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, disqualification, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. No Non-U.S. Citizen shall be qualified to serve as a director unless the total number of directors who are Non-U.S. Citizens equals a minority of the minimum number of directors necessary to achieve a quorum.

        Section 3.    Classes of Directors.    The directors shall be divided into three classes, designated Class I, Class II and Class III. The Board is hereby authorized to assign members of the Board already in office to such classes at the time such classification becomes effective by resolution of the Board. The term of the initial Class I directors shall terminate on the date of the 2007 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2008 annual meeting; and the term of the initial Class III directors shall termination on the date of the 2009 annual meeting. At each succeeding annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill

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a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding anything in this Certifcate of Incorporation or the Bylaws of the Corporation to the contrary, the term of any director that, in accordance with this Certificate of Incorporation or the Bylaws of the Corporation, ceases to be qualified to serve as a director of the Corporation shall automatically terminate as of the time such director ceases to be qualified.

        Section 4.    Removal of Directors; Vacancies.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, (a) as long as Madison Dearborn Capital Partners IV, L.P. ("MDCP IV") owns capital stock of the Corporation that possesses 25% or more of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), any director may be removed at any time for any reason upon the election of holders a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors, and (b) from and after the date that MDCP IV owns capital stock of the Corporation that possesses less than 25% of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of Common Stock entitled to vote at an election of directors, voting together as a single class. Vacancies and newly created directorships resulting from any increase in the authorized number of directors and vacancies created from the death, disqualification, resignation or removal of any director shall be filled shall be filled by directors possessing a majority of the voting power of all directors.

        Section 5.    Rights of Holders of Preferred Stock.    Notwithstanding the provisions of this Article Seven, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

        Section 6.    Bylaws.    The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, the bylaws of the Corporation shall not be altered or amended by the stockholders without the affirmative vote of (a) as long as MDCP IV owns 25% or more of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), the holders of a majority of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors and (b) from and after the date that MDCP IV owns less than 25% of the capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), the holders of 66 2/3% of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class).

        Section 7.    Directors with More Than One Vote.    As long as MDCP IV owns capital stock of the Corporation that possesses 50% or more of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), MDCP IV may, by written notice to the Corporation made within 20 business days after election of any director to the Board (including, without limitation, any director elected as a replacement of a director that previously had more than one vote in matters submitted to directors), designate up to two directors of the Corporation, each of whom must be a U.S. Citizen, to have four (4) votes in each matter submitted to directors of the Corporation for vote and each such director so designated by MDCP IV shall thereafter have four (4) votes in matters submitted to the Corporation for vote until such director's removal or resignation from the Board. Notwithstanding the foregoing, in the event any director is so

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designated, such director shall continue to retain the right to four (4) votes in each matter submitted to directors of the Corporation upon re-election unless and until MDCP IV shall have notified the Corporation to the contrary in writing. Any director designated as having four (4) votes in each matter submitted to the directors shall have four (4) votes in each matter submitted to any committee on which such director serves. Every reference in this Certificate of Incorporation or the Bylaws of the Corporation to a majority or other proportion of the directors or committee members shall refer to a majority or other proportion of the votes of the directors or committee members, as applicable.

ARTICLE EIGHT
LIMITATION OF LIABILITY

        To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE
INDEMNIFICATION

        Section 1.    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this Article Nine (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the "Disinterested Directors"), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even

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though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. Notwithstanding anything in this Article Nine to the contrary, in no event shall the Corporation have any obligation to indemnify a director or officer of the Corporation for any proceeding initiated by such person seeking indemnification unless such proceeding either (i) is a proceeding to enforce such director's or officer's rights under this Article Nine or (ii) was authorized by the Board.

        Section 2.    Advancement of Expenses.    Expenses (including attorneys' fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article Nine. The majority of the Disinterested Directors or a committee thereof may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation's counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

        Section 3.    Procedure for Indemnification.    Any indemnification or advance of expenses (including attorneys' fees, costs and charges) under this Article Nine shall be made promptly, and in any event within 30 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article Nine). The right to indemnification or advances as granted by this Article Nine shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person's costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney's fees, costs and charges) under this Article Nine where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        Section 4.    Other Rights; Continuation of Right to Indemnification.    The indemnification and advancement of expenses provided by this Article Nine shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and

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administers of such person. All rights to indemnification under this Article Nine shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article Nine is in effect. Any repeal or modification of this Article Nine or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article Nine, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Nine, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

        Section 5.    Insurance.    The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

        Section 6.    Reliance.    Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Nine in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Nine shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

        Section 7.    Savings Clause.    If this Article Nine or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article Nine as to all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Nine to the full extent permitted by any applicable portion of this Article Nine that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE TEN
ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS

        The stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of directors holding a majority of the voting power of all directors then in office; provided that, as long as MDCP IV owns capital stock of the corporation possessing 25% or more of the capital stock of the corporation entitled to vote generally in the election of directors (voting together as a single class), a special meeting shall be called by the president upon the written request of holders of shares entitled to cast not less than twenty-five (25) percent of the votes at the meeting. Notwithstanding the foregoing, the provisions of the first sentence of this Article Ten shall not

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apply at any time when the Corporation's Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934, as amended, or when MDCP IV beneficially owns, capital stock of the Corporation that possesses 25% or more of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class).

ARTICLE ELEVEN
CORPORATE OPPORTUNITIES

        To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries. No amendment or repeal of this Article Eleven shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE TWELVE
SECTION 203

        The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE THIRTEEN
AMENDMENT

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of (i) at least 66 2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with Article Seven, Article Eight, Article Nine, Article Ten, Article Eleven or this Article Thirteen of this Certificate of Incorporation or (ii) at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with any other provision of this Certificate of Incorporation.

* * * * * *

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BYLAWS
OF
GREAT LAKES DREDGE & DOCK HOLDINGS CORP.
A Delaware Corporation

(Effective as of                        ,             )

ARTICLE I
OFFICES

        Section 1.    Registered Office.    The registered office of the corporation in the State of Delaware shall be located at 1209 Orange Street, in the city of Wilmington, Delaware, County of New Castle. The name of the corporation's registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

        Section 2.    Other Offices.    The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

        Section 1.    Place and Time of Meetings.    An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting shall be determined by the board of directors. No person shall be nominated for election as a director at, and no business shall transacted at, an annual meeting of stockholders, unless the proposed nomination of such person, or the proposal of such business to be so transacted, is (i) specified in the notice of meeting (or any supplement thereto) given in accordance with this Section 1 at the direction of the board of directors (or any duly authorized committee thereof), (ii) otherwise properly brought before such meeting by or at the direction of the board of directors (or any duly authorized committee thereof), or (iii) otherwise properly brought before such meeting by any stockholder of the corporation (x) who complies with the requirements set forth in the last sentence of this Section 1 and (y) who is a stockholder of record on the date of its giving of the notice provided for in such last sentence and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting. In addition to any other applicable requirements, for a person to be nominated by a stockholder for election as a director, or for any business to be proposed by a stockholder to be transacted, at an annual meeting of stockholders, such stockholder must have given timely notice thereof, as specified in Section 4 hereof, in proper written form, as specified in Section 4 hereof, to the secretary of the corporation and, in the case of any such proposal for the transaction of business, the business proposed must constitute a proper matter for stockholder action.

        Section 2.    Special Meetings.    Special meetings of stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by holders of a majority of the voting power of members of the board of directors; provided that, if not prohibited by the corporation's certificate of incorporation, as long as Madison Dearborn Capital Partners IV, L.P. owns capital stock of the corporation possessing 25% or more of the capital stock of the corporation entitled to vote generally in the election of directors (voting together as a single class), a special meeting shall be called by the president upon the written request of holders of shares entitled

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to cast not less than 25% of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the president. On such written request, the president shall fix a date and time for such meeting within sixty (60) days of the date requested for such meeting in such written request. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting (or any supplement thereto). Nominations of persons for election to the board of directors at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (or supplement thereto) may be made (1) by or at the direction of the board of directors (or a duly authorized committee thereof) or (2) provided that the board of directors (or a duly authorized committee thereof) has determined that directors shall be elected at such meeting, by any stockholder of the corporation (x) who complies with the requirements set forth in the last sentence of this Section 2 and (y) is a stockholder of record on the date of its giving of the notice referred to in such last sentence and on the record date for the determination of stockholders entitled to notice of and to vote at such special meeting. In addition to any other applicable requirements, for a person to be nominated by a stockholder for election as a director at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (or supplement thereto), such stockholder must have given timely notice thereof, as specified in Section 4 hereof, in proper written form, as specified in Section 4 hereof, to the secretary of the corporation.

        Section 3.    Place of Meetings.    The board of directors may designate in the notice of meeting any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

        Section 4.    Notice.

          (a)   Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, and time of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation.

          (b)   To be timely, a stockholder's notice referred to in Section 1 hereof shall be delivered to the secretary of the corporation at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the date (the "Reference Date") which is (x) in the case of any annual meeting during the corporation's fiscal year ended December 31, 2006, October 31, 2006, and (y) in all later cases, the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting; provided, however, that, in the event that the date of the annual meeting is changed by more than thirty (30) days from the anniversary date of the previous year's meeting (to the extent applicable), for the stockholder's notice referred to in Section 1 hereof to be timely given, such notice must be delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting or (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice referred to in Section 1. Notwithstanding anything in this Section 4(b) to the contrary, if the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least one

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  hundred (100) days prior to the applicable Reference Date, then a stockholder's notice referred to in Section 1 shall be considered timely delivered, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

          (c)   To be timely, a stockholder's notice referred to in Section 2 shall be delivered to the secretary of the corporation at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to the date of the special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (or supplement thereto) and not later than the close of business on the later of (x) the 90th day prior to such special meeting or (y) the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the board of directors (or a duly authorized committee thereof) to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice referred to in Section 2.

          (d)   To be in proper written form, a stockholder's notice referred to in Section 1 or 2 must also set forth (i) in the case of an annual meeting of stockholders, or special meeting of stockholders for the election of one or more directors, as to each person whom the stockholder proposes to nominate for election or reelection at the meeting of stockholders as a director, (x) all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended or supplemented (the "Exchange Act"), including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (y) the citizenship, date of birth and place of birth of each such nominee; (ii) in the case of an annual meeting of stockholders, as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (w) the name and address of such stockholder, as they appear on the corporation's books and records, and of such beneficial owner, (x) the class and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (y) a representation that the stockholder is a holder of record of shares of capital stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (z) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding shares of the corporation's capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his or her intention to present a proposal at an annual meeting of stockholders in compliance with the applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

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          (e)   Except as otherwise provided by applicable law, the certificate of incorporation or these bylaws, the chairperson of an annual or special meeting of stockholders shall have the power and duty to determine whether a nomination or any business proposed to be brought before such meeting by a stockholder was made or proposed, as the case may be, in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such defective proposal or nomination shall be disregarded. The chairperson of an annual or special meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that any nomination or business was not properly brought before the meeting and in accordance with the provisions of these bylaws, and if he or she should so determine, he or she shall so declare to the meeting, and any such nomination or business not properly brought before the meeting shall not be made or transacted. Notwithstanding the other provisions of this Article II, if neither the stockholder that proposed the nomination of a person for election as a director or the transaction of certain business at the annual or special meeting of stockholders, nor a qualified representative of the stockholder, appears at such meeting to present such nomination or transact such business in accordance with the stockholder's notice given in accordance with Section 1 or 2, such nomination shall be disregarded, and such proposed business shall not be transacted, notwithstanding that proxies in respect of the vote thereon may have been received by the corporation. For purposes of this Article II, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

          (f)    Whenever used in these bylaws, the term "public announcement" shall mean disclosure (a) in a press release publicly released by the corporation, provided such press release is released by the Corporation in accordance with its customary procedures, or is reported by the Dow Jones News Service, Associated Press or a comparable national news service, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

          (g)   Notwithstanding the foregoing provisions of this Article II, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article II. Nothing in these bylaws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to the applicable rules and regulations promulgated under the Exchange Act, or (ii) of the holders of any series of preferred stock of the corporation pursuant to any applicable provision of the certificate of incorporation.

          (h)   Notwithstanding anything to the contrary contained in this Article II, to the maximum extent permitted by law, (i) for as long as Madison Dearborn Capital Partners IV, L.P. and its affiliates (collectively, the "MDP Affiliated Persons") collectively are the beneficial owners of at least 10% of the outstanding shares of the common stock of the corporation, no MDP Affiliated Person shall be subject to the notice procedures set forth in this Article II to nominate any person for election to the Board of Directors, or to propose any business to be considered by the stockholders, at an annual meeting of stockholders and (ii) as long as holders of MDCP Registrable Securities (as defined in the Investor Rights Agreement, dated as of                        ,             , by and among the Aldabra Acquisition Corporation (and assigned to the corporation in accordance with the terms thereof), Madison Dearborn Capital Partners IV, L.P. and other investors party thereto (as amended from time to time, the "Investor Rights Agreement") have the right to appoint Board Representatives (as defined in the Investor Rights Agreement) in accordance therewith, holders of a majority of MDCP Registrable Securities shall not be subject to

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  the notice procedures set forth in this Article II to nominate any person for election to the Board of Directors, or to propose any business to be considered by the stockholders, at any meeting of stockholders to ensure compliance with the Investor Rights Agreement.

        Section 5.    Organization.    The chairperson of the board of directors shall act as chairperson of meetings of the stockholders. The board of directors may designate any other officer or director of the corporation to act as chairperson of any meeting in the absence of the chairperson of the board of directors, and the board of directors may further provide for determining who shall act as chairperson of any stockholders meeting in the absence of the chairperson of the board of directors and such designee. The secretary of the corporation shall act as secretary of all meetings of the stockholders, but in the absence of the secretary the presiding officer may appoint any other person to act as secretary of any meeting.

        Section 6.    Stockholders List.    The officer having charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

        Section 7.    Quorum.    The holders of a majority of the voting power of the outstanding shares of capital stock, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the certificate of incorporation. If a quorum is not present, the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

        Section 8.    Adjourned Meetings.    When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Section 9.    Vote Required.    When a quorum is present, the affirmative vote of the majority of the voting power of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

        Section 10.    Voting Rights.    Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation of the corporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

        Section 11.    Proxies.    Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

        Section 12.    Action by Written Consent.    Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the

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corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation's principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

        Section 13.    Conduct of Meetings.    The board of directors may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the chairperson of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

        Section 14.    Inspectors of Elections.

          (a)   Preceding any meeting of the stockholders, to the extent required by applicable law, the board of directors by resolution or the chairperson of the board of directors, if any, or the chief executive officer shall appoint one or more persons to act as inspectors at the meeting and make a written report thereof. The corporation may designate one or more alternate inspectors to replace any inspector who fails to act. In the event no inspector or alternate inspector is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector's ability. In addition to the duties prescribed by applicable law, the inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspector(s) may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspector.

          (b)   In determining the shares represented and the validity and counting of proxies and ballots, each inspector shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 211(e) or Section 212(c)(2) of the General Corporation Law of the State of Delaware, any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) of the General Corporation Law of the State of Delaware, ballots, and the regular books and records of the Corporation, except that each

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  inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If any inspector considers other reliable information for the limited purpose permitted by this paragraph, such inspector, at the time of the making of his or her certification referred to in Section 14(a) of this Article II, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for such inspector's belief that such information is accurate and reliable.

        Section 15.    Remote Communications.    If authorized by the board of directors in its sole discretion, and subject to such guidelines and procedures as the board of directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided that, (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

        Section 16.    Ratification.    Any transaction questioned in any stockholders' derivative suit, or any other suit to enforce alleged rights of the corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the board of directors or by the holders of majority of the voting power of the capital stock of the corporation and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

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ARTICLE III
DIRECTORS

        Section 1.    General Powers.    The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

        Section 2.    Number, Election and Term of Office.    The number of directors which shall constitute the first board after the date hereof shall consist of eight (8) members. Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in the certificate of incorporation or in Sections 2, 3 and 4 of this Article III. No Non-U.S. Citizen (for all purposes, as defined in the certificate of incorporation of the corporation) shall be qualified to serve as a director unless the total number of directors who are Non-U.S. Citizens equals a minority of the minimum number of directors necessary to achieve a quorum.

        Section 3.    Removal and Resignation.    Subject to the provisions of the corporation's certificate of incorporation, any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation's certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

        Section 4.    Vacancies.    Vacancies and newly created directorships resulting from any increase in the authorized number of directors and vacancies created from the death, disqualification, resignation or removal of any director shall be filled by directors possessing a majority of the voting power of all directors. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, disqualification, resignation or removal as herein provided.

        Section 5.    Annual Meetings.    The annual meeting of each newly elected board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.

        Section 6.    Other Meetings and Notice.    Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the president on at least 24 hours notice to each director, either personally, by telephone, by mail, or by telegraph; in like manner and on like notice the president must call a special meeting on the written request of at least a majority of the voting power possessed by all directors.

        Section 7.    Quorum, Required Vote and Adjournment.    Directors possessing a majority of the voting power of all directors then in office shall constitute a quorum for the transaction of business. The vote of directors present at a meeting at which a quorum is present and possessing a majority of the voting power held by the directors present at such meeting shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        Section 8.    Committees.    The board of directors may, by resolution passed by directors possessing a majority of the voting power held by all directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors

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may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required. Any director appointed to a committee shall have the same number of votes in a matter submitted to such committee as such director would have in a matter submitted to the board of directors for vote. Committee members possessing a majority of the voting power of all committee members then in office shall constitute a quorum for the transaction of business; provided, however, that no more than a minority of such committee members constituting a quorum may be Non-U.S. Citizens. The vote of committee members present at a meeting at which a quorum is present and possessing a majority of the voting power held by the committee members present at such meeting shall be the act of the committee. Notwithstanding the provisions of this Article III, no more than a minority of the number of committee members necessary to constitute a quorum for the transaction of business at a meeting of the committee (as determined in accordance with this Section 8) shall be Non-U.S. Citizens.

        Section 9.    Committee Rules.    Subject to Section 8 above, each committee of the board of directors may, by vote of committee members possessing a majority of the voting power of all committee members, fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee.

        Section 10.    Communications Equipment.    Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

        Section 11.    Waiver of Notice and Presumption of Assent.    Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

        Section 12.    Action by Written Consent.    Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

        Section 13.    Organization of Meetings.    The board of directors shall elect one of its members to be chairperson of the board of directors. The chairperson of the board of directors shall lead the board of directors in fulfilling its responsibilities as set forth in these bylaws, including its responsibility to oversee the performance of the corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the board of directors. Meetings of the board of directors shall be presided over by the chairperson of the board of directors, or in his or her absence, by the chief executive officer, or in the absence of the

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chairperson of the board of directors and the chief executive officer by such other person as the board of directors may designate or the members present may select.

        Section 14.    Compensation.    The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        Section 15.    Interested Directors.    No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

ARTICLE IV
OFFICERS

        Section 1.    Number.    The officers of the corporation shall be elected by the board of directors and shall consist of a chairperson, chief executive officer, president, chief operating officer, chief financial officer, one or more vice-presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors; provided, however, that only U.S. Citizens (as defined in the certificate of incorporation) may be elected as the chairperson, president, chief executive officer or any other position which has the sole power to dispose of vessels. Any number of offices may be held by the same person. No individual shall be appointed to an officer position if the consequence of such appointment is to cause the corporation to cease to qualify as a U.S. Citizen (as defined in the certificate of incorporation) and, therefore, cease to be qualified under the Maritime Laws (as defined in the certificate of incorporation) to own and operate vessels that may engage in dredging in the navigable waters of the United States and to transport dredged material between points in the United States.

        Section 2.    Election and Term of Office.    The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be.

        Section 3.    Removal.    Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

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        Section 4.    Vacancies.    Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

        Section 5.    Compensation.    Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

        Section 6.    Chairperson.    The chairperson of the board of directors, if any, shall give counsel and advice to the board of directors and the officers of the corporation on all subjects concerning the welfare of the corporation and the conduct of its business and shall perform such other duties as the board of directors may from time to time determine. No person may serve as the chairperson unless that person is a U.S. Citizen (as defined in the certificate of incorporation).

        Section 7.    President; Chief Executive Officer.

          (a)   The president (or in the event the board of directors separately appoints a chief executive officer, the person appointed as such chief executive officer) shall have supervision, direction and control of the business and affairs of the corporation subject to the control of the board of directors and shall see that all orders and resolutions of the board of directors are carried into effect. The president (or in the event the board of directors separately appoints a chief executive officer, the person appointed as such chief executive officer) shall report to the board of directors, shall keep the board of directors informed concerning the affairs and conditions of the corporation's business, make such reports of the affairs of the corporation to the board of directors as the board of directors may from time to time require, and shall perform such other duties as the board of directors may from time to time determine. In the event of the appointment by the board of directors of a president but no separate chief executive officer, the powers, duties and responsibilities of the president shall include those of the chief executive officer set forth in these bylaws, as if the president were the chief executive officer. No person may serve as the president or chief executive officer unless that person is a U.S. Citizen (as defined in the certificate of incorporation).

          (b)   In the event the board of directors has separately appointed a chief executive officer and a president, the president shall report to the chief executive officer and have such powers and duties as may be assigned to him or her from time to time by the board of directors or the chief executive officer, and, unless otherwise determined by the board of directors, the president, during the absence or disability of the chief executive officer, shall have the powers, and shall perform the duties, of the chief executive officer.

          (c)   The president or the chief executive officer may sign and execute in the name of the corporation deeds, mortgages, bonds, contracts or other instruments authorized by the board of directors and may execute and deliver such documents, certificates and other instruments authorized by the board of directors, except in cases where (i) the execution and delivery thereof shall be expressly delegated to one or more officers who do not include such officer or, pursuant to applicable law, be required to be executed and delivered by one or more persons who do not include such officer or (ii) the execution and delivery thereof by such officer shall be expressly made subject by the board of directors, or pursuant to applicable law, to the satisfaction of certain conditions precedent (including, without limitation, that such items be jointly executed and delivered by such officer and one or more other officers or persons).

        Section 8.    Chief Operating Officer.    The chief operating officer, subject to the powers of the board of directors, shall have general and active management of the business of the corporation under the direction of the president and the chief executive officer; and shall see that all orders and resolutions of the board of directors are carried into effect. The chief operating officer shall have such other

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powers and perform such other duties as the board of directors, the president or these bylaws may, from time to time, prescribe.

        Section 9.    Chief Financial Officer.    The chief financial officer shall, under the direction of the board of directors and the president, be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller. The chief financial officer shall have such other powers and perform such other duties as the board of directors, the president or these bylaws may, from time to time, prescribe.

        Section 10.    Vice-Presidents.    Any vice-president who is a U.S. citizen (as defined in the certificate of incorporation) in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these bylaws may, from time to time, prescribe.

        Section 11.    The Secretary and Assistant Secretaries.    The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president's supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or by law; shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

        Section 12.    The Treasurer and Assistant Treasurer.    The treasurer shall, subject to the authority of the chief financial officer, have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the president, the chief financial officer or these bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president, the chief financial officer or treasurer may, from time to time, prescribe.

        Section 13.    Other Officers, Assistant Officers and Agents.    Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

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        Section 14.    Absence or Disability of Officers.    In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer's place during such officer's absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

        Section 15.    Books and Records.    The secretary shall keep proper and usual books and records pertaining to the business of the corporation. The books and records of the corporation shall be kept at the principal office of the corporation or at such other places, within or without the State of Delaware, as the secretary shall from time to time determine.

ARTICLE V
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

        Section 1.    Nature of Indemnity.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding; provided; however, that, except as provided in Section 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        Section 2.    Procedure for Indemnification of Directors and Officers.    Any indemnification of a director or officer of the corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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        Section 3.    Article Not Exclusive.    The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 4.    Insurance.    The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.

        Section 5.    Expenses.    Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding's final disposition. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        Section 6.    Employees and Agents.    Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

        Section 7.    Contract Rights.    The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

        Section 8.    Merger or Consolidation.    For purposes of this Article V, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VI
CERTIFICATES OF STOCK

        Section 1.    Form.    Unless otherwise provided by resolution of the Board, every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the president or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all signatures on any certificate may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or

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certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation. The board of directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the corporation.

        Section 2.    Lost Certificates.    The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

        Section 3.    Fixing a Record Date for Stockholder Meetings.    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

        Section 4.    Fixing a Record Date for Action by Written Consent.    In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

        Section 5.    Fixing a Record Date for Other Purposes.    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or

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exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

        Section 6.    Registered Stockholders.    Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.

        Section 7.    Subscriptions for Stock.    Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation. 0

ARTICLE VII
GENERAL PROVISIONS

        Section 1.    Dividends.    Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

        Section 2.    Checks, Drafts or Orders.    All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

        Section 3.    Contracts.    The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

        Section 4.    Loans.    The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

        Section 5.    Fiscal Year.    The fiscal year of the corporation shall be fixed by resolution of the board of directors.

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        Section 6.    Corporate Seal.    The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

        Section 7.    Voting Securities Owned By Corporation.    Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

        Section 8.    Section Headings.    Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

        Section 9.    Inconsistent Provisions.    In the event that any provision of these bylaws is or becomes inconsistent with any provision of the certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII
AMENDMENTS

        In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law and subject to the provisions of the certificate of incorporation, the board of directors is expressly authorized to adopt, amend and repeal these bylaws, without the assent or vote of the stockholders, in any manner not inconsistent with the Delaware General Corporation Law or the certificate of incorporation. The stockholders shall also have the power to adopt, amend, supplement or repeal these bylaws to the extent provided in the corporation's certificate of incorporation.

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EXHIBIT E—HOLDING COMPANY MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER dated as of August 21, 2006 (the "Merger Agreement"), by and among Aldabra Acquisition Corporation, a Delaware corporation ("Aldabra"), Great Lakes Dredge & Dock Holdings Corp. ("GLDD"), and GLH Merger Sub L.L.C., a Delaware limited liability company ("Merger Sub").

WITNESSETH:

        WHEREAS, as of the date of this Agreement, Aldabra owns 100 shares of common stock, par value $0.01 per share, of GLDD (the "GLDD Common Stock"), being all of the issued and outstanding capital stock of GLDD, and GLDD owns 100 common units of Merger Sub (the "Merger Sub Common Units"), being all of the issued and outstanding equity securities of Merger Sub;

        WHEREAS, the parties desire that Aldabra merge with and into Merger Sub with Merger Sub as the surviving company in such merger;

        WHEREAS, the Board of Directors of Aldabra, and GLDD as sole member of Merger Sub, deem it advisable that Aldabra merge with and into Merger Sub and that Merger Sub continue as the surviving business entity, upon the terms set forth herein and in accordance with the laws of the State of Delaware (the "Merger"), with the effects contemplated hereby;

        WHEREAS, the Board of Directors of Aldabra, and GLDD as sole member of Merger Sub, have, by resolutions duly approved and adopted the provisions of the Merger Agreement, as the plan of merger required by (i) Section 264 of the General Corporation Law of the State of Delaware (the "DGCL") and (ii) Section 18-209 of the Limited Liability Company Act of the State of Delaware (the "LLC Act" and, together with the DGCL, the "Delaware Law");

        WHEREAS, for United States federal income tax purposes it is intended that (i) the Merger pursuant to this Merger Agreement will be treated as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code, (ii) this Merger Agreement shall be, and hereby is, adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code, and (iii) with respect to such merger, Aldabra will be a party to a reorganization within the meaning of Section 368 of the Code; and

        WHEREAS, GLDD, as the sole equityholder of Merger Sub, has approved the Merger and the Board of Directors of Aldabra has agreed to submit the Merger to its stockholders for approval.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
Effect of the Merger; Manner and
Basis of Converting and Canceling Equity Interests

        Section 1.1.    At the Effective Time (as hereinafter defined), Aldabra shall be merged with and into Merger Sub, the separate corporate existence of Aldabra (except as may be continued by operation of law) shall cease, and Merger Sub shall continue as the surviving company, all with the effects provided by applicable law. Merger Sub in its capacity as the surviving business entity of the Merger, is hereinafter sometimes referred to as the "Surviving Business Entity."

        Section 1.2.    At the Effective Time, by virtue of the Merger and without any action on the part of Aldabra, GLDD, Merger Sub or the holders of any of the following securities:

          (a)   each share of common stock, par value $0.0001 per share, of Aldabra issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically convert into one share of common stock, par value $0.0001 per share, of GLDD;

          (b)   in accordance with the Warrant Agreement, dated as of February 24, 2005, by and between Buyer and Continental Stock Transfer & Trust Company, each warrant of Aldabra issued and outstanding prior to the Effective Time shall, at the Effective Time, automatically convert into one warrant of GLDD entitling its holder to purchase one share of Common Stock, par value $0.0001, of GLDD at an exercise price of $5.00 per share;

          (c)   pursuant to paragraphs (a) and (b) of this Section 1.2, each unit representing one share of common stock, par value $0.0001 per share, of Aldabra, and two warrants of Aldabra, issued and outstanding prior to the Effective Time shall, at the Effective Time, automatically convert into one share of common stock, par value $0.0001 per share, of GLDD, and two warrants of GLDD, each warrant entitling its holder to purchase one share of common stock, par value $0.0001, of GLDD at an exercise price of $5.00 per share;

          (d)   each share of GLDD Common Stock issued and outstanding immediately prior to the Effective Time and owned by Aldabra shall, at the Effective Time, automatically be cancelled; and

          (e)   each Merger Sub Common Unit issued and outstanding immediately prior to the Effective Time shall remain outstanding and be owned by GLDD.

        Section 1.3.    At or after the Effective Time, upon surrender of the certificates representing common stock, units or warrants of Aldabra and delivery of a duly and completed letter of transmittal in customary form to GLDD, GLDD shall issue to the holders of the common stock, units or warrants of Aldabra represented by the certificates surrendered, shares of common stock or warrants of GLDD as converted pursuant to Section 1.2(a), (b) or (c) above, and deliver to such holders the certificates representing the common stock or warrants of GLDD being issued hereunder.

        Section 1.4    At and after the Effective Time, the Surviving Business Entity shall possess all the rights, privileges, immunities and franchises, of both a public and private nature, and be subject to all the duties and liabilities of Aldabra; and all rights, privileges, immunities and franchises of subsidiaries and all property, real, personal and mixed, and all debts due on whatever accounts, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to Aldabra shall be taken and deemed to be transferred to and vested in the Surviving Business Entity without further act or deed; and title to any real estate, or any interest therein, vested in Aldabra shall not revert or be in any way impaired by reason of the Merger; and the Surviving Business Entity shall thenceforth be responsible and liable for all liabilities and obligations of Aldabra and any claim existing or action or proceeding pending by or against Aldabra may be prosecuted to judgment as if the Merger had not taken place or the Surviving Business Entity may be substituted in its place; all with the effect set forth in the Delaware Law. The authority of the officers of Aldabra shall continue with respect to the due execution in the name of each respective corporation of tax returns, instruments of transfer or conveyance and other documents where the execution thereof is required or convenient to comply with any provision of the DGCL or any contract to which Aldabra was a party or this Merger Agreement.

ARTICLE 2
Effective Time

        Section 2.1.    Upon fulfillment or waiver of the conditions specified in Article 4 hereof, Merger Sub shall cause a Certificate of Merger to be executed and delivered for filing with the Secretary of

State for the State of Delaware, all as provided in and in accordance with the Delaware Law (the "Certificate of Merger").

        Section 2.2.    The Merger shall become effective immediately upon filing of the Certificate of Merger with the Secretary of State for the State of Delaware (the "Effective Time").

ARTICLE 3
Certificate of Formation and
Limited Liability Company Agreement; Management and Officers

        Section 3.1.    The Certificate of Formation of Merger Sub as in effect immediately prior to the Effective Time shall, from and after the Effective Time, govern the Surviving Business Entity.

        Section 3.2.    The limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the limited liability company agreement of the Surviving Business Entity (the "LLC Agreement").

        Section 3.3.    The management of the Surviving Business Entity shall be reserved to GLDD as its sole member. The officers of Aldabra immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Business Entity (holding the same positions as they held with Aldabra immediately prior to the Effective Time).

ARTICLE 4
Conditions

        Section 4.1.    The respective obligations of each of Aldabra and Merger to consummate the Merger under this Merger Agreement is subject to the fulfillment of the following conditions:

        (a)   Approval of the stockholders of Aldabra required under Delaware Law shall have been obtained;

        (b)   There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make the consummation of the Merger illegal;

        (c)   The closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 20, 2006, by and among Aldabra, GLDD Acquisitions Corp., Aldabra Merger Sub, L.L.C., the Company Representative named therein and the Buyer Representative named therein shall have occurred; and

        (d)   No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes illegal or otherwise prevents the consummation of the Merger shall have been issued and shall remain in effect.

ARTICLE 5
Miscellaneous

        Section 5.1.    This Merger Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), all of which taken together shall constitute one and the same instrument.

        Section 5.2.    The internal law, not the law of conflicts, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Merger Agreement, except so far as the DGCL applies to the Merger.

        Section 5.3.    This Merger Agreement is not intended to confer upon any person (other than the parties hereto and their respective successors and assigns) any rights or remedies hereunder or by reason hereof.

        Section 5.4.    This Merger Agreement may be amended, modified or waived only with the prior written consent of the parties hereto.

*    *    *    *    *

        IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

Aldabra Acquisition Corporation, a Delaware corporation
By:	/s/ NATHAN D. LEIGHT
Name:	Nathan D. Leight
Its:	Chairman
GLH Merger Sub, L.L.C., a Delaware limited liability company
By:	Great Lakes Dredge & Dock Holdings Corp., its sole member
By:	/s/ JASON G. WEISS
Name:	Jason G. Weiss
Its:	CEO
Great Lakes Dredge & Dock Holdings Corp., a Delaware corporation
By:	/s/ JASON G. WEISS
Name:	Jason G. Weiss
Its:	CEO

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Aldabra Acquisition Corporation's certificate of incorporation and Great Lakes Dredge & Dock Holdings Corp.' certificate of incorporation provide that the respective directors, officers, employees and agents of such corporations shall be entitled to be indemnified by their respective corporation to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

        Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

        "Section 145.    Indemnification of officers, directors, employees and agents; insurance.

        (a)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c)   To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (d)   Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        (e)   Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        (f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        (g)   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

        (h)   For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

        (i)    For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k)   The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Paragraph B of Article Eight of both certificates of incorporation provides:

        "The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby."

Item 21.    Exhibits and Financial Statement Schedules.

(a)	Exhibits.
2.1
Agreement and Plan of Merger, dated as of June 20, 2006, among GLDD Acquisitions Corp., Aldabra Acquisition Corporation, Aldabra Merger Sub, L.L.C., Madison Dearborn Capital Partners IV, L.P. and Terrapin Partners LLC(1)
2.2
Agreement and Plan of Merger, dated as of August 21, 2006, among Great Lakes Dredge & Dock Holdings Corp., Aldabra Acquisition Corporation, and GLH Merger Sub, L.L.C. (as included in Annex E of the Proxy Statement Prospectus)
3.1	Amended and Restated Certificate of Incorporation for Aldabra Acquisition Corporation(2)
3.2	By-Laws for Aldabra Acquisition Corporation(2)
3.3	Certificate of Incorporation for Great Lakes Dredge & Dock Holdings Corp.†
3.4	By-laws for Great Lakes Dredge & Dock Holdings Corp.†
4.1	Specimen Unit Certificate for Aldabra Acquisition Corporation(2)
4.2	Specimen Common Stock Certificate for Aldabra Acquisition Corporation(2)
4.3	Specimen Warrant Certificate for Aldabra Acquisition Corporation(2)
4.4	Specimen Common Stock Certificate for Great Lakes Dredge & Dock Holdings Corp.†

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Aldabra Acquisition Corporation(2)
4.6	Warrant Clarification Agreement, dated September 12, 2006, between the Company and Continental Stock Transfer & Trust Company(3)
5.1	Opinion of Sidley Austin LLP as to validity of common stock of Aldabra Acquisition Corporation being offered hereby*
5.2	Opinion of Sidley Austin LLP as to validity of common stock of Great Lakes Dredge & Dock Holdings Corp. being offered hereby*
8.1	Opinion of Sidley Austin LLP as to certain tax matters*
9.1	Voting Agreement, dated as of June 20, 2006, by and among Aldabra Acquisition Corporation and Madison Dearborn Capital Partners IV, L.P.†
10.1	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Nathan D. Leight(2)
10.2	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Jason G. Weiss(2)
10.3	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Jonathan W. Berger(2)
10.4	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Peter R. Deutsch(2)
10.5	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Stewart Gross(2)
10.6	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Leight Family 1998 Irrevocable Trust(2)
10.7	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and JGW Trust dated August 18, 2000(2)
10.8	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Terrapin Partners Employee Partnership(2)
10.9	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Lyla Oyakawa(2)
10.10	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Robert Plotkin(2)
10.11	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Aldabra Acquisition Corporation(2)
10.12	Form of Stock Escrow Agreement between Aldabra Acquisition Corporation, Continental Stock Transfer & Trust Company and the Initial Stockholders(2)
10.13	Form of Letter Agreement between Terrapin Partners LLC and Aldabra Acquisition Corporation regarding administrative support(2)
10.14	Form of Promissory Note, dated December 10, 2004, in the principal amount of $35,000 issued to each of Nathan D. Leight and Jason G. Weiss(2)
10.15	Registration Rights Agreement among Aldabra Acquisition Corporation and the Initial Stockholders(2)

10.16	Form of Warrant Purchase Agreement among each of Nathan D. Leight and Jason G. Weiss and Morgan Joseph & Co. Inc.(2)
10.17
Form of Investor Rights Agreement among Aldabra Acquisition Corporation, Great Lakes Dredge & Dock Holdings Corp., Madison Dearborn Capital Partners IV, L.P., certain stockholders of Aldabra Acquisition Corporation and certain stockholders of GLDD Acquisitions Corp.†
10.18	Form of Adjustment Escrow Agreement by and among Aldabra Acquisition Corporation, Great Lakes Dredge & Dock Holdings Corp. and a mutually acceptable escrow agent†
10.19	Joinder Agreement, dated as of October 10, 2006 by Great Lakes Dredge & Dock Holdings Corp.†
23.1	Consent of Goldstein Golub Kessler LLP*
23.2	Consent of Deloitte & Touche LLP*
23.3	Consent of J.H. Cohn LLP*
23.4	Consent of Sidley Austin LLP (included in the opinions filed under Exhibits 5.1 and 5.2)
99.1	Form of proxy card*
99.2	Opinion of Kirkland & Ellis LLP to GLDD Acquisitions Corp. with respect to certain tax matters.*

†
Previously filed.

*
Filed herewith.

(1)
Incorporated by reference to the Aldabra Acquisition Corporation's Current Report on Form 8-K filed with the Commission on June 21, 2006.

(2)
Incorporated by reference to the Aldabra Acquisition Corporation's Registration Statement on Form S-1 (SEC File No. 333-121610)

(3)
Incorporated by reference to the Aldabra Acquisition Corporation's Report on Form 8-K filed with the Commission on September 15, 2006.

Item 22.    Undertakings.

        (a)(1)   The undersigned registrant hereby undertakes:

              (A)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)
      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)
      To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

      (iii)
      To include any material information with respect to the plan of distribution.

              (B)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (C)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid for by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (d)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 8, 2006.

ALDABRA ACQUISITION CORPORATION
By:	/s/ JASON G. WEISS

Name:	Jason G. Weiss
Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Nathan D. Leight	Chairman of the Board	November 8, 2006
* Jason G. Weiss	Chief Executive Officer, Secretary and Director (Principal Executive Officer and Principal Accounting and Financial Officer)	November 8, 2006
* Jonathan W. Berger	Director	November 8, 2006
* Peter R. Deutsch	Director	November 8, 2006
* Stewart K.P. Gross	Director	November 8, 2006
*By:
/s/ JASON G. WEISS Name: Jason G. Weiss Title: Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 8, 2006.

GREAT LAKES DREDGE & DOCK HOLDINGS CORP.
By:	/s/ JASON G. WEISS

Name:	Jason G. Weiss
Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Nathan D. Leight	Chairman of the Board	November 8, 2006
* Jason G. Weiss	Chief Executive Officer, Secretary and Director (Principal Executive Officer and Principal Accounting and Financial Officer)	November 8, 2006
* Jonathan W. Berger	Director	November 8, 2006
* Peter R. Deutsch	Director	November 8, 2006
* Stewart K.P. Gross	Director	November 8, 2006
*By:
/s/ JASON G. WEISS Name: Jason G. Weiss Title: Attorney-in-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of June 20, 2006, among GLDD Acquisitions Corp., Aldabra Acquisition Corporation, Aldabra Merger Sub, L.L.C., Madison Dearborn Capital Partners IV, L.P. and Terrapin Partners LLC(1)
2.2
Agreement and Plan of Merger, dated as of August 21, 2006, among Great Lakes Dredge & Dock Holdings Corp., Aldabra Acquisition Corporation, and GLH Merger Sub, L.L.C. (as included in Annex E of the Proxy Statement Prospectus)
3.1	Amended and Restated Certificate of Incorporation for Aldabra Acquisition Corporation(2)
3.2	By-Laws for Aldabra Acquisition Corporation(2)
3.3	Certificate of Incorporation for Great Lakes Dredge & Dock Holdings Corp.†
3.4	By-laws for Great Lakes Dredge & Dock Holdings Corp.†
4.1	Specimen Unit Certificate for Aldabra Acquisition Corporation(2)
4.2	Specimen Common Stock Certificate for Aldabra Acquisition Corporation(2)
4.3	Specimen Warrant Certificate for Aldabra Acquisition Corporation(2)
4.4	Specimen Common Stock Certificate for Great Lakes Dredge & Dock Holdings Corp.*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Aldabra Acquisition Corporation(2)
4.6	Warrant Clarification Agreement, dated September 12, 2006, between the Company and Continental Stock Transfer & Trust Company(3)
5.1	Opinion of Sidley Austin LLP as to validity of common stock of Aldabra Acquisition Corporation being offered hereby*
5.2	Opinion of Sidley Austin LLP as to validity of common stock of Great Lakes Dredge & Dock Holdings Corp. being offered hereby*
8.1	Opinion of Sidley Austin LLP as to certain tax matters*
9.1	Voting Agreement, dated as of June 20, 2006, by and among Aldabra Acquisition Corporation and Madison Dearborn Capital Partners IV, L.P.†
10.1	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Nathan D. Leight(2)
10.2	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Jason G. Weiss(2)
10.3	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Jonathan W. Berger(2)
10.4	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Peter R. Deutsch(2)
10.5	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Stewart Gross(2)
10.6	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Leight Family 1998 Irrevocable Trust(2)
10.7	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and JGW Trust dated August 18, 2000(2)
10.8	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Terrapin Partners Employee Partnership(2)

10.9	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Lyla Oyakawa(2)
10.10	Letter Agreement among Aldabra Acquisition Corporation, Morgan Joseph & Co. Inc. and Robert Plotkin(2)
10.11	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Aldabra Acquisition Corporation(2)
10.12	Form of Stock Escrow Agreement between Aldabra Acquisition Corporation, Continental Stock Transfer & Trust Company and the Initial Stockholders(2)
10.13	Form of Letter Agreement between Terrapin Partners LLC and Aldabra Acquisition Corporation regarding administrative support(2)
10.14	Form of Promissory Note, dated December 10, 2004, in the principal amount of $35,000 issued to each of Nathan D. Leight and Jason G. Weiss(2)
10.15	Registration Rights Agreement among Aldabra Acquisition Corporation and the Initial Stockholders(2)
10.16	Form of Warrant Purchase Agreement among each of Nathan D. Leight and Jason G. Weiss and Morgan Joseph & Co. Inc.(2)
10.17
Form of Investor Rights Agreement among Aldabra Acquisition Corporation, Great Lakes Dredge & Dock Holdings Corp., Madison Dearborn Capital Partners IV, L.P., certain stockholders of Aldabra Acquisition Corporation and certain stockholders of GLDD Acquisitions Corp.†
10.18	Form of Adjustment Escrow Agreement by and among Aldabra Acquisition Corporation, Great Lakes Dredge & Dock Holdings Corp. and a mutually acceptable escrow agent†
10.19	Joinder Agreement, dated as of October 10, 2006 by Great Lakes Dredge & Dock Holdings Corp.†
23.1	Consent of Goldstein Golub Kessler LLP*
23.2	Consent of Deloitte & Touche LLP*
23.3	Consent of J.H. Cohn LLP*
23.4	Consent of Sidley Austin LLP (included in the opinions filed under Exhibits 5.1 and 5.2)
99.1	Form of proxy card*
99.2	Opinion of Kirkland & Ellis LLP to GLDD Acquisitions Corp. with respect to certain tax matters*

†
Previously filed.

*
Filed herewith.

(1)
Incorporated by reference to the Aldabra Acquisition Corporation's Current Report on Form 8-K filed with the Commission on June 21, 2006.

(2)
Incorporated by reference to the Aldabra Acquisition Corporation's Registration Statement on Form S-1 (SEC File No. 333-121610)

(3)
Incorporated by reference to the Aldabra Acquisition Corporation's Report on Form 8-K filed with the Commission on September 15, 2006.

QuickLinks

ALDABRA ACQUISITION CORPORATION c/o TERRAPIN PARTNERS LLC 540 MADISON AVENUE, 17TH FLOOR NEW YORK, NY 10022
NOTICE OF MEETING
ALDABRA ACQUISITION CORPORATION c/o Terrapin Partners LLC 540 Madison Avenue, 17th Floor New York, New York 10022

SUMMARY
QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
SELECTED HISTORICAL FINANCIAL INFORMATION
COMPARATIVE PER SHARE INFORMATION
PER SHARE MARKET PRICE INFORMATION
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
THE AMENDMENT PROPOSAL
APPRAISAL RIGHTS
SUMMARY OF THE HOLDING COMPANY MERGER
U.S. FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF GREAT LAKES DREDGE & DOCK HOLDINGS CORP.'S CAPITAL STOCK AND WARRANTS
COMPARISON OF STOCKHOLDERS RIGHTS
INFORMATION ABOUT GLDD ACQUISITIONS CORP.
INFORMATION ABOUT ALDABRA ACQUISITION CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENTS OF OPERATIONS
Unaudited Pro Forma Condensed Consolidated Balance Sheet Assuming Maximum Approval
Unaudited Pro Forma Condensed Consolidated Statements of Operations Assuming Maximum Approval
Unaudited Pro Forma Condensed Consolidated Statements of Operations Assuming Maximum Approval
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations (dollars in thousands)
MANAGEMENT
BENEFICIAL OWNERSHIP OF COMMON STOCK OF GREAT LAKES HOLDINGS AFTER THE MERGERS
SHARES ELIGIBLE FOR FUTURE SALE
STOCKHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
ALDABRA ACQUISITION CORPORATION CONDENSED UNAUDITED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND JUNE 30, 2005
ALDABRA ACQUISITION CORPORATION (a corporation in the development stage) CONDENSED BALANCE SHEET
ALDABRA ACQUISITION CORPORATION (a corporation in the development stage) CONDENSED STATEMENT OF OPERATIONS (unaudited)
ALDABRA ACQUISITION CORPORATION (a corporation in the development stage) CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
ALDABRA ACQUISITION CORPORATION (a corporation in the development stage) CONDENSED STATEMENT OF CASH FLOWS (unaudited)
ALDABRA ACQUISITION CORPORATION (a corporation in the development stage) NOTES TO UNAUDITED FINANCIAL STATEMENTS
ALDABRA ACQUISITION CORPORATION AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004 AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ALDABRA ACQUISITION CORPORATION (a corporation in the development stage) BALANCE SHEET
ALDABRA ACQUISITION CORPORATION (a corporation in the development stage) STATEMENT OF OPERATIONS
ALDABRA ACQUISITION CORPORATION (a corporation in the development stage) NOTES TO FINANCIAL STATEMENTS
GLDD ACQUISITIONS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND JUNE 30, 2005
GLDD Acquisitions Corp. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited) (in thousands, except per share amounts)
GLDD Acquisitions Corp. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited) (in thousands, except per share amounts)
GLDD Acquisitions Corp. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (in thousands)
GLDD ACQUISITIONS CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (dollars in thousands)
GLDD ACQUISITIONS CORP. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003, AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GLDD ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2005 AND 2004 (In thousands, except per share amounts)
GLDD ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 (In thousands except for per share amounts)
GLDD ACQUISITION CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS PERIODS ENDED DECEMBER 31, 2005, 2004 AND 2003 (In thousands)
GLDD ACQUISITIONS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 (In thousands, except per share amounts)
Report of Independent Public Accountants
AMBOY AGGREGATES (A JOINT VENTURE) BALANCE SHEETS DECEMBER 31, 2005 AND 2004
AMBOY AGGREGATES (A JOINT VENTURE) STATEMENTS OF INCOME AND PARTNERS' CAPITAL YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
AMBOY AGGREGATES (A JOINT VENTURE) STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
AMBOY AGGREGATES (A JOINT VENTURE) NOTES TO FINANCIAL STATEMENTS
EXHIBIT A—AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER
EXHIBIT B—DELAWARE APPRAISAL RIGHTS STATUTE
EXHIBIT C—OPINION OF FINANCIAL ADVISOR
  Exhibit D
EXHIBIT E—HOLDING COMPANY MERGER AGREEMENT
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
SIGNATURES
EXHIBIT INDEX